UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A/A

Amendment No. 2.

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Charter Communications, Inc.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell or exchange securities and is not soliciting an offer to buy or exchange securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated     , 2015

400 Atlantic Street

Stamford, Connecticut 06901

Dear Fellow Stockholders:

As previously announced, Charter Communications, Inc. (“Charter”) and Comcast Corporation (“Comcast”) entered into a transactions agreement, dated April 25, 2014 (the “Transactions Agreement”), which contemplates the following transactions: (1) an asset purchase, (2) an asset exchange and (3) a contribution, spin-off and merger transaction as described in more detail below (the “Transactions”). The Transactions are expected to be consummated substantially contemporaneously with each other and will be consummated as promptly as practicable following the merger of a subsidiary of Comcast with Time Warner Cable Inc. (“Time Warner Cable”) as previously announced by Comcast and Time Warner Cable and only if such merger occurs. Pursuant to the Transactions Agreement, Charter and Comcast and certain other parties expect to enter into implementing agreements in furtherance of the transactions contemplated thereby (the “Implementing Agreements”), including a merger agreement and other related agreements to be entered into by Comcast, Charter, CCH I, LLC (“CCH I”), a wholly-owned indirect subsidiary of Charter, Midwest Cable, Inc. (“GreatLand Connections”), a newly-formed wholly-owned subsidiary of Comcast, and certain other parties. The completion of the Transactions will result in CCH I acquiring approximately a net 1.3 million current Time Warner Cable video customers and approximately 33% of the common stock of GreatLand Connections, which will serve approximately 2.5 million of Comcast’s current video customers.

Pursuant to Transactions Agreement, or if applicable, the Implementing Agreements, Comcast will cause specified assets and liabilities to be transferred to GreatLand Connections. After such transfer, GreatLand Connections (directly and through its subsidiaries) plans to incur new indebtedness in an amount currently estimated to be approximately $7.8 billion in the aggregate. The indebtedness will consist of (i) credit facilities to be used to fund cash distributions to Comcast and for general corporate purposes and (ii) notes newly issued by GreatLand Connections to Comcast, which notes will enable Comcast to complete a debt-for-debt exchange whereby one or more financial institutions will exchange debt securities of Comcast for the new GreatLand Connections notes held by Comcast. Comcast will then spin-off GreatLand Connections to Comcast shareholders by distributing all of the GreatLand Connections common stock to Comcast shareholders (the “Spin-Off”). The Spin-Off will occur after the closing of the Time Warner Cable merger and will be made pro rata to holders of Comcast common stock as of the record date for the Spin-Off.

Prior to the Spin-Off, CCH I will be reorganized to be a direct subsidiary of Charter, and will be converted into a Delaware corporation (“New Charter”). Immediately after the Spin-Off, CCH I Charter Merger Sub, LLC, a newly-formed wholly-owned subsidiary of New Charter (which we refer to as Charter Merger Sub), will merge with and into Charter with Charter surviving as a wholly-owned subsidiary of New Charter, which will change its name in connection with the merger to “Charter Communications, Inc.” As a result of this merger, Charter stockholders will receive one share of New Charter Class A common stock in exchange for every share of Charter Class A common stock they own. New Charter will become the new holding company of Charter and its Class A common stock will be traded on the NASDAQ Stock Market under the same ticker symbol, CHTR, as currently used by Charter.

Concurrently with this merger, CCH I Spinco Sub, LLC, a newly-formed wholly-owned subsidiary of New Charter (which we refer to as GreatLand Connections Merger Sub), will merge with and into GreatLand Connections, with GreatLand Connections surviving. As a result of this merger, GreatLand Connections stockholders will receive New Charter Class A common stock in exchange for a portion of their GreatLand Connections common stock. In connection with the Spin-Off and the merger of GreatLand Connections Merger

Sub with GreatLand Connections, we currently expect that Comcast shareholders, in addition to retaining their Comcast common stock, will receive approximately      shares of GreatLand Connections common stock and      shares of New Charter Class A common stock in the aggregate as a result of the transactions or approximately      shares of GreatLand Connections common stock and      shares of New Charter Class A common stock for every one share of Comcast common stock they own on the record date of the Spin-Off. However, no fractional shares of GreatLand Connections’ common stock or New Charter Class A common stock will be issued in either of the mergers.

Immediately following the mergers, Comcast shareholders are expected to own approximately     % of New Charter’s outstanding Class A common stock and approximately 67% of GreatLand Connections’ outstanding common stock, Charter stockholders are expected to own approximately     % of New Charter’s outstanding Class A common stock, and New Charter is expected to own approximately 33% of GreatLand Connections’ outstanding common stock.

Concurrently with the mergers, Charter will exchange with Comcast certain cable systems serving approximately 1.6 million Charter video customers for certain cable systems currently serving approximately 1.5 million Time Warner Cable video customers, in each case together with the relevant customers and the other assets and liabilities primarily related to such systems, in a tax-efficient like-kind exchange. To the extent the EBITDA (as defined in the agreements and further described in the accompanying document) of the exchanged systems for 2014 differs, a cash equalization payment will be made at a valuation of 7.125 times such difference in EBITDA. In addition, there will be a post-closing adjustment between Charter and Comcast to true up for any variance of working capital of the exchanged systems from a normalized level of working capital.

At the same time, Charter will acquire from Comcast certain cable systems currently serving approximately 1.4 million Time Warner Cable video customers, together with the relevant customers and all the other assets and liabilities primarily related to such systems for cash consideration equal to 7.125 times the EBITDA (as defined in the agreements and further described in the accompanying document) of such systems for 2014. The consideration for this asset purchase will be financed with new indebtedness of Charter. Charter will also pay to Comcast amounts representing the tax benefit of the step up it receives in the tax basis of the assets acquired in this asset purchase. Such amounts will be paid as the related tax benefit is realized by Charter over an eight-year period, and an additional payment will be made at the end of such eight-year period in the amount of any remaining tax benefit (on a present value basis) not previously realized by Charter. In addition, there will be a post-closing adjustment between Charter and Comcast to true up for any variance of working capital of the acquired systems from a normalized level of working capital.

After careful consideration, our board of directors has determined that the transactions described above, and in particular the merger of us with Charter Merger Sub and the issuance of shares by New Charter in the merger of GreatLand Connections Merger Sub with GreatLand Connections, are in the best interests of Charter and its stockholders and has approved the mergers. In order to complete the mergers, Charter is seeking the approval of its stockholders for the issuance of New Charter Class A common stock to GreatLand Connections’ stockholders in the merger of GreatLand Connections Merger Sub with GreatLand Connections (the “Share Issuance”). You will be asked to vote on a proposal to approve this issuance and a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve such issuance, at a special meeting of Charter stockholders to be held on      at      at     .

Our board of directors unanimously recommends that you vote FOR the proposal to approve the Share Issuance and FOR the meeting adjournment proposal. Your vote is very important, regardless of the number of shares you own. Only stockholders who owned shares of Charter Class A common stock at the close of business on     , 2015 will be entitled to vote at the special meeting. Whether or not you plan to be present at the special meeting, please complete, sign, date and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If you hold your shares in “street name,” you should instruct your broker how to vote your shares in accordance with your voting instruction form.

This proxy statement/prospectus explains the Transactions Agreement, the mergers, the merger agreement and the transactions contemplated thereby and provides specific information concerning the special meeting. Please review this document carefully. You should carefully consider, before voting, the matters discussed under the heading “Risk Factors” beginning on page 27 of this proxy statement/prospectus.

On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Thomas M. Rutledge

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the transactions described in this proxy statement/prospectus, including the mergers, or the New Charter Class A common stock to be issued pursuant to the merger agreement, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is      and this proxy statement/prospectus is being mailed to Charter stockholders on or about     .

CHARTER COMMUNICATIONS, INC.

400 Atlantic Street

Stamford, Connecticut 06901

NOTICE OF SPECIAL MEETING

To the Stockholders of Charter Communications, Inc.:

NOTICE IS HEREBY GIVEN of a special meeting of stockholders of Charter Communications, Inc., a Delaware corporation, which we refer to as Charter, which will be held at     , on     ,      at     , local time, for the following purposes:

1.	to vote on a proposal to approve the issuance of common stock of CCH I, LLC, after its conversion to a corporation, to shareholders of GreatLand Connections in connection with the Agreement and Plan of Merger, dated as of , 2015, among GreatLand Connections, Charter, CCH I, LLC, Charter Merger Sub, GreatLand Connections Merger Sub and Comcast Corporation, which we refer to as the “Share Issuance”; and

2.	to vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Share Issuance, which we refer to as the meeting adjournment proposal.

Charter will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof.

The Charter board of directors has fixed the close of business on     , 2015 as the record date for the special meeting. Only Charter stockholders of record as of the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection by any Charter stockholder for any purpose germane to the special meeting during ordinary business hours for the 10 days preceding the special meeting at Charter’s offices at the address on this notice. The eligible Charter stockholder list will also be available at the special meeting for examination by any stockholder present at such meeting.

THE CHARTER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHARTER STOCKHOLDERS VOTE FOR THE SHARE ISSUANCE AND FOR THE MEETING ADJOURNMENT PROPOSAL.

Your vote is very important. Whether or not you expect to attend the special meeting in person, to ensure your representation at the special meeting, we urge you to authorize the individuals named on your proxy card to vote your shares as promptly as possible by (1) accessing the Internet site listed on the proxy card, (2) calling the toll-free number listed on the proxy card or (3) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. If you hold your shares in “street name,” you should instruct your broker how to vote your shares in accordance with your voting instruction form. Charter stockholders may revoke their proxy in the manner described in the accompanying proxy statement/prospectus before it has been voted at the special meeting.

By Order of the Board of Directors,

Richard R. Dykhouse

Corporate Secretary

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Charter from documents filed with the SEC that have not been included herein or delivered herewith. Charter files reports (including annual, quarterly and current reports), proxy statements and other information with the SEC. Copies of Charter’s filings with the SEC are available to investors without charge by request made to Charter in writing, by telephone or by email with the following contact information or through Charter’s website at www.charter.com:

Charter Communications, Inc.

400 Atlantic Street

Stamford, Connecticut 06901

Attention: Investor Relations

Telephone: (203) 905-7801

In order to receive timely delivery of these materials, you must make your requests no later than five business days before the date of the special meeting.

Charter’s filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov, or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference facilities.

The SEC allows certain information to be “incorporated by reference” into this proxy statement/prospectus. This means that Charter can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in any document subsequently filed by Charter that is also incorporated or deemed to be incorporated by reference. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and any future filings by Charter or New Charter under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date the Charter special meeting is held, except, in any such case, for any information therein which has been furnished rather than filed, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this proxy statement/prospectus. These subsequent filings contain important information about Charter and its financial condition.

This proxy statement/prospectus, and the registration statement of which this proxy statement/prospectus forms a part, hereby incorporate by reference the following documents which Charter has filed with the SEC:

•	Charter’s annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014;

•	Charter’s quarterly reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, filed with the SEC on April 30, 2014, July 31, 2014, and October 31, 2014, respectively;

•	Portions of the Charter Definitive Proxy Statement filed with the SEC on March 27, 2014 that are incorporated by reference into the annual report; and

•	Charter’s current reports on Form 8-K, filed with the SEC on April 19, 2013 (with respect to Exhibits 99.1 and 99.2 only), January 14, 2014, January 21, 2014, January 22, 2014, February 11, 2014, April 28, 2014 (with respect to Item 1.01 and 8.01), May 9, 2014, July 25, 2014, September 18, 2014, October 14, 2014, October 29, 2014 (with respect to Item 8.01), and November 10, 2014 (in each case excluding any information furnished but not filed); and

•	Charter’s Current Report on Form 8-K/A filed with the SEC on September 6, 2013 (with respect to Exhibit 99.3 only).

i

If you are a Charter stockholder and you have any questions about the proposed transactions, please contact Charter’s Investor Relations Department at (203) 905-7801.

NONE OF CHARTER, CCH I, LLC, CHARTER MERGER SUB, GREATLAND CONNECTIONS MERGER SUB, COMCAST OR GREATLAND CONNECTIONS HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE PROPOSED TRANSACTIONS OR ABOUT CHARTER, CCH I, LLC, CHARTER MERGER SUB, GREATLAND CONNECTIONS MERGER SUB, COMCAST OR GREATLAND CONNECTIONS THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR THE DOCUMENTS THAT CHARTER OR CCH I, LLC PUBLICLY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU. IF YOU ARE IN A JURISDICTION WHERE SOLICITATIONS OF A PROXY ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE SOLICITATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF SUCH DOCUMENT. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS DOCUMENT WILL BE DEEMED TO BE MODIFIED OR SUPERSEDED TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS DOCUMENT MODIFIES OR SUPERSEDES THAT STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED WILL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS DOCUMENT. NEITHER THE MAILING OF THIS DOCUMENT TO THE RESPECTIVE STOCKHOLDERS OF CHARTER AND COMCAST, NOR THE TAKING OF ANY ACTIONS CONTEMPLATED HEREBY BY CHARTER OR COMCAST OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES AT ANY TIME WILL CREATE ANY IMPLICATION TO THE CONTRARY.

ABOUT THIS DOCUMENT

Comcast Corporation has supplied certain information contained in this proxy statement/prospectus relating to Comcast and GreatLand Connections Inc. Charter Communications, Inc. has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Charter, CCH I, LLC, Charter Merger Sub, and GreatLand Connections Merger Sub. Comcast and Charter have each contributed certain information relating to the Transactions.

This proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-200809) filed by CCH I, LLC with the SEC to register with the SEC shares of New Charter Class A common stock to be issued pursuant to the Transactions Agreement, dated as of April 25, 2014, among Charter Communications, Inc. and Comcast Corporation. It constitutes a prospectus of CCH I, LLC under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder, with respect to the shares of CCH I, LLC Class A common stock to be issued to GreatLand Connections stockholders and Charter stockholders in the transactions described in this proxy statement/prospectus. It also constitutes a proxy statement under Section 14(a) of the Exchange Act and a notice of meeting and action to be taken with respect to the Charter special meeting of stockholders at which Charter stockholders will consider and vote on the proposal to approve the issuance of shares of New Charter Class A common stock to GreatLand Connections’ stockholders in connection with the merger of GreatLand Connections Merger Sub into GreatLand Connections as described in this proxy statement/prospectus.

As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in CCH I, LLC’s registration statement or its exhibits. For further information pertaining to Charter, CCH I, LLC and the shares of New Charter Class A common stock to be issued, reference is made to that registration statement and its exhibits. Statements contained in this document or in any document incorporated in this document by reference as to the contents of any contract or other document referred to within this document or other documents that are incorporated by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this document is qualified in its entirety by reference to the underlying documents. We encourage you to read the registration statement. You may obtain copies of the Form S-4 (and any amendments to those documents) by following the instructions under “Where You Can Find Additional Information.” In addition, the Charter, Time Warner Cable and GreatLand Connections customer counts included in this proxy statement/prospectus are based on respective Charter, Time Warner Cable and Comcast reporting methodologies, where there may be small definitional differences, and which may result in small differences in the numbers reported by the respective companies.

v

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS	146
PROPOSAL 1	147
Proposal to Approve the Issuance of New Charter Common Stock in Connection with the GreatLand Connections Merger	147
PROPOSAL 2	148
Proposal to Adjourn or Postpone the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies if There are Not Sufficient Votes at the Time of the Special Meeting to Approve Proposal 1	148

INDEX TO COMBINED FINANCIAL STATEMENTS	F-1

ANNEXES

Annex A—Transactions Agreement	A-1

Annex B—Form of Certificate of Incorporation of CCH I, Inc.	B-1

Annex C—Form of Bylaws of CCH I, Inc.	C-1

Annex D—Opinion of LionTree Advisors LLC	D-1

Annex E—Opinion of Goldman Sachs & Co.	E-1

HELPFUL INFORMATION

In this document:

“Asset Purchase Agreement” means the Asset Purchase Agreement by and among Charter, Comcast and certain affiliates of Comcast and Charter expected to be entered into pursuant to the Transactions Agreement.

“Charter” means Charter Communications, Inc., a Delaware corporation.

“Charter Merger” means the merger of Charter Merger Sub with and into Charter, with Charter continuing as the surviving entity.

“Charter Merger Sub” means CCH I Charter Merger Sub, LLC, a Delaware limited liability company, and wholly owned subsidiary of New Charter.

“Charter Services Agreement” means the Services Agreement between GreatLand Connections and Charter Communications Operating, LLC expected to be entered into pursuant to the Transactions Agreement.

“Charter Share Valuation” means the volume weighted average trading price of Charter Class A Common Stock on the NASDAQ over the trading days occurring during the 60 consecutive calendar days ending the trading day immediately prior to the Closing Date, as determined by reference to the screen entitled “CHTR <EQUITY> AQR” as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such trading days).

“Code” means the Internal Revenue Code, as amended, together with the rules and regulations promulgated thereunder.

“Comcast” means Comcast Corporation, a Pennsylvania corporation.

“Communications Act” means the Communications Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Contribution” means the transfer by Comcast of the GreatLand Connections Systems, together with the relevant customers and all the other assets and liabilities primarily related to the GreatLand Connections Systems to GreatLand Connections, as contemplated by the Separation Agreement.

“DGCL” means the Delaware General Corporation Law.

“DOJ” means the Antitrust Division of the Department of Justice.

“Exchange” means the exchange of certain cable systems, together with the relevant customers and all the other assets and liabilities primarily related to such systems, as contemplated by the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement by and among Charter, Comcast and certain affiliates of Charter and Comcast expected to be entered into pursuant to the Transactions Agreement.

“Employee Matters Agreement” means one or more Employee Matters Agreements between Charter and Comcast expected to be entered into pursuant to the Transactions Agreement.

“FCC” means the Federal Communications Commission.

“FTC” means the Federal Trade Commission.

“GreatLand Connections” means Midwest Cable Inc., a Delaware corporation and wholly owned subsidiary of Comcast, and which, after the completion of the GreatLand Connections Merger, expects to change its name to GreatLand Connections Inc.

“GreatLand Connections Business” means the business, operations and activities primarily related to the GreatLand Connections Systems.

“GreatLand Connections Merger” means the merger of GreatLand Connections Merger Sub with and into GreatLand Connections, with GreatLand Connections continuing as the surviving entity.

“GreatLand Connections Merger Consideration” means the shares of New Charter common stock to be issued to the holders of GreatLand Connections common stock in the GreatLand Connections Merger.

“GreatLand Connections Merger Sub” means CCH I Spinco Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Charter.

“GreatLand Connections Systems” has the meaning given in the Separation Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Implementing Agreements” means, as currently contemplated, the Merger Agreement, the Separation Agreement, the Exchange Agreement, the Asset Purchase Agreement, the Tax Matters Agreement and the Shareholder Agreement, and certain other agreements in connection with the Separation, the Purchase and the Exchange.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys.

“Liberty” means Liberty Media Corporation, a Delaware corporation, prior to November 4, 2014, and Liberty Broadband Corporation, a Delaware Corporation, after such date.

“Merger Agreement” means the Agreement and Plan of Merger by and among GreatLand Connections, Charter, New Charter, Charter Merger Sub, GreatLand Connections Merger Sub and Comcast expected to be entered into pursuant to the Transactions Agreement.

“Mergers” means the Charter Merger and the GreatLand Connections Merger.

“NASDAQ” means the NASDAQ Global Select Market.

“New Charter” means CCH I, LLC, a Delaware limited liability company and wholly owned subsidiary of Charter, which will be converted into a Delaware corporation in accordance with Section 265 of the DGCL and renamed Charter Communications, Inc. in connection with the Charter Merger.

“Predecessor Company” means Charter and its subsidiaries prior to and through November 30, 2009.

“Purchase” means the acquisition by Charter of certain cable systems currently owned by Time Warner Cable, together with the relevant customers and all the other assets and liabilities primarily related to such systems, as contemplated by the Asset Purchase Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation Agreement” means the Contribution, Separation and Spin-Off Agreement between Comcast and GreatLand Connections expected to be entered into pursuant to the Transactions Agreement.

“Share Issuance” means the issuance of shares by New Charter in the GreatLand Connections Merger.

“Spin-Off” means the distribution by Comcast of all of the GreatLand Connections shares to the holders of outstanding shares of Comcast common stock (including former Time Warner Cable stockholders).

“Transition Services Agreement” means the Transition Services Agreement between Comcast and GreatLand Connections expected to be entered into pursuant to the Transactions Agreement.

“Successor Company” means Charter and its subsidiaries subsequent to November 30, 2009.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into among Comcast, GreatLand Connections and New Charter substantially in the form attached as an Exhibit to the Separation Agreement.

“Time Warner Cable” means Time Warner Cable Inc., a Delaware corporation.

“TWC Merger” means the merger between Time Warner Cable and Comcast contemplated by the TWC Merger Agreement.

“Transactions” means the transactions contemplated by the Separation Agreement, the Merger Agreement, the Exchange Agreement and the Asset Purchase Agreement, which provide, among other things, for the Contribution and Spin-Off, the Mergers, the Exchange and the Asset Purchase, as described in “The Transactions.”

“Transactions Agreement” means the Transactions Agreement by and between Comcast and Charter, dated April 25, 2014.

“TWC Merger Agreement” means the Agreement and Plan of Merger dated as of February 12, 2014, by and among Time Warner Cable, Comcast and Tango Acquisition Sub, Inc.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING

The following are some of the questions and answers that are intended to address briefly some commonly asked questions regarding the Transactions and the special meeting. For more detailed information about the matters discussed in these questions and answers, see “The Transactions”, “The Implementing Agreements” and “The Charter Special Meeting”. These questions and answers, as well as the Summary, are not meant to be a substitute for the information contained in the remainder of this proxy statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement/prospectus. Stockholders are urged to read this proxy statement/prospectus in its entirety. Additional important information is also contained in the annexes to this proxy statement/prospectus. You should pay special attention to the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 26 and 43.

About the Transactions

Q:	What are the transactions described in this proxy statement/prospectus?

A:	As further described in the next few questions and answers, in “The Transactions” and elsewhere in this proxy statement/prospectus, the Transactions consist of: (i) a contribution of the GreatLand Connections Systems to GreatLand Connections, (ii) a special dividend of cash and GreatLand Connections debt by GreatLand Connections to Comcast, (iii) a debt-for-debt exchange of GreatLand Connections debt held by Comcast for Comcast debt, which we refer to as the “debt-for-debt exchange,” (iv) the spin-off of GreatLand Connections to Comcast’s shareholders, (v) the merger of Charter Merger Sub with and into Charter, resulting in New Charter becoming the publicly traded holding company of Charter, (vi) the merger of GreatLand Connections Merger Sub with and into GreatLand Connections, resulting in New Charter owning approximately 33% of GreatLand Connections’ outstanding common stock and GreatLand Connections’ stockholders owning approximately % of New Charter’s outstanding Class A common stock, (vii) the like-kind exchange of certain cable systems between Charter and Comcast, (viii) Charter’s purchase of certain cable systems from Comcast, and (ix) the other transactions contemplated by the Transactions Agreement.

Q:	What will happen in the Contribution and Spin-Off?

A:	Comcast has formed a new entity, GreatLand Connections, which will hold and operate the GreatLand Connections Systems, the relevant subscribers and any other assets, investments and businesses primarily related to the GreatLand Connections Systems and will also assume liabilities primarily related to the GreatLand Connections Systems and other assets transferred by Comcast to GreatLand Connections.

GreatLand Connections (directly and through its subsidiaries) is expected to incur new indebtedness in an amount equal to 5.0 times the 2014 EBITDA of the GreatLand Connections Systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing). The indebtedness will consist of (i) credit facilities or new issuance of notes to be used to fund cash distributions to Comcast and for general corporate purposes and (ii) notes newly issued by GreatLand Connections to Comcast, which notes will enable Comcast to complete a debt-for-debt exchange whereby one or more financial institutions will exchange debt securities of Comcast for the new GreatLand Connections notes held by Comcast. In addition, GreatLand Connections is expected to have a $750 million unfunded revolving line of credit to facilitate day-to-day operations and cash flow.

To effect this debt-for-debt exchange, third-party financial institutions will conduct a debt tender offer for existing Comcast notes and will offer the new GreatLand Connections notes. Charter and Comcast will determine the cap on the expenses to be incurred in connection with the debt tender offer. If the cap is not sufficient to allow purchases in the debt tender offer, or the debt tender offer does not result in actual tenders of notes that would be exchanged for GreatLand Connections notes resulting in GreatLand Connections leverage equal to 5.0 times the 2014 EBITDA of the GreatLand Connections Systems, each of Charter and Comcast will have the right to fund additional tender premium at its own expense to increase GreatLand Connections leverage. If the amount of Comcast notes ultimately tendered would, following the exchange for new GreatLand Connections notes, result in GreatLand Connections leverage of less than 2.5 times 2014 EBITDA of the GreatLand Connections Systems, the Transactions may be terminated. If, as a result of the debt-for-debt exchange, the GreatLand Connections leverage is at least 2.5 times but less than 5.0 times 2014 EBITDA of the GreatLand Connections Systems, New Charter will increase the GreatLand Connections Merger Consideration in accordance with the formula described in “The Transactions—The Mergers.” Following the settlement of the debt tender offer, GreatLand Connections notes to be issued to Comcast may be priced in the market on a best-efforts basis, in a principal amount (less original issue discount, if any) equal to the value of tendered Comcast notes, and Comcast may seek to have the banks exchange the GreatLand Connections notes held by Comcast for the tendered Comcast notes.

Following the distribution and debt-for-debt exchange, Comcast will distribute all of the GreatLand Connections shares to the holders of outstanding shares of Comcast common stock in the Spin-Off. The Spin-Off will occur after the closing of the Time Warner Cable merger and will be made pro rata to holders of Comcast common stock as of the record date for the Spin-Off.

Q:	What will happen in the Charter Merger?

A:	The Charter Merger is a reorganization of Charter that, in itself, is not intended to change the ultimate economic or voting interests of Charter stockholders or the assets or liabilities of Charter and its subsidiaries. Following the Spin-Off, New Charter will convert into a corporation. Charter Merger Sub will merge with and into Charter in the Charter Merger with the effect that each share of Class A common stock of Charter will be converted into one share of Class A common stock of New Charter, and New Charter will survive as the publicly-traded parent company of Charter. New Charter will become the new holding company of Charter and its Class A common stock will be traded on the NASDAQ under the same ticker symbol, CHTR, as currently used by Charter.

Q:	What will happen in the GreatLand Connections Merger?

A:	GreatLand Connections Merger Sub will merge with and into GreatLand Connections, with GreatLand Connections surviving in the GreatLand Connections Merger. In the GreatLand Connections Merger, (i) New Charter will acquire an amount of GreatLand Connections shares (estimated to be approximately 33% of the GreatLand Connections shares) that will result in historic Comcast shareholders (not including former Time Warner Cable stockholders and disregarding public trading for purposes of this calculation) holding at least 50.75% of the GreatLand Connections shares, and (ii) in exchange for a number of GreatLand Connections shares determined as described below. After the Spin-Off, Comcast will not have any ownership interest in GreatLand Connections or New Charter. New Charter will be subject to certain purchase restrictions with respect to the GreatLand Connections shares until the fourth anniversary of the closing of the GreatLand Connections Merger, and Comcast will be subject to certain purchase restrictions with respect to the GreatLand Connections shares until the eighth anniversary of the closing of the GreatLand Connections Merger.

Q:	How will the number of shares issued in the Share Issuance be determined?

A:

The number of shares issued in the Share Issuance will be determined based upon the following formula. Following the GreatLand Connections Merger, New Charter’s ownership percentage in GreatLand Connections will be equal to an amount that will result in historic Comcast shareholders (not including Time Warner Cable stockholders and disregarding public trading for the purposes of this calculation) holding at least 50.75% of the GreatLand Connections’ shares. New Charter’s ownership percentage in GreatLand Connections is currently estimated to be approximately 33%. To calculate the number of shares issued in the Share Issuance, the enterprise value of GreatLand Connections will be calculated (for purposes of the Share

Issuance) as the product of 7.125 and the Carveout 2014 EBITDA (as defined in the Transactions Agreement) of the GreatLand Connections systems, plus the fair market value of any non-system assets of GreatLand Connections. From this, the amount of GreatLand Connections indebtedness as of the closing (subject to further adjustment as provided in the Transactions Agreement) will be deducted to estimate the equity value of GreatLand Connections (for purposes of the Share Issuance). This equity value, plus the amount of certain financing fees for the transaction, will be multiplied by New Charter’s percentage ownership to obtain the value (for purposes of the Share Issuance) of New Charter’s interest in GreatLand Connections.

Once the value of New Charter’s interest in GreatLand Connections has been determined, New Charter shares having an equal value will be issued to the stockholders of GreatLand Connections. These New Charter shares will be valued based upon the 60-calendar-day volume weighted average price of Charter shares ending on the last trading day prior to closing.

As an example, if the Carveout 2014 EBITDA is $1,754 million, the fair value of non-system assets of GreatLand Connections is $0, the amount of GreatLand Connections debt at closing is $7,800 million, the amount of certain financing fees for the transaction is $107 million, and New Charter’s ownership percentage in GreatLand Connections is 33.2%, the value of New Charter’s interest would be determined (for purposes of the Share Issuance) to be ((7.125 x 1,754) + 0 – 7,800 + 107) x 33.2% = approximately $1,595 million. If the 60-calendar-day volume weighted average price of Charter shares ending on the last trading day prior to closing is equal to $150, then 1,595 / 150 = approximately 10.6 million New Charter shares would be issued. If this weighted average price were instead $140 or $160, then approximately 11.4 million or approximately 10.0 million New Charter shares, respectively, would be issued to GreatLand Connections’ stockholders.

The purpose of the formula-based approach is to align the number of shares to be issued to the most recent and comprehensive financial information relating to GreatLand Connections and the value of Charter shares at the time of the Share Issuance. Because the number of shares to be issued is based on a formula and on financial information that is still being prepared and audited, the Transactions Agreement also provides for a review process to allow Charter and GreatLand Connections to verify the basis of the calculation. If this review is completed post-closing, there will be a post-closing adjustment in the form of a cash payment from GreatLand Connections to Comcast or from Comcast to GreatLand Connections and there will be no accompanying change in the number of shares to be issued.

Immediately following the Mergers, Comcast shareholders are expected to own approximately     % of New Charter’s outstanding Class A common stock and approximately 67% of GreatLand Connections’ outstanding common stock, Charter stockholders are expected to own approximately     % of New Charter’s outstanding Class A common stock, and New Charter is expected to own approximately 33% of GreatLand Connections’ outstanding common stock.

Q:	What will happen in the Exchange?

At closing, Charter will exchange with Comcast certain systems serving approximately 1.6 million Charter video customers for certain cable systems currently serving approximately 1.5 million Time Warner Cable video customers, in each case together with the relevant subscribers and all other assets and liabilities primarily related to such systems in a tax-efficient like-kind exchange. To the extent Carveout 2014 EBITDA (as defined in the Exchange Agreement) of the exchanged systems differs, a cash equalization payment will be made at a valuation of 7.125 times such difference in EBITDA. In addition, there will be a post-closing adjustment between Charter and Comcast to true up for any variance of working capital of the exchanged systems from a normalized level of working capital.

Q:	What will happen in the Purchase?

At closing, Charter will acquire from Comcast certain cable systems currently owned by Time Warner Cable and not included in the Exchange, currently serving approximately 1.4 million Time Warner Cable video customers, together with the relevant subscribers and all the other assets and liabilities primarily related to such systems for cash consideration equal to 7.125 times Carveout 2014 EBITDA (as defined in the Asset Purchase Agreement) of such systems. The consideration for the Purchase will be financed with new indebtedness of Charter, a substantial portion of which is currently held in escrow pending the closing of the Transactions. Charter will also pay to Comcast amounts representing the tax benefit of the step-up it receives in the tax basis of the assets acquired in the Purchase. Such amounts will be paid as the related tax benefit is realized by Charter over an eight-year period, and an additional payment will be made at the end of such eight-year period in the then-present value of any remaining tax benefit.

Q:	Who will serve on the New Charter board of directors following completion of the Mergers?

A:	The directors of New Charter following the closing of the Mergers are expected to be the directors of Charter immediately prior to the closing of the Mergers.

Q:	Will Charter’s current senior management team manage the business of New Charter and Charter after the Transactions?

A: Yes. Charter anticipates that its senior management team will continue to manage the business of New Charter and Charter after the Transactions. See “The Transactions—Board of Directors and Executive Officers of New Charter Following the Merger; Operations Following the Merger”.

Q:	Will Charter incur indebtedness in connection with the Transactions?

A:	Yes. The consideration for the Purchase will be financed with new indebtedness of Charter. This financing, subject to certain conditions, has been committed or obtained and to the extent obtained is being held in escrow pending the closing of the Transactions. Charter obtained $8.4 billion of committed financing from several leading investment banks, of which $7.0 billion has been raised and is currently held in escrow. The funds currently held in escrow include a $3.5 billion Term Loan G and $3.5 billion principal amount of new Senior Notes due 2022 and 2024. An additional $1.0 billion has been committed, but not issued, as Term Loan A-2 leaving $400 million of committed financing outstanding. In addition to the committed financing, Charter has secured an incremental senior secured revolving credit facility equal to $500 million. See “Debt Financing”.

Q:	How will the rights of stockholders of Charter change after the Charter Merger?

A:	The rights of stockholders of Charter will not change as a result of the Charter Merger. The amended and restated certificate of incorporation and amended and restated bylaws of New Charter will grant stockholders the same rights as the amended and restated certificate of incorporation and amended and restated bylaws of Charter before the Charter Merger.

Q:	What are the material tax consequences to Charter and GreatLand Connections stockholders resulting from the Charter Merger and the GreatLand Connections Merger?

A:	The parties intend for the Charter Merger and the GreatLand Connections Merger, taken together, to qualify as a transaction described in Section 351 of the Code. The obligation of Charter, New Charter, Charter Merger Sub and GreatLand Connections Merger Sub to complete the Mergers is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Charter, to the effect that the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code. The obligation of Comcast and GreatLand Connections to complete the GreatLand Connections Merger is conditioned upon Comcast’s receipt of an opinion from Davis Polk & Wardwell LLP, counsel to Comcast, to the effect that the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code. These opinions will be based upon representations made by Comcast, Charter, New Charter, Charter Merger Sub, GreatLand Connections Merger Sub and GreatLand Connections.

Accordingly, and based on the foregoing opinions, a holder of Charter Class A common stock or GreatLand Connections Class A-1 common stock will not recognize any gain or loss on the exchange of such holder’s stock for New Charter Class A common stock in the Charter Merger or the GreatLand Connections Merger, as applicable, except, in the case of GreatLand Connections stockholders, for any gain or loss recognized with respect to cash received in lieu of a fractional share of New Charter Class A common stock.

For a more detailed discussion of the material United States federal income tax consequences of the Charter Merger and the GreatLand Connections Merger, see “Material U.S. Federal Income Tax Consequences”.

The tax consequences of the Transactions to each Charter and GreatLand Connections stockholder may depend on such holder’s particular facts and circumstances. Charter and GreatLand Connections stockholders are urged to consult their tax advisors to understand fully the consequences to them of the Transactions in their specific circumstances.

Q:	Does Charter have to pay anything to Comcast or GreatLand Connections if the Share Issuance is not approved by the Charter stockholders or if the Transactions are otherwise terminated?

A:	Although each of Charter, Comcast and GreatLand Connections will have the right to terminate the Transactions under certain circumstances, no termination fee is payable in connection with such termination. However, if the Transactions are terminated under certain circumstances, including if the Share Issuance is not approved by the Charter stockholders, Charter will reimburse certain expenses incurred by or on behalf of GreatLand Connections in connection with the Transactions. In addition, if the Transactions are terminated under certain other circumstances, a percentage of certain expenses incurred by or on behalf of GreatLand Connections in connection with the Transactions equal to the percentage ownership of GreatLand Connections that New Charter would have received at closing will be reimbursed by Charter. For a discussion of the circumstances under which Charter, Comcast and GreatLand Connections will have the right to terminate the Merger Agreement, see “The Implementing Agreements—The Merger Agreement—Termination”.

Q:	Does GreatLand Connections or Comcast have to pay anything to Charter if the Transactions are terminated?

A: Although each of Charter, Comcast and GreatLand Connections will have the right to terminate the Transactions under certain circumstances, no termination fee is payable in connection with such termination. However, if the Transactions are terminated under certain circumstances, Comcast will reimburse certain expenses incurred by GreatLand Connections Merger Sub on behalf of GreatLand Connections in connection with the Transactions. In addition, if the Transactions are terminated under certain other circumstances, a percentage of certain expenses incurred by GreatLand Connections Merger Sub on behalf of GreatLand Connections in connection with the Transactions equal to the percentage ownership of GreatLand Connections that Comcast shareholders would have held immediately following the Transactions will be reimbursed by Comcast. Further, we have incurred significant interest costs in connection with the Purchase and legal and regulatory expenses to prepare the Charter Services Agreement for GreatLand Connections, none of which costs will be reimbursed if the Transactions are terminated. For a discussion of the circumstances under which Charter, Comcast and GreatLand Connections will have the right to terminate the Merger Agreement, see “The Implementing Agreements—The Merger Agreement—Termination”.

Q:	Are there risks associated with the Transactions?

A:

Yes. Charter may not realize the expected benefits of the Transactions because of the risks and uncertainties discussed in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” These risks include, among others, risks relating to the uncertainty that the Transactions will close, the uncertainty that GreatLand Connections will be able to operate successfully as a standalone company, and uncertainties relating to the performance of Charter and GreatLand Connections after the Transactions. In addition, the value of Charter’s shares of GreatLand Connections common stock going forward may be affected by risks associated with GreatLand Connections’ separation from Comcast and operations, as discussed in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Q:	Can Charter stockholders demand appraisal of their shares?

A:	No. Charter stockholders do not have appraisal rights under Delaware law in connection with the Contribution and Spin-Off, the Mergers, the Exchange or the Purchase.

Q:	Does the Company intend to proceed with the Transactions in the event that shareholder approval is not obtained?

A:	In the Transactions Agreement, Charter agreed to hold a shareholder meeting for the purposes of obtaining the requisite vote. The vote would only be required under NASDAQ rules if Charter is to issue 20% or more of its shares. If Charter stockholders do not approve the Share Issuance, Charter will consider whether to proceed with the Transactions in light of any applicable NASDAQ rules, Charter and Comcast’s termination rights, and other contractual restrictions.

Q:	When will the Transactions be completed?

A:	We expect the Transactions to close 30 to 60 days from the closing of the TWC Merger.

About	the Special Meeting

Q:	What are Charter stockholders being asked to vote on at the special meeting?

A:	Charter stockholders are being asked to approve the issuance of New Charter Class A common stock in connection with the GreatLand Connections Merger, which we refer to as the Share Issuance, as the vote may be required in certain circumstances in accordance with NASDAQ rules. The Charter stockholder approval of the Share Issuance proposal is a condition to the completion of the Transactions unless it is not required under applicable law.

Charter stockholders are also being asked to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Share Issuance, which we refer to as the meeting adjournment proposal. The approval by Charter stockholders of the meeting adjournment proposal is not a condition to the completion of the Transactions.

Pursuant to the Transactions Agreement, Charter’s board of directors may, in its sole discretion, change its recommendation with respect to the shareholder meeting if the board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duty.

Q:	When and where is the special meeting of Charter stockholders?

A:	The special meeting of Charter stockholders will be held on , at , local time, at .

Q:	Who can vote at the special meeting of Charter stockholders?

A:	Only stockholders who own Charter Class A common stock of record at the close of business on , 2015 are entitled to vote at the special meeting. Each holder of Charter Class A common stock is entitled to one vote per share. There were shares of Charter Class A common stock outstanding on .

Q:	How does the Charter board of directors recommend that Charter stockholders vote?

A:	The Charter board of directors has determined that the Transactions and the Transactions Agreement are advisable, fair to, and in the best interests of Charter and its stockholders. Accordingly, the Charter board of directors unanimously recommends that Charter stockholders vote “FOR” the proposal to approve the Share Issuance and “FOR” the meeting adjournment proposal.

Q:	What vote is required to approve each proposal?

A:	To the extent that the approval by Charter stockholders of the Share Issuance is required in accordance with NASDAQ rules, such approval will require, pursuant to the DGCL and Charter’s governing documents, a majority of votes cast by holders of the shares of Charter Class A Common Stock either present in person or represented by proxy at the special meeting at which a quorum is present. The approval of the meeting adjournment proposal requires a majority of votes cast by holders of the shares of Charter Class A common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present.

On April 25, 2014, concurrently with the execution of the Transactions Agreement, Liberty entered into a voting agreement (the “Voting Agreement”) with Comcast. Pursuant to the Voting Agreement, Liberty agreed, among other things, to vote all of its shares of Charter Class A Common Stock in favor of the Share Issuance pursuant to the Transactions Agreement and any other matters for which the approval of Charter’s stockholders is reasonably necessary to consummate the transactions contemplated by the Transactions Agreement, and against any actions that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by the Transactions Agreement. The Voting Agreement may be terminated under certain circumstances as more fully described under the heading “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers of Charter.”

Q:	What is a quorum?

A:	The holders of a majority of the voting power of the Class A common stock outstanding and entitled to vote, either present in person or represented by proxy at the meeting, will constitute a quorum. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.

Q:	What should Charter stockholders do now in order to vote on the proposals being considered at the Charter special meeting?

A:	Charter stockholders may submit a proxy by filling out the accompanying proxy card and returning it as instructed on the proxy card. Charter stockholders can also authorize the individuals named on the proxy card to vote their shares by telephone or the Internet by following the instructions printed on the proxy card.

Submitting a proxy means that a stockholder gives someone else the right to vote his shares in accordance with his instructions. In this way, the stockholder ensures that his vote will be counted even if he is unable to attend the Charter special meeting. If a Charter stockholder executes a proxy, but does not include specific instructions on how to vote, the individuals named as proxies will vote the Charter stockholder’s shares as follows:

•	“FOR” the proposal to approve the Share Issuance; and

•	“FOR” the meeting adjournment proposal.

If a Charter stockholder holds shares in “street name,” which means the shares are held of record by a broker, bank or nominee, please see “Q: If a Charter stockholder’s shares are held in “street name” by his broker, will the broker vote the shares for the stockholder?”, below.

Charter stockholders of record may also vote in person at the meeting. If a Charter stockholder plans to attend the Charter special meeting and wishes to vote in person, he will be given a ballot at the Charter special meeting. Whether or not a Charter stockholder plans to attend the Charter special meeting, he is encouraged to authorize his proxy as described in this proxy statement/prospectus.

Q:	If a Charter stockholder is not going to attend the special meeting, should the stockholder return his proxy card or otherwise vote his shares?

A:	Yes. Completing, signing, dating and returning the proxy card by mail or submitting a proxy by calling the toll-free number shown on the proxy card or submitting a proxy by visiting the website shown on the proxy card ensures that the stockholder’s shares will be represented and voted at the special meeting, even if the stockholder is unable to or does not attend.

Q:	If a Charter stockholder’s shares are held in “street name” by his broker, will the broker vote the shares for the stockholder?

A:	If a Charter stockholder’s shares are held in “street name,” which means such shares are held of record by a broker, bank or nominee, he will receive instructions from his broker, bank or other nominee that he must follow in order to have his shares of Charter Class A common stock voted. If a Charter stockholder has not received such voting instructions or requires further information regarding such voting instructions, the Charter stockholder should contact his bank, broker or other nominee.

Under NASDAQ rules, banks, brokers or other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the special meeting of Charter stockholders are such “non-routine” matters. Broker non-votes occur when a bank, broker or other nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Failing to instruct your bank, broker or other nominee how you wish your shares to be voted will not have an effect on the proposal to approve the Share Issuance or the meeting adjournment proposal, but could prevent a quorum from being obtained. In order to minimize the number of broker non-votes, you are encouraged to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the meeting notice.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO GRANT YOUR PROXY AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

Q:	Can Charter stockholders change their vote?

A:	Yes. Holders of record of Charter Class A common stock who have properly completed and submitted their proxy card or proxy by telephone or Internet can change their vote before the proxy is voted at the Charter special meeting in any of the following ways:

•	sending a written notice that is received prior to the special meeting stating that the stockholder revokes his proxy to the corporate secretary of Charter at 400 Atlantic Street, Stamford, Connecticut 06901;

•	properly completing, signing and dating a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•	visiting the website shown on the proxy card and submitting a new proxy in the same manner that the stockholder would submit his proxy via the Internet or by calling the toll-free number shown on the proxy card to submit a new proxy by telephone; or

•	attending the special meeting in person and voting their shares.

Simply attending the special meeting will not revoke a proxy.

A Charter stockholder whose shares are held in “street name” by his broker and who has directed that person to vote his shares should instruct that person to change his vote.

Q:	What will happen if Charter stockholders abstain from voting, fail to vote or do not direct how to vote on their proxy?

A:	A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered votes cast. The failure of a Charter stockholder to vote or to instruct his broker, bank or nominee to vote if his shares are held in “street name” may make it more difficult to achieve the number of votes necessary to achieve a quorum at the special meeting. The failure of a Charter stockholder to vote or to instruct his broker, bank or nominee to vote if his shares are held in “street name” will not affect the proposal to approve the Share Issuance (assuming a quorum is present) or the meeting adjournment proposal.

All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies. If a proxy is returned without an indication as to how shares of Charter Class A common stock represented by the proxy are to be voted with regard to a particular proposal, the shares of Class A common stock represented by the proxy will be voted in accordance with the recommendation of the Charter board of directors, and therefore will be voted “FOR” the proposal to approve the Share Issuance and “FOR” the meeting adjournment proposal to adjourn the special meeting.

SUMMARY

This summary, together with the section titled “Questions and Answers About the Transactions and the Special Meeting” immediately preceding this summary, provides a summary of the material terms of the Transactions. These sections highlight selected information contained in this proxy statement/ prospectus and may not include all the information that is important to you. To better understand the proposed Transactions, and the risks related with the Transactions, and for a more complete description of the legal terms of the Transactions, you should read this entire proxy statement/prospectus carefully, including the annexes, as well as those additional documents to which we refer you. See also “Where You Can Find Additional Information”.

The Companies

Charter Communications, Inc.

400 Atlantic Street

Stamford, Connecticut 06901

(203) 905-7801

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter’s advertising sales and production services are sold under the Charter Media® brand. For more information on Charter, see “Information About the Companies”.

CCH I Charter Merger Sub, LLC

c/o Charter Communications, Inc.

400 Atlantic Street

Stamford, Connecticut 06901

(203) 905-7801

Charter Merger Sub is a direct, wholly-owned subsidiary of CCH I, LLC. Charter Merger Sub was formed on November 24, 2014 for the purposes of merging with and into Charter in the Charter Merger. It has not carried on any activities other than in connection with the Transactions Agreement. For more information on Charter Merger Sub, see “Information About the Companies”.

CCH I SpinCo Sub, LLC

c/o Charter Communications, Inc.

400 Atlantic Street

Stamford, Connecticut 06901

(203) 905-7801

GreatLand Connections Merger Sub is a direct, wholly-owned subsidiary of CCH I, LLC. GreatLand Connections Merger Sub was organized on May 22, 2014 for the purposes of merging with and into GreatLand Connections in the GreatLand Connections Merger. It has not carried on any activities other than in connection with the Transactions Agreement. For more information on GreatLand Connections Merger Sub, see “Information About the Companies”.

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

(215) 286-1700

Comcast (NASDAQ: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates 30 news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts.

Midwest Cable, Inc.

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

(215) 286-1700

Midwest Cable, Inc. is currently a wholly-owned subsidiary of Comcast formed in May 2014 as a limited liability company and converted to a corporation in September 2014. Following the Spin-Off, GreatLand Connections will be an independent, publicly-traded entity that will hold cable systems serving approximately 2.5 million existing Comcast video customers in the Midwestern and Southeastern United States. Following consummation of the Transactions, holders of Comcast common stock (as of the record date for the Spin-Off) will own approximately 67% of GreatLand Connections, and New Charter will own the remaining approximately 33%. Comcast will have no remaining interest in GreatLand Connections. After the consummation of the GreatLand Connections Merger, Midwest Cable, Inc. expects to change its name to GreatLand Connections Inc.

GreatLand Connections will offer a variety of video, Internet and voice services (“cable services”) over a geographically-aligned cable distribution system to residential and commercial customers located in the Midwestern and Southeastern United States. As of September 30, 2014, the cable systems that will be owned by GreatLand Connections served approximately 2.5 million video customers, 2.3 million Internet customers and 1.1 million voice customers and passed approximately 6.3 million homes and businesses. As of September 30, 2014, the cable systems that will be owned by GreatLand Connections had customer relationships with approximately 2.7 million residential customers and 183,000 commercial customers.

GreatLand Connections will offer its cable services individually and in bundles. GreatLand Connections’ subscription rates and related charges will vary according to the services and features customers receive and the type of equipment they use, and customers are typically billed in advance on a monthly basis. GreatLand Connections’ residential customers may generally discontinue service at any time, while commercial customers may only discontinue service in accordance with the terms of their contracts, which typically have two- to five-year terms.

The Proposals (See “Submission of Future Stockholder Proposals”)

Proposal 1: Charter stockholders are being asked to approve the Share Issuance in connection with the GreatLand Connections Merger. Charter stockholder approval of the Share Issuance proposal may be required under NASDAQ rules and is a condition to the completion of the Transactions unless it is not required under applicable law.

Proposal 2: Charter stockholders are also being asked to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Share Issuance, which we refer to as the meeting adjournment proposal. The approval by Charter stockholders of the meeting adjournment proposal is not a condition to the completion of the Transactions.

The Transactions (See “The Transactions”)

On April 25, 2014, Charter entered into the Transactions Agreement, a binding definitive agreement with Comcast which contemplated the Contribution and Spin-Off, the Mergers, the Exchange and the Purchase, and Charter expects to enter into more detailed Implementing Agreements implementing the Transactions Agreement. The Transactions are expected to be executed substantially contemporaneously with each other and will be consummated as promptly as practicable following the merger of a subsidiary of Comcast with Time Warner Cable. The completion of the Transactions will result in the combined Comcast-Time Warner Cable entity divesting a net approximately 3.8 million video customers and Charter acquiring a net approximately 1.3 million existing Time Warner Cable video customers, making Charter the second largest cable operator in the United States. Immediately following the Transactions, current Charter stockholders will own approximately     % of New Charter common stock, and Comcast shareholders as of the record date of the Spin-Off will own approximately     % of New Charter common stock and will retain their shares in Comcast.

The Implementing Agreements will provide for the allocation between Comcast and GreatLand Connections of Comcast’s assets, liabilities and obligations and will govern the relationship between Comcast and GreatLand Connections after the Spin-Off (including with respect to employee matters, intellectual property rights, and tax matters). In connection with GreatLand Connections’ spin-off from Comcast, GreatLand Connections and Comcast will also enter into other agreements, and GreatLand Connections, Comcast and New Charter will enter into the Tax Matters Agreement, which will provide for, among other things, the allocation among Comcast, GreatLand Connections, and New Charter of certain tax assets and obligations.

Charter, New Charter, Charter Merger Sub, GreatLand Connections Merger Sub and Comcast will also enter into the Merger Agreement to effect the Mergers and set forth the terms and conditions of the Mergers, as well as to provide for, among other things, certain covenants regarding the operation of the GreatLand Connections Business by Comcast before the closing of the Mergers. In addition, Charter and Comcast will enter into the Exchange Agreement and the Asset Purchase Agreement to effect the Exchange and the Purchase, respectively, and to set forth the terms and conditions of the Exchange and the Purchase, respectively. In connection with the Exchange Agreement, Charter will enter into a Transition Services Agreement which will provide for, among other things, the provision of transition services to Charter and Comcast following the Exchange.

For a more complete discussion of the Implementing Agreements, see “The Implementing Agreements”, and “Additional Agreements Related to the Contribution and Spin-Off, the Mergers, the Exchange and the Purchase”.

Overview (See “The Transactions—Transaction Sequence”)

Below is a step-by-step list illustrating the sequence of material events relating to the Contribution and Spin-Off, the Mergers, the Exchange and the Purchase that are expected to occur, subject to the closing conditions described in “The Implementing Agreements—The Merger Agreement—Conditions to the Mergers.”

Step 1—Transfer of GreatLand Connections Business to GreatLand Connections; GreatLand Connections Debt Incurrence and Distribution to Comcast. Comcast will transfer the GreatLand Connections Systems, the relevant subscribers and any other assets and liabilities primarily related to the GreatLand Connections Systems to GreatLand Connections and GreatLand Connections (directly and through its subsidiaries) will incur new indebtedness. The indebtedness will consist of (i) credit facilities or new issuance of notes to be used to fund cash distributions to Comcast and for general corporate purposes and (ii) notes newly issued by GreatLand Connections to Comcast.

Step 2—Debt-for-Debt Exchange. Comcast will exchange newly issued GreatLand Connections notes for existing Comcast notes that have been acquired by third party financial institutions pursuant to a debt tender offer for existing Comcast notes.

Step 3—Spin-Off. Comcast will distribute all of the GreatLand Connections shares to the holders of outstanding shares of Comcast common stock. The Spin-Off will occur after the closing of the Time Warner Cable merger and will be made pro rata to holders of Comcast common stock as of the record date for the Spin-Off.

Step 4—New Charter Reorganization. Charter Merger Sub will merge with and into Charter, resulting in New Charter becoming the publicly traded holding company of Charter.

Step 5—GreatLand Connections Merger. GreatLand Connections Merger Sub will merge with and into GreatLand Connections, resulting in New Charter owning approximately 33% of the outstanding common stock of GreatLand Connections and GreatLand Connections stockholders owning approximately     % of the outstanding Class A common stock of New Charter.

Step 6—Asset Exchange. Charter will exchange with Comcast certain systems serving approximately 1.6 million Charter video customers for certain cable systems currently serving approximately 1.5 million Time Warner Cable video customers.

Step 7—Asset Purchase. Charter will acquire from Comcast for cash certain cable systems currently owned by Time Warner Cable and not included in the Exchange, currently serving approximately 1.4 million Time Warner Cable video customers.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Spin-Off but before the Mergers, and the corporate structure immediately following the consummation of the Transactions.

The Contribution and Spin-Off (See “The Transactions—The Contribution and Spin-Off”)

Pursuant to and in accordance with the terms and conditions of the Separation Agreement, Comcast will transfer the GreatLand Connections Systems, the relevant subscribers and any other assets and liabilities primarily related to the GreatLand Connections Systems to GreatLand Connections. GreatLand Connections is currently a wholly owned subsidiary of Comcast that was formed in May 2014 in connection with the Transactions.

GreatLand Connections (directly and through its subsidiaries) is expected to incur new indebtedness in an amount equal to 5.0 times the 2014 EBITDA of the GreatLand Connections Systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing). The indebtedness will consist of bank debt and/or term loans or new issuance of notes to be used to fund cash distributions to Comcast and for general corporate purposes at GreatLand Connections, and GreatLand Connections notes newly issued to Comcast, which will enable Comcast to complete the debt-for-debt exchange described below. In addition, GreatLand Connections is expected to have a $750 million unfunded revolving line of credit to facilitate day-to-day operations and cash flow.

To effect this debt-for-debt exchange, third-party financial institutions will conduct a debt tender offer for existing Comcast notes and will offer new GreatLand Connections notes. Charter and Comcast will determine the cap on the expenses to be incurred in connection with the debt tender offer. If the cap is not sufficient to allow purchases in the debt tender offer, or the debt tender offer does not result in actual tenders, of Comcast notes that would be exchanged for GreatLand Connections notes resulting in GreatLand Connections leverage equal to 5.0 times the 2014 EBITDA of the GreatLand Connections Systems, each of Charter and Comcast will have the right to fund additional tender premium at its own expense to increase GreatLand Connections leverage, but in each case, in a manner that would not cause the resulting GreatLand Connections leverage to exceed 5.0 times the 2014 EBITDA of the GreatLand Connections systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing). If the amount of Comcast notes ultimately tendered, following exchange for new GreatLand Connections notes, would result in GreatLand Connections leverage of less than 2.5 times 2014 EBITDA of the GreatLand Connections Systems, the Transactions will be terminated. If as a result of the debt-for-debt exchange, the GreatLand Connections leverage is at least 2.5 times but less than 5.0 times 2014 EBITDA of the GreatLand Connections Systems, New Charter will increase the GreatLand Connections Merger Consideration in accordance with the formula described below in “—The Mergers; Merger Consideration.”

Following the settlement of the debt tender offer, GreatLand Connections notes to be issued to Comcast may be priced in the market on a best-efforts basis, in a principal amount (less original issue discount, if any) equal to the value of tendered Comcast notes, and Comcast may seek to have the banks exchange the GreatLand Connections notes held by Comcast for the tendered Comcast notes.

Following the distribution and debt-for-debt exchange, Comcast will distribute all of the GreatLand Connections shares (which will consist of Class A and Class A-1 shares) to the holders of outstanding shares of Comcast common stock in the Spin-Off. The Spin-Off will occur after the closing of the Time Warner Cable merger and will be made pro rata to holders of Comcast common stock as of the record date for the Spin-Off.

Fractional shares of GreatLand Connections Class A-1 common stock will be issued to Comcast shareholders in connection with the Spin-Off. No fractional shares of GreatLand Connections Class A common stock, however, will be issued to Comcast shareholders in connection with the Spin-Off. Instead, the distribution agent will aggregate fractional shares of GreatLand Connections Class A common stock into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds, net of brokerage fees and other costs, from the sales pro rata to each holder who would otherwise have been entitled to receive a fractional share of GreatLand Connections Class A common stock in the Spin-Off. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payments made in lieu of fractional shares.

After the Spin-Off, Comcast will not own any shares of GreatLand Connections common stock.

The Mergers; Merger Consideration (See “The Transactions—The Mergers”)

The Charter Merger is a reorganization of Charter that, in itself, is not intended to change the ultimate economic or voting interests of Charter stockholders or the assets or liabilities of Charter and its subsidiaries. Pursuant to and in accordance with the terms and conditions of the Merger Agreement, following the Spin-Off, New Charter will convert into a corporation. Charter Merger Sub, a newly formed, wholly owned subsidiary of New Charter, will merge with and into Charter in the Charter Merger with the effect that each share of Class A common stock of Charter will be converted into one share of Class A Common Stock of New Charter. New Charter will become the publicly traded parent company of Charter and its Class A common stock will be traded on the NASDAQ Stock Market under the same ticker symbol, CHTR, as currently used by Charter. GreatLand Connections Merger Sub, another newly formed, wholly owned subsidiary of New Charter, will merge with and into GreatLand Connections in the GreatLand Connections Merger, with GreatLand Connections surviving.

At the effective time of the Mergers:

•	each issued and outstanding share of Charter Class A common stock (except shares of Charter Class A common stock held by Charter as treasury or owned by Charter) will be automatically converted into one share of New Charter Class A common stock;

•	each issued and outstanding share of GreatLand Connections Class A common stock will remain outstanding without modification and each issued and outstanding share of GreatLand Connections Class A-1 common stock will be automatically converted into a number of shares of New Charter Class A common stock equal to the SpinCo Class A-1 Common Stock Conversion Ratio (as defined in the Merger Agreement); and

•	New Charter will receive the maximum number of shares of GreatLand Connections common stock that New Charter can receive pursuant to the GreatLand Connections Merger and based on the number of outstanding shares of GreatLand Connections common stock without causing the historic Comcast shareholders, not including former Time Warner Cable stockholders and disregarding public trading, to own (within the meaning of Section 355(e) of the Code) less than 50.75% of the GreatLand Connections shares.

We refer to the percentage of shares of GreatLand Connections common stock owned by New Charter immediately following the effective time of the Mergers as the New Charter GreatLand Ownership Percentage. We currently estimate that the New Charter GreatLand Ownership Percentage will be approximately 33%. The SpinCo Class A-1 Common Stock Conversion Ratio will be determined to ensure that the holders of GreatLand Connections common stock immediately prior to the effective time of the Mergers will receive shares of New Charter common stock equal in value (based on the Charter Share Valuation) to the aggregate value of GreatLand Connections, calculated as explained below, multiplied by the New Charter GreatLand Ownership Percentage (we refer to such aggregate number of shares of New Charter common stock as the “New Charter share number”). The number of shares issued in the Share Issuance will be determined based upon the following formula. Following the GreatLand Connections Merger, New Charter’s ownership percentage in GreatLand Connections will be equal to an amount that will result in historic Comcast shareholders (not including Time Warner Cable stockholders and disregarding public trading for the purposes of this calculation) holding at least 50.75% of the GreatLand Connections’ shares. New Charter’s ownership percentage in GreatLand Connections is currently estimated to be 33%. To calculate the number of shares issued in the Share Issuance) as the product of 7.125 and the Carveout 2014 EBITDA (as defined in the Transactions Agreement) of the GreatLand Connections systems, plus the fair market value of any non-system assets of GreatLand Connections. From this, the amount of GreatLand Connections indebtedness as of the closing (subject to further adjustment as provided in the Transactions Agreement) will be deducted to estimate the equity value of GreatLand Connections (for purposes of the Share Issuance). This equity value, plus the amount of certain financing fees for the transaction, will be multiplied by New Charter’s percentage ownership to obtain the value (for purposes of the Share Issuance) of New Charter’s interest in GreatLand Connections.Once the value of New Charter’s interest in GreatLand Connections has been determined, New Charter shares having an equal value will be issued to the stockholders of GreatLand Connections. These New Charter shares will be valued based upon the 60-calendar-day volume weighted average price of Charter shares ending on the last trading day prior to closing.

Immediately after the Mergers are completed, GreatLand Connections stockholders as of immediately prior to the Mergers are expected to collectively own approximately     %, and Charter stockholders as of immediately prior to the Mergers are expected to collectively own approximately     %, of the outstanding shares of New Charter Class A common stock.

If the Aggregate GreatLand Connections Equity Valuation has not been finally determined prior to the completion of the GreatLand Connections Merger, there will be a post-closing adjustment between Comcast and GreatLand Connections based on any differences between the Aggregate GreatLand Connections Equity Valuation used for the calculation of the New Charter share number, on the one hand, and the actual Aggregate GreatLand Connections Equity Valuation, on the other hand. If the actual Aggregate GreatLand Connections Equity Valuation is greater than the estimated Aggregate GreatLand Connections Equity Valuation, then GreatLand Connections shall pay to Comcast an amount equal to such difference. If the estimated Aggregate GreatLand Connections Equity Valuation is greater than the actual Aggregate GreatLand Connections Equity Valuation, then Comcast shall pay to GreatLand Connections an amount equal to such difference. Such payment by Comcast or GreatLand Connections, as applicable, shall be made to the other as soon as practicable, and in any event not later than six months following final resolution of the amount of such payment. Interest shall accrue on any such payment at a rate of 5% per annum starting 10 business days after final resolution of the amount of such payment.

Conditions to the Mergers (See “The Implementing Agreements—The Merger Agreement—Conditions to the Charter Merger and the GreatLand Connections Merger”, and “The Implementing Agreements—The Separation Agreement”).

The obligations of the parties to the Merger Agreement to consummate the Charter Merger, the GreatLand Connections Merger and of Comcast to consummate the Spin-Off will be subject to a number of conditions, including:

•	the consummation of the merger between Comcast and Time Warner Cable;

•	expiration or termination of the HSR Act waiting period and the receipt of a number of regulatory approvals, including approval of the FCC, approval from all required public utility commissions and approval of certain franchise authorities, in most cases without the imposition of a burdensome condition;

•	the absence of injunctions or certain legal impediments;

•	unless not required by applicable law, the approval by Charter’s stockholders of the issuance of New Charter common stock in the GreatLand Connections Merger;

•	the effectiveness of the registration statement filed by New Charter into which this prospectus is incorporated and the approval of the listing of the New Charter common stock on the NASDAQ Global Select Market;

•	the effectiveness of the registration statement filed by GreatLand Connections to register the GreatLand Connections common stock that will be issued in the Spin-Off and the GreatLand Connections Merger and the approval of the listing of GreatLand Connections’ Class A Common Stock on the NASDAQ Global Select Market;

•	completion of the debt-for-debt exchange; and

•	subject to certain exceptions, the satisfaction or waiver of the conditions to the obligations of the parties in the Exchange Agreement and the Asset Purchase Agreement.

The obligations of Charter, New Charter, Charter Merger Sub and GreatLand Connections Merger Sub to consummate the Charter Merger and the GreatLand Connections Merger will be further subject to (i) the accuracy of representations and warranties and the performance of covenants made by Comcast and GreatLand Connections in the Merger Agreement and the Separation Agreement, subject to applicable materiality thresholds, (ii) Charter’s receipt of an opinion of tax counsel regarding the tax-free nature of the transactions, and (iii) since April 25, 2014, there not having occurred and being continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on GreatLand Connections’ assets and liabilities and the assets and liabilities of Comcast to be transferred to Charter in the Exchange and Purchase, taken as a whole.

GreatLand Connections and Comcast’s obligations to consummate the GreatLand Connections Merger will be further subject to, among other things, (i) the accuracy of representations and warranties and the performance of covenants made by Charter, New Charter, Charter Merger Sub and GreatLand Connections Merger Sub in the Merger Agreement, subject to applicable materiality thresholds, (ii) Comcast’s receipt of an opinion of tax counsel regarding the tax-free nature of the transactions, and (iii) since April 25, 2014, there not having occurred and being continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on Charter.

The Exchange and Purchase (See “The Transactions—The Exchange and the Purchase”)

Concurrently with the closing of the Mergers, Charter will exchange with Comcast certain systems serving approximately 1.6 million Charter video customers for certain cable systems serving approximately 1.5 million Time Warner Cable video customers, in each case together with the relevant customers and all the other assets and liabilities primarily related to such systems in a tax-efficient like-kind exchange. To the extent the EBITDA (as defined in the agreements and further described in this proxy statement/prospectus) for the exchanged systems for 2014 differs, a cash equalization payment will be made, and trued up post-closing (only if not finally determined prior to closing), at a valuation of 7.125 times such difference in EBITDA. In addition, there will be a post-closing adjustment between Charter and Comcast to true up for any variance of working capital of the exchanged systems from a normalized level of working capital.

At the same time, Charter will acquire from Comcast certain cable systems currently serving approximately 1.4 million Time Warner Cable video customers, together with the relevant customers and all the other assets and liabilities primarily related to such systems for cash consideration equal to 7.125 times the EBITDA (as defined in the Asset Purchase Agreement) of such systems for 2014. In addition, there will be a post-closing adjustment between Charter and Comcast to true up for any variance of working capital of the acquired systems from a normalized level of working capital. The consideration for the Purchase will be financed with new indebtedness of Charter.

Opinions of Financial Advisors to Charter (See “The Transactions—Opinions of Charter’s Financial Advisors”)

Opinion of LionTree Advisors LLC

On December 5, 2014, LionTree Advisors LLC rendered an oral opinion to the Charter board of directors (which was confirmed in writing by delivery of LionTree’s written opinion dated December 5, 2014), as to the fairness, from a financial point of view, as of such date, to Charter of the consideration to be paid in connection with the Transactions (as defined in such opinion), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by LionTree in preparing its opinion.

LionTree’s opinion was directed to the Charter board of directors and only addressed the fairness from a financial point of view of the consideration to be paid in connection with the Transactions and did not address any other aspect or implication of the Transactions. The summary of LionTree’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by LionTree in preparing its opinion. However, neither LionTree’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Transactions or otherwise.

Opinion of Goldman Sachs & Co.

On December 5, 2014, at a meeting of the board of directors of Charter to evaluate whether to recommend that stockholders of Charter vote in favor of the issuance of shares of Class A common stock of New Charter in the Transactions, Goldman, Sachs & Co. (“Goldman Sachs”) rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of December 5, 2014, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the Aggregate Consideration (as defined in the written opinion) to be paid by Charter and New Charter for the Acquired Assets (as defined in the written opinion) pursuant to the Transactions Agreement was fair from a financial point of view to Charter.

The full text of the written opinion of Goldman Sachs, dated December 5, 2014, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex E. The summary of the Goldman Sachs opinion provided in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the board of directors of Charter in connection with its evaluation as to whether to recommend that stockholders of Charter vote in favor of the issuance of shares of Class A common stock of New Charter in the Transactions and the opinion does not constitute a recommendation as to how any stockholder of Charter should vote with respect to the Transactions or any other matter.

Board of Directors and Management of New Charter After the Mergers (See “The Transactions—Board of Directors and Executive Officers of New Charter Following the Merger; Operations Following the Merger”).

The directors and executive officers of Charter immediately prior to the Mergers will become the directors and executive officers of New Charter immediately following the effective time of the Mergers.

Following the Charter Merger, the location of the headquarters and principal executive offices of New Charter and the surviving corporation in the Charter Merger will be Charter’s executive offices.

Interests of Certain Persons in the Mergers (See “The Transactions—Interests of Certain Persons in the Mergers”)

In considering the recommendation of the Charter board of directors with respect to the Share Issuance proposal, Charter stockholders should be aware that executive officers and directors of Charter have certain interests in the Mergers that may be different from, or in addition to, the interests of Charter stockholders generally.

Voting by Charter Directors and Executive Officers (See “The Charter Special Meeting—Voting by Charter Directors and Executive Officers”)

At the close of business on the record date of the special meeting, Charter directors and executive officers and their affiliates were entitled to vote approximately     % of the shares of Charter Class A common stock outstanding on that date. Charter currently expects that Charter directors and executive officers and their affiliates will vote their shares in favor of all proposals.

To the extent that the approval by Charter stockholders of the Share Issuance Proposal is required in accordance with NASDAQ rules, such approval will require, pursuant to the DGCL, and Charter’s governing documents, a majority of votes cast by holders of the shares of Charter Class A Common Stock present or represented by proxy at the special meeting at which a quorum is present. The approval of the meeting adjournment proposal requires a majority of votes cast by holders of the shares of Charter Class A common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present.

Risk Factors (See “Risk Factors”)

Charter stockholders should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this proxy statement/prospectus and the other documents to which they have been referred.

Regulatory Approvals (See “The Transactions—Regulatory Approvals”)

Completion of the Transactions is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the waiting period under the HSR Act, approval of the FCC and certain other governmental consents and approvals from state regulators and franchise authorities.

Under the HSR Act, certain transactions, including the GreatLand Connections Merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. If the DOJ issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which begins to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

Both Charter and Comcast are subject to regulation by the FCC under the Communications Act. Each company holds a number of licenses and authorizations issued by the FCC for the operation of its business. The FCC must approve the transfer of control or assignment of the licenses and authorizations to Comcast, Charter, and GreatLand Connections as a result of the Transactions. The transfer of control over franchises occurring as a result of the Transactions is also subject to the approval of local franchise authorities. In addition, Charter, Comcast and GreatLand Connections are required to obtain approval of certain state public utility commissions with respect to the transfer of control of certificates of public convenience and necessity for telecommunications services as a result of the Transactions.

Charter, Comcast and GreatLand Connections have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the Transactions, and as of the date of this proxy statement/prospectus, the parties have filed all their applications for regulatory approval of the Transactions. Specifically, beginning in May 2014, Charter, Comcast and GreatLand Connections made a number of filings to initiate the regulatory review process, including filings under the HSR Act on May 14, 2014 and on May 16, 2014 and a detailed public interest statement with the FCC on June 4, 2014.

Concurrent with the federal transaction approval process, approval must also be sought from certain local and state authorities. Charter and Comcast have filed franchise transfer requests where local approval for the Transactions is required. In addition, Charter and Comcast have sought approvals from state authorities where state approval of the Transactions is required with such approvals pending as of the date of this proxy statement/prospectus. A number of other states require only notice either prior to or preceding the closing date of the Transactions. Such notices shall be made pursuant to the requirements of each state. Separately, three congressional hearings have been held on the Transactions. Although no further hearings are scheduled at this time, it is possible that the parties will be asked to participate in additional legislative proceedings before the Mergers are approved.

The process for obtaining the requisite regulatory approvals for the Transactions is ongoing. The FCC initiated a public comment period that commenced on July 10, 2014, during which other service providers, members of the public, and other interested parties may file comments in support of, opposing, or seeking conditions on the Transactions. Charter, Comcast and GreatLand Connections will have an opportunity to respond to any public comments filed at the FCC. The FCC’s review is subject to an informal 180-day clock deadline from the start of the public comment period and the FCC had previously stopped the clock pending resolution of certain procedural issues. On December 3, 2014, the FCC re-started the 180-day clock and established a December 23, 2014 deadline for reply comments. On December 22, 2014, the FCC stopped the clock until January 12, 2015, to allow for review of documents that had recently been provided to the FCC by Time Warner Cable. The DOJ’s transaction review process does not include a similar public comment process. Each of Charter and Comcast has received a Request for Additional Information and Documentary Material (“Second Request”) from the DOJ, which extended the waiting period under the HSR Act until 30 days after both parties substantially complied with the Second Request. Comcast and Charter substantially complied with the Second Request on August 14, 2014 and September 5, 2014, respectively, and the waiting period, therefore, ended on October 6, 2014. At the state and local level, the parties will actively participate in each state’s/municipality’s individual review processes as appropriate, including by remaining engaged with and available to the regulatory officials overseeing the regulatory review process. On November 21, 2014, the United States Court of Appeals for the District of Columbia Circuit granted a stay in a case brought by certain content providers, which prohibited the disclosure of certain programming contracts and certain related information in connection with the FCC’s review of the TWC Merger. We cannot predict what effect, if any, the stay will have on the FCC’s review of the TWC Merger.

Financing (See “The Implementing Agreements—The Separation Agreement”, and “Debt Financing”)

Pursuant to the Separation Agreement, GreatLand Connections (directly and through its subsidiaries) is expected to incur new indebtedness in an amount equal to 5.0 times the 2014 EBITDA of the GreatLand Connections systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing). The indebtedness will consist of (i) credit facilities or new issuance of notes to be used to fund cash distributions to Comcast and for general corporate purposes and (ii) notes newly issued by GreatLand Connections to Comcast, which are expected to then be exchanged for outstanding Comcast notes in the debt-for-debt exchange. In addition, GreatLand Connections is expected to have a $750 million unfunded revolving line of credit to facilitate day-to-day operations and cash flow.

If after the financing transactions, including the debt tender and debt-for-debt exchange, the resulting GreatLand Connections leverage is less than 5.0 times the 2014 EBITDA of the GreatLand Connections systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing), Charter and Comcast may agree that GreatLand Connections shall take further steps, including borrowing additional funds and distributing proceeds to Comcast, distributing debt securities to Comcast, or distributing excess cash to Comcast to increase GreatLand Connections’ leverage, but in each case, in a manner that would not cause the resulting GreatLand Connections leverage to exceed 5.0 times the 2014 EBITDA of the GreatLand Connections systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing). If the resulting GreatLand Connections leverage still remains less than 5.0 times the 2014 EBITDA of the GreatLand Connections systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing), then pursuant to the Merger Agreement, the New Charter share number, and thus the number of shares issued as merger consideration by Charter, will increase.

In connection with the Purchase, Charter obtained $8.4 billion of committed financing from several leading investment banks, of which $7.0 billion has been raised and is currently held in escrow. The funds issued and currently held in escrow include $3.5 billion Term Loan G and $3.5 billion of new Senior Notes due 2022 and 2024. An additional $1.0 billion has been committed, but not issued, as Term Loan A-2 leaving $400 million of committed financing outstanding. In addition to the committed financing, Charter has secured an incremental senior secured revolving credit facility equal to $500 million. See “Debt Financing”. The Term Loan G, Term Loan A-2,

$400 million committed financing outstanding and incremental senior secured revolving credit facility, in each case, will be incurred under Charter Communications Operating, LLC’s (“Charter Operating”) existing amended and restated credit agreement, as described in “Debt Financing – Incremental Facilities”. The proceeds of the incremental facilities and the senior notes will be used by Charter for the purpose of financing the Purchase, paying fees and expenses incurred in connection with the Purchase and the related transactions, for providing ongoing working capital and for other general corporate purposes of Charter Operating and its subsidiaries.

Termination (See “The Implementing Agreements—The Merger Agreement—Termination”)

The Merger Agreement will provide that it may be terminated prior to completion of the transactions:

•	by Charter, Comcast or GreatLand Connections upon termination of the TWC Merger Agreement;

•	by mutual written agreement of Charter, Comcast and GreatLand Connections;

•	by Charter, Comcast or GreatLand Connections:

•	if there shall be final and nonappealable injunctions or certain legal impediments;

•	unless such approval is not required under applicable law, if, at the Charter stockholder meeting, Charter stockholders fail to approve the issuance of New Charter common stock in the GreatLand Connections Merger;

•	if the Charter Merger and the GreatLand Connections Merger have not been completed by (i) if all necessary regulatory approvals for the Transactions are received on or before the completion of the TWC Merger, then the date that is 60 days after completion of the TWC Merger (or, if on such 60th day the debt tender offer has commenced then the date that is 90 days after completion of the TWC Merger) or (ii) if all necessary regulatory approvals for the Transactions not received on or before the completion of the TWC Merger, then the date that is 150 days after completion of the TWC Merger (or, if by the 75th day after completion of the TWC Merger, all necessary regulatory approvals are received other than approvals from local franchise authorities and public utility commission, then the date that is 240 days after completion of the TWC Merger);

•	by Charter, if there is a material breach by Comcast or GreatLand Connections of the Merger Agreement or the Separation Agreement, subject to certain cure periods;

•	by Comcast or GreatLand Connections, if there is a material breach by Charter, New Charter, Charter Merger Sub or GreatLand Connections Merger Sub of the Merger Agreement, subject to certain cure periods;

•	by Comcast or GreatLand Connections, if the Charter board changes its recommendation that Charter stockholders approve the issuance of New Charter common stock in the GreatLand Connections Merger;

•	by Comcast, Charter or GreatLand Connections if the amount of notes tendered in the debt tender offer is less than the amount necessary for GreatLand Connections to reach a Resulting GreatLand Connections Leverage (as defined in the Separation Agreement) of 2.5 times; and

•	automatically upon termination of the Asset Purchase Agreement or the Exchange Agreement, other than in certain specified circumstances.

Expenses (See “The Implementing Agreements—The Merger Agreement”)

The Merger Agreement, the Exchange Agreement and the Asset Purchase Agreement will each provide that each party will pay its own fees and expenses in connection with such agreement and the transactions contemplated by such agreement, except for certain specified expenses. In addition, the parties agreed that any expenses in connection with the Charter financing will be borne by Charter. Further, the parties agreed that, if the Transactions are consummated, any expenses in connection with the GreatLand Connections financing, as well as certain expenses incurred in connection with the formation of GreatLand Connections and other actions in preparation for the Spin-Off, including the hiring of certain key future GreatLand Connections executives and employees (collectively, including financing expenses, “GreatLand Connections Expenses”), will be borne by GreatLand Connections, and that GreatLand Connections will reimburse Comcast, Charter and GreatLand Connections Merger Sub for any GreatLand Connections Expenses incurred by such company. If the Transactions are terminated, then, depending on the circumstances under which the Transactions are terminated, GreatLand Connections Expenses will (i) be shared by Comcast and Charter in proportion to the percentage of GreatLand Connections that, immediately following completion of the Transactions, would have been owned by Comcast shareholders and by New Charter, respectively, (ii) be borne by Charter, with Charter reimbursing Comcast and GreatLand Connections for GreatLand Connections Expenses incurred by Comcast and GreatLand Connections or (iii) be borne by Comcast, with Comcast reimbursing Charter for GreatLand Connections Expenses incurred by Charter or GreatLand Connections Merger Sub.

Material U.S. Federal Income Tax Consequences of the Charter Merger and the GreatLand Connections Merger (See “Material U.S. Federal Income Tax Consequences”)

The parties intend for the Charter Merger and the GreatLand Connections Merger, taken together, to qualify as a transaction described in Section 351 of the Code. The obligation of Charter, New Charter, Charter Merger Sub and GreatLand Connections Merger Sub to complete the Mergers is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Charter, to the effect that the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code. The obligation of Comcast and GreatLand Connections to complete the GreatLand Connections Merger is conditioned upon Comcast’s receipt of an opinion from Davis Polk & Wardwell LLP, counsel to Comcast, to the effect that the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code. These opinions will be based upon representations made by Charter, New Charter, Charter Merger Sub, GreatLand Connections Merger Sub and GreatLand Connections.

Accordingly, and based on the foregoing opinions, a holder of Charter Class A common stock or GreatLand Connections Class A-1 common stock will not recognize any gain or loss on the exchange of such holder’s Charter for New Charter Class A common stock in the Charter Merger or the GreatLand Connections Merger, as applicable, except, in the case of GreatLand Connections stockholders, for any gain or loss recognized with respect to cash received in lieu of a fractional share of New Charter Class A common stock.

For a more detailed discussion of the material United States federal income tax consequences of the Charter Merger and the GreatLand Connections Merger, see “Material U.S. Federal Income Tax Consequences”.

The tax consequences of the transaction to each Charter and GreatLand Connections stockholder may depend on such holder’s particular facts and circumstances. Charter and GreatLand Connections stockholders are urged to consult their tax advisors to understand fully the consequences to them of the transactions in their specific circumstances.

No Dissenters’ or Appraisal Rights (See “The Transactions—Rights of Appraisal”)

Charter stockholders do not have appraisal rights under Delaware law in connection with the Spin-Off the Mergers or the other Transactions.

Proxy Solicitor (See “The Charter Special Meeting—Proxy Solicitor”

Charter stockholders who need assistance in voting their shares or need a copy of this proxy statement/prospectus should contact the proxy solicitor at the following address:

Toll-Free:      (in the United States and Canada)

Email:

RISK FACTORS

You should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this proxy statement/prospectus, including the factors discussed in Part I, Item 1A—Risk Factors in Charter’s annual report on Form 10-K for the year ended December 31, 2013. The risks described below relate to the Contribution and Spin-Off, the Mergers, the Exchange, the Purchase, and New Charter after the Transactions, and are in addition to, and should be read in conjunction with, without limitation, the factors discussed in Part I, Item 1A—Risk Factors in Charter’s annual report on Form 10-K for the year ended December 31, 2013, and Part II, Item 1A—Risk Factors in Charter’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on Charter’s business, financial condition or results of operations after the Transactions. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Transactions

As a result of the Transactions, current Charter stockholders’ ownership interest in Charter will be diluted from 100% to approximately     %.

Immediately following the Transactions, it is expected that the current stockholders of Charter, who presently own 100% of Charter, will own approximately     % of the outstanding common stock of Charter. The Transactions therefore will result in substantial dilution of the ownership interest of the current Charter stockholders. Additionally, due to the ownership dilution, Charter’s current stockholders as a group will be able to exercise less influence after the Transactions than they currently exercise over the management, operations and policies for Charter. If GreatLand Connections raises less proceeds in the related financing Transactions than currently contemplated, Charter is obligated pursuant to the Merger Agreement and the financing arrangements to increase its stock consideration paid in the Charter Merger, which would further dilute existing Charter stockholders. For more information, see “The Transactions—The Mergers”.

Completion of the Transactions is subject to a number of conditions and if these conditions are not satisfied or waived, the Transactions will not be completed.

Charter’s obligation and the obligation of Comcast to complete the Transactions are subject to satisfaction or waiver of a number of conditions, including, among others:

•	completion of Comcast’s acquisition of Time Warner Cable;

•	expiration or termination of the HSR Act waiting period and receipt of certain regulatory approvals for the Transactions, in most cases without the imposition of a burdensome condition;

•	unless not required under applicable law, approval by Charter’s stockholders;

•	receipt of opinions of counsel as to the tax-free nature of certain of the Transactions;

•	absence of injunctions or certain legal impediments on any of the Transactions;

•	effectiveness of a registration statement for GreatLand Connections shares to be issued in the Transactions and approval for the listing on NASDAQ of the shares of GreatLand Connections’ common stock to be issued in the Transactions;

•	effectiveness of the registration statement filed by New Charter into which this prospectus is incorporated and approval for listing on NASDAQ of the shares of New Charter’s common stock;

•	accuracy of the representations and warranties with respect to each of the Transactions, subject to certain materiality thresholds;

•	performance of covenants with respect to each of the Transactions, subject to certain materiality thresholds;

•	with respect to Charter’s obligations, absence of a material adverse change with respect to the assets and liabilities transferred to GreatLand Connections and the assets and liabilities transferred by Comcast to us, taken as a whole, and with respect to Comcast’s obligations, absence of a material adverse change with respect to the assets and liabilities transferred by us to Comcast and absence of a material adverse effect with respect to us, and also with respect to Charter’s obligations, absence of the assertion by Charter’s financing sources of a material adverse effect with respect to us; and

•	completion of the debt-for-debt exchange.

There can be no assurance that the conditions to closing of the Transactions will be satisfied or waived or that the Transactions will be completed.

In order to complete the Transactions, we along with Comcast must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions to the parties, completion of the Transactions may be jeopardized or the anticipated benefits of the Transactions could be reduced.

Completion of the Transactions is conditioned upon the expiration or early termination of the waiting periods relating to the Transactions under the Hart-Scott-Rodino Antitrust Improvement Act and the required governmental authorizations, including an order of the Federal Communications Commission, having been obtained and being in full force and effect. Although we and Comcast have agreed in the Agreement to use reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant waiting periods will expire or that the relevant authorizations will be obtained. In addition, the governmental authorities with or from which these authorizations are required have broad discretion in administering the governing regulations. As a condition to authorization of the Transactions, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Charter’s business after completion of the Transactions. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Transactions or imposing additional material costs on or materially limiting the revenues of New Charter following the Transactions, or otherwise adversely affect Charter’s business and results of operations after completion of the Transactions. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Transactions.

Charter relied on publicly available information on the systems being acquired by Charter and by GreatLand Connections.

Charter relied on publicly available information regarding the systems being acquired by Charter and by GreatLand Connections. The Transactions accordingly provide for assumption by Charter and by GreatLand Connections of only those liabilities that are primarily related to the systems acquired by each of them respectively, and for valuation terms that will depend on actual Carveout 2014 EBITDA (as defined in the Agreement) produced by such systems, including true-up adjustment payments related to EBITDA and, in some cases, working capital. However, it is possible that significant liabilities, present, future or contingent, may be assumed by Charter or GreatLand Connections that are not fully reflected in the valuation terms, and accordingly could have a material adverse effect on Charter and/or its investment in GreatLand Connections. Similarly, it is possible that certain assets required to operate the systems acquired by GreatLand Connections and/or Charter, such as licenses, technologies and/or employees, may not be transferred in the Transactions, requiring GreatLand Connections and/or Charter to incur additional costs and invest additional resources to procure such assets and/or hire employees with expertise in the transferred business, which may adversely affect Charter’s ability to realize the anticipated benefits of the Transactions.

Charter may not realize anticipated cost synergies and growth opportunities.

Charter expects that it will realize cost synergies, growth opportunities and other financial and operating benefits as a result of the Transactions. Charter’s success in realizing these cost synergies, growth opportunities and other financial and operating benefits, and the timing of this realization, depends on the successful integration of the business operations obtained in the Exchange and the Purchase and the ability of Charter to provide certain services to GreatLand Connections effectively pursuant to the Charter Services Agreement. Even if Charter is able to integrate the business operations obtained in the Exchange and the Purchase successfully, Charter cannot predict with certainty if or when these cost synergies, growth opportunities and benefits will occur, or the extent to which they actually will be achieved. For example, the benefits from the Transactions may be offset by costs incurred in integrating the new business operations or in obtaining or attempting to obtain regulatory approvals for the Transactions, or negatively impacted by potential programming dis-synergies that Charter may experience as a result of the Transactions. Realization of any benefits and cost synergies could be affected by the factors described in other risk factors and a number of factors beyond Charter’s control, including, without limitation, general economic conditions, increased operating costs, the response of competitors and regulatory developments.

In addition, certain license and customer contracts which are required to be transferred to GreatLand Connections or Charter by Comcast require the consent of the licensor or customer party to the contract to effect this assignment. Comcast, GreatLand Connections and Charter may be unable to obtain these consents on terms favorable to GreatLand Connections or Charter, respectively, or at all, which could have a material adverse impact on GreatLand Connections’ (and hence on Charter’s) or on Charter’s business, financial condition and results of operations after the Transactions. There can be no assurance that third-party consents will be obtained prior to completion of the Transactions or at all.

The integration of the business acquired in the Exchange and Purchase with the businesses we operated prior to the Exchange and Purchase may not be successful or the anticipated benefits from the Exchange and Purchase may not be realized.

After consummation of the Exchange and Purchase, we will have significantly more systems, assets, investments, businesses, customers and employees than we did prior to the Exchange and Purchase. The process of integrating these assets with the businesses we operated prior to the Exchange and Purchase will require us to expend significant capital and significantly expand the scope of Charter’s operations and operating and financial systems. Charter’s management will be required to devote a significant amount of time and attention to the process of integrating the operations of the acquired assets with Charter’s operations before the Exchange and Purchase. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include:

•	integrating the operations of the acquired assets while carrying on the ongoing operations of the businesses we operated prior to the Exchange and Purchase;

•	integrating information, purchasing, provisioning, accounting, finance, sales, billing, payroll, reporting and regulatory compliance systems;

•	integrating and unifying the product offerings and services available to customers, including customer premise equipment and video user interfaces;

•	managing a significantly larger company than before consummation of the Exchange and Purchase;

•	integrating separate business cultures;

•	attracting and retaining the necessary personnel associated with the acquired assets;

•	creating uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters; and

•	the impact on Charter’s business of providing services to GreatLand Connections which will also face the foregoing difficulties.

Charter and Comcast have agreed to provide each other with transition services in connection with the transferred systems and relevant assets. Providing such services could divert management attention and result in additional costs, particularly as Charter starts up infrastructure and staff to take over transition services and provides transition services to Comcast for former Charter systems. In addition, the inability to procure such services could negatively impact Charter’s expected results of operations.

There is no assurance that the assets acquired in the Exchange and Purchase will be successfully or cost-effectively integrated into the businesses we operated prior to the Exchange and Purchase. The process of integrating the acquired assets into Charter’s pre-Exchange and Purchase operations may cause an interruption of, or loss of momentum in, the activities of Charter’s business. If Charter’s management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Charter’s business could suffer and Charter’s liquidity, results of operations and financial condition may be materially adversely impacted.

Even if we are able to successfully integrate the new assets, it may not be possible to realize the benefits that are expected to result from the Exchange and Purchase, or realize these benefits within the time frame that is expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Exchange and Purchase may be offset by costs incurred or delays in integrating the companies. Programming dis-synergies could also be larger than expected. If we fail to realize the benefits we anticipate from the acquisition, Charter’s liquidity, results of operations or financial condition may be adversely affected.

The value of our interests in GreatLand Connections following the Transactions may fluctuate from time to time based on factors beyond our control.

Following the Transactions, the value of our interests in GreatLand Connections will depend on GreatLand Connections’ operational performance and fluctuations in its share price. We will not control the management and operations of GreatLand Connections, and we will therefore not be able to prevent or address any decline in the operational performance or trading value of GreatLand Connections. In addition, the operational performance and trading value of GreatLand Connections may be influenced by other factors outside our control, including risks resulting from the separation of the cable systems from Comcast; changes in earnings estimated by securities analysts or GreatLand Connections’ ability to meet those estimates; and domestic and foreign economic conditions. For more information about the risks associated with our ownership interest in GreatLand Connections, see “Risk Factors—Risks Related to our Interest in GreatLand Connections”.

If the operating results for GreatLand Connections following the Transactions are poor, Charter may not achieve the increases in revenues and earnings per share that Charter expects as a result of the Transactions.

Charter has projected that it will derive a portion of its revenues and earnings per share from GreatLand Connections after the Transactions, through its receipt of a management services fee of 4.25% of GreatLand Connections’ revenues pursuant to the Charter Services Agreement. In addition, Charter will record 33% of GreatLand Connections’ net income, which will also have an impact on Charter’s operating results. Therefore, any negative impact on GreatLand Connections or the operations of the GreatLand Connections Business could harm Charter’s operating results. Some of the significant factors that could harm GreatLand Connections and the operations of the GreatLand Connections Business, and therefore harm the future operating results of Charter after the Transactions, include competitive pressure from existing or new companies and a decline in the markets served by the GreatLand Connections Business. See “Risk Factors—Risks Related to our Interest in GreatLand Connections”.

If the operating results of the Time Warner Cable assets acquired in the Exchange and the Purchase are less than our expectations, or an increase in the capital expenditures to upgrade and maintain those assets as well as to keep pace with technological developments is necessary, Charter may not achieve the expected level of financial results from the Transactions.

Charter has projected that it will derive a portion of its revenues and earnings per share from the operation of the Time Warner Cable assets that it will acquire in the Exchange and the Purchase. Therefore, any negative impact on the Time Warner Cable assets to be acquired by Charter or the operating results derived from such exchanged and purchased assets could harm Charter’s operating results.

Our business is characterized by rapid technological change and the introduction of new products and services. Charter intends to make all-digital investments in the Time Warner Cable assets acquired in the Exchange and Purchase. The increase in capital expenditures necessary for the all-digital investment in the Time Warner Cable assets may negatively impact the expected financial results from the Transactions. We may not be able to fund the capital expenditures necessary to keep pace with technological developments, execute the plans to do so, or anticipate the demand of our customers for products and services requiring new technology or bandwidth. Our inability to maintain, expand and upgrade our existing or acquired assets, including through all-digital initiatives for the Time Warner Cable assets, could materially adversely affect our financial condition and results of operations.

The substantial indebtedness that will be incurred by Charter in connection with the Transactions could adversely affect Charter’s operations and financial condition after the Transactions.

As of September 30, 2014, Charter had approximately $17.7 billion principal amount of debt outstanding, including the Term Loan G issued in September 2014 and being held in escrow. On a pro forma basis, after giving effect to the Transactions and the financings, Charter will have a total of approximately $21.7 billion principal amount of debt outstanding which includes $3.5 billion of Senior Notes due 2022 and 2024 that were issued in November 2014, and $1.0 billion Term Loan A-2 which has been committed, but not issued. The $3.5 billion of new Senior Notes due 2022 and 2024 are also being held in escrow. As of September 30, 2014, on a pro forma basis, after giving effect to the Transactions and the financings, Charter will have availability under its credit facilities of approximately $1.7 billion which includes an additional $500 million incremental senior secured revolving credit facility. The Term Loan G, Term Loan A-2 and incremental senior secured revolving credit facility, in each case, will be incurred under Charter Operating’s existing amended and restated credit agreement, as described in the section entitled “Debt Financing—Incremental Facilities”.

Charter may also incur additional indebtedness in connection with the Transactions and related financing transactions. The number of shares issued in the Share Issuance will be determined based upon the following formula. Following the GreatLand Connections Merger, New Charter’s ownership percentage in GreatLand Connections will be equal to an amount that will result in historic Comcast shareholders (not including Time Warner Cable stockholders and disregarding public trading for the purposes of this calculation) holding at least 50.75% of the GreatLand Connections’ shares. New Charter’s ownership percentage in GreatLand Connections is currently estimated to be 33%. To calculate the number of shares issued in the Share Issuance) as the product of 7.125 and the Carveout 2014 EBITDA (as defined in the Transactions Agreement) of the GreatLand Connections systems, plus the fair market value of any non-system assets of GreatLand Connections. From this, the amount of GreatLand Connections indebtedness as of the closing (subject to further adjustment as provided in the Transactions Agreement) will be deducted to estimate the equity value of GreatLand Connections (for purposes of the Share Issuance). This equity value, plus the amount of certain financing fees for the transaction, will be multiplied by New Charter’s percentage ownership to obtain the value (for purposes of the Share Issuance) of New Charter’s interest in GreatLand Connections.Once the value of New Charter’s interest in GreatLand Connections has been determined, New Charter shares having an equal value will be issued to the stockholders of GreatLand Connections. These New Charter shares will be valued based upon the 60-calendar-day volume weighted average price of Charter shares ending on the last trading day prior to closing.The expenses incurred by Charter and Comcast in connection with the related GreatLand Connections financing transactions may also be larger than expected, which may further increase the amount of indebtedness Charter incurs in connection with the Transactions. For more information, see “The Transactions—The Mergers”.

Charter’s and its subsidiaries’ indebtedness could have negative consequences to Charter after the Transactions, such as:

•	requiring Charter to dedicate a substantial portion of its cash flow from operating activities to payments on its indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, research and development efforts, potential strategic acquisitions and other general corporate purposes;

•	limiting Charter’s ability to obtain additional financing to fund growth, working capital or capital expenditures, or to fulfill debt service requirements or other cash requirements;

•	exposing Charter to increased interest expense to the extent Charter refinances existing debt, particularly its bank debt, with higher cost debt;

•	placing Charter at a competitive disadvantage relative to competitors that have less debt;

•	to the extent that Charter’s debt is subject to floating interest rates, increasing Charter’s vulnerability to fluctuations in market interest rates;

•	adversely affecting Charter’s relationship with customers and suppliers;

•	limiting Charter’s flexibility in planning for, or reacting to, changes in its business, the cable and telecommunications industries, and the economy at large; and

•	limiting Charter’s ability to buy back Charter common stock or pay cash dividends.

If current debt amounts increase, the related risks that Charter now faces may intensify.

Because of high debt levels, Charter may not be able to service its debt obligations in accordance with their terms after the Transactions.

Charter’s ability to meet its expense and debt service obligations contained in the agreements governing Charter’s indebtedness will depend on its future performance, which will be affected by financial, business, economic and other factors, including potential changes in customer preferences, the success of product and marketing innovation and pressure from competitors. Should Charter’s sales decline after the Transactions, it may not be able to generate sufficient cash flow to pay its debt service obligations when due. If Charter is unable to meet its debt service obligations after the Transactions or should it fail to comply with its financial and other restrictive covenants contained in the agreements governing Charter’s indebtedness, Charter may be required to refinance all or part of its debt, sell important strategic assets at unfavorable prices or borrow more money. Charter may not be able to, at any given time, refinance its debt, sell assets or borrow more money on terms acceptable to Charter or at all. The inability of Charter to refinance its debt could have a material adverse effect on Charter’s financial condition and results from operations after the Transactions.

The existing agreements and instruments governing Charter’s existing debt contain restrictions and limitations that could significantly affect its ability to operate its business, as well as significantly affect its liquidity and, after the Transactions, Charter will be subject to restrictive debt covenants, which may restrict its operational flexibility.

Charter’s existing credit facilities and the indentures governing its debt contain a number of significant covenants that could adversely affect its ability to operate its business, its liquidity, and its results of operations. These covenants restrict, among other things, Charter’s and its subsidiaries’ ability to:

•	incur additional debt;

•	repurchase or redeem equity interests and debt;

•	issue equity;

•	make certain investments or acquisitions;

•	pay dividends or make other distributions;

•	dispose of assets or merge;

•	enter into related party transactions; and

•	grant liens and pledge assets.

Charter depends on generating sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations.

After the Transactions, the agreements governing Charter’s indebtedness will contain additional financial and other restrictive covenants that may be similarly or more restrictive and will limit Charter’s and its subsidiaries’ ability to engage in activities that may be in their long-term best interests, including minimum interest coverage and maximum leverage ratios and covenants that may limit the ability of Charter and its subsidiaries to incur additional indebtedness, create liens, merge or consolidate with another company, sell assets and enter into transactions with affiliates.

Charter is dependent on its cash on hand and cash flow from operations to fund its debt obligations, capital expenditures and ongoing operations.

Charter’s ability to service its existing debt and debt incurred in connection with the Transactions, and to fund its planned capital expenditures and ongoing operations will depend on its ability to continue to generate cash flow and its access (by dividend or otherwise) to additional liquidity sources at the applicable obligor. Charter’s ability to continue to generate cash flow is dependent on many factors, including:

•	Charter’s ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in its markets and to maintain and grow its customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•	the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, DSL providers and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	Charter’s ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies including in connection with Charter’s plan to make its systems all-digital in 2014; and

•	the effects of governmental regulation on Charter’s business.

Some of these factors are beyond Charter’s control. If Charter is unable to generate sufficient cash flow or Charter is unable to access additional liquidity sources, Charter may not be able to service and repay its debt, operate its business, respond to competitive challenges, or fund its other liquidity and capital needs.

Charter may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions.

Uncertainty about the effect of the Transactions on Charter employees may have an adverse effect on Charter. This uncertainty may impair Charter’s ability to attract, retain and motivate personnel until the

Transactions are completed. Employee retention may be particularly challenging during the pendency of the Transactions, as employees may feel uncertain about their future roles with Charter after the Transactions. If employees of Charter depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of Charter after the Transactions, Charter’s ability to realize the anticipated benefits of the Transactions could be reduced.

A delay in the completion of the Transactions may diminish the anticipated benefits of the Transactions.

Completion of the Transactions is conditioned upon the receipt of certain governmental consents and approvals, orders, authorizations, and rulings, including the expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act and the adoption of an order, and release of the full text thereof, by the FCC granting its consent to the transfer of control or assignment of certain licenses and authorizations issued by the FCC. The requirement to receive these consents and approvals, orders, authorizations and rulings before the Transactions could delay the completion of the Transactions if, for example, government agencies request additional information from the parties in order to facilitate their review of the Transactions or require any conditions precedent to granting their approval of the Transactions. In addition, these governmental agencies may attempt to condition their approval of the Transactions on the imposition of conditions that could have a material adverse effect on Charter after the Transactions, including but not limited to its operating results or the value of Charter Class A common stock. Any delay in the completion of the Transactions could diminish the anticipated benefits of the Transactions or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Transactions. Any uncertainty over the ability of the companies to complete the Transactions could make it more difficult for Charter and GreatLand Connections to retain key employees or to pursue business strategies. In addition, until the Transactions are completed, the attention of Charter management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the Transactions.

Our inability to successfully acquire and integrate other businesses, assets, products or technologies could harm our operating results.

We continuously evaluate and pursue small and large acquisitions and strategic investments in businesses, products or technologies that we believe could complement or expand our business or otherwise offer growth or cost-saving opportunities. From time to time, including in the near term, we may enter into letters of intent with companies with which we are negotiating for potential acquisitions or investments, or as to which we are conducting due diligence. An investment in, or acquisition of, complementary businesses, products or technologies in the future could materially decrease the amount of our available cash or require us to seek additional equity or debt financing. We may not be successful in negotiating the terms of any potential acquisition, conducting thorough due diligence, financing the acquisition or effectively integrating the acquired business, product or technology into our existing business and operations. Our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or product architecture, regulatory compliance practices, revenue recognition or other accounting practices, or employee or customer issues.

Additionally, in connection with any acquisitions we complete, we may not achieve the growth, synergies or other benefits we expected to achieve, and we may incur write-downs, impairment charges or unforeseen liabilities that could negatively affect our operating results or financial position or could otherwise harm our business. Further, contemplating or completing an acquisition and integrating an acquired business, product or technology, individually or across multiple opportunities, could divert management and employee time and resources from other matters.

Failure to complete the Transactions could negatively impact our stock price and our future business and financial results.

If the Transactions are not completed for any reason, including as a result of our stockholders failing to approve the Share Issuance proposal, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Transactions, we would be subject to a number of risks:

•	We may experience negative reactions from the financial markets, including negative impacts on our stock price;

•	We may experience negative reactions from our customers, regulators and employees;

•	We may be required to pay significant costs relating to the Transactions;

•	The Transactions Agreement places certain restrictions on the conduct of our business with respect to our assets being transferred to Comcast prior to completion of the Transactions. Such restrictions, the waiver of which is subject to the consent of the other party (in certain cases, not to be unreasonably withheld, conditioned or delayed), may have prevented us from taking certain specified actions or otherwise pursuing business opportunities during the pendency of the Transactions; and

•	Matters relating to the Transactions (including integration planning) will require substantial commitments of time and resources by our management and expenditures, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to us as an independent company.

If the Transactions are not completed, the risks described above may materialize and they may adversely affect our business, financial condition, financial results and stock price. In addition, we could be subject to litigation related to any failure to complete the Transactions or related to any enforcement proceeding commenced against us to perform our obligations under the Transactions Agreement.

If the Spin-Off does not qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code, including as a result of subsequent acquisitions of stock of GreatLand Connections , then Comcast may recognize a very substantial amount of taxable gain and GreatLand Connections (and in certain circumstances, Charter) may be obligated to indemnify Comcast for these taxes.

The completion of the Transactions is conditioned upon the receipt of opinions from counsel as to the tax free nature of certain of the Transactions, including the Spin-Off. The opinions of counsel will be based on, among other things, current law and certain assumptions and representations as to factual matters made by Comcast, GreatLand Connections and Charter. Any change in currently applicable law, which may be retroactive, or the failure of any representation to be true, correct and complete, could adversely affect the conclusions reached by counsel in the opinions. Moreover, the opinions will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions reached in the opinions.

Even if the Spin-Off otherwise qualifies as a tax-free spin-off for U.S. federal income tax purposes, the Spin-Off will be taxable to Comcast pursuant to section 355(e) of the Code if 50% or more of the stock of either Comcast or GreatLand Connections is acquired, directly or indirectly (taking into account the stock of GreatLand Connections acquired by New Charter in the Merger and the stock of Comcast and GreatLand Connections acquired by Time Warner Cable stockholders in the transaction between Comcast and Time Warner Cable and in the Spin-Off), as part of a plan or series of related transactions that includes the Spin-Off. Because GreatLand Connections stockholders that are former Comcast shareholders (exclusive of former Time Warner Cable stockholders) will own more than 50% of the common stock of GreatLand Connections following the Merger, the Merger standing alone is not expected to cause the Spin-Off to be taxable to Comcast under section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of GreatLand Connections common stock or Comcast common stock, either before or after the Spin-Off are part of a plan or series of related transactions that includes the Spin-Off, such determination could result in the recognition of gain by Comcast under section 355(e) of the Code. If section 355(e) of the Code applied, Comcast might recognize a very substantial amount of taxable gain.

Under the Tax Matters Agreement, in certain circumstances, and subject to certain limitations, GreatLand Connections will be required to indemnify Comcast against taxes on the Spin-Off that arise as a result of certain actions or failures to act by GreatLand Connections or as a result of certain changes in ownership of the stock of GreatLand Connections after the completion of the Transactions. GreatLand Connections will be unable to take certain actions after the Transactions because such actions could adversely affect the tax-free status of the Spin-Off, and such restrictions could be significant. If GreatLand Connections is required to indemnify Comcast in the event the Spin-Off is taxable, this indemnification obligation would be substantial and could have a material adverse effect on GreatLand Connections.

Moreover, under the Tax Matters Agreement, and subject to certain limitations, New Charter will be required to indemnify Comcast against taxes on the Spin-Off that arise from New Charter taking any actions that would result in New Charter holding GreatLand Connections shares in excess of the percentage of GreatLand Connections shares acquired in the Merger during the two year period following the Spin-Off. If New Charter is required to indemnify Comcast in the event the Spin-Off is taxable, this indemnification obligation would be substantial and could have a material adverse effect on New Charter.

New Charter and GreatLand Connections will be unable to take certain actions after the Transactions because such actions could adversely affect the tax-free status of the Spin-Off, and such restrictions could be significant.

The Tax Matters Agreement will prohibit New Charter, Charter and GreatLand Connections from taking actions that could cause the Spin-Off to be taxable to Comcast. In particular, for two years after the completion of the Transactions, New Charter and GreatLand Connections will not be permitted to take actions that would result in New Charter holding (or being treated as holding) GreatLand Connections shares in excess of the percentage of GreatLand Connections shares acquired by New Charter in the GreatLand Connections Merger. These actions could include entering into certain merger or consolidation transactions, certain stock issuances and certain other desirable strategic transactions.

Because of these restrictions, GreatLand Connections may be limited in the amount of stock that it can issue to make acquisitions or raise additional capital in the two years subsequent to the completion of the Mergers, which could have a material adverse effect on GreatLand Connections’ liquidity and financial condition.

The Tax Matters Agreement will also provide that in certain circumstances, and subject to certain limitations, GreatLand Connections and New Charter will be required to indemnify Comcast against taxes on the Spin-Off that arise as a result of actions in violation of the prohibitions and limitations described above. If GreatLand Connections or New Charter is required to indemnify Comcast in the event the Spin-Off is taxable, this indemnification obligation would be substantial and could have a material adverse effect on GreatLand Connections or New Charter, as applicable.

See “Additional Agreements Related to the Contribution and Spin-Off, the Mergers, the Exchange and the Purchase—Tax Matters Agreement”.

We will incur significant transaction-related costs in connection with the Transactions.

We expect to incur a number of non-recurring costs associated with the Transactions before, at, and after closing the Transactions. We also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems implementation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Transactions and integration. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. In addition, if the Transactions are not consummated, we would bear some or all of these costs without the benefit of efficiencies from the integration of the businesses. Such costs could have a material adverse impact on our financial results.

Sales of our common stock after the Transactions may negatively affect the market price of New Charter common stock.

The shares of our common stock to be issued in the Transactions to holders of GreatLand Connections common stock will generally be eligible for immediate resale. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

Currently, Comcast shareholders may include index funds that have performance tied to the Standard & Poor’s 500 Index or other stock indices, and institutional investors subject to various investing guidelines. Because New Charter may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the common stock that they receive in the Transactions. These sales, or the possibility that these sales may occur, may also make it more difficult for New Charter to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

The GreatLand Connections board of directors did not obtain an independent financial advisor’s opinion to the effect that the GreatLand Connections Merger is fair to GreatLand Connections shareholders.

The Transactions Agreement was approved by the board of directors of Comcast and, as GreatLand Connections was not formed at the time the Transactions Agreement was approved and as GreatLand Connections is now and will remain until completion of the Spin-Off a wholly-owned subsidiary of Comcast, GreatLand Connections did not seek and will not seek, and the GreatLand Connections board of directors did not receive and will not receive, an independent financial advisor’s opinion that the GreatLand Connections Merger is fair to GreatLand Connections shareholders before entering into the Transactions Agreement or completing the transactions contemplated thereby.

Risks Related to our Interest in GreatLand Connections

GreatLand Connections currently faces a wide range of competitors, and its business and results of operations could be adversely affected if it does not compete effectively.

GreatLand Connections operates in an intensely competitive, consumer-driven and rapidly changing environment and competes with a growing number of companies that provide a broad range of communications products and services and entertainment, news and information content to consumers. Technological changes are further intensifying and complicating the competitive landscape and influencing consumer behavior, which is discussed in the risk factor immediately below, “—Newer technologies and services are driving changes in consumer behavior, which may increase the number of competitors GreatLand Connections faces and adversely affect its businesses.”

Competition for the cable services GreatLand Connections offers consists primarily of direct broadcast satellite (“DBS”) providers, which have a national footprint and compete in all GreatLand Connections’ service areas, and phone companies, which overlap approximately half of its service areas and are continuing to expand their fiber-based networks. GreatLand Connections also competes with other providers of traditional cable services in some of the areas it serves and with satellite master antenna television systems. All of these companies typically offer features, pricing and packaging for services comparable to GreatLand Connections’ cable services. Furthermore, some of GreatLand Connections’ phone company competitors have their own wireless facilities and may expand their cable offerings to include bundled wireless offerings, which may have an adverse impact on its competitive position, business and results of operations. Additionally, in May 2014, AT&T, GreatLand Connections’ largest phone company competitor, announced its intention to acquire DirecTV, the nation’s largest DBS provider. If completed, this transaction will create an even larger competitor for GreatLand Connections’ cable services that will have the ability to expand its cable service offerings to include bundled wireless offerings.

There continue to be new entrants, some with significant financial resources, that potentially may compete on a larger scale with GreatLand Connections’ cable services. These new entrants include companies that offer services that enable Internet video streaming and downloading of video programming, some of which charge a nominal or no fee for access to their content. Additionally, Google has launched high-speed Internet and video services in a limited number of areas outside of GreatLand Connections’ footprint, and some local municipalities are launching their own fiber-optic high-speed Internet services.

There can be no assurance that GreatLand Connections will be able to compete effectively against existing or new competitors or that competition will not have an adverse effect on its business.

Newer technologies and services are driving changes in consumer behavior, which may increase the number of competitors GreatLand Connections faces and adversely affect GreatLand Connections’ businesses.

Newer technologies and services, particularly alternative methods for the distribution, sale and viewing of content, have been, and will likely continue to be, developed that further increase the number of competitors that GreatLand Connections faces for its cable services. These technologies and services are also driving changes in consumer behavior as consumers seek more control over when, where and how they consume content and access communications services. While GreatLand Connections will attempt to adapt to changing consumer behavior by adding additional video on demand content and offering some of that content and live programming online, newer services and technologies that may compete with GreatLand Connections’ video services include digital distribution services and devices that offer Internet video streaming and downloading of movies, television shows and other video programming that can be viewed on television sets, computers, smartphones and tablets. Some of these services charge a nominal or no fee for access to their content, which could adversely affect demand for GreatLand Connections’ video services, including for premium networks and its DVR and video on demand services. Newer services in wireless Internet technology, such as 4G wireless broadband services and Wi-Fi networks, and devices such as wireless data cards, tablets, smartphones and mobile wireless routers that connect to such devices, may compete with GreatLand Connections’ high-speed Internet services. GreatLand Connections’ voice services continue to face increased competition from wireless and Internet-based phone services as more people choose to replace their traditional wireline phone service with these phone services. The success of any of these ongoing and future developments or GreatLand Connections’ failure to effectively anticipate or adapt to emerging technologies or changes in consumer behavior, including among younger consumers, could have an adverse effect on GreatLand Connections’ competitive position, business and results of operations.

We have relied and will rely on GreatLand Connections to provide us with the financial information that we use in accounting for our ownership interest in GreatLand Connections as well as information regarding GreatLand Connections that we include in our public filings, including this prospectus/proxy statement.

We expect to account for our approximately 33% ownership interest in GreatLand Connections using the equity method of accounting and, accordingly, in our financial statements we expect to record our share of GreatLand Connections’ net income or loss. Within the meaning of U.S. accounting rules, we will rely on GreatLand Connections to provide us with financial information prepared in accordance with generally accepted accounting principles, which we will use in the application of the equity method. We will also rely on GreatLand Connections to provide us with the information regarding their company that we will include in our public filings. In addition, we cannot change the way in which GreatLand Connections will report its financial results or require GreatLand Connections to change its internal controls over financial reporting. No assurance can be given that GreatLand Connections will provide us with the information necessary to enable us to complete our public filings on a timely basis or at all. Furthermore, any material misstatements or omissions in the information GreatLand Connections is expected to provide to us or publicly files could have a material adverse effect on our financial statements and filing status under federal securities laws.

GreatLand Connections expects its programming expenses to increase considerably immediately following the Spin-Off.

Prior to the Spin-Off, programming expenses for GreatLand Connections’ video services were its largest single expense item, even with the benefit of lower rates obtained by Comcast due to its scale as being the nation’s largest cable operator. Following the Spin-Off, GreatLand Connections expects that it will obtain its programming primarily through Charter, as well as through some direct relationships with programmers. Charter anticipates its programming costs, even after giving effect to the Transactions, to be considerably higher than Comcast’s programming costs.

Programming expenses for GreatLand Connections’ video services are increasing, which could adversely affect GreatLand Connections’ businesses.

The multichannel video provider industry has experienced continued increases in the cost of programming, especially sports programming, which GreatLand Connections expects will continue for the foreseeable future. GreatLand Connections’ programming expenses may also increase as GreatLand Connections adds programming to GreatLand Connections’ video services or distributes existing programming to more of GreatLand Connections’ customers or through additional delivery platforms, such as video on demand or online video applications. Additionally, in the past few years, cable operators have begun paying certain local broadcast television stations in exchange for their required consent for the retransmission of broadcast network programming to its video services customers; GreatLand Connections expects to be subject to increasing demands for payment and other concessions from local broadcast television stations. These market factors may be exacerbated by the increasing trend of consolidation in the media industry, which may further increase GreatLand Connections’ programming expenses. If GreatLand Connections is unable to raise its customers’ rates or offset programming cost increases through the sale of additional services, the increasing cost of programming could have an adverse impact on GreatLand Connections’ results of operations. Moreover, as GreatLand Connections’ contracts with content providers expire, there can be no assurance that they will be renewed on acceptable terms or that they will be renewed at all, in which case GreatLand Connections may be unable to provide such content as part of its video services, and its businesses and results of operations could be adversely affected.

GreatLand Connections faces risks inherent in its commercial business.

GreatLand Connections is focused on growing its commercial services business and expects to maintain or increase expenditures on technology, equipment and personnel focused on the commercial business. Commercial business customers often require service level agreements and generally have heightened customer expectations for reliability of services. If GreatLand Connections’ efforts to build the infrastructure to scale the commercial business are not successful, the growth of its commercial services business would be limited. GreatLand Connections depends on interconnection and related services provided by certain third parties for the growth of its commercial business. As a result, GreatLand Connections’ ability to implement changes as the services grow may be limited. If GreatLand Connections is unable to meet these service level requirements or expectations, its commercial business could be adversely affected.

A decline in advertising expenditures or changes in advertising markets could negatively impact GreatLand Connections’ businesses.

A decline in advertising expenditures could negatively impact GreatLand Connections’ results of operations. Declines can be caused by the economic prospects of specific advertisers or industries, by increased competition for the leisure time of audiences and audience fragmentation, by the growing use of new technologies, or by the economy in general, any of which may cause advertisers to alter their spending priorities based on these or other factors. Further, natural disasters, wars, acts of terrorism, or other significant adverse news events could lead to a reduction in advertising expenditures as a result of uninterrupted news coverage and general economic uncertainty.

GreatLand Connections’ business depends on keeping pace with technological developments.

GreatLand Connections’ success is, to a large extent, dependent on its ability to acquire, develop, adopt and leverage new and existing technologies, and its competitors’ use of certain types of technology and equipment may provide them with a competitive advantage. For example, some companies and municipalities are building advanced fiber-optic networks that provide very fast Internet access speeds, and wireless Internet technologies continue to evolve rapidly to allow for greater speed and reliability. GreatLand Connections expects other advances in communications technology to occur in the future. If GreatLand Connections chooses technology or equipment that is not as effective or attractive to consumers as that employed by its competitors, if GreatLand Connections fails to employ technologies desired by consumers before its competitors do so, or if GreatLand Connections fails to execute effectively on its technology initiatives, GreatLand Connections’ business and results of operations could be adversely affected. GreatLand Connections also may incur increased costs if changes in the products and services that its competitors offer require that GreatLand Connections offer certain of its existing services or enhancements at a lower or no cost to its customers or that GreatLand Connections make additional research and development expenditures, which could have an adverse effect on its businesses.

GreatLand Connections is subject to regulation by federal, state and local authorities, which may impose additional costs and restrictions on GreatLand Connections’ businesses.

Federal, state and local governments extensively regulate the video services industry and may increase the regulation of the Internet service and Voice over Internet Protocol (“VoIP”) service industries. GreatLand Connections expects that legislative enactments, court actions and regulatory proceedings will continue to clarify, and in some cases may adversely affect, the rights and obligations of cable operators and other entities under the Communications Act of 1934, as amended (the “Communications Act”), and other laws. Failure to comply with the laws and regulations applicable to GreatLand Connections’ businesses could result in administrative enforcement actions, fines, and civil and criminal liability.

Changes to existing statutes, rules, regulations, or interpretations thereof, or adoption of new ones, could have an adverse effect on GreatLand Connections’ business.

Legislators and regulators at all levels of government frequently consider changing, and sometimes do change, existing statutes, rules, regulations, or interpretations thereof, or prescribe new ones. Any future legislative, judicial, regulatory or administrative actions may increase GreatLand Connections’ costs or impose additional restrictions on GreatLand Connections’ businesses. For example, in 2014, the FCC launched a rulemaking to adopt new “open Internet” regulations applicable to broadband Internet service providers (“ISPs”) such as us. Among other things, the FCC has proposed requirements to enhance required disclosures regarding network management, performance and commercial terms of the service; bar broadband ISPs from blocking access to lawful content, applications, services or non-harmful devices; and bar wireline broadband ISPs such as us from discriminating in a commercially unreasonable manner in transmitting lawful network traffic. The FCC has also invited comment on proposals to reclassify broadband Internet service as a “telecommunications service,” which would subject it to traditional common carriage regulation under Title II of the Communications Act, potentially including rate regulation and a prohibition or restriction on arrangements between GreatLand Connections and Internet content, application, and service providers, including backbone connection arrangements, which would have a material adverse effect on its business and results of operations. The FCC is also considering the appropriate regulatory framework for VoIP service, including whether that service should be regulated under Title II. While GreatLand Connections cannot predict what rules the FCC will adopt as part of these rulemakings, any changes to the regulatory framework for GreatLand Connections’ high-speed Internet or VoIP services could have a negative impact on its business and results of operations.

GreatLand Connections relies on network and information systems, properties and other technologies, and a disruption, cyber-attack, failure or destruction of such networks, systems, properties or technologies may disrupt or have an adverse effect on its business.

Network and information systems and other technologies, including those related to GreatLand Connections’ network management and customer service operations, are critical to its business activities. Network and information systems-related events, including those caused by us or by third parties, such as computer hackings, cyber attacks, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing, or power outages, natural disasters, terrorist attacks or other similar events, could result in a degradation or disruption of GreatLand Connections’ services, excessive call volume to call centers or damage to its properties, equipment and data. These events also could result in large expenditures to repair or replace the damaged properties, networks or information systems or to protect them from similar events in the future.

In addition, GreatLand Connections may obtain certain confidential, proprietary and personal information about GreatLand Connections’ customers, personnel and vendors, and may provide this information to third parties, in connection with its business. While GreatLand Connections obtains assurances that these third parties will protect this information, there is a risk that this information may be compromised. Any security breaches, such as misappropriation, misuse, leakage, falsification or accidental release or loss of information maintained in GreatLand Connections’ information technology systems, including customer, personnel and vendor data, could damage GreatLand Connections’ reputation and require it to expend significant capital and other resources to remedy any such security breach, and could cause regulators to impose fines or other remedies for failure to comply with relevant customer privacy rules.

The risk of these systems-related events and security breaches occurring continues to intensify in many lines of business, and GreatLand Connections’ line of business may be at a disproportionately heightened risk of these events occurring, due to the nature of its business and the fact that GreatLand Connections maintains certain information necessary to conduct GreatLand Connections’ business in digital form stored on cloud servers. In the ordinary course of GreatLand Connections’ business, there are frequent attempts to cause such systems-related events and security breaches, and GreatLand Connections has experienced a few minor systems-related events that, to date, have not resulted in any significant degradation or disruption to GreatLand Connections’ network or information systems or its services or operations. While Comcast developed and maintained systems seeking to prevent systems-related events and security breaches from occurring, GreatLand Connections will be transitioning from Comcast’s systems following the Spin-Off. Additionally, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite any efforts to prevent these events and security breaches, there can be no assurance that they will not occur in the future or will not have an adverse effect on GreatLand Connections’ business. Moreover, the amount and scope of insurance GreatLand Connections maintains against losses resulting from any such events or security breaches may not be sufficient to cover its losses or otherwise adequately compensate GreatLand Connections for any disruptions to its business that may result, and the occurrence of any such events or security breaches could have an adverse effect on its business.

Weak economic conditions may have a negative impact on GreatLand Connections’ business.

A substantial portion of GreatLand Connections’ revenue is expected to come from customers whose spending patterns may be affected by prevailing economic conditions. Weak economic conditions, including unemployment and a weak housing market, or increases in price levels generally due to inflationary pressures, could adversely affect demand for any of GreatLand Connections’ products and services and have a negative impact on GreatLand Connections’ results of operations. For example, customers may reduce the level of cable services to which they subscribe, or may discontinue subscribing to one or more of GreatLand Connections’ cable services. This risk may be increased by the expanded availability of free or lower cost competitive services, such as Internet video streaming and downloading services, or substitute services for GreatLand Connections’

high-speed Internet and phone services, such as mobile phones, smartphones and Wi-Fi networks. Weak economic conditions also may have a negative impact on GreatLand Connections’ advertising revenue. Additionally, because GreatLand Connections will have concentrations of customers in the Detroit, St. Paul-Minneapolis and Indianapolis designated market areas (“DMAs”), any disproportionate economic weakness in those DMAs as compared to the nation as a whole could have an adverse effect on GreatLand Connections’ business. Weak economic conditions and turmoil in the global financial markets may also impair the ability of third parties to satisfy their obligations to GreatLand Connections. Further, any disruption in the global financial markets may affect GreatLand Connections’ ability to obtain financing on acceptable terms. If economic conditions deteriorate, GreatLand Connections’ businesses may be adversely affected.

GreatLand Connections may be unable to obtain necessary hardware, software and operational support.

GreatLand Connections depends on third-party vendors to supply GreatLand Connections with a significant amount of the hardware, software and operational support necessary to provide certain of its services. Some of these vendors represent GreatLand Connections’ primary source of supply or grant GreatLand Connections the right to incorporate their intellectual property into some of GreatLand Connections’ hardware and software products. If any of these vendors experience operating or financial difficulties, if GreatLand Connections’ demand exceeds their capacity or if they are otherwise unable to meet GreatLand Connections’ specifications or provide the equipment or services GreatLand Connections needs in a timely manner or at reasonable prices, GreatLand Connections’ ability to provide some services may be adversely affected.

GreatLand Connections may be unable to maintain intellectual property protection for its products and services.

GreatLand Connections depends on patent, copyright, trademark and trade secret laws and licenses to establish and maintain its intellectual property rights in technology and the products and services used in its operating activities. Any of GreatLand Connections’ intellectual property rights could be challenged or invalidated, or such intellectual property rights may not be sufficient to permit GreatLand Connections to continue to use certain intellectual property, which could result in discontinuance of certain product or service offerings or other competitive harm, GreatLand Connections incurring substantial monetary liability or being enjoined preliminarily or permanently from further use of the intellectual property in question. The occurrence of any such event could have an adverse effect on GreatLand Connections’ business.

GreatLand Connections’ cable system franchises are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect its business.

GreatLand Connections’ cable systems generally operate pursuant to franchises, permits, and similar authorizations issued by a state or local governmental authority controlling public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for noncompliance. In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal. In some instances, local franchises have not been renewed at expiration, and GreatLand Connections will operate under either temporary operating agreements or without a franchise while negotiating renewal terms with the local franchising authorities.

The traditional cable franchising regime has recently undergone significant change as a result of various federal and state actions. Some state franchising laws do not allow GreatLand Connections to immediately opt into favorable statewide franchising. In many cases, state franchising laws will result in fewer franchise imposed requirements for GreatLand Connections’ competitors who are new entrants than for GreatLand Connections, until it is able to opt into the applicable state franchise.

GreatLand Connections may not be able to comply with all significant provisions of its franchise agreements and certain of its franchisers may from time to time allege that GreatLand Connections has not complied with these agreements. Additionally, GreatLand Connections may not be able to renew, or to renew as favorably, its franchises in the future. A termination of or a sustained failure to renew a franchise in one or more key markets could adversely affect GreatLand Connections’ business in the affected geographic area.

GreatLand Connections has no operating history as a separate company and may be unable to maintain its operating results at historical levels after becoming a stand-alone company.

GreatLand Connections has no operating history as a separate, stand-alone company. We cannot assure you that as a separate company, GreatLand Connections’ operating results will continue at historic levels. Prior to the Transactions, GreatLand Connections, as part of Comcast, the nation’s largest cable operator, was able to procure products and services on favorable terms. As a stand-alone company, GreatLand Connections may not be able to obtain the same favorable terms and could incur additional costs to obtain the same products and services. Additionally, as a stand-alone company, GreatLand Connections will incur additional costs to make investments to replicate or outsource certain systems, infrastructure, and functional expertise that are currently provided by Comcast. In connection with the Transactions, GreatLand Connections will enter into a services agreement with Charter pursuant to which Charter will provide certain services to GreatLand Connections, including but not limited to corporate, network operations, engineering and IT, voice operations, programming management, procurement services, customer products and customer services (the “Charter Services Agreement”). See “Additional Agreements Related to the Contribution and Spin-Off, the Mergers, the Exchange and the Purchase—Charter Services Agreement”. The Charter Services Agreement will require GreatLand Connections to pay to Charter a quarterly service charge of 4.25% of GreatLand Connections’ quarterly total revenues and to reimburse Charter for certain service costs incurred. The Charter Services Agreement will have an initial term of three years, automatically renewable for one-year terms unless either party gives notice of non-renewal at least one year prior to the end of the initial, or any renewal, term. The Charter Services Agreement will also be terminable by either party for customary for-cause events. If the Charter Services Agreement is terminated, GreatLand Connections may not be able to enter into other agreements on terms favorable or acceptable to GreatLand Connections. Any additional or increased costs GreatLand Connections incurs to maintain its systems, infrastructure and functional expertise may have a material adverse effect on its business.

Historically, GreatLand Connections’ business has been operated as part of Comcast’s cable communications business, and Comcast has performed many corporate functions for its operations, including managing financial and human resources systems, internal auditing, investor relations, treasury services, select accounting functions, finance and tax administration, benefits administration, legal, governmental relations and regulatory functions. Following the Transactions, Comcast will provide support to GreatLand Connections with respect to certain of these functions for periods specified in the Transition Services Agreement and various other agreements. However, GreatLand Connections will need to replicate certain systems, infrastructure and personnel to which it will no longer have access after the separation from Comcast, and the costs of such activities may exceed the costs GreatLand Connections has historically incurred or that GreatLand Connections will pay to Comcast during the transition period.

Additional Risk Factors Relating to the Company

Charter is subject to the risks described in Item 1A—Risk Factors, in Charter’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC on February 21, 2014 and is incorporated by reference in this proxy statement/prospectus and all Quarterly Reports on Form 10-Q filed thereafter, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page i for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding, among other things, Charter’s plans, strategies and prospects, both business and financial. Although Charter believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, Charter cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in Charter’s filings with the SEC. Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to the Transactions:

•	the ultimate outcome of the Transactions, including the possibility that the Transactions may not occur if closing conditions are not satisfied;

•	if the Transactions were to occur, the ultimate outcome and results of integrating operations and application of Charter’s operating strategies to the acquired assets and the ultimate ability to realize synergies at the levels currently expected as well as potential programming dis-synergies;

•	disruption in Charter’s business relationships as a result of the Transactions;

•	the impact of the Transactions on Charter’s stock price and future operating results, including due to transaction and integration costs, increased interest expense, business disruption, and diversion of management time and attention;

•	the reduction in Charter’s current stockholders’ percentage ownership and voting interest as a result of the Mergers; and

•	the increase in indebtedness as a result of the Transactions, which will increase interest expense and may decrease Charter’s operating flexibility.

Risks Related to our Business:

•	Charter’s ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in Charter’s markets and to maintain and grow Charter’s customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•	the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	Charter’s ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies, including in connection with Charter’s plan to make its systems all-digital in 2014;

•	the effects of governmental regulation on Charter’s business or potential business combination transactions;

•	the availability and access, in general, of funds to meet Charter’s debt obligations prior to or when they become due and to fund Charter’s operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•	Charter’s ability to comply with all covenants in its indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of its other obligations under cross-default provisions.

All forward-looking statements attributable to Charter or any person acting on Charter’s behalf are expressly qualified in their entirety by this cautionary statement. Charter is under no duty or obligation to update any of the forward-looking statements after the date of this proxy statement/prospectus.

THE CHARTER SPECIAL MEETING

General

This proxy statement/prospectus is being provided to Charter stockholders as part of a solicitation of proxies by the Charter board of directors for use at the Charter special meeting. This proxy statement/prospectus provides Charter stockholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the Charter special meeting.

Date, Time and Place

The Charter special meeting will be held on     ,      at     , local time, at     .

Matters for Consideration

At the special meeting, Charter stockholders will be asked to vote on the following proposals:

•	a proposal to approve the issuance of New Charter common stock in connection with the GreatLand Connections Merger, which we refer to as the “Share Issuance”; and

•	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance, which we refer to as the “meeting adjournment proposal.”

Completion of the Mergers is conditioned on approval of the Share Issuance (unless it is not required under applicable law), but is not conditioned on the approval of the meeting adjournment proposal. The Share Issuance will only occur if the GreatLand Connections Merger is completed.

THE CHARTER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHARTER STOCKHOLDERS VOTE FOR THE SHARE ISSUANCE AND FOR THE MEETING ADJOURNMENT PROPOSAL.

Record Date; Voting Information

The record date for the special meeting is     , 2015. Only holders of record of Charter Class A common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. As of the record date, approximately      shares of Charter Class A common stock were issued and outstanding and entitled to notice of, and to vote at, the special meeting and there were approximately      holders of record of Charter Class A common stock. Each share of Charter Class A common stock shall entitle the holder to one vote on each matter to be considered at the special meeting. A complete list of stockholders entitled to vote at the special meeting will be open to the examination of stockholders on the special meeting date and for a period of ten days prior to the special meeting, during normal business hours, at the offices of Charter, 400 Atlantic Street Stamford, Connecticut 06901.

If you are a record holder of Charter Class A common stock on the record date, you may vote your shares of Charter Class A common stock in person at the special meeting or by proxy as described below under “—Voting by Proxy.”

Quorum

The holders of a majority of the voting power of Class A common stock of Charter issued and outstanding and entitled to vote, present either in person or by proxy at the meeting, will constitute a quorum. A quorum must be present before a vote can be taken on the proposal to approve the Share Issuance but is not required for a vote on the meeting adjournment proposal. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.

If a quorum is not present or if there are not sufficient votes for the approval of the Share Issuance, Charter expects that the Charter special meeting will be adjourned to solicit additional proxies, subject to approval of the meeting adjournment proposal a majority of votes cast by holders of the shares of Charter common stock present in person or represented by proxy at the Charter special meeting. At any subsequent reconvening of the Charter special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Charter special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Required Vote

You may vote “FOR” or “AGAINST,” or you may abstain from voting on the proposal to approve the Share Issuance. Consummation of the Transactions requires the approval of the Share Issuance. To the extent that the approval by Charter stockholders of the Share Issuance is required in accordance with NASDAQ rules, such approval will require, pursuant to the DGCL and Charter’s governing documents, a majority of votes cast by holders of the shares of Charter Class A common stock present or represented by proxy at the special meeting at which a quorum is present. The approval of the meeting adjournment proposal requires a majority of votes cast by holders of the shares of Charter Class A common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present.

Under NASDAQ rules, banks, brokers or other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the special meeting of Charter stockholders are such “non-routine” matters. Broker non-votes occur when a bank, broker or other nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Not instructing your bank, broker or other nominee how you wish your shares to be voted will not have an effect on the proposal to approve the Share Issuance or the meeting adjournment proposal.

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.

Voting by Proxy

If you were a record holder of Charter Class A common stock at the close of business on the record date of the special meeting, a proxy card is enclosed for your use. Charter requests that you submit your proxy to vote your shares as promptly as possible by (i) accessing the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the Internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Charter common stock represented by it will be voted at the special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Charter Class A common stock represented are to be voted with regard to a particular proposal, the Charter Class A common stock represented by the proxy will be voted in accordance with the recommendation of the Charter board of directors and, therefore, “FOR” the proposal to approve the Share Issuance and “FOR” the meeting adjournment proposal.

If your broker, bank or other nominee holds your shares of Charter Class A common stock in street name, you must either direct your nominee on how to vote your shares or obtain a proxy from your nominee to vote in person at the special meeting. Please check the voting form used by your nominee for information on how to submit your instructions to them.

Your vote is important. Accordingly, if you were a record holder of Charter Class A common stock on the record date of the special meeting, please sign and return the enclosed proxy card or vote via the Internet or telephone whether or not you plan to attend the special meeting in person. Proxies submitted through the specified Internet website or by phone must be received by 11:59 p.m., Eastern Time, on     .

Revocation of Proxies

If you are the record holder of Charter Class A common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the Internet); or

•	attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Charter Communications, Inc.

400 Atlantic Street

Stamford, Connecticut 06901

Attention: Corporate Secretary

If your shares are held in street name through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Voting by Charter Directors and Executive Officers

At the close of business on the record date of the special meeting, Charter directors and executive officers and their affiliates were entitled to vote      shares of Charter Class A common stock or approximately     % of the shares of Charter Class A common stock outstanding on that date. Charter currently expects that its directors and executive officers and their affiliates will vote their shares in favor of all proposals, but none of them has entered into any agreement obligating him or her to do so.

To the extent that the approval by Charter stockholders of the Share Issuance is required in accordance with NASDAQ rules, such approval will require, pursuant to the DGCL and Charter’s governing documents, a majority of votes cast by holders of the shares of Charter Class A Common Stock present or represented by proxy at the special meeting at which a quorum is present. The approval of the meeting adjournment proposal requires a majority of votes cast by holders of the shares of Charter Class A common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present.

On April 25, 2014, concurrently with the execution of the Transactions Agreement by and between Charter and Comcast, Liberty entered into a voting agreement (the “Voting Agreement”) with Comcast. Pursuant to the Voting Agreement, Liberty agreed, among other things, to vote all of its shares of Charter Class A common stock in favor of the stock issuance pursuant to the Transactions Agreement and any other matters for which the approval of Charter’s stockholders is reasonably necessary to consummate the transactions contemplated by the Transactions Agreement, and against any actions that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by the Transactions Agreement. Liberty agreed, subject to certain exceptions, not to transfer its shares of Charter Class A common stock during the term of the Voting Agreement. Liberty further agreed that, subject to certain exceptions, neither it nor certain related entities will knowingly acquire ownership of any GreatLand Connections stock until the second anniversary of the GreatLand Connections merger. The Liberty Voting Agreement may be terminated under certain circumstances as more fully described under the heading “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers of Charter.”

Solicitation of Proxies

Charter is soliciting proxies for the special meeting and will bear all expenses in connection with solicitation of proxies. We have retained     , a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $     plus expenses. Upon request, Charter will pay banks, brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold shares. Charter expects to solicit proxies primarily by mail, but directors, officers and other employees of Charter may also solicit in person or by Internet, telephone or mail.

Other Matters

As of the date of this proxy statement/prospectus, the Charter board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting of Charter stockholders, or any adjournments of the special meeting are proposed and are properly voted upon, the enclosed proxies will give the individuals that Charter stockholders name as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters; provided, however, that those individuals will only exercise this discretionary authority with respect to matters that were unknown a reasonable time before the solicitation of proxies.

Pursuant to the Transactions Agreement, Charter’s board of directors may, in its sole discretion, change its recommendation with respect to the shareholder meeting if the board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duty.

Proxy Solicitor

Charter stockholders who need assistance in voting their shares or need a copy of this proxy statement/prospectus should contact:

Toll-Free:      (in the United States and Canada)

Email:

Transfer Agent

Charter stockholders should contact the transfer agent, at the phone number or address listed below, if they have questions concerning transfer of ownership or other matters pertaining to their stock accounts.

Computershare Shareowner Services

211 Quality Circle, Suite 210

College Station, Texas 77845

Telephone: 1-866-245-6077 (in the United States)

Telephone: 201-680-6578 (outside the United States)

THE TRANSACTIONS

General

On April 25, 2014, Charter entered into the Transactions Agreement, a binding definitive agreement with Comcast which contemplated the Contribution and Spin-Off, the Mergers, the Exchange and the Purchase, and Charter expects to enter into more detailed Implementing Agreements, implementing the April 25 agreement. The Transactions are expected to be executed substantially contemporaneously with each other and will be consummated as promptly as practicable following the merger of a subsidiary of Comcast with Time Warner Cable, Inc. The completion of the Transactions will result in the combined Comcast-Time Warner Cable entity divesting a net approximately 3.8 million video customers and Charter acquiring a net approximately 1.3 million existing Time Warner Cable video customers, making Charter the second largest cable operator in the United States. Immediately following the Mergers, (1) New Charter is expected to own approximately 33% of the outstanding common stock of GreatLand Connections and Comcast shareholders as of the record date of the Spin-Off owning approximately     % of the outstanding Class A common stock of GreatLand Connections, and (2) current Charter stockholders are expected to own approximately     % of New Charter’s outstanding Class A common stock, and Comcast shareholders as of the record date of the Spin-Off will own approximately     % of New Charter’s outstanding Class A common stock and will retain their shares in Comcast.

The Implementing Agreements will provide for the allocation between Comcast and GreatLand Connections of Comcast’s assets, liabilities and obligations and will govern the relationship between Comcast and GreatLand Connections after the Separation (including with respect to employee matters, intellectual property rights, and tax matters). In connection with the Spin-Off, GreatLand Connections’ Spin-Off from Comcast, GreatLand Connections and Comcast will also enter into other agreements, and GreatLand Connections, Comcast and New Charter will enter into the Tax Matters Agreement, which will provide for, among other things, the allocation among Comcast, GreatLand Connections and New Charter of certain tax assets and obligations.

Charter, New Charter, Charter Merger Sub, GreatLand Connections Merger Sub and Comcast will also enter into the Merger Agreement to effect the Mergers and set forth the terms and conditions of the Mergers, as well as to provide for, among other things, certain covenants regarding the operation of the GreatLand Connections Business by Comcast before the closing of the Mergers. In addition, Charter and Comcast will enter into the Exchange Agreement and the Asset Purchase Agreement to effect the Exchange and the Purchase, respectively, and to set forth the terms and conditions of the Exchange and the Purchase, respectively. In connection with the Exchange Agreement, Charter will enter into a Transition Services Agreement which will provide for, among other things, the provision of transition services to Charter and Comcast following the Exchange.

Charter’s Subscriber Footprint in 2014	Charter’s Anticipated Subscriber Footprint after the Transactions

Transaction Sequence

Below is a step-by-step list illustrating the sequence of material events relating to the Contribution and Spin-Off, the Mergers, the Exchange and the Purchase that are expected to occur, subject to the closing conditions described in “The Implementing Agreements—The Merger Agreement—Closing Conditions”:

Step 1—Transfer of GreatLand Connections Business to GreatLand Connections; GreatLand Connections Debt Incurrence and Distribution to Comcast. Comcast will transfer the GreatLand Connections Systems, the relevant subscribers and any other assets and liabilities, investments and businesses primarily related to the GreatLand Connections Systems to GreatLand Connections (directly and through its subsidiaries), and GreatLand Connections will incur new indebtedness. The indebtedness will consist of (i) credit facilities or new issuance of notes to be used to fund cash distributions to Comcast and for general corporate purposes and (ii) notes newly issued by GreatLand Connections to Comcast.

Step 2—Debt-for-Debt Exchange. Comcast will exchange newly issued GreatLand Connections notes for existing Comcast notes that have been acquired by third party financial institutions pursuant to a debt tender offer for existing Comcast notes.

Step 3—Spin-Off. Comcast will distribute all of the GreatLand Connections shares to the holders of outstanding shares of Comcast common stock. The Spin-Off will occur after the closing of the Time Warner Cable merger and will be made pro rata to holders of Comcast common stock as of the record date for the Spin-Off.

Step 4—New Charter Reorganization. Charter Merger Sub will merge with and into Charter, resulting in New Charter becoming the publicly traded holding company of Charter.

Step 5—GreatLand Connections Merger. GreatLand Connections Merger Sub, another newly formed, wholly owned subsidiary of New Charter, will merge with and into GreatLand Connections, resulting in New Charter owning approximately     % of the outstanding common stock of GreatLand Connections and GreatLand Connections stockholders owning approximately     % of the outstanding Class A common stock of New Charter.

Step 6—Asset Exchange. Charter will exchange with Comcast certain systems serving approximately 1.6 million Charter video customers for certain cable systems currently serving approximately 1.5 million Time Warner Cable video customers.

Step 7—Asset Purchase. Charter will acquire from Comcast for cash certain cable systems currently owned by Time Warner Cable and not included in the Exchange, currently serving approximately 1.4 million Time Warner Cable video customers.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Contribution and Spin-Off but before the Mergers, and the corporate structure immediately following the consummation of the Transactions.

The Contribution and Spin-Off

Pursuant to and in accordance with the terms and conditions of the Separation Agreement, Comcast will transfer the GreatLand Connections Systems, the relevant subscribers and any other assets and liabilities primarily related to the GreatLand Connections Systems to GreatLand Connections. GreatLand Connections is currently a wholly owned subsidiary of Comcast that was formed on May 27, 2014 in connection with the Transactions.

GreatLand Connections (directly and through its subsidiaries) is expected to incur new indebtedness in an amount equal to 5.0 times the 2014 EBITDA of the GreatLand Connections Systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing). The indebtedness will consist of bank debt and/or term loans or new issuance of notes to be used to fund cash distributions to Comcast and for general corporate purposes at GreatLand Connections, and GreatLand Connections notes newly issued to Comcast, which will enable Comcast to complete the debt-for-debt exchange described below. In addition, GreatLand Connections is expected to have a $750 million unfunded revolving line of credit to facilitate day-to-day operations and cash flow.

To effect the debt-for-debt exchange, third-party financial institutions will conduct a debt tender offer for existing Comcast notes and will offer new GreatLand Connections notes. Charter and Comcast will determine the cap on the expenses to be incurred in connection with the debt tender offer. If the cap is not sufficient to allow purchases in the debt tender offer, or the debt tender offer does not result in actual tenders, of Comcast notes that would be exchanged for GreatLand Connections notes resulting in GreatLand Connections leverage equal to 5.0 times the 2014 EBITDA of the GreatLand Connections Systems, each of Charter and Comcast will have the right to fund additional tender premium at its own expense to increase GreatLand Connections leverage. If the amount of Comcast notes ultimately tendered following exchange for new GreatLand Connections notes, would result in GreatLand Connections leverage of less than 2.5 times 2014 EBITDA of the GreatLand Connections Systems, the Transactions will be terminated. If as a result of the debt-for-debt exchange, the GreatLand Connections leverage is at least 2.5 times but less than 5.0 times 2014 EBITDA of the GreatLand Connections Systems, the GreatLand Connections Merger Consideration will be increased in accordance with the formula described below in “—The Mergers.”

Following the settlement of the debt tender offer, GreatLand Connections notes to be issued to Comcast may be priced in the market on a best-efforts basis, in a principal amount (less original issue discount, if any) equal to the value of tendered Comcast notes, and Comcast may seek to have the banks exchange the GreatLand Connections notes held by Comcast for the tendered Comcast notes.

Following the distribution and debt-for-debt exchange, Comcast will distribute all of the GreatLand Connections shares (which will consist of Class A and Class A-1 shares) to the holders of outstanding shares of Comcast common stock in the Spin-Off. The Spin-Off will occur after the closing of the Time Warner Cable merger and will be made pro rata to holders of Comcast common stock as of the record date for the Spin-Off.

Fractional shares of GreatLand Connections Class A-1 common stock will be issued to Comcast shareholders in connection with the Spin-Off. No fractional shares of GreatLand Connections Class A common stock, however, will be issued to Comcast shareholders in connection with the Spin-Off. Instead, the distribution agent will aggregate fractional shares of GreatLand Connections Class A common stock into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds, net of brokerage fees and other costs, from the sales pro rata to each holder who would otherwise have been entitled to receive a fractional share of GreatLand Connections Class A common stock in the Spin-Off. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payments made in lieu of fractional shares.

After the Spin-Off, Comcast will not own any shares of GreatLand Connections common stock.

The Mergers

The Charter Merger is a reorganization of Charter that, in itself, is not intended to change the ultimate economic or voting interests of Charter stockholders or the assets or liabilities of Charter and its subsidiaries. Pursuant to and in accordance with the terms and conditions of the Merger Agreement, following the Spin-Off, New Charter will convert into a corporation. Charter Merger Sub, a newly formed, wholly owned subsidiary of New Charter, will merge with and into Charter in the Charter Merger with the effect that each share of Class A common stock of Charter will be converted into one share of Class A common stock of New Charter. New Charter will become the publicly-traded parent company of Charter and its Class A common stock will be traded on the NASDAQ under the same ticker symbol, CHTR, as currently used by Charter. GreatLand Connections Merger Sub, another newly formed, wholly owned subsidiary of New Charter, will merge with and into GreatLand Connections in the GreatLand Connections Merger, with GreatLand Connections surviving.

At the effective time of the Mergers:

•	each issued and outstanding share of Charter Class A common stock (except shares of Charter Class A common stock held by Charter as treasury or owned by Charter) will be automatically converted into one share of New Charter Class A common stock;

•	each issued and outstanding share of GreatLand Connections Class A common stock will remain outstanding without modification and each issued and outstanding share of GreatLand Connections Class A-1 common stock will be automatically converted into a number of shares of New Charter Class A common stock equal to the SpinCo Class A-1 Common Stock Conversion Ratio (as defined in the Merger Agreement); and

•	New Charter will receive the maximum number of shares of GreatLand Connections common stock that New Charter can receive pursuant to the GreatLand Connections Merger and based on the number of outstanding shares of GreatLand Connections common stock without causing the historic Comcast shareholders, not including former Time Warner Cable stockholders and disregarding public trading, to own (within the meaning of Section 355(e) of the Code) less than 50.75% of the GreatLand Connections shares.

We refer to the percentage of shares of GreatLand Connections common stock owned by New Charter immediately following the effective time of the Mergers as the New Charter GreatLand Ownership Percentage. We currently estimate that the New Charter GreatLand Ownership Percentage will be approximately 33%. The SpinCo Class A-1 Common Stock Conversion Ratio will be determined to ensure that the holders of GreatLand Connections common stock immediately prior to the effective time of the Mergers will receive an aggregate number of shares of New Charter common stock equal in value (based on Charter Share Valuation) to the aggregate value of GreatLand Connections, calculated as explained below, multiplied by the New Charter Ownership Percentage (we refer to such aggregate number of shares of New Charter common stock as the “New Charter share number”). For the purposes of determining the New Charter share number, the aggregate value of GreatLand Connections, which we refer to as the Aggregate GreatLand Connections Equity Valuation, will be calculated by multiplying the estimated GreatLand Connections Carveout 2014 EBITDA (as defined in the Merger Agreement) by 7.125 and subtracting the amount of GreatLand Connections indebtedness (excluding indebtedness incurred to pay expenses and reimbursements and, without duplication, that results in cash held by GreatLand Connections immediately after the closing), GreatLand Connections financing expenses incurred by Comcast and not reimbursed by GreatLand Connections and the fair market value of GreatLand Connections’ non-system assets.

Immediately after the Mergers are completed, GreatLand Connections stockholders as of immediately prior to the Mergers are expected to collectively own approximately     %, and Charter stockholders as of immediately prior to the Mergers are expected to collectively own approximately     %, of the outstanding shares of New Charter Class A common stock.

If the Aggregate GreatLand Connections Equity Valuation has not been finally determined prior to the completion of the GreatLand Connections Merger, there will be a post-closing adjustment between Comcast and GreatLand Connections based upon any differences between the Aggregate GreatLand Connections Equity Valuation used for the calculation of the New Charter share number, on the one hand, and the actual Aggregate GreatLand Connections Equity Valuation on the other hand. If the actual Aggregate GreatLand Connections Equity Valuation is greater than estimated Aggregate GreatLand Connections Equity Valuation, then GreatLand Connections shall pay to Comcast an amount equal to such difference. If GreatLand Connections’ estimated Aggregate GreatLand Connections Equity Valuation is greater than GreatLand Connections’ actual Aggregate GreatLand Connections Equity Valuation, then Comcast shall pay to GreatLand Connections an amount equal to such difference. Such payment by Comcast or GreatLand Connections, as applicable, shall be made to the other as soon as practicable, and in any event not later than six months following final resolution of the amount of such payment. Interest shall accrue on any such payment at a rate of 5% per annum starting 10 business days after final resolution of the amount of such payment.

The Exchange and the Purchase

Concurrently with the closing of the Mergers, Charter will exchange with Comcast certain systems serving approximately 1.6 million Charter video customers, for certain cable systems serving approximately 1.5 million

Time Warner Cable video customers, in each case together with the relevant customers and all the other assets and liabilities primarily related to such systems in a tax-efficient like-kind exchange. To the extent EBITDA of the exchanged systems differs, a cash equalization payment will be made, and trued up post-closing (only if not finally determined prior to closing), at a valuation of 7.125 times such difference in EBITDA. In addition, there will be a post-closing adjustment between Charter and Comcast to true up for any variance of working capital of the exchanged systems from a normalized level of working capital.

At the same time, Charter will acquire from Comcast certain cable systems currently serving approximately 1.4 million Time Warner Cable video customers, together with the relevant customers and all the other assets and liabilities primarily related to such systems for cash consideration equal to 7.125 times the 2014 EBITDA (as defined in the Asset Purchase Agreement) for such systems for 2014. The consideration for the Purchase will be financed with new indebtedness of Charter. Charter will also pay to Comcast amounts representing the tax benefit of the step up it receives in the tax basis of the assets acquired in the Purchase. Such amounts will be paid as the related tax benefit is realized by Charter over an eight-year period, and an additional payment will be made at the end of such eight year period in the then-present value of any remaining tax benefit. In addition, there will be a post-closing adjustment between Charter and Comcast to true up for any variance of working capital of the acquired systems from a normalized level of working capital.

Trading Markets

Charter Common Stock

Charter Class A common stock began trading on the NASDAQ under the ticker symbol “CHTR” in September, 2010. After the Mergers, it is expected that shares of New Charter Class A common stock will also trade on the NASDAQ under the same ticker symbol.

GreatLand Connections Common Stock

There currently is no trading market for shares of GreatLand Connections common stock. It is expected that GreatLand Connections common stock will trade on the NASDAQ under the ticker symbol “GLCI”.

Background of the Mergers

Our industry is dynamic and evolving technologically and structurally. Therefore, we continuously evaluate and pursue possibilities for strategic business combinations and investments that could enhance our ability to serve customers and create stockholder value. In early 2013, as part of its ongoing strategic review activities, Charter came to the belief that significant value could be created through the application of Charter’s growth-oriented strategies to the cable assets held by Time Warner Cable in a combination of the two companies. Over the course of 2013 and early 2014, Charter made several proposals to Time Warner Cable regarding such a combination, all of which were rejected by Time Warner Cable. As part of its pursuit of a business combination with Time Warner Cable, Charter discussed with Comcast the possibility of Comcast and Charter collectively supporting a transaction in which Charter would acquire Time Warner Cable and divest assets to Comcast. On February 11, 2014, Charter announced, and gave notice to Time Warner Cable of, its nomination of a full slate of candidates for Time Warner Cable’s board of directors to be considered at Time Warner Cable’s 2014 annual meeting.

On February 13, 2014, Comcast and Time Warner Cable issued a joint press release announcing the approval of a merger agreement between the two companies by the board of directors of each company. The Time Warner Cable merger agreement contemplated that, in connection with the transaction, Comcast/Time Warner Cable was prepared to divest up to 3 million subscribers of the combined company as part of its pursuit of regulatory approval.

On March 12, 2014, Tom Rutledge, President and Chief Executive Officer of Charter, and John Malone and Gregory Maffei, directors of Charter, discussed with Brian Roberts, the Chairman and Chief Executive Officer of

Comcast, the possibility of a transaction to follow Comcast’s acquisition of Time Warner Cable, in which Charter would purchase, and/or acquire interests in a spun-off subsidiary of Comcast holding, cable systems serving Comcast and Time Warner Cable cable subscribers following Comcast’s acquisition of Time Warner Cable. On March 24, 2014, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), Charter’s outside counsel, sent to Davis Polk and Wardwell LLP (“Davis Polk”), Comcast’s outside counsel, a high-level proposed transaction structure, involving a spin-off of Comcast cable systems, a swap of Time Warner Cable cable systems for Charter cable systems, and a sale of Time Warner Cable cable systems to Charter for cash. Later that day, the two counsels discussed the structure, including the tax treatment of the proposed transactions.

On March 25, 2014, Mr. Rutledge met with Michael Angelakis, Chief Financial Officer and Vice Chairman of Comcast, to discuss matters relating to the potential structure, tax treatment, and timing of the proposed transactions.

In the evening of March 27, 2014, Charter filed with the SEC a preliminary proxy statement soliciting proxies from the stockholders of Time Warner Cable in opposition to the Comcast merger, which became publicly available on March 28, 2014.

On March 31, 2014, representatives of Charter, including Christopher Winfrey, Executive Vice President and Chief Financial Officer of Charter, met with representatives of Comcast, including Mr. Angelakis, to discuss the structure and valuation of the potential transaction. On April 1, 2014, the Charter board of directors met telephonically for an update on Time Warner Cable and the discussions with Comcast, including Charter’s options.

On April 9, 2014, representatives of Charter, including Messrs. Rutledge and Maffei, met with representatives of Comcast, including Neil Smit, Executive Vice President of Comcast, and Mr. Angelakis, and determined that 7.125 times the EBITDA of the combined systems would serve as the primary financial consideration in the proposed transactions, as well as preliminary terms as to the distribution of assets to be acquired and exchanged, and certain governance matters with respect to GreatLand Connections.

On April 10, 2014, Wachtell Lipton sent to Davis Polk, a draft of a Transactions Agreement setting forth material terms of the proposed transactions. The Transactions Agreement draft contemplated that Charter would acquire the maximum equity interest in GreatLand Connections consistent with tax-free treatment of the spin-off, a valuation of all cable systems transferred in the transaction at 7.125x the EBITDA of the transferred systems, and a payment by Charter to Comcast of amounts representing certain tax benefits resulting from the cash purchase component of the proposed transaction. Over the next four days, representatives of Charter, including Messrs. Rutledge and Winfrey, Charles Fisher, Senior Vice President, Corporate Finance of Charter, Richard Dykhouse, Executive Vice President, General Counsel and Corporate Secretary of Charter, Goldman, Sachs & Co. (“Goldman Sachs”), LionTree Advisors LLC (“LionTree”) and Wachtell Lipton, had numerous meetings and discussions with representatives of Comcast, including Mr. Angelakis, Robert Pick, Senior Vice President, Corporate Development of Comcast, Alexander Evans, Executive Vice President, Global Corporate Development and Strategy of Comcast, and Arthur Block, Senior Vice President, General Counsel and Secretary of Comcast, J.P. Morgan, financial advisor to Comcast, and Davis Polk regarding the terms of the proposed transaction, including details of valuation mechanics, the level of the parties’ commitments regarding financing and regulatory approvals, services to be provided by the parties to each other and to GreatLand Connections, standstills with respect to GreatLand Connections and indemnification obligations. During this period, the parties also exchanged several drafts of the Transactions Agreement.

On April 11, 2014, the Charter board of directors met telephonically to review status and receive an update on the negotiations with Comcast. On April 15, 2014, the board again met telephonically and reviewed the terms of a draft of the Transactions Agreement with Charter’s senior management and with Wachtell Lipton and Charter’s financial advisors, LionTree and Goldman Sachs. In particular, Charter’s senior management and Wachtell Lipton described the binding nature of the term sheet, transaction structure, the valuation formula, the systems involved, requirement of Company shareholders’ approval and the Board’s obligations with respect thereto, conditions to closing, termination rights, the requirement that Time Warner Cable consent to the transaction, the terms of the services agreement Charter would enter into with GreatLand Connections, the management of GreatLand Connections, taxation of the asset purchase, and the financing of the acquisition. Each of Charter’s financial advisors reviewed with the Charter board of directors their financial analysis of the transactions. LionTree delivered to the board its oral opinion that, as of April 15, 2014 and subject to the factors, assumptions and limitations used by LionTree in reaching its opinion, the consideration to be paid in the Transactions was fair, from a financial point of view, to Charter. Goldman Sachs informed the board that it was not then able to render a fairness opinion to the board because, among other reasons, historical financial statements and other information with respect to the businesses subject to the Transactions were not then available and Goldman Sachs had not been provided with the opportunity to conduct due diligence of the nature it would customarily perform in connection with the delivery of a fairness opinion. Goldman Sachs also indicated that it then believed that, in connection with the board’s evaluation as to whether to recommend that stockholders of Charter vote in favor of the issuance of New Charter shares in the GreatLand Connections Merger, it would be able to render to the board an opinion, to the effect that the consideration to be paid by Charter in connection with the Transactions is fair from a financial point of view to Charter, subject to, among other things, the historical financial statements and information included in this proxy statement/prospectus, any updated forecasts from Charter management and Goldman Sachs’ due diligence not revealing information in any way material to Goldman Sachs’ financial analyses. After further consideration and consultation with its legal and financial advisors, the Charter board of directors unanimously (by all directors present) approved and declared advisable the proposed Transactions Agreement, the Charter Merger and the other Transactions.

From April 15, 2014 through April 21, 2014, representatives of Charter, including Messrs. Rutledge, Winfrey, Fisher and Dykhouse, and its financial advisors and counsel, had numerous meetings and discussions with representatives of Comcast, including Messrs. Angelakis, Pick, Evans and Block, and its financial advisors and counsel, in which they continued to negotiate terms of the proposed transaction regarding, among other things, the minimum and maximum leverage levels that could result from the GreatLand Connections financing, the timing and cost of financing commitments, the structure and cost of the debt-for-debt exchange, the allocation of the risk of tax liability, whether the parties would proceed with some portions of the transactions if other portions could not be completed, level of efforts and commitments required for regulatory and financing purposes, and the level of services and the methodology of cost reimbursements for transition and other support services. The parties did not resolve these issues during these discussions. During this period, the parties exchanged several drafts of the Transactions Agreement.

Starting on April 22, 2014, representatives of Charter, including Messrs. Winfrey, Fisher and Dykhouse, and its financial advisors and counsel, met at Wachtell Lipton’s offices with representatives of Comcast, including Messrs. Angelakis, Pick, Evans and Block, and its financial advisors and counsel, to finalize negotiations on the Transactions Agreement. The meetings continued through April 25, 2014, and addressed matters including the financing structure for the transactions, regulatory obligations of the parties, the method of calculating Charter’s permissible interest in GreatLand Connections, and the specific geographic areas in which cable systems would be spun off, sold or swapped and the number of subscribers served by such systems. Following these discussions, the parties agreed, among other things, that failing to achieve a GreatLand Connections leverage ratio of 2.5x (as calculated in the Transactions Agreement) would result in the termination of the transactions; that in certain circumstances, either party may, at its own expense, change certain terms of the debt-for-debt exchange in order to make the exchange more attractive to current holders of Comcast debt and to achieve the target GreatLand Connections leverage ratio of 5.0x; that the number of New Charter shares to be issued to GreatLand Connections stockholders would be increased if the target GreatLand Connections leverage ratio was not achieved; that Comcast and Charter would be jointly responsible for the debt transactions; that the parties would not be obligated to agree to divestitures to obtain regulatory approvals for the transactions, but that, subject to certain exceptions, Comcast would be obligated to agree to conditions that it agrees to in connection with the Time Warner Cable transaction; and that the outside date for consummating the transactions would be determined based on the status of regulatory approvals as described in the Transactions Agreement.

On Friday, April 25, 2014, representatives of Charter and Comcast concluded their negotiations on the Transactions Agreement. In the evening of that day, Time Warner Cable delivered its written consent to the entry into the Transactions Agreement by Comcast and to the Transactions, Comcast and Charter entered into the Transactions Agreement, and Comcast and Liberty entered into the Voting Agreement. Shortly thereafter, Charter withdrew its formal notice of intent to nominate individuals for election to the Time Warner Cable board of directors and submit other business proposals at Time Warner Cable’s 2014 annual meeting. On the following business day, Monday, April 28, 2014, Charter and Comcast announced the execution of the Transactions Agreement.

On December 5, 2014, the Charter board of directors met to consider their recommendation to Charter stockholders in connection with the vote on the issuance of shares of New Charter in connection with the GreatLand Connections Merger. The Charter board of directors, together with their financial and legal advisors, among other things, received an update on the status and progress of the Transactions, and considered the forecasts described below under “—Certain Forecasts.” LionTree and Goldman Sachs each reviewed with the Charter board of directors their financial analysis of the Transactions as described below under “—Opinions of Charter’s Financial Advisors.” LionTree delivered to the board its oral opinion (subsequently confirmed in writing) that as of December 5, 2014, and subject to the factors, assumptions and limitations set forth in LionTree’s written opinion (attached as Annex D to this proxy statement/prospectus) the Consideration (as defined in the written opinion) to be paid in connection with the Transactions was fair, from a financial point of view, to Charter. Goldman Sachs rendered to the board its oral opinion (subsequently confirmed in writing) to the effect that, as of December 5, 2014, and subject to the factors, assumptions and limitations set forth in Goldman Sachs’ written opinion (attached as Annex E to this proxy statement/prospectus), the Aggregate Consideration (as defined in the written opinion) to be paid by Charter and New Charter for the Acquired Assets (as defined in the written opinion) pursuant to the Transactions Agreement was fair from a financial point of view to Charter. After further consideration and consultation with its legal and financial advisors, the Charter board of directors unanimously (by all directors present) determined to recommend that Charter’s stockholders vote in favor of the issuance of shares of New Charter in connection with the GreatLand Connections Merger.

Charter’s Reasons for the Transactions

In reaching its decision in April to unanimously (by all directors present) approve and find advisable the Transactions Agreement, the Charter Merger and the other Transactions, and its decision in December to unanimously (by all directors present) recommend that Charter stockholders vote in favor of the issuance of shares of New Charter in connection with the GreatLand Connections Merger, the Charter board of directors consulted with members of Charter’s management as well as with its financial and legal advisors and carefully considered a variety of factors, including the following:

•	the significant expansion and rationalization of Charter’s operating footprint provided by the Transactions, which is expected to permit Charter to provide better marketing and service capabilities;

•	the increased scale of Charter’s operations following the Transactions, including the fact that the transaction will result in Charter acquiring approximately a net 1.3 million existing Time Warner Cable video customers, increasing Charter’s video customer base from 4.4 million in April, 2014 to approximately 5.7 million upon completion of the Transactions;

•	Charter’s ownership of approximately 33% of the outstanding shares of GreatLand Connections common stock immediately following completion of the Mergers, giving Charter the opportunity to participate meaningfully in the future performance of a new cable company expected to serve approximately 2.5 million customers;

•	Charter’s provision of services to GreatLand Connections, for which it will receive payments including a management services fee of 4.25% of GreatLand Connections’ revenues pursuant to the Charter Services Agreement;

•	the financial strength of Charter after the Transactions and the increased flexibility that this strength should provide, including an ongoing ability to pursue new acquisition opportunities and other initiatives providing stockholder value;

•	the expectation that the Transactions will be accretive to Charter’s stock price, increase Charter’s sales and earnings and enhance cash flow generation, which would allow Charter to reduce its debt obligations on an accelerated basis;

•	Charter’s ability to obtain a significant part of the strategic and operating benefits Charter had hoped to achieve in its contemplated merger with Time Warner Cable, at a lower valuation than would have been possible through a competitive process to acquire Time Warner Cable;

•	the fact that the pricing mechanism on which the Transactions are based is designed to adjust to reflect actual financial results for 2014, which will be more closely calibrated to the benefit that Charter will receive in the Transactions, and the ability Charter would have in certain circumstances to terminate for a failure to secure financing;

•	the opinion of LionTree to the effect that, as of the date of LionTree’s opinion and subject to the factors, assumptions and limitations used by LionTree in reaching its opinion, the consideration to be paid in the Transactions was fair, from a financial point of view, to Charter, as more fully described below under the caption “—Opinions of Charter’s Financial Advisors—Opinion of LionTree Advisors LLC”; and

•	the fact that, although Goldman Sachs indicated on April 15, 2014 that it was not then in a position to render to the board of directors an opinion as to the fairness of the consideration to be paid pursuant to the Transaction Agreement because, among other reasons, historical financial statements and other information with respect to the businesses subject to the Transactions were not then available and Goldman Sachs had not been provided with the opportunity to conduct due diligence of the nature it would customarily perform in connection with the delivery of a fairness opinion, Goldman Sachs also indicated that it then believed that, in connection with the board’s evaluation as to whether to recommend that stockholders of Charter vote in favor of the issuance of New Charter shares in the GreatLand Connections Merger, it would be able to render to the board of directors of Charter an opinion to the effect that the consideration to be paid by Charter pursuant to the Transactions Agreement is fair from a financial point of view to Charter, subject to, among other things, the historical financial statements and information included in this proxy statement/prospectus, any updated forecasts from Charter management and Goldman Sachs’ due diligence not revealing information in any way material to Goldman Sachs’ financial analyses; and

•	the oral opinion of Goldman Sachs (subsequently confirmed in writing) rendered to the board of directors of Charter on December 5, 2014 in connection with the its evaluation as to whether to recommend that stockholders of Charter vote in favor of the issuance of New Charter shares in the GreatLand Connections Merger to the effect that, as of that date and subject to the factors, assumptions and limitations set forth in Goldman Sachs’ written opinion (attached as Annex E to this proxy statement/prospectus), the Aggregate Consideration (as defined in the written opinion) to be paid by Charter and New Charter for the Acquired Assets (as defined in the written opinion) pursuant to the Transactions Agreement was fair from a financial point of view to Charter and the financial analysis presented by Goldman Sachs to the board of directors of Charter in connection with the rendering of its opinion, all as more fully described below under the caption “—Opinions of Charter’s Financial Advisors—Opinion of Goldman, Sachs & Co.”

The Charter board of directors also considered certain countervailing factors in its deliberations concerning the Transactions, including:

•	the dilution of the voting power of Charter’s current stockholders that would result from the issuance of New Charter Class A common stock to GreatLand stockholders in the GreatLand Connections Merger;

•	the possibility that the number of shares of New Charter Class A common stock to be issued could increase due to decreases in the market price of Charter common stock or inability of GreatLand to obtain the expected level of debt financing;

•	the substantial indebtedness that Charter, New Charter and their subsidiaries are expected to incur in connection with the Transactions and related financing transactions, substantially increasing Charter’s and New Charter’s indebtedness after the Transactions;

•	the challenges inherent to the relationship between GreatLand and New Charter as reflected in the Charter Services Agreement, including the possible disruption of Charter’s business that might result from the provision of services to GreatLand;

•	the difficulty in separating the operations of the Time Warner Cable assets and the GreatLand Business from Comcast;

•	the limitations on due diligence available prior to signing;

•	the restrictions imposed on Charter’s ability to take certain corporate actions under applicable federal income tax laws and the terms of the Tax Matters Agreement to be entered into by and among Comcast, GreatLand and New Charter;

•	the risks inherent in requesting regulatory approval from multiple government agencies in multiple jurisdictions, as more fully described under the caption “—Regulatory Approvals”; and

•	the possibility that the Transactions may not be consummated and the potential adverse consequences if the Transactions are not completed, including substantial costs incurred and potential stockholder and market reaction.

This discussion of the information and factors considered by the Charter board of directors in reaching its conclusions and recommendation includes the principal factors considered by the Charter board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Charter board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Mergers and the other Transactions contemplated by the Transactions Agreement, and the complexity of these matters, the Charter board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transactions Agreement and the Transactions and to make its recommendation to Charter stockholders. Rather, the Charter board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Charter’s management and outside legal and financial advisors. In addition, individual members of the Charter board of directors may have assigned different weights to different factors.

Certain of Charter’s directors and executive officers have financial interests in the Transactions that are different from, or in addition to, those of Charter’s stockholders generally. The Charter board of directors was aware of and considered these potential interests, among other matters, in evaluating the Mergers and the other Transactions and in making its recommendation to Charter stockholders. For a discussion of these interests, see “—Interests of Certain Persons in the Merger.”

The Charter board of directors unanimously recommends to the stockholders of Charter that the stockholders approve the Share Issuance and the meeting adjournment proposal.

Opinions of Charter’s Financial Advisors

Opinion of LionTree Advisors LLC

On December 5, 2014, LionTree Advisors LLC rendered an oral opinion to the Charter board of directors (which was confirmed in writing by delivery of LionTree’s written opinion dated December 5, 2014), as to the fairness, from a financial point of view, as of such date, to Charter of the Consideration (as defined in such opinion) to be paid in connection with the Transactions (as defined in such opinion), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by LionTree in preparing its opinion.

LionTree’s opinion was directed to the Charter board of directors and only addressed the fairness from a financial point of view of the consideration to be paid in connection with the Transactions and did not address any other aspect or implication of the Transactions. The summary of LionTree’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by LionTree in preparing its opinion. However, neither LionTree’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Transactions or otherwise.

In arriving at its opinion, LionTree, among other things:

•	reviewed the Transactions Agreement;

•	reviewed certain publicly available business and financial information relating to Comcast, Time Warner Cable, and Charter;

•	reviewed certain internal financial estimates and other data relating to the business and financial prospects of Charter after giving pro forma effect to the Transactions (which we refer to in this section entitled “—Opinion of LionTree Advisors LLC” as Pro Forma Charter), the GreatLand Connections Systems, the Comcast Swap Systems (as defined in the Transactions Agreement), the Taxable Purchase Systems (as defined in the Transactions Agreement; in this section entitled “—Opinion of LionTree Advisors LLC” we refer to the Comcast Swap Systems and the Taxable Purchase Systems as the Acquired Systems), and the Charter Swap Systems (as defined in the Transactions Agreement) that were provided to LionTree by the management of Charter and not publicly available, including financial forecasts and estimates for the fiscal years ending 2014 and 2015;

•	reviewed certain internal financial estimates and other data relating to the business and financial prospects of the GreatLand Connections Systems and Pro Forma Charter that were provided to LionTree by the management of Charter and not publicly available, including financial forecasts and estimates for the fiscal years ending 2016 through 2019 (as well as certain estimates for utilization of tax assets beyond 2019 through the full utilization of such tax assets), prepared by the management of Charter;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Charter that were provided to LionTree by the management of the Company and not publicly available, including financial forecasts and estimates for the fiscal years ending 2014 through 2019 (as well as certain estimates for utilization of tax assets beyond 2019 through the full utilization of such tax assets), prepared by Charter management;

•	reviewed certain estimates of dis-synergies, synergies, overhead, public company costs, and fees payable to Charter pursuant to the Charter Services Agreement, in each case, for the fiscal year ending 2014, which we refer to collectively in this section entitled “—Opinion of LionTree Advisors LLC” as the Transaction Effects, prepared by Charter management;

•	conducted discussions with members of the senior management of Charter concerning the business and financial prospects of the GreatLand Connections Systems, the Acquired Systems, and Charter, as well as the Transaction Effects;

•	reviewed current and historical market prices of Charter common stock;

•	reviewed certain publicly available financial and stock market data with respect to certain other companies LionTree believed to be generally relevant;

•	compared certain financial terms of the Transactions with the publicly available financial terms of certain other transactions LionTree believed to be generally relevant;

•	reviewed certain pro forma effects relating to the Transactions, including the effects of anticipated financings, prepared by Charter management; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as LionTree deemed necessary or appropriate.

In connection with its review, LionTree assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by it for the purpose of its opinion. In addition, LionTree did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Charter, GreatLand Connections, the Acquired Assets (as defined in LionTree’s opinion), or the Assumed Liabilities (as defined in LionTree’s opinion), nor was LionTree furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, Transaction Effects and pro forma effects referred to above, which we refer to in this section entitled “—Opinion of LionTree Advisors LLC” collectively as the Forecasts, LionTree assumed, based on advice from management of Charter, that each had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Charter as to the future financial performance of Charter, the GreatLand Connections Systems, and Pro Forma Charter including the Transaction Effects and pro forma effects. In addition, LionTree assumed that the financial forecasts and estimates referred to above would be achieved at the times and in the amounts projected. LionTree expressed no opinion with respect to such forecasts or estimates, including any Transaction Effects and pro forma effects. LionTree assumed, with the consent of the Charter board of directors, that for U.S. federal income tax purposes (A) the Contribution and the Spin-Off will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, which we refer to in this section entitled “—Opinion of LionTree Advisors LLC” as the Code, and a tax-free distribution within the meaning of Section 355 of the Code, (B) the debt-for-debt exchange will qualify as a tax-free exchange within the meaning of Sections 355 and 361 of the Code, (C) the GreatLand Connections Merger and the Charter Merger, taken together, will qualify as a tax-free transaction described in Section 351 of the Code, and (D) the Exchange will qualify as an exchange of property to which Section 1031 of the Code applies. LionTree’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to LionTree as of, the date thereof.

In rendering its opinion, LionTree assumed, with the consent of the Charter board of directors, that (i) the representations and warranties of the parties to the Transactions Agreement were true and correct in all material respects, (ii) the parties to the Transactions Agreement, will comply with and perform all material covenants and agreements required to be complied with or performed by such parties under the Transactions Agreement, and (iii) the Transactions will be consummated in accordance with the terms of the Transactions Agreement without any adverse waiver or amendment of any material term or condition thereof. LionTree also assumed, with the consent of the Charter board of directors, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on Charter, GreatLand Connections, the Acquired Assets, the Assumed Liabilities, or the Transactions.

LionTree’s opinion was provided for the benefit of the Charter board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Transactions.

LionTree’s opinion did not address the relative merits of the Transactions or any related transaction as compared to other business strategies or transactions that might be available to Charter or Charter’s underlying business decision to effect the Transactions or any related transaction. LionTree was not asked to, nor did it, offer any opinion as to the terms, other than the Consideration (as defined in LionTree’s opinion) to the extent expressly specified in its opinion, of the Transactions Agreement or any related documents, or the form of the Transactions or any related transaction. In addition, LionTree expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Consideration. LionTree expressed no opinion as to what the value of any Charter common stock will be when issued in connection with the Transactions or the prices at which Charter common stock or GreatLand Connections shares will trade at any time.

In preparing its opinion to the Charter board of directors, LionTree performed a variety of analyses, including those described below. The summary of LionTree’s analyses is not a complete description of the analyses underlying LionTree’s opinion. The preparation of a fairness opinion involves various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. Consequently, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. LionTree arrived at its opinion based on the results of all analyses undertaken by it, assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, LionTree believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the process underlying LionTree’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, LionTree considered general business, economic, industry, regulatory and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. LionTree’s analyses involved judgments and assumptions with regard to general business, economic, industry, regulatory and market conditions, financial and otherwise, and other matters, many of which are beyond the control of Charter, such as the impact of competition on the business of Charter and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Charter or the proposed Transactions, and an evaluation of the results of those analyses is not entirely mathematical. LionTree believes that mathematical derivations (such as determining mean and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in Charter’s analyses and the implied reference range values indicated by LionTree’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Additionally, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Charter. Much of the information used in, and accordingly the results of, LionTree’s analyses are inherently subject to substantial uncertainty.

LionTree’s opinion was provided to the Charter board of directors in connection with its evaluation of the Transactions and was only one of many factors considered by the Charter board of directors in evaluating the Transactions. Neither LionTree’s opinion nor its analyses were determinative of the Consideration or of the views of the Charter board of directors or management with respect to the Transactions or the Consideration. The type and amount of consideration payable in the Transactions were determined through negotiation between Charter and Comcast, during which LionTree provided advice to Charter, and the decision to enter into the Transactions was solely that of the Charter board of directors. LionTree did not, however, recommend any specific type or amount of consideration to Charter or the Charter board of directors, nor did it recommend that any specific type or amount of consideration constituted the only appropriate consideration for the transaction.

The following is a summary of the material analyses reviewed by LionTree in connection with LionTree’s presentation to the Charter board of directors and opinion rendered on December 5, 2014. The order of the analyses does not represent relative importance or weight given to those analyses by LionTree. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of LionTree’s analyses.

For purposes of its analyses, LionTree reviewed a number of financial and operating metrics, including:

•	enterprise value, calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding options, warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) plus interests of others in majority (but not wholly owned) subsidiaries, or minority interests, less interests in entities for which the relevant company owns less than 50% of the equity, or associates, as of a specified date;

•	adjusted enterprise value, calculated as enterprise value less the net present value of the relevant company’s tax attributes;

•	earnings before interest, taxes, depreciation and amortization, adjusted for certain one-time items, which we refer to in this section entitled “—Opinion of LionTree Advisors LLC” as EBITDA.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analyses described below were calculated using the closing price of Charter common stock, and the common stock of the selected publicly traded companies listed below as of December 1, 2014, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the public announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions.

In addition, unless the context indicates otherwise, (i) per share amounts for Charter common stock were calculated on a fully diluted basis, using the treasury stock method; (ii) calculations described as being on a “proportionate” basis include the applicable GreatLand Connections financial metric multiplied by Charter’s pro forma ownership percentage of GreatLand Connections, (iii) Carve-out EBITDA represents the Carve-out 2014 EBITDA (as defined in the Transactions Agreement); and (iv) Pro Forma EBITDA represents Carve-out EBITDA, adjusted for the Transaction Effects, in each case, based on assumptions provided by Charter management.

Estimates of 2014 and 2015 EBITDA for Charter, Comcast, Time Warner Cable, and Cablevision were based on certain publicly available research analyst estimates for those companies.

Acquired Assets Financial Analyses

Selected Companies Analysis. LionTree calculated certain valuation multiples based on certain financial data for Charter and certain selected companies. The selected companies consisted of publicly traded companies primarily engaged in the U.S. cable industry with enterprise values in excess of $5 billion. For each of Charter and Comcast, LionTree calculated valuation multiples both on a standalone basis as well as pro forma for the Transactions and the Comcast-TWC Transaction (as defined in the Transactions Agreement). The calculated multiples included enterprise value and adjusted enterprise value as a multiple of estimated 2014 adjusted EBITDA and estimated 2015 adjusted EBITDA. The list of selected companies and the related multiples for such selected companies and for Charter are set forth below, and compared to the multiples implied by the Transactions based on Carve-out EBITDA, consolidated Pro Forma EBITDA and proportionate Pro Forma EBITDA:

Implied Multiples:

	Enterprise Value as a Multiple of		Adjusted Enterprise Value as a Multiple of
	2014E EBITDA	2015E EBITDA	2014E EBITDA	2015E EBITDA
Unadjusted for Transactions and Comcast-TWC Transaction:
Charter	10.5x	9.6x	9.5x	8.7x
Comcast (Cable)	7.4x	7.0x	7.4x	7.0x
TWC	7.7x	7.6x	7.5x	7.4x
Cablevision (Cable)	7.4x	7.5x	7.3x	7.4x

Adjusted for Transactions and Comcast-TWC Transaction:
Charter	9.1x	8.7x	8.3x	8.0x
Comcast (Cable)	7.7x	7.4x	7.7x	7.3x

Transactions:
Carve-out	7.125x	—	7.1x	—
Consolidated Pro Forma	6.9x	7.1x	6.9x	7.0x
Proportionate Pro Forma	6.3x	6.5x	6.3x	6.5x

Selected Transactions Analysis. LionTree calculated certain valuation multiples based on the estimated purchase prices paid in the following selected publicly announced U.S. cable industry transactions from 2010 to 2014. The selected transactions consisted of publicly announced transactions involving target companies primarily engaged in the U.S. cable industry with transaction values in excess of $500 million. The calculated multiples included transaction value as a multiple of estimated adjusted EBITDA for the next twelve-month period, or NTM, both before and after giving effect to the present value of tax attributes of the target company. The list of selected transactions is set forth below:

Announcement Date	Target	Acquiror
June 2010	Bresnan Broadband Holdings, LLC	Cablevision Systems Corporation
November 2010	Mediacom Communications Corporation	Take Private
August 2011	Insight Communications Company Inc.	Time Warner Cable Inc.
June 2012	Wave Division Holdings LLC	Oak Hill Capital Partners
July 2012	Atlantic Broadband LLC	Cogeco Cable Inc.
July 2012	Suddenlink Communications	BC Partners Limited / CPP Investment Board
February 2013	Bresnan Broadband Holdings, LLC	Charter Communications Inc.
March 2013	Charter Communications, Inc.	Liberty Media Corporation
February 2014	Time Warner Cable Inc.	Comcast Corporation

This analysis indicated the following mean, median, minimum and maximum NTM EBITDA multiples (both before and after giving effect to the present value of tax attributes of the target company) for the selected transactions, and compared to the multiples implied by the Transactions based on Carve-Out EBITDA, consolidated Pro Forma EBITDA and proportionate Pro Forma EBITDA:

Multiple of NTM EBITDA:

	Enterprise Value	Adjusted Enterprise Value
Selected Transactions
Mean	7.8x	6.9x
Median	8.0x	6.8x
Minimum	7.0x	5.4x
Maximum	8.4x	7.9x

Transactions:
Carve-out	7.125x	7.1x
Consolidated Pro Forma	6.9x	6.9x
Proportionate Pro Forma	6.3x	6.3x

From this data, LionTree concluded that the multiples paid in the Transactions were within the range of the selected Transactions.

Pro Forma Financial Analyses

GreatLand Connections DCF Analysis. LionTree performed a discounted cash flow analysis of GreatLand Connections by calculating the estimated net present value of the unlevered, after-tax free cash flows that GreatLand Connections was forecasted to generate through 2018, based on the Forecasts. LionTree calculated terminal values for GreatLand Connections by applying a range of terminal value multiples of 6.25x to 7.25x to GreatLand Connections’ 2019 estimated EBITDA. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 6.0% to 7.5%. The discounted cash flow analysis indicated the following equity value reference ranges for Pro Forma Charter’s 33.2% equity ownership in GreatLand Connections:

Implied Equity Value ($bn) Reference Range for Pro Forma Charter’s Ownership in GreatLand Connections
$1.023—$1.721

Pro Forma DCF Analyses. LionTree performed discounted cash flow analyses of Pro Forma Charter by calculating the estimated net present value of the unlevered, after-tax free cash flows that Pro Forma Charter was forecasted to generate through 2018, based on the Forecasts. LionTree calculated terminal values for Pro Forma Charter by applying a range of terminal value multiples of 6.25x to 7.25x to Pro Forma Charter’s 2019 estimated EBITDA. The present values of the cash flows and terminal values, including the net present value of the pro forma tax attributes of the combined company and the Transaction Effects, were then calculated using discount rates ranging from 6.0% to 7.5%, except for the tax attributes which were calculated using a 10.0% discount rate. LionTree then added the implied equity value for Pro Forma Charter’s ownership in GreatLand Connections referenced above. The discounted cash flow analysis indicated the following implied per share reference ranges for Pro Forma Charter, and compared to the implied per share reference ranges for Charter on a standalone basis based on the same discount rates and multiples:

Implied Per Share Equity Reference Range for Pro Forma Charter	Implied Per Share Equity Reference Range for Charter
$160.42—$222.91	$155.09—$202.77

Pro Forma DCF Accretion/Dilution Analysis. LionTree performed discounted cash flow accretion/dilution analyses of Pro Forma Charter by comparing the implied per share equity reference range of Charter on a standalone basis, as discussed above, to the implied per share equity reference range derived from the pro forma discounted cash flow analysis of Pro Forma Charter. The analysis indicated that the transaction could be between approximately 3.4% and 9.9% accretive to holders of Charter common stock.

Other Matters

LionTree was engaged by Charter to act as its financial advisor in connection with the Transactions and provide financial advisory services, including an opinion to the Charter board of directors regarding the fairness, from a financial point of view, to Charter of the Consideration to be paid in connection with the Transactions. Charter engaged LionTree based on the experience and reputation of LionTree’s professionals. LionTree is regularly engaged to provide advisory services in connection with mergers and acquisitions. Pursuant to its engagement letter, Charter will pay LionTree $22.5 million for its services, $1.5 million of which became payable upon the delivery of LionTree’s opinion, regardless of the conclusion reached therein, and the balance of which is contingent upon the consummation of the Transactions. Charter has also agreed to reimburse LionTree for certain expenses and to indemnify LionTree, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to LionTree’s engagement.

In the past, LionTree and its affiliates have provided investment banking services to Charter and its affiliates unrelated to the proposed Transactions, for which LionTree and its affiliates received compensation, including having acted as (i) financial advisor to Charter and its affiliates in connection with certain merger and acquisition transactions or matters and (ii) co-manager in connection with certain debt offerings of Charter and its affiliates. LionTree and its affiliates may also seek to provide such services to Charter and its affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of LionTree’s employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of Charter, Comcast, and Time Warner Cable and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Goldman Sachs & Co.

On December 5, 2014, at a meeting of the board of directors of Charter to evaluate whether to recommend that stockholders of Charter vote in favor of the issuance of shares of Class A common stock of New Charter in the Transactions, Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of December 5, 2014, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the Aggregate Consideration (as defined in the written opinion) to be paid by Charter and New Charter for the Acquired Assets (as defined in the written opinion) pursuant to the Transactions Agreement was fair from a financial point of view to Charter.

The full text of the written opinion of Goldman Sachs, dated December 5, 2014, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex E. The summary of the Goldman Sachs opinion provided in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the board of directors of Charter in connection with its evaluation as to whether to recommend that stockholders of Charter vote in favor of the issuance of shares of Class A common stock of New Charter in the Transactions and the opinion does not constitute a recommendation as to how any stockholder of Charter should vote with respect to the Transactions or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Transactions Agreement;

•	a draft, dated December 5, 2014, of the registration statement on Form S-4 of New Charter of which this proxy statement/prospectus forms a part;

•	annual reports to stockholders and Annual Reports on Form 10-K of Charter for the five fiscal years ended December 31, 2013;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Charter;

•	certain other communications from Charter to its stockholders;

•	the registration statement of Midwest Cable, Inc. (expected to be renamed GreatLand Connections in connection with the Transactions) on Form S-1 (333-199741), including the prospectus contained therein;

•	certain publicly available research analyst reports for Charter; and

•	certain internal financial analyses and forecasts for Charter and the Charter Swap Systems (as defined in the Transactions Agreement), and certain financial analyses and forecasts for GreatLand Connections, the Comcast Swap Systems and the Taxable Purchase Systems (both as defined in the Transactions Agreement), in each case, as prepared by the management of Charter and approved for our use by Charter (the “Forecasts”), including certain cost savings and operating synergies and dis-synergies projected by the management of Charter to result from the Transactions, as approved for our use by Charter (the “Net Synergies”).

Goldman Sachs held discussions with members of senior management of Charter regarding their assessment of the past and current business operations, financial condition and future prospects of Charter, New Charter, the GreatLand Connections Systems, the Comcast Swap Systems, the Charter Swap Systems and the Taxable Purchase Systems (such systems, collectively, the “Systems”) and the strategic rationale for, and the potential benefits of, the Transactions; reviewed the reported price and trading activity for the shares of Class A common stock of Charter, compared certain financial and stock market information for Charter and certain financial information for the GreatLand Connections Systems, the Comcast Swap Systems, Charter Swap Systems and the Taxable Purchase Systems with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the cable industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of Charter, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the board of directors of Charter that the Forecasts, including the Net Synergies, had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Charter. Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Charter, GreatLand Connections or any of their respective subsidiaries, any of the Comcast Swapped Assets, the Comcast Swapped Liabilities, the Charter Swapped Assets, the Charter Swapped Liabilities, the Taxable Purchase Assets or the Taxable Purchase Liabilities (all as defined in the Transactions Agreement) and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions would be obtained without any adverse effect on New Charter, Charter, GreatLand Connections, any of the Comcast Swapped Assets, the Comcast Swapped Liabilities, the Charter Swapped Assets, the Charter Swapped Liabilities, the Taxable Purchase Assets or the Taxable Purchase Liabilities or on the expected benefits of the Transactions in any way meaningful to its analysis. Goldman Sachs assumed that the Transactions would be consummated on the terms set forth in the Transactions Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. Goldman Sachs also assumed that the Implementing Agreements would be executed on the basis of the terms and conditions set forth in the Transactions Agreement, without any amendments or modifications the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of Charter to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to Charter; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to Charter, as of the date of the opinion, of the Aggregate Consideration to be paid by Charter and New Charter for the Acquired Assets pursuant to the Transactions Agreement. Goldman Sachs did not express any view on, and its opinion did not address, any ongoing obligations of Charter, New Charter or GreatLand Connections, any allocation of the Aggregate Consideration, the fair market values of the SpinCo Non-System Assets and the Taxable Purchase Non-System Assets (both as defined in the Transactions Agreement and, together, the “Non-System Assets”), any other term or aspect of the Transactions Agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Transactions Agreement or entered into or amended in connection with any of the Transactions, including, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Charter; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Charter, or any class of such persons in connection with the Transactions, whether relative to the Aggregate Consideration to be paid by Charter and New Charter for the Acquired Assets pursuant to the Transactions Agreements or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Class A common stock of Charter or Class A common stock of New Charter or the shares of GreatLand Connections would trade at any time or as to the impact of the Transactions on the solvency or viability of Charter, New Charter, GreatLand Connections, Comcast, any of the Systems or any of the businesses conducted with the Non-System Assets or the ability of Charter, New Charter, GreatLand Connections, Comcast, any of the Systems or any of the businesses conducted with the Non-System Assets to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, December 5, 2014, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the board of directors of Charter in connection with its consideration of its recommendation to stockholders of Charter with respect to the Transactions and such opinion does not constitute a recommendation as to how any holder of Class A common stock of Charter should vote with respect to the Transactions or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses presented by Goldman Sachs to the board of directors of Charter on December 5, 2014 in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 1, 2014 and is not necessarily indicative of current market conditions.

Illustrative Discounted Cash Flow Analyses

Using the Forecasts (and, in the case of New Charter, the Net Synergies), Goldman Sachs performed illustrative discounted cash flow analyses of:

•

New Charter on a pro forma basis giving effect to Charter’s acquisition in the Exchange and the Purchase of the cable systems currently owned by Time Warner Cable proposed to be acquired in the Exchange and the

Purchase, the divestiture of the cable systems of Charter proposed to be divested in the Exchange, New Charter’s expected acquisition of a 33.2% equity interest in GreatLand Connections and the issuance of shares of Class A common stock of New Charter pursuant to the GreatLand Connections Merger.

•	GreatLand Connections; and

•	Charter on a standalone basis.

For purposes of its analysis with respect to each of the foregoing entities, Goldman Sachs derived an illustrative range of enterprise values for the applicable entity by applying discount rates ranging from 5.25% to 6.25%, reflecting an estimate of the weighted average cost of capital of New Charter, GreatLand Connections and Charter, to (a) estimates of the unlevered free cash flows estimated to be generated by the applicable entity for the years 2015 through 2019 as reflected in the Forecasts and, in the case of New Charter, the Net Synergies, and (b) a range of illustrative terminal values for the applicable entity at the end of 2019. The range of illustrative terminal values were derived by applying illustrative multiples ranging from 6.5x to 7.5x to estimated 2019 earnings before interest, taxes, depreciation and amortization, or “EBITDA” for the applicable entity as reflected in the Forecasts and, in the case of New Charter, the Net Synergies.

To derive an illustrative range of equity values for each of the entities, Goldman Sachs subtracted from the range of enterprise values it derived for each entity an estimate of the net debt of the applicable entity as of December 31, 2014, as reflected in the Forecasts. In the case of New Charter and Charter, Goldman Sachs added to the result the present value as of December 31, 2014 (derived, in the case of New Charter, using a discount rate of 7.9%, and in the case of Charter, using a discount rate of 8.0%), of estimates of tax savings anticipated to be realized from Charter’s current net operating losses and other tax attributes as reflected in the Forecasts. In the case of New Charter, Goldman Sachs also added to the result the net present value as of December 31, 2014 of estimates of the tax savings anticipated to be realized by New Charter from the step-up in basis expected to result from the Purchase net of the payments New Charter anticipates making to Comcast as a result of the basis step-up, as provided to Goldman Sachs by management of Charter and approved for Goldman Sachs use by Charter, and 33.2% of an illustrative equity value Goldman Sachs derived for GreatLand Connections by applying to the estimated 2014 EBITDA for GreatLand Connections as reflected in the Forecasts illustrative 2014 EBITDA multiples derived based on the 2014 EBITDA multiples for selected publicly traded cable companies, as summarized below under “Comparable Companies Analysis.”

Goldman Sachs then divided the illustrative ranges of equity values it derived for New Charter and Charter, respectively, by the total number of fully diluted shares of Class A common stock of New Charter anticipated to be outstanding after giving effect to the Transactions as provided by Charter management (assuming an aggregate number of shares of New Charter issuable in the GreatLand Connections Merger based on the closing share price for the Class A common stock of Charter as of December 1, 2014) and the total number of fully diluted shares of Class A common stock of Charter outstanding as provided by Charter management, as applicable, to derive illustrative present values for the shares of Class A common stock of New Charter and illustrative present values for the shares of Class A common stock of Charter. Goldman Sachs also multiplied the illustrative equity value it derived for GreatLand Connections as described above, by 33.2% to derive an illustrative equity value for the 33.2% equity interest New Charter expects to receive in GreatLand Connections.

The illustrative ranges derived from the foregoing analyses are as follows:

New Charter Class A common stock—	$189-$243
33.2% equity interest in GreatLand Connections—	$1,292M-$1,956M
Charter Class A common stock—	$176-$221

Illustrative Present Value of Future Stock Price Analyses

Goldman Sachs calculated illustrative ranges of implied present values per share of Class A common stock of New Charter on a proforma basis, of implied present values of a 33.2% equity interest in GreatLand

Connections, and of implied present values per share of Class A common stock of Charter on a standalone basis based on theoretical future values as of December 31, 2018, for, respectively, the New Charter Class A common stock, for a 33.2% equity interest in GreatLand Connections and for the Charter Class A common stock.

For purposes of this analysis, Goldman Sachs derived these theoretical future values as of December 31, 2018 by:

•	applying an illustrative range of multiples of 6.5x to 7.5x to the estimate of 2019 EBITDA for the applicable entity as reflected in the Forecasts;

•	subtracting, in the case of New Charter and Charter, an assumed amount of net debt equal to the estimate of its 2019 EBITDA as reflected in the Forecasts, multiplied by the midpoint of Charter management’s anticipated range of its leverage ratios, and, in the case of GreatLand Connections, an estimate of its net debt as of December 31, 2018 as reflected in the Forecasts;

•	adding, in the case of New Charter and Charter, the present value as of December 31, 2018 (derived, in the case of New Charter, using a discount rate of 7.9%, and in the case of Charter, using a discount rate of 8.0%) of estimates of the tax savings anticipated to be realized from Charter’s current net operating losses and other tax attributes as reflected in the Forecasts;

•	adding, in the case of New Charter, the net present value as of December 31, 2018 of estimates of the tax savings anticipated to be realized by New Charter from the step-up in basis expected to result from the Purchase net of the payments New Charter anticipates making to Comcast as a result of the basis step-up as provided to Goldman Sachs by management of Charter and approved for Goldman Sachs’ use by Charter;

•	adding, in the case of New Charter, a range of implied present values derived by Goldman Sachs for a 33.2% equity interest in GreatLand Connections based on theoretical future values for the equity of GreatLand Connections as of December 31, 2018; and

•	dividing the result, in the case of New Charter, by Charter management’s estimate of the by the total number of fully diluted shares of Class A common stock of New Charter anticipated to be outstanding of December 31, 2018 (taking into account Charter’s estimated share repurchases and assuming an aggregate number of shares of Class A common stock of New Charter issuable in the GreatLand Connections Merger based on the closing share price for the Class A common stock of Charter as of December 1, 2014), as provided by Charter’s management, and, in the case of Charter, by Charter management’s estimate of the number of shares expected to be outstanding as of December 31, 2018 (taking into account Charter’s estimated share repurchases), as provided by Charter management; and multiplying the result, in the case of GreatLand Connections, by 33.2%.

By applying a discount rate of 7.9%, reflecting an estimate of New Charter’s anticipated cost of equity, to the theoretical future values for the shares of Class A common stock of New Charter as of December 31, 2018, Goldman Sachs derived illustrative pro forma present values per share for the Class A common stock of New Charter as of December 31, 2014, ranging from $192 to $235.

By applying a discount rate of 7.9%, reflecting an estimate of GreatLand Connection’s cost of equity, to 33.2% of the theoretical future equity values for GreatLand Connections as of December 31, 2018, Goldman Sachs derived illustrative present equity values for a 33.2% equity interest in GreatLand Connections as of December 31, 2014, ranging from $1,480 to $1,970.

By applying a discount rate of 8.0%, reflecting an estimate of Charter’s cost of equity, to the theoretical future values for the Class A common stock of Charter as of December 31, 2018, Goldman Sachs derived illustrative standalone present values per share of Class A common stock of Charter as of December 31, 2014 ranging from $178 to $210.

Comparable Companies Analysis

Goldman Sachs calculated and compared (a) the multiples of the transaction values (“TV”) of the cable systems currently owned by Time Warner Cable proposed to be acquired by Charter in the Exchange and the Purchase, net of the cable systems of Charter proposed to be divested by Charter in the Exchange, or the “Net acquired systems” and of GreatLand Connections, respectively, in each case implied by the consideration to be paid by Charter and New Charter in the Transactions, to estimated 2014 EBITDA for the Net acquired systems and GreatLand Connections, respectively, in each case as reflected in the Forecasts and, to the extent applicable, the Net Synergies, and (b) multiples of implied adjusted enterprise value for each of the following selected companies (calculated as described below) to estimated 2014 EBITDA for each of the selected companies:

•	Charter—standalone

•	Comcast—standalone

•	Time Warner Cable—standalone

•	Cablevision Systems Corporation—standalone

•	Charter—pro forma

•	Comcast—pro forma for its pending acquisition of Time Warner Cable

This analysis was undertaken to assist Goldman Sachs and Charter’s board of directors in understanding how the adjusted enterprise value/2014E EBITDA multiples for the selected companies (based on their current trading prices and analyst EBITDA estimates) compared to the TV/2014E EBITDA multiple implied by the consideration to be paid by Charter and New Charter in the Transactions. Although none of the selected companies is directly comparable to the Net acquired systems or GreatLand Connections, the companies included were chosen because they are publicly traded companies in the cable industry with operations that, for purposes of analysis, may be considered similar to certain operations of the Net acquired systems or GreatLand Connections.

For purposes of these calculations, Goldman Sachs calculated an implied equity value for each selected company by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent SEC filings (and in the case of pro forma Charter and pro forma Comcast, increased by the number of shares expected to be issued by each in its respective pending transaction, based on publicly available information) by each company’s closing share price on December 1, 2014. By adding the net debt amount of each selected company as reported in its most recent public filings as of December 1, 2014 (and, in the case of pro forma Charter and pro forma Comcast, adjusted to reflect the indebtedness expected to be incurred/repaid by each in connection with its respective pending transaction, based on publicly available information) to the implied equity value of such company derived from the foregoing calculations adjusted to deduct, in the case of Charter standalone and Charter pro forma, the net present value as of December 31, 2014 of estimates of the tax savings anticipated to be realized by Charter and New Charter as described above, in the case of other selected companies, available information regarding the net present value of their respective tax assets and, in the case of all selected companies an implied value of each company’s non-cable assets derived based on publicly available information, Goldman Sachs calculated an implied adjusted enterprise value (“Adjusted EV”) for each company. The multiples for each of the selected companies were calculated using the median 2014 EBITDA estimates for each company published by the Institutional Brokers’ Estimate System (I/B/E/S) as of December 1, 2014 and where applicable, adjusted to exclude the 2014 EBITDA from any non-cable assets based on publicly available estimates.

The table below compares the TV/2014E EBITDA multiple of 7.1x implied by the consideration to be paid by Charter and New Charter with respect to the Net acquired systems and the approximately 33% of the outstanding common stock of GreatLand Connections to the high, low and median Adjusted EV/2014E EBITDA multiples calculated by Goldman Sachs for the selected companies, all of which were higher than 7.1x.

	Net Acquired Systems	GreatLand Connections	Selected Companies
			High	Low	Median
TV or Adjusted EV to 2014E EBITDA	7.1x	7.1x	9.6x	7.3x	7.5x

Selected Precedent Transactions Analysis

Goldman Sachs calculated and compared (a) multiples of the TV of the Net acquired systems and of GreatLand, in each case implied by the consideration to be paid by Charter and New Charter in the Transactions, to estimated 2014 EBITDA for the Net acquired systems and GreatLand Connections, respectively, in each case as reflected in the Forecasts and, to the extent applicable, the Net Synergies, and (b) multiples of the implied TV in each of the following selected transactions in the cable industry based on the announced transaction price, as a multiple of the target company’s estimated EBITDA for the last completed four quarter period before the announcement of the transaction as disclosed in its public filings (the “LTM EBITDA”). With respect to each of the following selected transactions, Goldman Sachs calculated an implied adjusted transaction value by deducting the net present value of the target company’s respective tax assets, to the extent such information was publicly available and applicable.

Date Announced	Target	Acquirer
02/2014	Time Warner Cable	Comcast
02/2013	Bresnan Cable Systems	Charter
08/2011	Insight Communications Company, Inc.	Time Warner Cable Inc.
06/2010	Bresnan Communications LLC	Cablevision Corporation

This analysis was undertaken to assist Goldman Sachs and Charter’s board of directors in understanding how the TV/LTM EBITDA multiples for the selected transactions compared with the TV/2014E EBITDA multiple implied by the consideration to be paid by Charter and New Charter in the Transactions. With respect to each selected transaction, the TV/LTM EBITDA multiples were calculated with, and without, accounting for the present values of any tax assets that are expected to be realized by the target company wherever applicable.

The table below compares the TV/ 2014E EBITDA multiple of 7.1x implied by the consideration to be paid by Charter and New Charter with respect to the Net acquired systems and the approximately 33% of the outstanding common stock of GreatLand Connections to the median of the TV/LTM EBITDA multiples calculated by Goldman Sachs for the selected transactions, which was higher than 7.1x.

TV/2014E EBITDA		Selected Transactions (TV/LTMEBITDA)
Net acquired systems	GreatLand Connections	Median (Gross EV)	Median (EV Adjusted for Tax Assets)
7.1x	7.1x	8.6x	7.8x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Charter, the Net acquired systems, GreatLand Connections or the Transactions.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the board of directors of Charter as to the fairness from a financial point of view to Charter, as of the date of the opinion, of the Aggregate Consideration to be paid by Charter and New Charter for the Acquired Assets pursuant to the Transactions Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Charter, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Aggregate Consideration was determined through arm’s-length negotiations between Charter and Comcast and was approved by the board of directors of Charter. Goldman Sachs provided advice to Charter during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Charter or that any specific amount of consideration constituted the only appropriate consideration for the Transactions.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the board of directors of Charter in making its recommendation to the stockholders of Charter to vote in favor of the issuance of shares of Class A common stock of New Charter in the Transactions. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to Charter’s board of directors and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex E to this proxy statement/prospectus.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Charter, Comcast and any of their respective affiliates and third parties, including Liberty, a significant stockholder of Charter and affiliates of a significant shareholder of Liberty (the “Liberty Related Entities”), or any currency or commodity that may be involved in the Transactions. Goldman Sachs provided certain financial advisory and/or underwriting services to Charter and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Charter in connection with its acquisition of Bresnan Broadband Holdings, LLC in February 2013 and, in connection with the financing of the Transactions (the “Transaction Financing”), as (i) joint bookrunner in connection with the offering of 5.500% Senior Unsecured Notes due 2022 (aggregate principal amount of $1.5 billion) by CCOH Safari, LLC, a subsidiary of Charter (“CCOH”), (ii) joint bookrunner in connection with the offering of 5.750% Senior Unsecured Notes due 2024 (aggregate principal amount $2.0 billion) by CCOH and (iii) joint bookrunner in connection with a term loan due 2021 (aggregate principal amount $3.5 billion) provided to CCO Safari, LLC, a subsidiary of Charter. Goldman Sachs also provided certain financial advisory and/or underwriting services to Comcast and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as co-manager in connection with the public offering of 3.600% Notes due 2024 (aggregate principal amount $1,200,000,000) and 4.750% Notes due 2044 (aggregate principal amount $1,000,000,000) in February 2014. Goldman Sachs also provided certain financial advisory and/or underwriting services to the Liberty Related Entities and their respective affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the public offering of 5.500% Senior Secured Notes due 2023 (aggregate principal amount $1,000,000,000) and 5.750% Senior Secured Notes due 2023 (aggregate principal amount €500,000,000) by Unitymedia Hessen GmbH & Co. KG and Unitymedia NRW GmbH (together, “Unitymedia”) in December 2012; as joint bookrunner with respect to the public offering of 5.125% Senior Secured Notes due 2023 (aggregate principal amount €500,000,000) by Unitymedia in January 2013; as joint bookrunner with respect to the refinancing of indebtedness of VTR GlobalCom Spa (“VTR GlobalCom”) and certain of its affiliates and the related public offering of 6.875% Senior Secured Notes due 2024 (aggregate principal amount $1,400,000,000) by VTR Finance B.V. in January 2014; as joint bookrunner with respect to the public offering of 5.500% Senior Secured Notes due 2025 (aggregate principal amount of $425,000,000), 5.500% Senior Secured Notes due 2025 (aggregate principal amount £430,000,000) and 6.250% Senior Secured Notes due 2029 (aggregate principal amount £225,000,000) by Virgin Media Secured Finance PLC (“Virgin Media Secured Finance”) in March 2014; as financial advisor to Liberty Global plc (“Liberty Global”) in its acquisition of certain outstanding shares VTR GlobalCom and VTR Wireless SpA in March 2014; as sole bookrunner with respect to the public offering of 6.250% Senior Secured Notes due 2029 (aggregate principal amount £175,000,000) by Virgin Media Secured Finance in April 2014; as financial advisor to Liberty Global in its acquisition of a 6.400% stake in ITV plc in July 2014; and as financial advisor to Liberty Global with respect to a redemption of certain Senior Secured Notes due 2019 and the public offering of 6.375% Senior Secured Notes due 2024 (aggregate principal amount £300,000,000) and 6.000% Senior Secured Notes due 2024 (aggregate principal amount $500,000,000) in October 2014. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Charter, Comcast, Liberty Related Entities and their respective affiliates for which its Investment Banking Division may receive compensation.

Charter selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed Transactions. Pursuant to a letter agreement, dated June 9, 2014, as amended, the board of directors of Charter engaged Goldman Sachs to act as its financial advisor in connection with the Transactions. Pursuant to the terms of this engagement letter, Charter agreed to pay Goldman Sachs fees of approximately $30 million, subject to crediting of up to $7.5 million in connection with the Transaction Financing, all of which is contingent upon the consummation of the Transactions. In addition, Charter agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of its engagement.

Certain Forecasts

Charter does not as a matter of course make public forecasts as to future performance, earnings or other results, and Charter is especially reluctant to disclose forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the Charter board of directors’ consideration of its recommendation with respect to this proxy statement/prospectus, in December 2014, Charter provided to the Charter board of directors and Charter’s financial advisors non-public, internal financial forecasts regarding Charter’s and GreatLand Connections’ anticipated future operations for fiscal years 2014 to 2019. The internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Neither our independent registered public accounting firm, nor any other independent accountants, have examined, compiled or otherwise applied procedures to the financial forecasts presented herein and, accordingly, do not express an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of our independent registered public accounting firm incorporated by reference in this proxy statement/prospectus relate to Charter’s historical financial information. They do not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts is not being included in this proxy statement/prospectus to influence Charter stockholders’ decision whether to vote for the Share Issuance, but for informational purposes because these internal financial forecasts were considered by the Charter board of directors and financial advisors for purposes of evaluating the Transactions.

These internal financial forecasts were prepared by Charter in December, 2014 using numerous variables and assumptions, based upon the information available to Charter at that time. When the internal financial forecasts were prepared, Charter management had not completed its diligence on the Time Warner Cable assets to be acquired by Comcast and transferred to Charter, or the assets to be transferred from Comcast to GreatLand Connections. Charter management used audited carveout financial statements for the year ended December 31, 2013 and unaudited carveout financial statements for the nine months ended September 30, 2014 of Charter, Time Warner Cable and Comcast that separately presented the assets and businesses that would be acquired, exchanged, divested, retained or transferred to GreatLand Connections in the Transactions. These carveout financial statements include significant overhead cost allocations from the current asset owners and substantially different direct and indirect costs as compared to future operations under Charter or GreatLand Connections. In its internal financial forecasts for the carveout financial statements of retained Charter assets, acquired Time Warner Cable assets and Comcast assets transferred to GreatLand Connections, Charter estimated forecasts of revenue, and Adjusted EBITDA and Capital Expenditures for the last quarter of 2014. In the internal financial forecasts of the acquired Time Warner Cable assets and Comcast assets transferred to GreatLand Connections for each period presented, Charter also estimated the 4.25% services fee, programming dis-synergies and overhead synergies following the completion of the Transactions. The Charter assets were assumed to develop financially consistent with its internal plans. For the Comcast assets and the Time Warner Cable assets, the forecasts were extrapolated for the period from 2015 to 2019 using Charter’s actual and internally forecasted growth rate during the period from 2012 to 2015 as a general guideline. The internal financial forecasts were prepared assuming a second quarter 2015 closing for future financial development of New Charter and GreatLand Connections, but the internal financial forecasts are shown as if closing had occurred on January 1, 2014. Given their one-time or short-term nature, however, the internal financial forecasts did not include M&A transaction costs, transition costs from Comcast to Charter or GreatLand Connections, integration or separation costs, or one-time costs to establish operating services from Charter to GreatLand Connections. The internal financial forecasts for New Charter also do not include a gross-up to revenue or expense for the reimbursement of actual economic costs of services to be provided under the Charter Services Agreement. Charter’s internal financial forecasts for New Charter and GreatLand Connections also do not reflect charges related to GreatLand Connections’ use of Charter’s assets, which are similar to the shared asset charge from Comcast currently reflected on GreatLand Connections’ audited financial statements. These costs could increase GreatLand Connections’ forecasted operating expenses and reduce its forecasted capital expenditures after closing of the Transactions. In addition to these internal financial forecasts, the Charter board of directors was provided with historical market precedent transactions as a multiple of EBITDA by Charter’s financial advisors, and considered the fact that final purchase price would be based on finalization of the audited Carveout EBITDA for 2014 for each component of the Transactions.

While Charter management believed the assumptions used in developing the internal financial forecasts to be reasonable in light of the circumstances at the time they were made, the variables and assumptions on which the internal financial forecasts were based are inherently uncertain and many are beyond the control of Charter’s management. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the business of each company (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or incorporated by reference in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts, and there can be no assurance that the projections will be realized.

The inclusion of these internal financial forecasts in this proxy statement/prospectus, however, should not be regarded as an indication that any of Charter, New Charter, GreatLand Connections, Comcast or their respective affiliates, advisors or representatives considered the internal financial forecasts to be predictive of actual future events, and the internal financial forecasts should not be relied upon as such. The internal financial forecasts were prepared by Charter for its own purposes and were not internally prepared or adopted, nor were they reviewed, by Comcast or GreatLand Connections. None of Charter, New Charter, GreatLand Connections, or Comcast or their respective affiliates, advisors, officers, directors, partners or representatives can give any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of Charter, GreatLand Connections or Comcast intends to make publicly available any update or other revision to these internal financial forecasts. None of Charter or its respective affiliates, advisors, officers, directors, partners or representatives has made, makes or is authorized in the future to make any representation to any shareholder or other person regarding Charter’s ultimate performance compared to the information contained in these internal financial forecasts or that forecasted results will be achieved. Charter and New Charter will make no representation to Comcast, in the Merger Agreement or otherwise, concerning these internal financial forecasts.

Subject to the above, a summary of the forecasts regarding Projected New Charter’s and GreatLand Connections’ anticipated future operations for fiscal years 2014 to 2019 is set forth below (in millions).

Projected New Charter:

	2014	2015	2016	2017	2018	2019
Revenue	$11,424	$11,984	$12,843	$13,927	$15,067	$16,309
Adjusted EBITDA	4,442	4,652	5,016	5,471	5,983	6,575
Capex	2,384	2,156	2,475	2,458	2,210	2,279

Projected GreatLand Connections:

	2014	2015	2016	2017	2018	2019
Revenue	$4,625	$4,809	$5,050	$5,378	$5,728	$6,043
Adjusted EBITDA	1,558	1,575	1,609	1,713	1,825	1,925
Capex	735	818	808	753	773	786

Based on the unaudited financial statements for the nine months ended September 30, 2014 and Charter internal forecasts for the assets and businesses that would be acquired, exchanged, or divested in the Transactions, Charter currently estimates the consideration for the assets acquired and the transaction expenses to be $7.2 billion, which is lower than previous estimates of $8.0 billion. Previous estimates relied on consensus estimates for Time Warner Cable which are higher than Charter’s current estimates for the acquired and exchanged assets, and consensus estimates for Charter which are lower than Charter’s current estimates for the divested assets. Charter also currently estimates the value of its purchase of a 33% interest in GreatLand Connections will be $1.6 billion, and Comcast-Time Warner Cable shareholders will receive an approximately 8% ownership interest in New Charter both on a common and a fully diluted basis, assuming a volume weighted average price during the 60-day period prior to closing of $160 per share.

Ownership of New Charter Following the Mergers

Immediately after the close of the Mergers, GreatLand Connections stockholders are expected to own approximately     % of the outstanding shares of New Charter Class A common stock and Charter stockholders are expected to own approximately     % of the outstanding shares of New Charter Class A common stock. The proportion of New Charter Class A common stock owned by GreatLand Connections stockholders and current Charter stockholders will own at the conclusion of the Transactions may be affected by a number of factors, including the amount of debt raised in the financing transactions and any corresponding increase in the consideration paid by Charter in connection with the Charter Merger. For more information about factors resulting in the reduction of the expected equity interests of GreatLand Connections and Charter in New Charter following the Transactions, see “Risk Factors—Risks Related to the Transactions” and “The Implementing Agreements”.

Board of Directors and Executive Officers of New Charter Following the Merger; Operations Following the Merger

It is currently expected that the directors and executive officers of Charter immediately prior to the Mergers will become the directors and executive officers of New Charter immediately following the effective time of the Mergers.

Following the Charter Merger, the location of the headquarters and principal executive offices of New Charter and the surviving corporation in the Charter Merger will be Charter’s executive offices.

Interests of Certain Persons in the Merger

In considering the recommendation of the Charter board of directors with respect to the Share Issuance proposal, Charter stockholders should be aware that executive officers and directors of Charter have certain interests in the Mergers that may be different from, or in addition to, the interests of Charter stockholders generally. These interests include the following:

Continuing Services as Director for New Charter Board of Directors

It is currently expected that the New Charter board of directors after the Mergers will include each of the directors from the current Charter, and that the compensation to be paid to outside directors of New Charter will be substantially similar to the compensation paid to Charter directors immediately prior to the effective time of the Mergers. Following the completion of the Transactions, it is also expected that some current directors of Charter will become directors of GreatLand Connections.

Treatment of Stock-Based Awards

Under the Charter long-term incentive plans, the Mergers will not constitute a “change in control” for Charter. Therefore, the outstanding Charter stock options, restricted stock awards, restricted stock units and performance units will not become exercisable and/or the vesting restrictions will not lapse by virtue of the Mergers. The outstanding Charter stock options, restricted stock awards, restricted stock units and performance units will generally be converted from a right to acquire Charter common stock into a right to acquire New Charter common stock, on substantially the same terms and conditions (including vesting schedule and per share exercise price) as applied to such Charter awards immediately prior to the effective time of the Merger.

Continuing Employment with New Charter

It is currently expected that the executive officers of Charter immediately prior to the Mergers will become the executive officers of New Charter immediately following the effective time of the Mergers and will continue their employment with New Charter on substantially similar terms and conditions as those terms and conditions in existence immediately prior to the effective time of the Mergers.

Regulatory Approvals

Completion of the Mergers and the other Transactions is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the waiting period relating to the GreatLand Connections Merger under the HSR Act, approval of the FCC and certain other governmental consents and approvals from state regulators and franchise authorities.

Under the HSR Act, certain transactions, including the GreatLand Connections Merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. If the DOJ issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

Both Charter and Comcast are subject to regulation by the FCC under the Communications Act. Each company holds a number of licenses and authorizations issued by the FCC for the operation of its business. The FCC must approve the transfer of control or assignment of Comcast’s licenses and authorizations to GreatLand Connections as a result of the Contribution, of Comcast’s licenses and authorizations to New Charter as a result of the Exchange and Purchase, and of Charter’s licenses and authorizations to Comcast as a result of the Exchange. The Mergers are also subject to the approval of certain local franchise authorities with respect to the transfer of control of franchises as a result of the Transactions. In addition, Charter, Comcast and GreatLand Connections are required to obtain approval of certain state public utility commissions with respect to the transfer of control of certificates of public convenience and necessity for telecommunications services as a result of the Transactions.

Charter, Comcast and GreatLand Connections have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the Transactions, and as of the date of this proxy statement/prospectus, the parties have made all requisite filings for regulatory approval of the Transactions. Specifically, beginning in May 2014, Charter, Comcast and GreatLand Connections made a number of filings to initiate the regulatory review process, including filings under the HSR Act on May 14, 2014 and May 16, 2014 and a detailed public interest statement with the FCC on June 4, 2014.

Concurrent with the federal merger approval process, approval must also be sought from certain local and state authorities. Charter and Comcast have filed local franchise transfer requests where local approval for the Transactions is required. In addition, Charter and Comcast have sought approvals from certain state authorities where state approval of the Transactions is required with such approvals pending as of the date of this proxy statement/prospectus. A number of other states require only notice either prior to or preceding the closing date of the Transactions. Such notices shall be made pursuant to the requirements of each state. Separately, three congressional hearings have been held on the Transactions. Although no further hearings are scheduled at this time, it is possible that the parties will be asked to participate in additional legislative proceedings before the Mergers are approved.

The process for obtaining the requisite regulatory approvals for the Mergers is ongoing. The FCC has initiated a public comment period that commenced on July 10, 2014, during which other service providers, members of the public, and other interested parties may file comments in support of, or opposing, the Transactions. Charter, Comcast and GreatLand Connections will have an opportunity to respond to any public comments filed at the FCC. The FCC’s review is subject to an informal 180-day clock deadline from the start of the public comment period and the FCC had previously stopped the clock pending resolution of certain procedural issues. On December 3, 2014, the FCC re-started the 180-day clock and established a December 23, 2014 deadline for reply comments. After the conclusion of the public comment period, Charter, Comcast and GreatLand Connections will continue to engage with the FCC as it reviews public comments and proceeds with its review of the merger. The DOJ’s merger review process does not include a similar public comment process. Rather, the parties expect to remain in regular contact with DOJ officials to assist their review of the parties’ submissions to the agency and answer questions and provide clarification regarding the Transactions. Each of Charter and Comcast has received a Request for Additional Information and Documentary Material from the DOJ, which extends the waiting period under the HSR Act until 30 days after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier. At the state and local level, the parties will actively participate in each state’s/municipality’s individual review processes as appropriate, including by remaining engaged with and available to the regulatory officials overseeing the regulatory review process. On November 21, 2014, the United States Court of Appeals for the District of Columbia Circuit granted a stay in a case brought by certain content providers, which prohibited the disclosure of certain programming contracts and related information in connection with the FCC’s review of the TWC Merger. We cannot predict what effect, if any, the stay will have on the FCC’s review of the TWC Merger.

Charter’s, Comcast’s and GreatLand Connections’ obligations to use reasonable best efforts to obtain all regulatory approvals required to complete the Transactions does not require Charter, Comcast or GreatLand Connections to:

•	divest or hold separate any businesses, assets or properties of Charter, Comcast or GreatLand Connections or any of their respective subsidiaries;

•	accept any conditions or take any actions that would apply to or affect any businesses, assets or properties of Charter, Comcast or GreatLand Connections or any of their respective subsidiaries; or

•	litigate or participate in the litigation of any proceeding involving the FCC, the FTC or the DOJ.

Notwithstanding, (A) Charter, Comcast and GreatLand Connections are required to take the actions and accept the conditions described in the second bullet above to the extent such actions and conditions are consistent in scope and magnitude with the actions and conditions (other than any condition that was subsequently suspended by the agency that imposed the condition) required or imposed by governmental authorities in connection with prior acquisitions of United States domestic cable systems consummated since February 12, 2002 with an aggregate purchase price of at least $500 million and (B) Comcast is required to implement certain undertakings, with such modifications to the undertakings that, taken in the aggregate, are no more adverse to the businesses, assets and properties of Comcast and its subsidiaries. These requirements are described in more detail under “The Implementing Agreements—The Merger Agreement—Reasonable Best Efforts Covenant” of this proxy statement/prospectus, “The Implementing Agreements—The Exchange Agreement—Reasonable Best Efforts Covenant” of this proxy statement/prospectus and “The Implementing Agreements—The Asset Purchase Agreement—Reasonable Best Efforts Covenant” of this proxy statement/prospectus.

Listing

Charter has agreed to use its reasonable best efforts to cause the shares of New Charter Class A common stock to be issued in connection with the Mergers to be listed on NASDAQ, subject to official notice of issuance.

It is a condition to the completion of the Transactions that the shares of New Charter Class A common stock to be issued in connection with the Mergers will have been approved for listing on the NASDAQ, subject to official notice of issuance.

Federal Securities Law Consequences; Resale Restrictions

New Charter Class A common stock issued pursuant to the Merger Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any person who may be deemed to be an “affiliate” of Charter for purposes of Rule 145 under the Securities Act.

Accounting Treatment

Charter prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Transactions will be accounted for by Charter as a business combination under the acquisition method of accounting.

Charter’s investment in GreatLand Connections will be accounted for by Charter under the equity method of accounting. Charter will follow the guidance of Accounting Standards Codification Topic 323, which prescribes the use of the equity method for investments where Charter has significant influence, but does not have a controlling interest.

Under the equity method, Charter’s share of the net income or loss for its investment in GreatLand Connections, including Charter’s share of the depreciation and amortization of the excess of the fair value over the book value of GreatLand Connections’ assets and any equity investment impairments will be included in

Charter’s consolidated statement of operations. Charter will review its interest in GreatLand Connections for impairment if there is a series of operating losses or other factors that may indicate that there is a decrease in the value of Charter’s investment that is other than temporary.

Rights of Appraisal

Charter’s stockholders will not be entitled to exercise appraisal or dissenters’ rights under the DGCL in connection with the Spin-Off, the Mergers, the Exchange or the Purchase.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of the Charter Merger and the GreatLand Connections Merger to U.S. holders (as defined below) of Charter Class A common stock and GreatLand Connections Class A-1 common stock who exchange shares of such stock for shares of New Charter Class A common stock pursuant to the Charter Merger or the GreatLand Connections Merger, as applicable. The following discussion is based on the Code, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a U.S. holder is a beneficial owner of Charter Class A common stock or GreatLand Connections Class A-1 common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Charter Class A common stock or GreatLand Connections Class A-1 common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Charter Class A common stock or GreatLand Connections Class A-1 common stock, you should consult your tax advisor.

This discussion addresses only those stockholders that hold their Charter Class A common stock or GreatLand Connections Class A-1 common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold Charter Class A common stock or GreatLand Connections Class A-1 common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that purchased or sell their shares of Charter Class A common stock or GreatLand Connections Class A-1 common stock as part of a wash sale;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons that are not U.S. holders; and

•	stockholders who acquired their shares of Charter Class A common stock or GreatLand Connections Class A-1 common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Mergers.

ALL HOLDERS OF CHARTER COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

The parties intend for the Charter Merger and the GreatLand Connections Merger, taken together, to qualify as a transaction described in Section 351 of the Code. The obligation of Charter, New Charter, Charter Merger Sub and GreatLand Connections Merger Sub to complete the Mergers is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Charter, to the effect that the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code based upon representations made by Charter, New Charter, Charter Merger Sub, GreatLand Connections Merger Sub and GreatLand Connections. The obligation of Comcast and GreatLand Connections to complete the GreatLand Connections Merger is conditioned upon Comcast’s receipt of an opinion from Davis Polk & Wardwell LLP, counsel to Comcast, to the effect that the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code based upon representations made by Charter, New Charter, Charter Merger Sub, GreatLand Connections Merger Sub and GreatLand Connections. Neither of these opinions is binding on the Internal Revenue Service or the courts. Charter, New Charter and GreatLand Connections have not requested any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Mergers.

The discussion below constitutes the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Charter, as to the material U.S. federal income tax consequences of the Charter Merger to U.S. holders of Charter Class A common stock and of the GreatLand Connections Merger to U.S. holders of GreatLand Connections Class A-1 common stock, in each case, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinions and herein.

Accordingly, assuming the issuance of the opinions described above, in general, the U.S. federal income tax consequences of the Charter Merger to U.S. holders of Charter Class A common stock and of the GreatLand Connections Merger to U.S. holders of GreatLand Connections Class A-1 common stock are as follows:

The Charter Merger

•	The Charter stockholders will recognize no gain or loss on their receipt of shares of New Charter Class A common stock in exchange for shares of Charter Class A common stock;

•	The Charter stockholders’ tax basis in the shares of New Charter Class A common stock received in the Charter Merger will be the same as their tax basis in the shares of Charter Class common stock surrendered in exchange therefor; and

•	The holding period of New Charter Class A common stock received in exchange for shares of Charter Class A common stock will include the holding period of the Charter Class A common stock for which it is exchanged.

The GreatLand Connections Merger

•	The GreatLand Connections stockholders will recognize no gain or loss on their receipt of New Charter common stock in exchange for shares of GreatLand Connections Class A-1 common stock, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of New Charter common stock;

•	the GreatLand Connections stockholders’ tax basis in the shares of New Charter common stock received in the GreatLand Connections Merger, including any fractional share of New Charter common stock deemed received, will be the same as their tax basis in the shares of GreatLand Connections Class A-1 common stock exchanged therefor;

•	the holding period of New Charter common stock received in exchange for shares of GreatLand Connections Class A-1 common stock will include the holding period of the GreatLand Connections Class A-1 common stock for which it is exchanged; and

•	gain or loss will be recognized by GreatLand Connections stockholders on any cash received in lieu of a fractional share of New Charter common stock in the GreatLand Connections Merger equal to the difference between the amount of cash received in lieu of the fractional share and the stockholder’s tax basis in the fractional share of New Charter common stock; such gain or loss will be long-term capital gain or loss if the stockholder’s holding period for such fractional share is more than one year as of the closing date of GreatLand Connections Merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the Charter Merger and the GreatLand Connections Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Charter Merger and the GreatLand Connections Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

THE IMPLEMENTING AGREEMENTS

The following describes the material provisions of the Implementing Agreements, which are expected to be entered into in connection with the Transactions Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Transactions Agreement. This summary does not purport to be complete and may not contain all of the information about the Transactions that is important to you. New Charter encourages you to read carefully the Transactions Agreement, in its entirety before making any decisions regarding the Transactions as it is the legal document governing the Transactions.

Charter expects to enter into more detailed Implementing Agreements implementing the Transactions Agreement. However, if the Implementing Agreements are not entered into, the Transactions will be completed pursuant to the Transactions Agreement.

This summary has been included to provide you with information regarding the terms of the Implementing Agreements. Factual disclosures about Charter, New Charter, Comcast, or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about Charter, New Charter, Comcast or their respective subsidiaries or affiliates contained in the Implementing Agreements and described in this summary. The representations, warranties and covenants made in the Implementing Agreements by Charter, New Charter, Comcast will be qualified and subject to important limitations agreed to by Charter, New Charter, Comcast in connection with negotiating the terms of the Implementing Agreements. In particular, in your review of this summary of representations and warranties to be contained in the Implementing Agreements and described in this summary, it is important to bear in mind that the representations and warranties are being negotiated with the principal purposes of allocating risk between the parties to the Implementing Agreements, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases will be qualified by confidential disclosures that are being made by each party to the other, which disclosures will not be reflected in the Implementing Agreements or otherwise publicly disclosed. For the foregoing reasons, these descriptions, representations, warranties and covenants should not be read alone.

Transactions Agreement

On April 25, 2014, Charter entered into a binding definitive agreement (the “Transactions Agreement”) with Comcast that contemplates and sets forth the principal obligations of the parties with respect to the Contribution and Spin-Off, the Charter Merger, the GreatLand Connections Merger, the Exchange, and the Purchase, as described in “The Transactions” above.

Pursuant to the Transactions Agreement, Comcast and Charter agreed to use reasonable best efforts to document these transactions in more detailed Implementing Agreements on the terms and conditions set forth in the Transactions Agreement. The Implementing Agreements are currently expected to include the Separation Agreement, the Merger Agreement, the Exchange Agreement, the Asset Purchase Agreement, and the Tax Matters Agreement, in addition to certain other agreements described under the heading, “Additional Agreements Related to the Contribution and Spin-Off, the Mergers, the Exchange and the Purchase.”

Each of the Implementing Agreements to be entered into pursuant to the Transactions Agreement, as currently contemplated, is described below.

The Merger Agreement

Prior to the effective time of the Spin-Off, New Charter will enter into a merger agreement with GreatLand Connections, Charter Merger Sub, GreatLand Connections Merger Sub, and Comcast (the “Merger Agreement”) to provide for, among other things, the Charter Merger and the GreatLand Connections Merger.

Structure of the Merger

Pursuant to the Merger Agreement, immediately following the effective time of the Spin-Off, New Charter will convert into a corporation. Charter Merger Sub will then merge with and into Charter with the effect that each share of Charter will be converted into one share of New Charter, and New Charter will survive as the publicly-traded parent company of Charter.

The Merger Agreement will provide that, immediately following the Charter Merger, GreatLand Connections Merger Sub will merge with and into GreatLand Connections, with GreatLand Connections surviving, which is referred to in this proxy statement/prospectus as the “GreatLand Connections Merger.” Pursuant to the GreatLand Connections Merger, (i) each share of GreatLand Connections’ Class A-1 common stock will be converted into a pro rata portion of the shares of New Charter common stock to be issued in the GreatLand Connections Merger and (ii) New Charter will receive a number of shares of GreatLand Connections’ Class A common stock that is equal to the number of shares of GreatLand Connections Class A-1 common stock that have been converted into shares of New Charter common stock. Because the Separation Agreement will provide that the shares of GreatLand Connections’ Class A-1 common stock that will be distributed in the Spin-Off will represent the New Charter GreatLand Ownership Percentage of the total number of shares of GreatLand Connections’ common stock, the shares of GreatLand Connections’ Class A common stock that will be received by New Charter in the GreatLand Connections Merger will represent the New Charter GreatLand Ownership Percentage (which is expected to be approximately 33%) of the total number of shares of GreatLand Connections Class A common stock (after giving effect to the GreatLand Connections Merger).

Fractional Shares

No fractional shares of New Charter will be issued in the GreatLand Connections Merger. All fractional shares of New Charter Common Stock that a holder of shares of GreatLand Connections Class A-1 common stock would otherwise be entitled to receive as a result of the GreatLand Connections Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined based on the volume-weighted average of Charter Class A common stock in the 60 consecutive calendar days ending on the last trading day immediately prior to closing of the Transactions.

New Charter Stock Issuance and GreatLand Connections Equity Valuation

The Merger Agreement will further provide that the shares of New Charter common stock issued in the GreatLand Connections Merger will have an aggregate value equal to the New Charter GreatLand Ownership Percentage multiplied by the Aggregate GreatLand Connections Equity Valuation (the “New Charter share number”). “Aggregate GreatLand Connections Equity Valuation” means the excess of (A) 7.125 times the Carveout 2014 EBITDA (as defined in the Merger Agreement) over (B) the amount of GreatLand Connections’ indebtedness as of closing, plus certain other adjustments. The shares of New Charter common stock will be valued based on the volume-weighted average price of Charter Class A common stock in the 60 consecutive calendar days ending on the last trading day immediately prior to closing of the Transactions.

The Merger Agreement will contain a process for determining the Aggregate GreatLand Connections Equity Valuation. If the Aggregate GreatLand Connections Equity Valuation has not been finally determined prior to the completion of the GreatLand Connections Merger, the Aggregate GreatLand Connections Equity Valuation used to determine the number of shares of New Charter common stock issued in the GreatLand Connections Merger will be determined by Comcast in good faith in accordance with certain procedures, and there will be a post-closing adjustment between Comcast and GreatLand Connections equal to the excess of the Aggregate GreatLand Connections Equity Valuation as finally determined in accordance with certain procedures over the Aggregate GreatLand Connections Equity Valuation used to determine the number of shares of New Charter common stock issued in the GreatLand Connections Merger. If the post-closing adjustment is a positive number,

GreatLand Connections will pay the amount of the post-closing adjustment to Comcast in cash. If the post-closing adjustment is a negative number, Comcast will pay the absolute value of the amount of the post-closing adjustment to GreatLand Connections in cash.

Conditions to the Charter Merger and the GreatLand Connections Merger

The obligations of the parties to the Merger Agreement to consummate the Charter Merger and the GreatLand Connections Merger will be subject to a number of conditions, including:

•	the consummation of the merger between Comcast and Time Warner Cable;

•	the consummation of the Spin-Off;

•	expiration or termination of the HSR Act waiting period and the receipt of a number of regulatory approvals, including approval of the FCC, approval from all required public utility commissions and approval of certain franchise authorities, in most cases without the imposition of a burdensome condition;

•	the absence of injunctions or certain legal impediments;

•	unless not required under applicable law, the approval by Charter’s stockholders of the issuance of New Charter common stock in the GreatLand Connections Merger;

•	the effectiveness of the registration statement into which this proxy statement/prospectus is incorporated and the approval of the listing of the New Charter common stock on the NASDAQ Global Select Market;

•	the effectiveness of the registration statement filed by GreatLand Connections to register the GreatLand Connections Class A Common Stock that will be issued in the Spin-Off and the GreatLand Connections Merger and the approval of the listing of the GreatLand Connections Class A Common Stock on the NASDAQ Global Select Market;

•	completion of the debt-for-debt exchange; and

•	subject to certain exceptions, the satisfaction or waiver of the conditions to the obligations of the parties in the Separation Agreement, the Exchange Agreement and the Asset Purchase Agreement.

The obligations of Charter, New Charter, Charter Merger Sub and GreatLand Connections Merger Sub to consummate the Charter Merger and the GreatLand Connections Merger will be further subject to (i) the accuracy of representations and warranties and the performance of covenants made by Comcast and GreatLand Connections in the Merger Agreement and the Separation Agreement, subject to applicable materiality thresholds, (ii) Charter’s receipt of an opinion of tax counsel regarding the tax-free nature of the transactions, and (iii) since April 25, 2014,, there not having occurred and being continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on GreatLand Connections’ assets and liabilities and the other assets and liabilities of Comcast to be transferred to Charter in the Transactions, taken as a whole.

GreatLand Connections and Comcast’s obligations to consummate the GreatLand Connections Merger will be further subject to, among other things, (i) the accuracy of representations and warranties and the performance of covenants made by Charter, New Charter, Charter Merger Sub and GreatLand Connections Merger Sub in the Merger Agreement, subject to applicable materiality thresholds, (ii) Comcast’s receipt of an opinion of tax counsel regarding the tax-free nature of the transactions and (iii) since April 25, 2014, there not having occurred and being continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on Charter.

Representations and Warranties

The Merger Agreement will include certain representations and warranties made by Charter to GreatLand Connections, including the following:

•	Corporate existence and qualification to do business;

•	Corporate power and authority to execute the Merger Agreement and the other Implementing Agreements;

•	Governmental authorizations to enter into the Merger Agreement and the other Implementing Agreements;

•	Absence of any conflict with or breach of organizational documents, laws or regulations or agreements as a result of the execution, delivery or performance of the Merger Agreement and the other Implementing Agreements;

•	Compliance with SEC filing requirements, accuracy of information filed with the SEC, and compliance with the Sarbanes-Oxley Act;

•	No action that would be reasonably likely to prevent the Charter Merger and the GreatLand Connections Merger, taken together, from qualifying under Section 351 of the Code;

•	No agreements with respect to an acquisition of GreatLand Connections; and

•	Other than certain financial advisors, no investment banker, broker or other intermediary is entitled to any fee or commission from Charter.

Termination

The Merger Agreement may be terminated prior to completion of the transactions:

•	by Charter, Comcast or GreatLand Connections upon termination of the TWC Merger Agreement;

•	by mutual written agreement of Charter, Comcast and GreatLand Connections;

•	by Charter, Comcast or GreatLand Connections:

•	if there shall be final and nonappealable injunctions or certain legal impediments;

•	unless such stockholder approval is not required under applicable law, if, at the Charter stockholder meeting, Charter stockholders fail to approve the issuance of New Charter common stock in the GreatLand Connections Merger;

•	if the Charter Merger and the GreatLand Connections Merger have not been completed by (i) if all necessary regulatory approvals for the Transactions are received on or before the completion of the TWC Merger, then the date that is 60 days after completion of the TWC Merger (or, if on such 60th day the debt tender offer has commenced, then the date that is 90 days after completion of the TWC Merger) or (ii) if all necessary regulatory approvals for the Transactions are not received on or before the completion of the TWC Merger, then the date that is 150 days after completion of the TWC Merger (or, if by the 75th day after completion of the TWC Merger, all necessary regulatory approvals are received other than approvals from local franchise authorities and public utility commission, then the date that is 240 days after completion of the TWC Merger);

•	by Charter, if there is a material breach by Comcast or GreatLand Connections of the Merger Agreement or the Separation Agreement, subject to certain cure periods;

•	by Comcast or GreatLand Connections, if there is a material breach by Charter, New Charter, Charter Merger Sub or GreatLand Connections Merger Sub of the Merger Agreement, subject to certain cure periods;

•	by Comcast or GreatLand Connections, if the Charter board of directors changes its recommendation that Charter stockholders approve the issuance of New Charter common stock in the GreatLand Connections Merger;

•	by Comcast, Charter or GreatLand Connections if the amount of notes tendered in the debt tender offer is less than the amount necessary for GreatLand Connections to reach a Resulting GreatLand Connections Leverage (as defined in the Separation Agreement) of 2.5 times; and

•	automatically upon termination of the Asset Purchase Agreement or the Exchange Agreement, other than in certain specified circumstances.

Reasonable Best Efforts Covenant

Pursuant to the Merger Agreement, each of the parties to the Merger Agreement will agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary proper or advisable under applicable law to consummate and make effective the Charter Merger and the GreatLand Connections Merger, subject to certain specified exceptions. In particular, subject to certain specified exceptions, neither New Charter, Comcast or Charter will be required to (i) divest or otherwise hold separate any businesses, assets or properties, (ii) accept any conditions or take any actions that would apply to, or affect, any businesses, assets or properties of New Charter, Comcast or Charter that are not consistent with conditions imposed by governmental authorities in prior acquisitions of U.S. cable systems since February 12, 2002 with an aggregate purchase price of at least $500 million (clauses (i) and (ii), subject to certain specified exceptions, are referred to as a “burdensome condition”) or (iii) litigate or participate in the litigation of any proceeding involving certain regulatory authorities.

Other Covenants of Charter

The Merger Agreement will contain certain covenants which, among other things, will prohibit Charter from taking certain specified actions. Pursuant to the Merger Agreement, Charter will not, during the 100-calendar-day period ending on closing: (i) split, combine or otherwise reclassify the shares of Charter Class A Common Stock; (ii) declare, set aside or make any dividend or other distribution to its stockholders (whether cash or stock); (iii) engage in a reclassification, reorganization, recapitalization or exchange or other like change, or redeem, repurchase or otherwise acquire any shares of Charter Class A Common Stock, other than redemptions pursuant to the exercise of, or the withholding of taxes in connection with, any compensatory equity awards or the net-issuance exercise of any currently-outstanding warrants; or (iv) publicly announce any intention to do any of the foregoing. In addition, Charter will agree that it shall take all action necessary to cause GreatLand Connections Merger Sub, Charter Merger Sub and, prior to the Closing, New Charter to perform their respective obligations under the Merger Agreement and, as applicable, to consummate the GreatLand Connections Merger and the Charter Merger. Charter will also agree that it shall use its reasonable best efforts to cause the shares of New Charter Common Stock to be issued as part of the merger consideration to be listed on NASDAQ.

Charter Shareholder Meeting

Pursuant to the Merger Agreement, Charter will agree to hold a meeting of Charter’s stockholders to approve the issuance of New Charter common stock in the GreatLand Connections Merger and the Charter board of directors will agree to recommend that Charter stockholders grant such approval, subject to the right of the Charter board of directors to withdraw that recommendation if it determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Indemnification

Pursuant to the Merger Agreement, (i) Comcast will agree to indemnify us and GreatLand Connections for certain liabilities arising from (A) filings made by Comcast with the SEC in connection with the Transactions or the TWC merger and (B) certain information provided by Comcast for inclusion in the registration statement into which this proxy statement/prospectus is incorporated, in other filings made by us with the SEC in connection with the Transactions or in the registration statement filed by GreatLand Connections in connection with the Transactions and (ii) we will agree to indemnify Comcast and GreatLand Connections for certain liabilities arising from (A) the registration statement into which this proxy statement/prospectus is incorporated and other filings made by us with the SEC in connection with the Transactions and (B) certain information provided by us for inclusion in the registration statement filed by GreatLand Connections in connection with the Transactions or in filings made by Comcast with the SEC in connection with the Transactions.

The terms of the Merger Agreement have not yet been finalized; changes, some of which may be material, may be made to the terms of the Merger Agreement before it is finalized, including to the terms described above.

The Separation Agreement

Prior to the effective time of the Spin-Off, GreatLand Connections and Comcast will enter into a contribution, separation and spin-off agreement (the “Separation Agreement”) to provide for, among other things, the principal corporate transactions required to effect the Spin-Off, the conditions to the Spin-Off and certain provisions governing the relationship between GreatLand Connections and Comcast following the Spin-Off.

The Separation Agreement will provide that, effective as of the effective time of the Spin-Off, Comcast will transfer or cause to be transferred to GreatLand Connections all of Comcast’s and its subsidiaries’ right, title and interest in the GreatLand Connections systems, together with the related subscribers, the assets primarily related to the GreatLand Connections systems (other than certain specified assets) and certain other specified assets (the “GreatLand Connections Assets”). In addition, effective as of the effective time of the Spin-Off, GreatLand Connections will assume all liabilities of Comcast and its subsidiaries primarily relating to the GreatLand Connections systems (other than certain specified liabilities) and certain other specified liabilities (the “GreatLand Connections Liabilities”). All other assets and liabilities of Comcast and its subsidiaries will be retained by Comcast.

Pursuant to the Separation Agreement, GreatLand Connections and Comcast will agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary proper or advisable under applicable law to consummate and make effective the Spin-Off, subject to certain specified exceptions. In particular, subject to certain specified exceptions, neither GreatLand Connections nor Comcast will be required to (i) divest or otherwise hold separate any businesses, assets or properties, (ii) accept any conditions or take any actions that would apply to, or affect, any businesses, assets or properties of GreatLand Connections or Comcast that are not consistent with conditions imposed by governmental authorities in prior acquisitions of U.S. cable systems since February 12, 2002 with an aggregate purchase price of at least $500 million (clauses (i) and (ii), subject to certain specified exceptions, are referred to as a “burdensome condition”); provided, however, that any condition that is imposed on and accepted by Comcast to obtain regulatory approval for the TWC Merger (except for any condition that relates solely to the assets and liabilities transferred in the Transactions and for which there is no substantially similar condition that relates to other assets and liabilities of Comcast) may not be invoked as a burdensome condition or (iii) litigate or participate in the litigation of any proceeding involving certain regulatory authorities.

The Separation Agreement will also provide that GreatLand Connections will use reasonable best efforts to cause GreatLand Connections to incur new indebtedness in an aggregate amount equal to 5.0 times the 2014 EBITDA of the GreatLand Connections systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing). The indebtedness will consist of (i) credit facilities or new issuance of notes to be used to fund cash distributions to Comcast and for GreatLand Connections’ general corporate purposes, and (ii) notes newly issued by GreatLand Connections to Comcast, which notes will be used to enable

Comcast to complete a debt-for-debt exchange whereby one or more financial institutions are expected to conduct a third-party tender offer for certain of Comcast’s publicly-traded debt securities, which is referred to as the “debt tender offer”, and will then exchange the tendered debt securities of Comcast for GreatLand Connections’ new notes held by Comcast in the debt-for-debt exchange.

The obligations of Comcast to consummate the Spin-Off will be subject to a number of conditions, including:

•	the consummation of the merger between Comcast and TWC;

•	expiration or termination of the HSR Act waiting period and the receipt of a number of regulatory approvals, including approval of the FCC, approval from all required public utility commissions and approval of certain franchise authorities, in most cases without the imposition of a burdensome condition;

•	the absence of injunctions or certain legal impediments;

•	the effectiveness of the registration statement filed by GreatLand Connections to register the GreatLand Connections common stock that will be issued in the Spin-Off and the GreatLand Connections Merger and the approval of the listing of the shares of its Class A common stock on the NASDAQ Global Select Market;

•	the completion of the debt-for-debt exchange; and

•	subject to certain exceptions, the satisfaction or waiver of the conditions to the obligations of the parties in the Merger Agreement, the Exchange Agreement and the Asset Purchase Agreement.

Comcast’s obligation to consummate the Spin-Off will be further subject to, among other things, Comcast’s receipt of an opinion of tax counsel regarding the tax-free nature of the transactions.

The Separation Agreement will require that, following the satisfaction of certain conditions to the consummation of the Spin-Off and completion of the debt tender offer, the board of directors of Comcast will establish the record date and the effective date of the Spin-Off. The Separation Agreement will also provide that, prior to the effective time of the Spin-Off, GreatLand Connections and Comcast will take all action necessary to issue to Comcast the shares of GreatLand Connections common stock that will be distributed in the Spin-Off, with the percentage of shares of GreatLand Connections common stock that are shares of GreatLand Connections Class A-1 common stock representing the New Charter GreatLand Ownership Percentage (which is expected to be approximately 33%). “New Charter GreatLand Ownership Percentage” means the maximum number of shares of GreatLand Connections Class A common stock that New Charter can acquire in the GreatLand Connections Merger such that historic Comcast shareholders (not including former Time Warner Cable stockholders) hold at least 50.75% of GreatLand Connections’ outstanding shares of Class A common stock following the completion of the GreatLand Connections Merger, expressed as a percentage of the total number of shares of GreatLand Connections Class A common stock. The Separation Agreement will also provide that, at the effective time of the Spin-Off, Comcast will distribute all of the shares of GreatLand Connections Class A common stock and Class A-1 common stock pro rata to holders of Comcast common stock.

The Separation Agreement will include customary representations of Comcast relating to, among other matters, GreatLand Connections’ business. In addition, pursuant to the Separation Agreement, and subject to certain specified exceptions, Comcast will agree to operate GreatLand Connections’ business prior to the effective time of the Spin-Off in the ordinary course consistent with past practice and not to permit GreatLand Connections to take certain specified actions. The Separation Agreement will also contain other covenants addressing, among other matters, insurance matters, access to information, litigation cooperation and confidentiality obligations. In addition, the Separation Agreement will provide that, from the effective date of the Spin-Off until the eighth anniversary of that date, subject to certain specified exceptions, Comcast will not, directly or indirectly, make any acquisition after which Comcast would own in excess of 1% of the then-outstanding shares of GreatLand Connections capital stock.

The Separation Agreement will provide that, following the effective time of the Spin-Off, GreatLand Connections will indemnify Comcast for any losses arising out of liabilities that GreatLand Connections has assumed pursuant to the Separation Agreement or out of GreatLand Connections’ breach of any of GreatLand Connections’ covenants in the Separation Agreement. The Separation Agreement will also provide that, following the effective time of the Spin-Off, Comcast will indemnify GreatLand Connections for any losses arising out of liabilities retained by Comcast pursuant to the Separation Agreement, out of Comcast’s breach of any of its covenants in the Separation Agreement or, subject to certain limitations (including time limits for claims to be made and a deductible and cap on indemnification amounts), out of Comcast’s breach of any of its representations in the Separation Agreement.

The Separation Agreement will terminate automatically upon termination of the Merger Agreement. If the Separation Agreement terminates prior to the effective time of the Spin-Off, the Spin-Off will not be effected.

The terms of the Separation Agreement have not yet been finalized; changes, some of which may be material, may be made to the terms of the Separation Agreement before it is finalized, including to the terms described above.

GreatLand Connections Financing

Pursuant to the Separation Agreement, GreatLand Connections (directly and through its subsidiaries) is expected to incur new indebtedness in an amount equal to 5.0 times the 2014 EBITDA of the GreatLand Connections systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing). The indebtedness will consist of (i) credit facilities or new issuance of notes to be used to fund cash distributions to Comcast and for general corporate purposes and (ii) notes newly issued by GreatLand Connections to Comcast, which are expected to then be exchanged for outstanding Comcast notes in the debt-for-debt exchange. Third-party financial institutions, which we refer to as the financing parties, are expected to conduct a debt tender offer for certain outstanding Comcast notes (such notes to be jointly determined by Comcast and Charter, subject to reasonable liability management decisions by Comcast), which we refer to as the “debt tender”, promptly following the satisfaction of all closing conditions to the Transactions (other than completion of the debt-for-debt exchange and conditions that by their nature cannot be satisfied until the closing).

In connection with the debt tender, within a reasonable period of time, but in no event more than 10 days, prior to the anticipated launch of the debt tender, Comcast and Charter, will, after consultation with their respective financial advisors, mutually estimate the following:

•	the “Clearing Tender Price”, which means the lowest aggregate tender price, taking into account other tender expenses, as defined in Annex A to the Separation Agreement, that would be required to achieve a GreatLand Connections leverage ratio, which we refer to as the resulting GreatLand Connections leverage, of 5.0 times 2014 EBITDA of the GreatLand Connections systems, where such leverage ratio is calculated as the ratio of (i) the sum of (x) the principal amount of new GreatLand Connections debt to be exchanged in the debt-for-debt exchange for the Comcast notes to be acquired in the debt tender and (y) the estimated principal amount of term loans described in the section entitled “Debt Financing”, to (ii) 2014 EBITDA of the GreatLand Connections systems;

•	the “Maximum Tender Price”, which means the aggregate tender price that would result in the tender expenses, as defined in Annex A to the Separation Agreement, being equal to a tender expenses cap as mutually agreed upon by Comcast and Charter; and

•	the “Leverage-Limited Tender Price”, which means the lowest aggregate tender price that would result in an amount of bonds acquired in the debt-for-debt exchange with a value (taking into account certain GreatLand Connections financing expenses) equal to the aggregate principal amount of not less than 8-year unsecured securities and not less than 10-year secured securities of GreatLand Connections that could be sold in the market.

Comcast and Charter will also estimate the achievable GreatLand Connections leverage, which shall be the resulting GreatLand Connections leverage based on an aggregate tender price equal to the lowest of the Clearing Tender Price, Maximum Tender Price and Leverage-Limited Tender Price. At the launch of the debt tender, the tender price will be equal to the lesser of the estimated Clearing Tender Price and the estimated Maximum Tender Price, and the amount of Comcast notes sought in the debt tender will equal the amount of notes required to reach the achievable GreatLand Connections leverage. If the achievable GreatLand Connections leverage is less than 5.0 times the 2014 EBITDA of the GreatLand Connections systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing), either Comcast or Charter may fund additional tender premium at its own expense to increase the achievable GreatLand Connections leverage (up to the lesser of 5.0 times and the maximum resulting GreatLand Connections leverage based on the securities of GreatLand Connections that could be sold in the market). The debt tender will have an initial early bird deadline of ten business days. If the debt tender is fully subscribed or oversubscribed at such time, the debt tender will be closed without any extension or repricing. In the event the debt tender is undersubscribed at the early bird tender deadline, then if the tender price was less than the lesser of the estimated Maximum Tender Price and the estimated Leverage-Limited Tender Price, Comcast and Charter, together with their advisors, will produce new price estimates and the debt tender will be extended for another ten business days, with an increased tender price to the lesser of the new estimate of the Clearing Tender Price, Maximum Tender Price and Leverage-Limited Tender Price. If the debt tender is undersubscribed at the early bird tender deadline and the tender price was equal to the Maximum Tender Price, or the new estimate of the Clearing Tender Price exceeds the Maximum Tender Price, then either Comcast or Charter may fund additional tender premium at its own expense to increase the achievable GreatLand Connections leverage (up to the lesser of 5.0 times and the maximum resulting GreatLand Connections leverage based on the securities of GreatLand Connections that could be sold in the market). Pursuant to the terms of Annex A to the Separation Agreement, the debt tender may not be extended in this manner more than two times. Upon the expiration of the debt tender, including any extensions thereto as provided in the preceding two sentences, the debt tender will be closed, provided the resulting GreatLand Connections leverage is equal to at least 2.5 times If the resulting GreatLand Connections leverage is less than 2.5 times, the Transactions will be terminated and the debt tender will not be closed.

Subsequent to the settlement of the debt tender, the financing parties will hold the tendered Comcast notes for at least 14 calendar days. On the fifth day following the settlement of the debt tender, new GreatLand Connections notes will be priced in the market on a best efforts basis, with the principal amount of such notes expected to equal to the value of the Comcast notes tendered in the debt tender (with the value of such notes determined by the price at which such Comcast notes are to be purchased from the financing sources plus certain GreatLand Connections financing expenses pursuant to a separate exchange agreement for the notes to be entered into by Comcast and the financing parties). No earlier than the fourteenth day following the settlement of the debt tender, the priced GreatLand Connections notes will be issued and the debt-for-debt exchange will be settled.

If after these financing transactions, the resulting GreatLand Connections leverage remains less than 5.0 times the 2014 EBITDA of the GreatLand Connections systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing), Charter and Comcast may agree that GreatLand Connections shall take further steps, including borrowing additional funds and distributing proceeds to Comcast or Comcast shareholders, distributing debt securities to Comcast shareholders, or distributing excess cash to Comcast to increase GreatLand Connections’ leverage, but in each case, in a manner that would not cause the resulting GreatLand Connections leverage to exceed 5.0 times the 2014 EBITDA of the GreatLand Connections systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing). If the resulting GreatLand Connections leverage still remains less than 5.0 times the 2014 EBITDA of the GreatLand Connections systems (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing), then pursuant to the Merger Agreement, the New Charter share number, and thus the number of shares issued as merger consideration by Charter, will increase.

The Exchange Agreement

Charter, Comcast and certain affiliates of Comcast and Charter will enter into an Exchange Agreement (the “Exchange Agreement”) to provide for, among other things, the Exchange.

Structure of the Exchange

Pursuant to the Exchange Agreement, at the closing, Comcast will transfer or cause to be transferred to us all of Comcast’s and its subsidiaries’ right, title and interest in the systems currently owned by Time Warner Cable in certain franchise areas (such systems collectively, the “Comcast Exchanged Systems”), together with the related subscribers, the assets primarily related to such systems (other than certain specified assets) and certain other specified assets, and the liabilities primarily relating to such systems (other than certain specified liabilities) and certain other specified liabilities, in exchange for us transferring or causing to be transferred to Comcast all of our and our subsidiaries’ right, title and interest in the systems currently owned by us in certain franchise areas (such systems collectively, the “Charter Exchanged Systems”), together with the related subscribers, the assets primarily related to such systems (other than certain specified assets) and certain other specified assets, and the liabilities primarily relating to such systems (other than certain specified liabilities) and certain other specified liabilities. We refer to the assets and liabilities transferred by Comcast in the Exchange as the “Comcast Exchanged Assets” and the “Comcast Exchanged Liabilities,” respectively, and the assets and liabilities transferred by Charter in the Exchange as the “Charter Exchanged Assets” and the “Charter Exchanged Liabilities”, respectively

Like-Kind Exchange

The Exchange is intended to qualify as an exchange of property to which Section 1031 of the Code applies. For the avoidance of doubt, the like-kind exchange shall be done on a debt-free basis, with all systems delivered with normalized working capital at closing, and a cash equalization payment shall be made to the extent of any difference in the Carveout 2014 EBITDA (as defined in the Exchange Agreement) of the systems on each side of the exchange (including any local news networks included in such systems) multiplied by 7.125. Unless the Carveout 2014 EBITDA of the Comcast Exchanged Systems and the Charter Exchanged Systems is finally determined prior to the closing, following the closing, there shall be true ups between Comcast and Charter with respect to the Comcast Exchanged Systems and the Charter Exchanged Systems, based on the product of (a) 2014 EBITDA of the Comcast Exchanged Systems or the Charter Exchanged Systems, as applicable, multiplied by (b) 7.125. In addition, there will be true ups based on any net working capital variance in respect of either the Comcast Exchanged Systems or the Charter Exchanged Systems (based on an agreed amount of normalized target working capital in each case). The true ups will be subject to certain dispute resolution procedures. The Exchange will be effected through one or more “qualified intermediaries” engaged by the parties to effectuate a like-kind exchange under Section 1031 of the Code.

Conditions to the Exchange

The obligations of Comcast and Charter to consummate the Exchange will be subject to a number of conditions, including:

•	the consummation of the merger between Comcast and Time Warner Cable;

•	expiration or termination of the HSR waiting period and the receipt of a number of regulatory approvals, including approval of the FCC, approval from all required public utility commissions and approval of certain franchise authorities, in most cases without the imposition of a burdensome condition;

•	the absence of injunctions or certain legal impediments;

•	the satisfaction or waiver of the conditions to the obligations of the parties in the Separation Agreement, the Merger Agreement and the Asset Purchase Agreement; and

•	the absence of a change in law that would cause the Exchange to not be treated as a tax-free exchange of property under Section 1031 of the Code.

Comcast’s obligation to consummate the Exchange will be further subject to, among other things, (i) Comcast’s receipt of an opinion of tax counsel regarding the tax-free nature of certain of the Transactions, and (ii) the absence of a material adverse effect with respect to the Charter Exchanged Assets and the Charter Exchanged Liabilities. Charter’s obligation to consummate the Exchange will be further subject to, among other things, (i) the accuracy of representations and warranties and the performance of covenants made by Comcast in the Exchange Agreement, subject to applicable materiality thresholds, and (ii) the absence of a material adverse effect with respect to the GreatLand Connections Assets, GreatLand Connections Liabilities, the Comcast Exchanged Assets, the Comcast Exchanged Liabilities, the Purchased Assets and the Purchased Liabilities, taken as a whole.

Representations and Warranties; Covenants

The Exchange Agreement will include representations of Comcast and Charter relating to, among other matters, the Comcast Exchanged Assets and the Charter Exchanged Liabilities. In addition, pursuant to the Exchange Agreement, and subject to certain specified exceptions, Comcast and Charter will agree to operate the Comcast Exchanged Assets and Charter Exchanged Assets prior to the closing in the ordinary course consistent with past practice. The Exchange Agreement will also contain other covenants addressing, among other matters, insurance matters, access to information, litigation cooperation and confidentiality obligations. Each of Comcast and Charter will also agree to use reasonable best efforts to cause the Transactions to qualify for the intended tax treatment and to use its good faiths efforts to obtain the tax opinions, including giving customary representation letters.

Reasonable Best Efforts Covenant

Pursuant to the Exchange Agreement, Comcast and Charter will agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary proper or advisable under applicable law to consummate and make effective the Exchange, subject to certain specified exceptions. In particular, subject to certain specified exceptions, neither Comcast or Charter will be required to (i) divest or otherwise hold separate any businesses, assets or properties, (ii) accept any conditions or take any actions that would apply to, or affect, any businesses, assets or properties of Comcast or Charter that are not consistent with conditions imposed by governmental authorities in prior acquisitions of U.S. cable systems since February 12, 2002 with an aggregate purchase price of at least $500 million (clauses (i) and (ii), subject to certain specified exceptions, are referred to as a “burdensome condition”) or (iii) litigate or participate in the litigation of any proceeding involving certain regulatory authorities.

Indemnification

The Exchange Agreement will provide that, following the closing, Comcast will indemnify Charter for (i) liabilities not included in the Comcast Exchanged Liabilities; (ii) the Charter Exchanged Liabilities, and Charter will indemnify Comcast for (i) liabilities not included in the Charter Exchanged Liabilities and (ii) the Comcast Exchanged Liabilities. The Exchange Agreement will also provide that, after the closing, Comcast and Charter will indemnify the other party for losses arising from the breach of any of its covenants in the Exchange Agreement or, subject to certain limitations (including time limits for claims to be made and a deductible and cap on indemnification amounts), out of such party’s breach of any of its representations in the Exchange Agreement.

The terms of the Exchange Agreement have not yet been finalized; changes, some of which may be material, may be made to the terms of the Exchange Agreement before it is finalized, including to the terms described above.

The Asset Purchase Agreement

Charter, Comcast and certain affiliates of Comcast and Charter will enter into an Asset Purchase Agreement (the “Purchase Agreement”), as more fully described below, to provide for, among other things, the Purchase.

Structure of the Purchase

Pursuant to the Asset Purchase Agreement, at the closing, Comcast will transfer or cause to be transferred to us all of Comcast’s and its subsidiaries’ right, title and interest in the systems currently owned by Time Warner Cable in certain franchise areas (such systems collectively, the “Purchased Systems”), together with the related subscribers, the assets primarily related to such systems (other than certain specified assets) and certain other specified assets, the liabilities primarily relating to such systems (other than certain specified liabilities) and certain other specified liabilities. We refer to the assets and liabilities transferred by Comcast in the Purchase as the “Purchased Assets” and the “Purchased Liabilities,” respectively.

Consideration for the Purchase

The allocation of consideration payable pursuant to the Asset Purchase Agreement will be determined pursuant to a third party valuation performed by an independent appraisal firm selected by Comcast and which is reasonably acceptable to Charter, provided that Comcast shall not be required to take any position on a tax return consistent with such allocation if Comcast in good faith believes such position would be inconsistent with any other position taken by Comcast on a tax return.

Charter will pay Comcast consideration in cash equal to the sum of (1) the product of (x) the 2014 EBITDA (as defined in the Asset Purchase Agreement) of the Purchased Systems (including any local new networks included in the Purchased Assets) multiplied by (y) 7.125 and (2) the fair market value of any investments and businesses included in the Purchased Assets (other than any local news networks). Unless the 2014 EBITDA of the Purchased Systems is finally determined prior to the closing, following the closing, there will be a true up between Comcast and Charter based on the product of (a) the 2014 EBITDA of the Purchased Systems multiplied by (b) 7.125. In addition, there will be a true up based on any net working capital variance (based on an agreed amount of normalized target working capital). The true ups will be subject to certain dispute resolution procedures.

In addition, for the first eight taxable years following the closing, Charter will pay Comcast the amount of the Tax Benefit (as defined below) in such taxable year. Upon filing its tax return for the eighth taxable year following the closing, the present value, using a discount rate of 10%, of the Tax Benefit for each subsequent taxable year (until the year in which the Tax Benefit equals zero) applying an agreed valuation assumption. The “Tax Benefit” is equal to the reduction in liability for federal and state income taxes of Charter resulting from the amortization and depreciation deductions, or during such eight year period, reduction in taxable gain, attributable to the Basis Step Up. The “Basis Step Up” is the amount of gain recognized by Comcast in the Purchase, increased by the amounts paid pursuant to the step-up payments made during the first eight taxable years and the additional step up amount paid in the eighth taxable year following the closing.

Conditions to the Purchase

The obligations of Comcast and Charter to consummate the Purchase will be subject to a number of conditions, including:

•	the consummation of the merger between Comcast and Time Warner Cable;

•	the receipt of a number of regulatory approvals, including approval of the FCC, approval from all required public utility commissions and approval of certain franchise authorities, in most cases without the imposition of a burdensome condition;

•	the absence of an injunction or legal impediment; and

•	subject to certain exceptions, the satisfaction or waiver of the conditions to the obligations of the parties in the Separation Agreement, the Merger Agreement and the Exchange Agreement.

Comcast’s obligation to consummate the Purchase will be further subject to, among other things, (i) Comcast’s receipt of an opinion of tax counsel regarding the tax-free nature of certain of the Transactions, and (ii) the accuracy of representations and warranties and the performance of covenants made by Charter in the Asset Purchase Agreement, subject to applicable materiality thresholds. Charter’s obligation to consummate the Purchase will be further subject to, among other things, (i) the accuracy of representations and warranties and the performance of covenants made by Comcast in the Asset Purchase Agreement, subject to applicable materiality thresholds, and (ii) the absence of a material adverse effect with respect to the GreatLand Connections Assets, the GreatLand Connections Liabilities, the Comcast Exchanged Assets, the Comcast Exchanged Liabilities, the Purchased Assets and the Purchased Liabilities, taken as a whole.

Representations and Warranties; Covenants

The Asset Purchase Agreement will include representations of Comcast relating to, among other matters, the Purchased Assets, and representations of Charter. In addition, pursuant to the Asset Purchase Agreement, and subject to certain specified exceptions, Comcast will agree to operate the Purchased Assets prior to the closing in the ordinary course consistent with past practice. The Asset Purchase Agreement will also contain other covenants addressing, among other matters, insurance matters, access to information, litigation cooperation and confidentiality obligations.

Reasonable Best Efforts Covenant

Pursuant to the Asset Purchase Agreement, Comcast and Charter will agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary proper or advisable under applicable law to consummate and make effective the Purchase, subject to certain specified exceptions. In particular, subject to certain specified exceptions, neither Comcast or Charter will be required to (i) divest or otherwise hold separate any businesses, assets or properties, (ii) accept any conditions or take any actions that would apply to, or affect, any businesses, assets or properties of Comcast or Charter that are not consistent with conditions imposed by governmental authorities in prior acquisitions of U.S. cable systems since February 12, 2002 with an aggregate purchase price of at least $500 million (clauses (i) and (ii), subject to certain specified exceptions, are referred to as a “burdensome condition”) or (iii) litigate or participate in the litigation of any proceeding involving certain regulatory authorities.

Indemnification

The Asset Purchase Agreement will provide that, following the closing, Comcast will indemnify Charter for liabilities not included in the Purchased Liabilities and Charter will indemnify Comcast for the Purchased Liabilities. The Asset Purchase Agreement will also provide that, after the closing, Comcast and Charter will indemnify the other party for losses arising from the breach of any of its covenants in the Asset Purchase Agreement or, subject to certain limitations (including time limits for claims to be made and a deductible and cap on indemnification amounts), out of such party’s breach of any of its representations in the Asset Purchase Agreement.

The terms of the Asset Purchase Agreement have not yet been finalized; changes, some of which may be material, may be made to the terms of the Asset Purchase Agreement before it is finalized, including to the terms described above.

The Stockholder Agreement

Prior to the effective time of the GreatLand Connections Merger, New Charter will enter into a stockholder agreement with GreatLand Connections (the “Stockholder Agreement”) that will set forth certain agreements with GreatLand Connections relating to New Charter’s relationship with GreatLand Connections and its subsidiaries following the transactions.

The Stockholder Agreement will include certain provisions relating to GreatLand Connections’ governance, including an agreement that GreatLand Connections’ board of directors will be comprised of nine directors, divided into three classes of three directors each. The Stockholder Agreement will further provide that, subject to certain exceptions (including where applicable law or the NASDAQ listing rules require such committee to be otherwise comprised), each committee appointed by GreatLand Connections’ board of directors will consist of three directors of the same class.

The Stockholder Agreement will also provide New Charter with certain preemptive rights. In particular, beginning on the second anniversary of the completion of the transactions, in the event that GreatLand Connections proposes to issue or sell equity securities (other than pursuant to a compensation program or equity plan that meets certain conditions), the Stockholder Agreement will grant New Charter preemptive rights to purchase from GreatLand Connections the number of equity securities necessary to maintain its percentage ownership. The preemptive rights will terminate when New Charter and its subsidiaries cease to own at least 5% of GreatLand Connections outstanding capital stock.

The Stockholder Agreement will also provide that New Charter and its controlled affiliates will not enter into any transaction with GreatLand Connections, other than (i) transactions pursuant to agreements entered into concurrently with the completion of the transactions, (ii) transactions that have been approved by a majority of GreatLand Connections’ independent directors and (iii) transactions on arms-length terms involving aggregate consideration of $10,000,000 or less. In addition, the Stockholder Agreement will provide that, from the second anniversary of the completion of the transactions until the fourth anniversary of the completion of the transactions, New Charter and its controlled affiliates will not acquire beneficial ownership in excess of 49% of GreatLand Connections’ then-outstanding shares, other than in a transaction that is approved by a majority of GreatLand Connections’ independent directors or a majority of GreatLand Connections’ stockholders (other than New Charter). Pursuant to the Stockholder Agreement, GreatLand Connections will agree that, other than the limitations set forth in the Stockholder Agreement and the Tax Matters Agreement, GreatLand Connections will not take any actions that restrict the ability of New Charter and its subsidiaries to acquire, hold or dispose of GreatLand Connections’ equity securities.

The terms of the Stockholder Agreement have not yet been finalized; changes, some of which may be material, may be made to the terms of the Stockholder Agreement before it is finalized, including to the terms described above.

DEBT FINANCING

Incremental Facilities

On July 24, 2014, Charter Operating, an indirect subsidiary of Charter, received a debt commitment letter (as amended, restated, supplemented or modified from time to time, the “Debt Commitment Letter”), from Goldman Sachs Bank USA, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Deutsche Bank Securities, Inc. and Deutsche Bank AG New York Branch (collectively, the “Lead Arrangers”), to provide (i) incremental senior secured term loan facilities totaling up to $8.4 billion (the “Incremental Term Loan Facilities”) and (ii) an incremental senior secured revolving credit facility equal to $500 million (the “Incremental Revolving Facility”, and together with the Incremental Term Loan Facilities, the “Incremental Facilities”), in each case, under Charter Operating’s Amended and Restated Credit Agreement dated April 11, 2012 (as further amended, restated, supplemented or otherwise modified from time to time, the “Charter Credit Agreement”) and subject to the conditions set forth in the Debt Commitment Letter. The Incremental Facilities will be used by Charter for the purpose of financing the Purchase, paying fees and expenses incurred in connection with the Purchase and the related transactions, for providing ongoing working capital and for other general corporate purposes of Charter Operating and its subsidiaries.

On September 12, 2014, Charter Operating executed a Term Loan G Incremental Activation Notice (the “Notice”) under the Charter Credit Agreement. The Notice established a new tranche of Term Loan G commitments (the “Term Loan G”) in an aggregate principal amount of $3.5 billion that was fully drawn on September 12, 2014. The Term Loan G forms a portion of the Incremental Term Loan Facilities described above. Charter Operating assigned all of its obligations with respect to the Term Loan G and transferred all of the proceeds from the Term Loan G to a newly-created subsidiary, CCO Safari, LLC (“CCO Safari”), which is considered a “Non-Recourse Subsidiary” under the Charter Credit Agreement, and an “Unrestricted Subsidiary” under the CCO Holding, LLC indentures, and CCO Safari placed the funds in escrow pending the closing of the Purchase and the related transactions. The maturity date of the Term Loan G is September 12, 2021. The Term Loan G will bear interest at the Eurodollar Rate plus 3.50% with a floor of 0.75%. As of the date of this statement, other than the Term Loan G described above, the remaining Incremental Facilities commitments have not been funded.

On November 5, 2014, in connection with the transactions described below in the section entitled “Debt Financing—Senior Notes”, $3.5 billion of commitments in respect of the Incremental Term Loan Facilities were terminated. As of the date of this statement, $1.4 billion of Incremental Term Loan Facilities and $500 million of Incremental Revolving Facilities remain committed pursuant to the Debt Commitment Letter, in addition to the $3.5 billion of escrowed Term Loan G described above.

The commitment of the Lead Arrangers with respect to the Incremental Facilities expires upon the earlier to occur of (i) the termination of the Asset Purchase Agreement in accordance with its terms prior to the closing of the Purchase and the related transactions, and (ii) July 24, 2015. Other than in connection with the Term Loan G, the documentation governing the remaining unfunded portion of the debt financing has not been finalized and, accordingly, the actual terms of such debt financing may differ from those described in this document. Although the debt financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. The obligation of the Lead Arrangers to provide debt financing under the Debt Commitment Letter and the release of the Term Loan G from escrow is, in each case, subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded or released from escrow when required. As of the date of this statement, no alternative financing arrangements or alternative financing plans (other than that described below) have been made in the event the debt financing described in this statement is not available.

Senior Notes

On November 5, 2014, Charter and its subsidiaries closed on transactions in which two series of senior notes due 2022 and 2024 (the “Notes”) in an aggregate principal amount of $3.5 billion were issued. The Notes were issued by CCOH Safari, LLC (“Safari II”), a Delaware limited liability company, which is an indirect subsidiary of Charter. Substantially concurrently with the closing of the Purchase and the related transactions, Safari II will merge into CCO Holdings, LLC, a Delaware limited liability company (“CCO Holdings”) and the Notes will become obligations of CCO Holdings and CCO Holdings Capital Corp., a Delaware corporation (“CCO Holdings Capital”) and will rank pari passu in right of payment with each other and with all of the existing and future senior indebtedness of CCO Holdings and CCO Holdings Capital.

The gross proceeds of the Notes, together with an amount of cash sufficient to fund a special mandatory redemption of the Notes (as described below) on the first scheduled interest payment date for the Notes, if a special mandatory redemption event were to occur on such date, were placed in an escrow account pending the closing of the Purchase and the related transactions. In addition, no later than November 24, 2014 (the “First Additional Deposit Date”) and May 25, 2015 (the “Second Additional Deposit Date”), Safari II will be required to deposit an additional amount (the “Additional Deposit Amount”) that, together with the amounts on deposit in the escrow account, will be sufficient to (i) in the case of the First Additional Deposit Date, pay all scheduled interest payments through and including June 1, 2015 and (ii) without duplication, fund a special mandatory redemption on (x) in the case of the First Additional Deposit Date, June 1, 2015 and (y) in the case of the Second Additional Deposit Date, the fourth business day after November 5, 2015.

A special mandatory redemption event occurs upon the earliest of (i) November 5, 2015, (ii) the date on which Safari II notifies the escrow agent and the trustee for the noteholders that the Issuers will not pursue the consummation of the Purchase and the related transactions and (iii) the date on which Safari II fails to deposit the Additional Deposit Amount on or prior to the applicable Additional Deposit Date.

ADDITIONAL AGREEMENTS RELATED TO THE CONTRIBUTION AND SPIN-OFF,

THE MERGERS, THE EXCHANGE AND THE PURCHASE

The descriptions of the Charter Services Agreement, the Employee Matters Agreements, the Comcast Provider Transition Services Agreement, the Charter Provider Transition Services Agreement, and the Tax Matters Agreement are qualified by reference to the complete text of these agreements, which are incorporated by reference herein. We encourage you to read the agreements in their entirety.

Charter Services Agreement

Prior to the effective time of the Spin-Off, GreatLand Connections will enter into a services agreement with a subsidiary of Charter (the “Charter Services Agreement”) pursuant to which Charter and its subsidiaries will provide services to GreatLand Connections, subject to GreatLand Connections’ overall authority and supervision.

The services provided by Charter and its subsidiaries will include, among other services, corporate services, network operations, engineering and IT, voice operations, field operations support services, customer service, billing and collections, product services, marketing services, sales, business intelligence, and intellectual property licensing. The nature and scope of the services will be as set forth in the Charter Services Agreement.

If, after the effective time of the Spin-Off, GreatLand Connections identifies additional services that are not provided under the Charter Services Agreement (other than because Charter and GreatLand Connections agreed that those services would not be provided), and certain other conditions are met, then, subject to certain exceptions, Charter and its subsidiaries will provide those services and those services that Charter and its subsidiaries provide will become services under the Charter Services Agreement.

In consideration for the services, the Charter Services Agreement will provide that GreatLand Connections will pay to Charter and its subsidiaries the actual, economic costs of providing the services, without markup, which will comprise any direct costs incurred in providing the services and, subject to certain exceptions, an allocated portion of the compensation and overhead expenses incurred in providing the services. GreatLand Connections will also reimburse Charter and its subsidiaries for out-of-pocket costs incurred in providing the services. In addition, in consideration for certain rights, including the rights to purchase goods and services, and the rights to obtain programming services, under Charter’s third-party procurement and programming agreements, GreatLand Connections will pay Charter a services fee equal to 4.25% of GreatLand Connections’ gross revenues.

Unless earlier terminated, the Charter Services Agreement will expire three years after the effective date of the Spin-Off, except that the Charter Services Agreement will automatically renew for successive one-year periods unless GreatLand Connections or Charter give notice of an election not to renew at least one year prior to expiration of the then-current term. The Charter Services Agreement may be terminated by either party upon the material breach of the other party, subject to certain cure periods, and the Charter Services Agreement may also be terminated in certain circumstances involving a change of control of GreatLand Connections or upon the termination of the Merger Agreement. In addition, we may suspend provision of the services in certain circumstances, including upon the occurrence of certain bankruptcy events involving GreatLand Connections. Upon termination of the Charter Services Agreement in certain circumstances, if requested by us, we will continue to provide the services for a transition period of not more than one year.

Pursuant to the Charter Services Agreement, Charter will agree to indemnify GreatLand Connections and certain related parties for any losses arising out of the material breach of the Charter Services Agreement by us and certain related parties and the gross negligence, willful misconduct or material violation of applicable law by us and certain related parties in connection with the Charter Services Agreement. However, except in the case of losses arising out of the gross negligence, willful misconduct or material violation of law by us and certain related parties in connection with the Charter Services Agreement, our liability will not exceed the total amount paid and payable to us pursuant to the Charter Services Agreement. GreatLand Connections will agree to indemnify us and certain related parties for any losses arising out of the Charter Services Agreement, other than losses arising from circumstances for which we have agreed to indemnify GreatLand Connections. The Charter Services Agreement will also include certain other provisions, including, among others, a limited license for GreatLand Connections to use certain of our marks and provisions addressing the treatment of confidential information of each party.

The Charter Services Agreement has not yet been executed and remains subject to change.

GreatLand Services Agreement

Prior to the effective time of the Spin-Off, GreatLand Connections will enter into a second services agreement with Charter (the “GreatLand Services Agreement”) pursuant to which GreatLand Connections and GreatLand Connections’ subsidiaries will provide certain services to Charter. The services will include, among other services, certain field technical operational support services provided in areas where GreatLand Connections and Charter’s cable markets are contiguous. The terms of the GreatLand Services Agreement will generally parallel the terms of the Charter Services Agreement, except that GreatLand Connections’ position and Charter’s position will be reversed and Charter will pay to GreatLand Connections only the actual, economic costs of providing the services, and reimburse GreatLand Connections for out-of-pocket costs incurred in providing the services, and Charter will not pay to GreatLand Connections any additional services fee.

The terms of the GreatLand Services Agreement have not yet been finalized; changes, some of which may be material, may be made to the terms of the GreatLand Services Agreement before it is finalized, including to the terms described above.

Employee Matters Agreements

Prior to the effective time of the Exchange and the Purchase, Charter will enter into one or more Employee Matters Agreements with Comcast to provide for specified employee, compensation and benefits matters relating to current and former employees who are or were employed primarily with respect to the Charter systems, the Comcast systems and certain other assets, which employees (if employed at the time of completion of the Transactions) will generally be transferred to the other company pursuant to the Exchange or the Purchase, as applicable. The Employee Matters Agreements will provide that, effective as of the effective time of the Exchange or the Purchase, Charter and Comcast generally will assume or retain the obligations and liabilities relating to the employment, termination of employment or employment practices with regard to these employees, whether arising before, on or after the Exchange or the Purchase, as applicable, subject to exceptions for certain liabilities, such as defined benefit pension benefits and pre-closing incentive compensation, which will remain with Comcast or Charter.

The Employee Matters Agreements will provide that, for one year following the Exchange or the Purchase, as applicable, Charter and Comcast, as applicable, will provide, or cause to be provided, to each employee whose employment was transferred pursuant to the Exchange or the Purchase, as applicable and who continues to be employed by such party, as applicable, immediately following the Exchange or the Purchase, as applicable (other than any employees included in a collective bargaining unit covered by a collective bargaining agreement, who are referred to in this prospectus as union employees), such employees being referred to in this prospectus as covered employees, with:

•	base pay, commission opportunities and cash bonus opportunities, as applicable, that are no less favorable in the aggregate than provided to such covered employee immediately prior to the Exchange or the Purchase, as applicable; and

•	employee benefits that are no less favorable, in the aggregate, than were provided to such covered employee immediately prior to the Exchange or the Purchase, as applicable.

For purposes of determining whether the pay, opportunities and benefits referred to in the immediately preceding two bullets are no less favorable in the aggregate, equity compensation, defined benefit pension plan benefits, severance, retention, sale, stay, or change in control payments or awards or any similar compensation or benefits will not be taken into account. With respect to union employees, Charter and Comcast will assume or retain any and all of the rights and obligations each such party may have pursuant to any collective bargaining agreements or applicable law.

In addition, under the Employee Matters Agreements, following the Exchange or the Purchase, as applicable, Charter and Comcast will, for all covered employees, (i) honor all contracts providing for severance to the extent and in accordance with their terms and (ii) honor, without amendment, all plans providing for severance during the period from completion of the Exchange or the Purchase, as applicable through the first anniversary thereof, or for any longer period during which such amendments are prohibited under the terms of the applicable plan.

The Employee Matters Agreements will provide that, following the effective time of the Exchange or the Purchase, as applicable, Charter will indemnify Comcast for any losses arising out of liabilities that Charter has retained or assumed pursuant to the Employee Matters Agreement, and Comcast will indemnify Charter for any losses arising out of liabilities retained or assumed by Comcast pursuant to the Employee Matters Agreements. The Employee Matters Agreements will terminate automatically upon termination of the Exchange Agreement or the Purchase Agreement, as applicable.

The terms of the Exchange Employee Matters Agreements have not yet been finalized; changes, some of which may be material, may be made to the terms of the Exchange Employee Matters Agreements before it is finalized, including to the terms described above.

Comcast Provider Transition Services Agreement

Prior to the effective time of the Exchange, Charter will enter into a transition services agreement with Comcast (the “Comcast Provider Transition Services Agreement”) pursuant to which Comcast and its subsidiaries will provide certain transition services to us with respect to the Comcast Exchanged Systems. The transition services will include, among other services, certain facilities and asset-based, software platforms, marketing and sales and customer-facing services.

The nature and scope of the transition services will be as set forth in the Comcast Provider Transition Services Agreement and will otherwise be substantially consistent with the nature and scope of such services as provided by Comcast and its subsidiaries to the Comcast systems immediately before the effective date of the Exchange. If, after the effective time of the Exchange, Charter identifies additional services that are not provided under the Comcast Provider Transition Services Agreement (other than because Comcast and Charter agreed that those services would not be provided), and certain other conditions are met, Comcast and its subsidiaries will provide those services as they can reasonably provide and those services that Comcast and its subsidiaries provide will become transition services under the Comcast Provider Transition Services Agreement.

The terms of the Comcast Provider Transition Services Agreement have not yet been finalized; changes, some of which may be material, may be made to the terms of the Comcast Provider Transition Services Agreement before it is finalized, including to the terms described above.

Charter Provider Transition Services Agreement

Prior to the effective time of the Exchange, Charter will enter into a transition services agreement with Comcast (the “Charter Provider Transition Services Agreement”) pursuant to which Charter and its subsidiaries will provide certain transition services to Comcast. The transition services will include, among other services, certain facilities and asset-based, software platforms, marketing and sales and customer-facing services.

The nature and scope of the transition services will be as set forth in the Charter Provider Transition Services Agreement and will otherwise be substantially consistent with the nature and scope of such services as provided by Charter and its subsidiaries to the Charter systems immediately before the effective date of the Exchange. If, after the effective time of the Exchange, Comcast identifies additional services that are not provided under the Charter Provider Transition Services Agreement (other than because Comcast and Charter agreed that those services would not be provided), and certain other conditions are met, Charter and its subsidiaries will provide those services as they can reasonably provide and those services that Charter and its subsidiaries provide will become transition services under the Charter Provider Transition Services Agreement.

The terms of these services have not yet been finalized; changes, some of which may be material, may be made to the terms of the Charter Provider Transition Services Agreement before it is finalized, including to the terms described above.

Tax Matters Agreement

In connection with the Spin-Off and GreatLand Connections Merger (together with certain related transactions, but excluding the Exchange and the Purchase), GreatLand Connections, Comcast and New Charter will enter into a tax matters agreement (the “Tax Matters Agreement”) that will govern the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of any failure of the Spin-Off, GreatLand Connections Merger (or certain related transactions, including the debt exchange) to qualify as tax-free for U.S. federal income tax purposes. The Tax Matters Agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters. This summary is qualified by reference to the complete text of the form of the Tax Matters Agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part.

In general, the Tax Matters Agreement will govern the rights and obligations that GreatLand Connections, Comcast and New Charter have after the Spin-Off and GreatLand Connections Merger with respect to taxes for both pre- and post-closing periods. Under the Tax Matters Agreement, Comcast generally will be responsible for pre-Spin-Off income taxes, and GreatLand Connections will be responsible for all post-Spin-Off income taxes and all non-income taxes primarily related to GreatLand Connections’ assets and businesses that are due and payable after the Spin-Off.

In the event that the Spin-Off, the GreatLand Connections Merger and certain related transactions (including the debt-for-debt exchange) fail to qualify for their intended tax treatment, in whole or in part, and Comcast is subject to tax as a result of such failure, which we refer to as “transaction taxes”, the Tax Matters Agreement will determine whether Comcast must be indemnified for any such transaction taxes by GreatLand Connections or New Charter. As a general matter, under the terms of the Tax Matters Agreement, GreatLand Connections is required to indemnify Comcast for any transaction taxes due to any action of any person following the Spin-Off other than transaction taxes arising from (i) an action of Comcast or with respect to Comcast, in which case Comcast will bear the liability of the transaction taxes; or (ii) a breach by New Charter of the New Charter Tax Standstill (as described below) or other covenant of New Charter, in which case New Charter will bear the liability of the transaction taxes. For purposes of the prior sentence, the GreatLand Connections Merger, a violation of the GreatLand Connections Tax Standstill and certain actions relating to the governance of GreatLand Connections following the closing and the entering into the Charter Services Agreement do not constitute actions of Comcast. Therefore, in the event that the Spin-Off, GreatLand Connections Merger and/or related transactions fail to qualify for their intended tax treatment, GreatLand Connections will generally be required to indemnify Comcast for the resulting transaction taxes unless the liability for such transaction taxes is allocated to Comcast or New Charter in the limited circumstances described above. However, the Tax Matters Agreement will also provide that (i) if Comcast has a claim in respect of transaction taxes against Liberty under the voting agreement between Comcast and Liberty entered into as April 25, 2014 and no action GreatLand Connections has taken shall have contributed to the imposition of the transaction taxes, Comcast will take reasonable best efforts to pursue and exhaust any and all recourse available to Comcast against Liberty prior to seeking to enforce its indemnification right against GreatLand Connections and (ii) if both an action GreatLand Connections has taken and the action of another person (including New Charter) gives rise to transaction taxes that are indemnifiable by GreatLand Connections under the Tax Matters Agreement, then Comcast will pursue its available recourses against GreatLand Connections and such other person.

The Tax Matters Agreement will further provide that:

•	Without duplication of GreatLand Connections’ indemnification obligations described in the prior paragraph, GreatLand Connections will indemnify Comcast against (i) GreatLand Connections’ taxes for the post-closing period; (ii) any liability or damage resulting from a breach by GreatLand Connections or any of its affiliates of a covenant made in the Tax Matters Agreement or representation it made to tax counsel in connection with tax counsel’s delivery of a tax opinion at closing; and (iii) any transfer taxes arising from or associated with the Spin-Off, GreatLand Connections Merger and related transactions.

•	New Charter will indemnify Comcast against (i) any transaction taxes arising due to a violation of the New Charter tax standstill (as described below) by New Charter or any of its affiliates and (ii) any liability or damage resulting from a breach by New Charter or any of its affiliates of a covenant made by New Charter in the Tax Matters Agreement or a representation made by New Charter to tax counsel in connection with tax counsel’s delivery of a tax opinion at closing, in each case, without any duplication of any amounts for which Comcast has otherwise been indemnified;

•	Comcast will indemnify GreatLand Connections against (i) any tax liability of the Comcast consolidated group; (ii) any tax liability a result of its having been a member of the Comcast consolidated group; and (iii) any pre-Spin-Off income taxes, in each case, other than tax liabilities of Comcast for which GreatLand Connections is required to indemnify Comcast; and

•	New Charter will indemnify GreatLand Connections against any tax liability of the New Charter consolidated group.

In addition to the indemnification obligations described above, the indemnifying party will generally be required to indemnify the indemnified party against any interest, penalties, additions to tax, losses, assessments, settlements or judgments arising out of or incident to the event giving rise to the indemnification obligation, along with costs incurred in any related contest or proceeding.

Further, the Tax Matters Agreement generally will prohibit GreatLand Connections and New Charter, and GreatLand Connections’ and New Charter’s affiliates, from taking certain actions that could cause the Spin-Off, GreatLand Connections Merger and certain related transactions (including the debt exchange) to fail to qualify for their intended tax treatment. In particular:

GreatLand Connections

•	from and until the second anniversary of the Spin-Off (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code) GreatLand Connections may not take any action (including the issuance of any equity securities or a redemption, repurchase or other acquisition of any of its equity securities) that would result in New Charter holding (or being treated as holding) a greater percentage of GreatLand Connections’ outstanding shares than it holds immediately after the GreatLand Connections Merger;

•	other than the GreatLand Connections Merger, from and until the second anniversary of the Spin-Off (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code), GreatLand Connections may not cause or permit any merger or consolidation of GreatLand Connections or any liquidation or dissolution of GreatLand Connections (except for certain transactions with a subsidiary);

•	from and until the second anniversary of the Spin-Off, neither GreatLand Connections nor any GreatLand Connections subsidiaries may, or agree to, sell, exchange, distribute or otherwise dispose of any asset of any member of the GreatLand Connections group, except in the ordinary course of business or except for assets that, in the aggregate, do not constitute more than 30% of its gross assets;

•	from and until the second anniversary of the Spin-Off, GreatLand Connections may not permit or cause GreatLand Connections’ securities used by Comcast in the debt exchange to be modified, repurchased, defeased, satisfied or discharged other than in accordance with their terms;

•	from and until the second anniversary of the Spin-Off (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code), GreatLand Connections may not take any other action where the taking of such action could reasonably be expected to have, in the aggregate and taking into account the GreatLand Connections Merger and the Comcast-Time Warner Cable Merger, the effect of causing or permitting one or more persons to acquire a fifty percent (50%) or greater interest in GreatLand Connections or any of its subsidiaries for purposes of Section 355(e) of the Code;

•	from and until the second anniversary of the Spin-Off, GreatLand Connections may not discontinue the active conduct of its business; and

•	GreatLand Connections may not take any action where the taking of such action could reasonably be expected to cause the Spin-Off, debt exchange, GreatLand Connections Merger or certain related transactions to fail to qualify as tax-free transactions under the applicable provisions of the Code.

New Charter

•	from and until the second anniversary of the Spin-Off (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code) New Charter may not take any action that would result in New Charter holding (or being treated as holding) a greater percentage of the outstanding GreatLand Connections shares than it holds immediately after the GreatLand Connections Merger (referred to as the “New Charter Tax Standstill”);

•	from and until the second anniversary of the Spin-Off (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code) New Charter may not take any action that could reasonably be expected to have the effect of causing New Charter (or any person acting in concert with New Charter) to be treated as acquiring a 50% or greater interest in GreatLand Connections for purposes of Section 355(e) of the Code; and

•	from and until the second anniversary of the Spin-Off, New Charter may not liquidate Charter or take any other action where the taking of such action could reasonably be expected to have the effect of causing the GreatLand Connections Merger and Charter Merger, taken together, to fail for their intended tax treatment.

As described above, if GreatLand Connections or New Charter take any of the actions described above and such actions result in transaction taxes, GreatLand Connections or New Charter, as applicable, will be required to indemnify Comcast against such transaction taxes.

The terms of the Tax Matters Agreement have not yet been finalized; changes, some of which may be material, may be made to the terms of the Tax Matters Agreement before it is finalized, including to the terms described above.

INFORMATION ABOUT THE COMPANIES

Charter Communications, Inc.

Charter is among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Charter’s infrastructure consists of a hybrid of fiber and coaxial cable plant with approximately 12.8 million estimated passings, with 97% at 550 megahertz or greater and 98% of plant miles two-way active. A national Internet Protocol (IP) infrastructure interconnects Charter markets.

As of September 30, 2014, Charter served approximately 6.1 million residential and commercial customers. Charter sells its video, Internet and voice services primarily on a subscription basis, often in a bundle of two or more services, providing savings and convenience to its customers. Bundled services are available to approximately 97% of Charter’s passings, and approximately 62% of Charter’s customers subscribe to a bundle of services.

Charter was organized as a Delaware corporation on July 22, 1999. On March 27, 2009, Charter and certain affiliates filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York, to reorganize under Chapter 11 of the United States Bankruptcy Code. The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. On May 7, 2009, Charter filed a Joint Plan of Reorganization and a related disclosure statement with the bankruptcy court. The plan was confirmed by the bankruptcy court on November 17, 2009, and became effective on November 30, 2009, the date on which Charter emerged from protection under Chapter 11. The final decree closing the case was entered by the bankruptcy court on December 30, 2013.

Charter’s principal executive offices are located at 400 Atlantic Street, Stamford, Connecticut 06901. Charter’s telephone number is (203) 905-7801, and it has a website accessible at www.charter.com.

CCH I, LLC

New Charter is a wholly owned subsidiary of Charter. New Charter was organized as a Delaware limited liability company on June 9, 2003. New Charter’s principal executive offices are located at 400 Atlantic Street, Stamford, Connecticut 06901.

CCH I Charter Merger Sub, LLC

Charter Merger Sub is a direct, wholly owned subsidiary of New Charter. Charter Merger Sub was formed on November 24, 2014 for the purposes of merging with and into Charter in the Charter Merger. Charter Merger Sub has not carried on any activities other than in connection with the Transactions Agreement. Charter Merger Sub’s principal executive offices are located at 400 Atlantic Street, Stamford, Connecticut 06901.

CCH I SpinCo, Sub, LLC

GreatLand Connections Merger Sub is a direct, wholly-owned subsidiary of New Charter. GreatLand Connections Merger Sub was organized on May 22, 2014 for the purposes of merging with and into GreatLand Connections in the GreatLand Connections Merger. GreatLand Connections Merger Sub has not carried on any activities other than in connection with the Transactions Agreement. GreatLand Connections Merger Sub’s principal executive offices are located at 400 Atlantic Street, Stamford, Connecticut 06901.

Comcast Corporation

Comcast Corporation (NASDAQ: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is the nation’s largest video, high-speed

Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates 30 news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Comcast’s principal executive offices are located at One Comcast Center, Philadelphia, Pennsylvania 19103.

Midwest Cable, Inc.

Midwest Cable, Inc. is currently a wholly owned subsidiary of Comcast formed in May 2014 as a limited liability company and converted to a corporation in September 2014. Following the Spin-Off, GreatLand Connections will be an independent, publicly-traded entity that will hold cable systems serving approximately 2.5 million existing Comcast video subscribers in the Midwestern and Southeastern United States. Following consummation of the transactions, holders of Comcast common stock (as of the record date for the Spin-Off) will own approximately 67% of GreatLand Connections, and New Charter will own the remaining approximately 33%. Comcast will have no remaining interest in GreatLand Connections. Upon completion of the GreatLand Connections Merger, GreatLand Connections expects to change its name to GreatLand Connections Inc.

GreatLand Connections will offer a variety of video, high-speed Internet and voice services (“cable services”) over a geographically-aligned cable distribution system to residential and commercial customers located in the Midwestern and Southeastern United States. As of September 30, 2014, the cable systems that will be owned by GreatLand Connections served approximately 2.5 million video customers, 2.3 million high-speed Internet customers and 1.1 million voice customers and passed approximately 6.3 million homes and businesses. As of September 30, 2014, the cable systems that will be owned by GreatLand Connections had customer relationships with approximately 2.7 million residential customers and 183,000 commercial customers.

GreatLand Connections will offer its cable services individually and in bundles. GreatLand Connections’ subscription rates and related charges will vary according to the services and features customers receive and the type of equipment they use, and customers are typically billed in advance on a monthly basis. GreatLand Connections’ residential customers may generally discontinue service at any time, while commercial customers may only discontinue service in accordance with the terms of their contracts, which typically have two- to five-year terms.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CHARTER

The following tables present selected historical consolidated financial data for Charter and its subsidiaries and has been derived from (i) the audited consolidated financial statements of Charter and its subsidiaries for each of the years in the three-year period ended December 31, 2013 (Successor Company), incorporated by reference in this proxy statement/prospectus, (ii) the year ended December 31, 2010 (Successor Company), one month ended December 31, 2009 (Successor Company), and the eleven months ended November 30, 2009 (Predecessor Company), which have been audited by KPMG LLP, an independent registered public accounting firm, and (iii) the unaudited consolidated financial statements of Charter and its subsidiaries for the nine months ended September 30, 2014 (Successor Company) and 2013 (Successor Company), incorporated by reference in this proxy statement/prospectus. The following information should be read in conjunction with the historical consolidated financial statements and related notes.

	Successor							Predecessor
	Nine Months Ended September 30,		Years Ended December 31,				One Month Ended December 31,	Eleven Months Ended November 30,
	2014	2013	2013	2012	2011	2010	2009	2009
Statement of Operations Data:
Revenues	$6,748	$6,007	$8,155	$7,504	$7,204	$7,059	$572	$6,183
Income (loss) from operations	$694	$665	$909	$915	$1,036	$1,026	$81	$(1,065)
Interest expense, net	$638	$635	$846	$907	$963	$877	$68	$1,020
Income (loss) before income taxes	$53	$(84)	$(49)	$(47)	$(70)	$58	$10	$9,748
Net income (loss)—Charter shareholders	$(135)	$(208)	$(169)	$(304)	$(369)	$(237)	$2	$11,364
Basic earnings (loss) per common share	$(1.26)	$(2.05)	$(1.65)	$(3.05)	$(3.39)	$(2.09)	$0.02	$30.00
Diluted earnings (loss) per common share	$(1.26)	$(2.05)	$(1.65)	$(3.05)	$(3.39)	$(2.09)	$0.02	$12.61
Weighted-average shares outstanding, basic	107,744,534	101,293,696	101,934,630	99,657,989	108,948,554	113,138,461	112,078,089	378,784,231
Weighted-average shares outstanding, diluted	107,744,534	101,293,696	101,934,630	99,657,989	108,948,554	113,138,461	114,346,861	902,067,116

Balance Sheet Date (end of period):
Investment in cable properties	$16,659	$16,471	$16,556	$14,870	$14,843	$15,027	$15,391
Total assets	$20,950	$17,250	$17,295	$15,596	$15,601	$15,737	$16,658
Total debt	$17,595	$14,306	$14,181	$12,808	$12,856	$12,306	$13,322
Charter shareholders’ equity	$97	$61	$151	$149	$409	$1,478	$1,916

Other Financial Data (Unaudited):
Ratio of earnings to fixed charges(a)	1.08	N/A	N/A	N/A	N/A	1.07	1.14	8.41
Deficiency of earnings to cover fixed charges(a)	N/A	$84	$49	$47	$70	N/A	N/A	N/A

(a)	Earnings include income (loss) before non-controlling interest and income taxes plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

Comparability of the above information from year to year is affected by acquisitions and dispositions completed by us including the acquisition of Bresnan Broadband Holdings, LLC and its subsidiaries (“Bresnan”) in July

2013. See Note 3 to Charter’s consolidated financial statements included in Charter’s Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference in this proxy statement/prospectus, for additional information on the acquisition of Bresnan. In addition, upon our emergence from bankruptcy, we adopted fresh start accounting. This resulted in us becoming a new entity on December 1, 2009, with a new capital structure, a new accounting basis in the identifiable assets and liabilities assumed and no retained earnings or accumulated losses. Accordingly, the consolidated financial statements on or after December 1, 2009 are not comparable to the consolidated financial statements prior to that date. The financial statements for the periods ended November 30, 2009 do not include the effect of any changes in our capital structure or changes in the fair value of assets and liabilities as a result of fresh start accounting.

SELECTED HISTORICAL FINANCIAL DATA OF THE GREATLAND CONNECTIONS BUSINESS

The following table presents GreatLand Connections’ selected combined financial and other data as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, and as of and for the nine months ended September 30, 2014 and 2013. The combined statement of income data set forth below for the years ended December 31, 2013, 2012 and 2011 and the combined balance sheet data as of December 31, 2013 and 2012 are derived from the audited combined financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. included elsewhere in this proxy statement/prospectus, which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The combined statement of income data for the years ended December 31, 2010 and 2009 and the combined balance sheet data as of December 31, 2011, 2010 and 2009 are derived from the unaudited financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. not included in this proxy statement/prospectus. The combined statement of income data set forth below for the nine months ended September 30, 2014 and 2013 and the combined balance sheet data as of September 30, 2014 are derived from the unaudited condensed combined financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. included elsewhere in this proxy statement/prospectus.

The selected historical financial data presented below should be read in conjunction with the audited and unaudited combined financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The selected combined financial data may not be indicative of GreatLand Connections’ future performance and does not necessarily reflect what the financial position and results of operations would have been had GreatLand Connections operated as a separate, stand-alone entity during the periods presented, including changes that will occur in its operations and capitalization as a result of the Spin-Off. The unaudited condensed combined financial statements are not necessarily indicative of the results to be expected for any other interim period or for the years ending December 31, 2014 and 2013. However, in the opinion of GreatLand Connections’ management, the unaudited condensed combined financial statements include all normal recurring adjustments that are necessary for the fair presentation of the results for interim periods.

	For and as of the Nine Months Ended		For and as of the Year Ended December 31,
(in millions)	September 30, 2014	September 30, 2013	2013	2012	2011	2010	2009
Selected Statement of Income Information:
Revenue	$3,459	$3,344	$4,470	$4,275	$4,018	$3,817	$3,620
Operating income	802	790	1,042	994	860	774	690
Net income	484	480	632	602	546	466	416
Selected Balance Sheet Information:
Total Assets	$8,957	N/A	$8,999	$8,992	$9,119	$9,276	$9,401
Long-term Debt	—	N/A	—	—	—	—	—

HISTORICAL AND PRO FORMA PER SHARE DATA OF CHARTER

The following tables set forth, as of and for the nine months ended September 30, 2014 and the year ended December 31, 2013, selected unaudited per share information for Charter common shares on a historical and pro forma basis after giving effect to the Transactions. Except for the historical information as of and for the year ended December 31, 2013, the information in the table is unaudited. You should read the table below in conjunction with the audited consolidated financial statements and related notes thereto of Charter and its subsidiaries for the year ended December 31, 2013, incorporated by reference in this proxy statement/prospectus, and the unaudited consolidated financial statements and related notes thereto of Charter and its subsidiaries for the period ended September 30, 2014, incorporated by reference in this proxy statement/prospectus. You should also read the table below in conjunction with the unaudited pro forma condensed consolidated balance sheet as of September 30, 2014, and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013. See, “Unaudited Pro Forma Financial Information”.

The Charter pro forma loss per common share was calculated using the methodology described under the heading “Unaudited Pro Forma Financial Information” and is subject to all the assumptions, adjustments and limitations described thereunder. The pro forma per share data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Transactions had been consummated at the beginning of the earliest period presented, and it is not necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the date of this proxy statement/prospectus.

	As of and for the nine months ended September 30, 2014	As of and for the year ended December 31, 2013
Historical per Common Share Data:
Net loss, basic and diluted	$(1.26)	$(1.65)
Book value	$0.89	$1.42

Unaudited Pro Forma Common Share Data:
Net income—basic	$1.53	$1.75
Net income—diluted	$1.51	$1.73
Book value	$45.92	N/A

HISTORICAL MARKET PRICE AND DIVIDEND INFORMATION OF CHARTER COMMON STOCK

Charter’s Class A common stock is listed on NASDAQ under the symbol “CHTR.” The following table sets forth, for the periods indicated, the range of high and low last reported sale price per share of Charter’s Class A common stock on NASDAQ. On April 25, 2014, the last trading day before the announcement of the signing of the Transactions Agreement, the closing sale price of Charter Class A common stock reported by NASDAQ was $130.01. On December 5, 2014, the last practicable trading day prior to the date of this proxy statement/prospectus, the closing sale price of Charter Class A common stock reported by NASDAQ was $167.23.

Class A Common Stock

	High	Low
Calendar Year ending December 31, 2012
First quarter	$64.91	$56.15
Second quarter	$70.87	$59.41
Third quarter	$82.54	$71.59
Fourth quarter	$78.54	$67.50

Calendar Year ending December 31, 2013
First quarter	$106.29	$76.19
Second quarter	$128.57	$99.41
Third quarter	$137.29	$119.06
Fourth quarter	$144.02	$125.68

Calendar Year ending December 31, 2014
First quarter	$138.86	$121.25
Second quarter	$158.38	$117.83
Third quarter	$164.15	$151.37
Fourth quarter (through December 5, 2014)	$169.70	$140.25

Charter has not paid stock or cash dividends on any of its common stock. Charter would be dependent on distributions from its subsidiaries if Charter were to make any dividends. Covenants in the indentures and credit agreements governing the debt obligations of our subsidiaries restrict their ability to make distributions to us, and accordingly, limit our ability to declare or pay cash dividends. Future cash dividends, if any, will be at the discretion of Charter’s board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as Charter’s board of directors may deem relevant.

Market price data for GreatLand Connections Class A common stock has not been presented as shares of GreatLand Connections Class A common stock do not trade separately from shares of Comcast common stock.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The accompanying unaudited pro forma financial information as of and for the nine months ended September 30, 2014 and for the year ended December 31, 2013 is intended to reflect the impacts of the Transactions on Charter’s consolidated financial statements as if the Transactions had occurred as of September 30, 2014 for the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2013, the beginning of the earliest period presented, for the unaudited pro forma condensed consolidated statements of operations. The accompanying unaudited pro forma financial information presents the pro forma consolidated financial position and results of operations of Charter based on the historical financial statements and accounting records of Charter, Bresnan Broadband Holdings, LLC and its subsidiaries (“Bresnan”), Time Warner Cable, GreatLand Connections and the related pro forma adjustments as described in these notes. The starting point for the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 is the Charter unaudited pro forma financial information after giving effect to the acquisition of Bresnan. See Note 2. The pro forma adjustments related to the Transactions are included only to the extent they are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The Transactions will be valued at a 7.125 multiple of the respective cable systems’ Carveout 2014 EBITDA (as defined in the agreements), subject to certain post-closing adjustments. The Carveout 2014 EBITDA (as defined in the agreements) was estimated using unaudited results for the nine months ended September 30, 2014 of the cable systems included in this unaudited pro forma financial information and Charter internal forecasts. For purposes of this unaudited pro forma financial information, the value of the asset purchase and asset exchange transactions are estimated to be $7.2 billion and $7.5 billion, respectively, and the valuation of GreatLand Connections for purposes of determining the value of Charter’s equity interest, is estimated to be $12.5 billion.

Charter has received commitments from a number of leading Wall Street investment banks to provide incremental senior secured term loan facilities totaling up to $8.4 billion and a senior secured incremental revolving facility equal to $500 million under the Charter Operating credit facility. Pursuant to that commitment, Charter has fully drawn on $3.5 billion of Term Loan G commitments, and $1.0 billion has been committed, but not issued, in additional Charter Operating term loans. The amount of the commitments for incremental term loan facilities was further reduced by $3.5 billion at the closing of the offering of $1.5 billion aggregate principal amount of 5.50% senior notes due 2022 and $2.0 billion aggregate principal amount of 5.75% senior notes due 2024 by Safari II. The proceeds from the Term Loan G and the new Senior Notes are being held in escrow subject to the closing of the Transactions. The consideration for the assets acquired and transaction expenses is currently estimated at approximately $7.2 billion. The proceeds of the incremental facilities and the new Senior Notes will be used by Charter for the purpose of financing the asset purchase, paying fees and expenses incurred in connection with the asset purchase and the Transactions, for providing ongoing working capital and for other general corporate purposes of Charter Operating and its subsidiaries.

The unaudited pro forma financial statements are based on (i) the audited financial statements of Charter and its subsidiaries for the year ended December 31, 2013 contained in Charter’s Annual Report on Form 10-K filed with the SEC on February 21, 2014, (ii) the unaudited condensed consolidated financial statements of Charter and its subsidiaries as of and for the nine months ended September 30, 2014 contained in Charter’s Quarterly Report on Form 10-Q filed with the SEC on October 31, 2014, (iii) the audited historical financial statements of the TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (“TWC Cable Systems Acquired”) for the year ended December 31, 2013 contained in this proxy statement/prospectus, (iv) the unaudited financial statements of the TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. as of and for the nine months ended September 30, 2014 contained in this proxy statement/prospectus, (v) the audited historical financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. for the year ended December 31, 2013 contained in this proxy statement/prospectus, (vi) the unaudited financial statements of the

Comcast Cable Systems to be Contributed to Midwest Cable, Inc. as of and for the nine months ended September 30, 2014 contained in this proxy statement/prospectus, and (vii) the unaudited financial statements of Bresnan for the six months ended June 30, 2013 incorporated by reference in this proxy statement/prospectus.

The Transactions will be accounted for using the acquisition method of accounting. The unaudited pro forma financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. The fair values assigned in the unaudited pro forma financial information are preliminary and represent Charter’s current best estimate of fair value and are subject to revision. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the assets acquired and liabilities assumed have not commenced. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include property, plant and equipment and identifiable intangible assets, including franchises and customer relationships. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred tax liabilities.

The unaudited pro forma financial information is provided for illustrative purposes only and is based on available information and assumptions that Charter believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Charter would have been had the Transactions occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

The unaudited pro forma financial information does not reflect all reclassifications or adjustments to conform the TWC Cable Systems Acquired financial statement presentation or accounting policies to those adopted by Charter. At this time, Charter is not aware of any intercompany transactions that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments. Further review may identify additional intercompany transactions, reclassifications or differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma financial information of the combined company.

The unaudited pro forma financial information does not include any adjustment for liabilities or related costs that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities. The unaudited pro forma statements of operations do not include any revenue or expense synergies or dis-synergies resulting from the Transactions, including programming costs or shared functions and other administrative and overhead allocations, as these adjustments are not factually supportable. The unaudited pro forma statements of operations also do not include an estimated $220 million of non-recurring costs directly attributable to the Transactions, such as escrow interest, investment banking fees and legal fees.

Charter intends to review the synergies of the combined business in advance of and subsequent to the completion of the Transactions, which may result in a plan to reorganize certain of the TWC Cable Systems Acquired’s products, network, service operations and organizational structure. The costs of implementing such a plan, if it were to occur, and any resulting future changes in revenue or cost savings have not been reflected in the accompanying unaudited pro forma financial information. The unaudited pro forma financial information also does not include any revenue or expenses for services provided under the Charter Services Agreement for which Charter will be reimbursed the actual economic costs of such services.

The Transactions may result in changes to Charter’s tax rate used to determine deferred income taxes due to changes in apportionment factors related to state income taxes. Any changes in Charter’s deferred taxes as a result of the Transactions will be reflected in income as of the closing dates. Therefore, the unaudited pro forma financial information does not include the impact of any such changes on Charter’s existing deferred tax assets and liabilities, as the analysis is not complete.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

(IN MILLIONS)

	Charter Historical	TWC Cable Systems Acquired	Charter Cable Systems Divested	Pro Forma Adjustments		Charter Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10	$29	$(1)	$368	1a	$406
Accounts Receivable, net	270	246	(74)	—		442
Prepaid expenses and other current assets	90	132	(29)	—		193

Total current assets	370	407	(104)	368		1,041

RESTRICTED CASH AND CASH EQUIVALENTS	3,513	—	—	(3,513)	1a	—

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,305	2,898	(2,901)	667	1b	8,969
Franchises	6,009	7,271	(1,927)	2,520	1b	13,873
Customer relationships, net	1,175	291	(316)	1,793	1b	2,943
Goodwill	1,170	1,178	(348)	2,148	1b	4,148

Total investment in cable properties, net	16,659	11,638	(5,492)	7,128		29,933

EQUITY INVESTMENT	—	—	—	1,595	1d	1,595

OTHER NONCURRENT ASSETS	408	13	(43)	105	1a	483

Total assets	$20,950	$12,058	$(5,639)	$5,683		$33,052

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,586	$497	$(351)	$—		$1,732

Total current liabilities	1,586	497	(351)	—		1,732
LONG-TERM DEBT	17,595	—	—	4,013	1a	21,608

DEFERRED INCOME TAXES	1,610	3,098	(1,040)	(364)	1c	3,304

OTHER LONG-TERM LIABILITIES	62	43	(6)	857	1b	956

SHAREHOLDERS’ EQUITY	97	8,420	(4,242)	1,177	1e	5,452

Total liabilities and shareholders’ equity	$20,950	$12,058	$(5,639)	$5,683		$33,052

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2014

(IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Charter Historical	TWC Cable Systems Acquired	Charter Cable Systems Divested	Pro Forma Adjustments		Charter Pro Forma
REVENUES:
Video	$3,309	$1,965	$(1,225)	$—		$4,049
Internet	1,906	1,135	(747)	—		2,294
Voice	436	398	(171)	—		663
Commercial	731	447	(251)	—		927
Advertising sales	234	149	(66)	—		317
Other	132	25	(46)	147	1f	258

Total revenues	6,748	4,119	(2,506)	147		8,508

COSTS AND EXPENSES:
Operating costs and expenses (excluding depreciation and amortization)	4,444	2,587	(1,699)	(41)	1g	5,291
Shared asset charge	—	90	(37)	—		53
Depreciation and amortization	1,568	536	(536)	187	1h	1,755
Other operating expenses, net	42	1	(17)	23	1g, 1k	49

	6,054	3,214	(2,289)	169		7,148

Income from operations	694	905	(217)	(22)		1,360

OTHER INCOME (EXPENSES):
Interest expense, net	(638)	—	(1)	(272)	1i	(911)
Equity in income of investee, net	—	—	—	26	1j	26
Loss on derivatives instruments, net	(3)	—	—	—		(3)

	(641)	—	(1)	(246)		(888)

Income before taxes	53	905	(218)	(268)		472
Income tax benefit (expense)	(188)	(339)	88	146	1l	(293)

Net income (loss) before nonrecurring charges directly attributable to the Transactions	$(135)	$566	$(130)	$(122)		$179

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(1.26)					$1.53

Diluted	$(1.26)					$1.51

Weighted average common shares outstanding:
Basic	107,744,534			9,466,010	1d	117,210,544

Diluted	107,744,534			9,466,010	1d	118,660,225

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Charter Pro Forma for Bresnan	TWC Cable Systems Acquired	Charter Cable Systems Divested	Pro Forma Adjustments		Charter Pro Forma
REVENUES:
Video	$4,177	$2,796	$(1,543)	$—		$5,430
Internet	2,253	1,407	(873)	—		2,787
Voice	668	546	(254)	—		960
Commercial	840	525	(289)	—		1,076
Advertising sales	297	199	(85)	—		411
Other	184	30	(69)	190	1f	335

Total revenues	8,419	5,503	(3,113)	190		10,999

COSTS AND EXPENSES:
Operating costs and expenses (excluding depreciation and amortization)	5,519	3,403	(2,114)	—		6,808
Shared asset charge	—	105	(38)	—		67
Depreciation and amortization	1,908	789	(658)	222	1h	2,261
Other operating expenses, net	35	21	(9)	(2)	1k	45

	7,462	4,318	(2,819)	220		9,181

Income from operations	957	1,185	(294)	(30)		1,818

OTHER INCOME (EXPENSES):
Interest expense, net	(869)	—	—	(374)	1i	(1,243)
Equity in income of investee, net	—	—	—	20	1j	20
Loss on extinguishment of debt	(123)	—	—	—		(123)
Gain on derivatives instruments, net	11	—	—	—		11

	(981)	—	—	(354)		(1,335)

Income (loss) before taxes	(24)	1,185	(294)	(384)		483
Income tax benefit (expense)	(154)	(449)	118	197	1l	(288)

Net income (loss) before nonrecurring charges directly attributable to the Transactions	$(178)	$736	$(176)	$(187)		$195

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(1.75)					$1.75

Diluted	$(1.75)					$1.73

Weighted average common shares outstanding:
Basic	101,934,630			9,466,010	1d	111,400,640

Diluted	101,934,630			9,466,010	1d	112,903,679

Notes to Unaudited Pro Forma Financial Statements

Note. 1. Pro Forma Adjustments

(a)	Represents the following sources and uses as a result of the Transactions.

Sources and Uses (in millions):

Sources:
Restricted cash and cash equivalents	$3,513
Long-term debt (accreted value)	4,470
Fair value of Charter divested cable systems	7,887
Issuance of Charter Class A common stock	1,595

$17,465

Uses:
Fair value of TWC Cable Systems Acquired	$14,720
Acquisition of interest in GreatLand Connections	1,595
Advisor fees and other expenses directly related to the Transactions	220
Deferred financing fees	105
Cash	368
Repayment of Charter Operating revolving credit facility	457

$17,465

(b)	Represents adjustments to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the Transactions. The fair value of the Purchase and the Exchange consideration is estimated to be approximately $14.7 billion and the fair value of the GreatLand Connections interest is estimated to be approximately $1.6 billion for purposes of the unaudited pro forma financial information. The actual fair value of the Transactions will be based on the operations of the cable systems for 2014 and is subject to change. Charter will pay to Comcast the value of the tax benefits Charter realizes from a step-up in basis from the Asset Purchase at the earlier of the time of realization or eight years (the “Tax Benefit Payment”). The estimated fair value of the Tax Benefit Payment is approximately $900 million and is included in other long-term liabilities in the preliminary purchase price allocation below.

The table below presents the preliminary purchase price for the cable systems acquired as if the Transactions had closed on September 30, 2014, along with a preliminary allocation of purchase price to the assets acquired and liabilities assumed.

Preliminary Purchase Price (in millions)

Fair value of cable systems acquired in Asset Purchase Transaction	$7,222
Fair value of cable systems acquired in Asset Exchange Transaction	7,498
Fair value of Charter stock issued for GreatLand Connections interest	1,595

$16,315

Preliminary Allocation of Purchase Price (in millions)

Current assets	$407
Property, plant and equipment, net	3,565
Franchises	9,791
Customer relationships, net	2,084
Goodwill	3,326
Equity investment	1,595
Other noncurrent assets	13
Current liabilities	(497)
Deferred income taxes	(3,069)
Other long-term liabilities	(900)

$16,315

The preliminary estimates are based upon currently available information and prior valuation history. As such, additional assets and liabilities may be identified and reflected in the final purchase price allocation. For purposes of the preliminary purchase price allocation, Charter assumed a 23% increase to the net book value of the TWC Cable Systems Acquired property, plant and equipment. Charter based this assumption on increases to net book values reflected in valuations on Charter assets performed previously for general business purposes. The fair values of franchises and customer relationships were based on previous valuations performed by Time Warner Cable and allocated to cable systems in the Transactions by applying a relative percentage of the excess purchase price to the intangible assets. The valuations performed by Time Warner Cable used discounted cash flows associated with the franchises and customer relationships consistent with their long range projections. Goodwill represents the residual of the purchase price over the fair value of the identified assets acquired and liabilities assumed. No adjustments are reflected in the working capital balances as they are estimated to be at fair value. Other long-term liabilities have been eliminated as they are assumed to have no fair value. Upon completion of the fair value assessment following the closing of the Transactions, Charter anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. If upon completion of the valuations, the fair values are 10% greater or less than the amounts included in the preliminary purchase price allocation above, such a change would not likely have a material impact on the financial position or results of operations of Charter.

The deferred income tax liability recognized in connection with the Transactions reflects currently available information as well as estimates and assumptions made in accordance with the basis of presentation of the unaudited pro forma financial information. The final deferred income tax liability recognized in connection with the Transactions could be significantly different. Additionally, the difference between the amount reflected above and what is reflected in the balance sheet represents a partial release of Charter’s valuation allowance due to the Transactions of $335 million.

(c)	Represents an adjustment of Charter’s historical deferred tax liability due to the preliminary purchase price allocation, which includes an additional deferred income tax liability for the excess of book value over the estimated tax basis of the equity investment Charter is making in the GreatLand Transaction.

(d)	Reflects Charter’s approximate 33% investment in GreatLand Connections accounted for under the equity method of accounting. Charter’s investment in GreatLand Connections is estimated to be approximately $1.6 billion, which represents Charter’s 33% investment in GreatLand Connections’ equity value of $4.7 billion and the issuance of equity for the payment of 33% of GreatLand Connections’ financing fees and is calculated as follows (in millions).

GreatLand Connections’ valuation	$12,497
GreatLand Connections’ financing transactions	7,800

Equity valuation	4,697
GreatLand Connections’ financing costs	107

4,804
33%

Charter’s investment in GreatLand Connections	$1,595

Based on Charter’s closing stock price on December 1, 2014 of $168.49, Charter estimates issuing approximately 9.5 million shares of stock in connection with the GreatLand Transaction. A 5% change in Charter’s closing stock price would increase (decrease) the number of shares issued by approximately 0.5 million shares.

(e)	Reflects the following adjustments (in millions):

Elimination of Time Warner Cable’s historical shareholders’ equity	$(8,420)
Fair value of the Charter cable systems in the Asset Exchange	7,887
Charter’s investment in GreatLand Connections	1,595
Reduction in valuation allowance	335
Advisor fees and other expenses directly related to the Transactions	(220)

Shareholders’ equity	$1,177

Advisor fees and other expenses directly related to the Transactions of $220 million are not reflected in the unaudited pro forma statements of operations and consist primarily of escrow interest, investment banking fees and legal fees.

Deferred tax liabilities recognized in connection with the Transactions, which are expected to reverse and generate future taxable income, result in a reduction of the Company’s preexisting valuation allowance associated with its deferred tax assets. Such reduction in the valuation allowance is not reflected in the unaudited pro forma statements of operations as it is nonrecurring.

(f)	Charter increased other revenue by $147 million and $190 million for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively, representing Charter’s services fee of 4.25% of GreatLand Connections’ gross revenues.

(g)	Represents the reclassification of Time Warner Cable’s transaction costs to conform to Charter’s financial statement classification. Time Warner Cable did not incur any transaction costs for the year ended December 31, 2013.

(h)	Charter increased depreciation and amortization by $187 million and $222 million for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively, as follows (in millions).

	For the Nine Months ended September 30, 2014			For the Year ended December 31, 2013
	Depreciation	Amortization	Total	Depreciation	Amortization	Total
TWC Cable Systems Acquired pro forma expense based on fair value	$445	$278	$723	$594	$417	$1,011
TWC Cable Systems Acquired historical expense			(536)			(789)

Total pro forma depreciation and amortization adjustment			$187			$222

The increase was estimated using a preliminary weighted average useful life of 6 years for property, plant and equipment and 9 years for customer relationships. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. The effect of a one-year decrease in the weighted average useful life of property, plant and equipment would be an increase to depreciation expense of approximately $90 million and $119 million for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively. The effect of a one-year increase would result in a decrease of approximately $63 million and $85 million for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of useful lives are made.

(i)	For the nine months ended September 30, 2014 and year ended December 31, 2013, interest expense, net increased by $272 million and $374 million, respectively, representing additional interest expense on debt already incurred to fund the Asset Purchase and Asset Exchange and related amortization of deferred financing fees. The additional interest was calculated as follows (in millions) based on the recently completed financing for the Transactions. LIBOR is assumed to be 0.15% and 0.17% as of September 30, 2014 and December 31, 2013, respectively, for the Charter Operating term loans and revolving credit facility. LIBOR for the Term Loan G is 0.75% based on the LIBOR floor.

	Principal Amount	Interest rate	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Term Loan G commitments	$3,500	3.50% + LIBOR; 0.75% LIBOR floor	$104	$149
Senior notes due 2022	$1,500	5.50%	62	83
Senior notes due 2024	$2,000	5.75%	86	115
Charter Operating term loans	$1,000	2.00% + LIBOR	16	22
Repayment of revolving credit facility	$457	2.00% + LIBOR	(7)	(10)
Amortization of deferred financing fees and original issue discount			11	15

Total pro forma interest expense adjustment			$272	$374

(j)	Equity in income of investee, net of $26 million and $20 million for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively, primarily represents the following (in millions).

	For the Nine Months ended September 30, 2014	For the Year ended December 31, 2013
GreatLand Connections’ historical net income	$484	$632
Services fee of 4.25%	(147)	(190)
Elimination of transaction costs	25	—
Additional depreciation and amortization based on asset step-up	(245)	(348)
Interest expense on debt incurred by GreatLand Connections	(300)	(400)
Income tax impact at 39.1%	261	367

GreatLand Connections’ pro forma net income	78	61
Charter’s share of GreatLand Connections’ pro forma net income	33%	33%

Equity in income of investee	$26	$20

Additional depreciation and amortization is based on the preliminary estimate of the excess of the fair value over the book value of GreatLand Connections’ assets acquired in accordance with the application of equity method of accounting.

(k)	Represents the elimination of transaction costs incurred in connection with the Transactions.

(l)	Represents a reduction to income tax expense of the TWC Cable Systems Acquired due to Charter’s valuation allowance position, offset by additional tax expense from amortization of additional indefinite-lived intangibles for tax purposes but not for book purposes, plus the tax effect on the equity earnings from GreatLand Connections. The calculation of income tax expense is based on the preliminary purchase price allocation of the Transactions, which is subject to change.

Note 2. Bresnan Acquisition

On July 1, 2013, Charter and Charter Operating acquired Bresnan from a wholly owned subsidiary of Cablevision Systems Corporation for $1.625 billion in cash, as well as a working capital adjustment and a reduction for certain funded indebtedness of Bresnan. Charter funded the purchase of Bresnan with a $1.5 billion Term Loan E (“Term Loan E”) and borrowings under the Charter Operating credit facility.

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 is intended to provide information about how the acquisition of Bresnan and related financing may have affected Charter’s historical condensed consolidated statement of operations as if they had closed as of January 1, 2013.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(IN MILLIONS)

	Charter Historical	Bresnan Acquisition	Bresnan Pro Forma Adjustments			Charter Pro Forma for Bresnan
TOTAL REVENUES	$8,155	$262	$22	a		$8,419
COSTS AND EXPENSES:
Operating costs and expenses (excluding depreciation and amortization)	5,345	173	12	a		5,519
Depreciation and amortization	1,854	64	(10)		2b	1,908
Other operating expenses, net	31	—	—			31

	7,230	237	(9)			7,458

Income from operations	925	25	11			961

OTHER EXPENSES:
Interest expense, net	(846)	(30)	72		c,d	(869)
Loss on extinguishment of debt	(123)	—	—			(123)
Gain on derivatives instruments, net	11	—	—			11
Other expense, net	(16)	—	12		2d	(4)

	(974)	(30)	19			(985)

Income (loss) before taxes	(49)	(5)	30			(24)
Income tax benefit (expense)	(120)	5	(39)		2e	(154)

Net income (loss) before nonrecurring charges directly attributable to the Transactions	$(169)	$—	$(9)			$(178)

LOSS PER COMMON SHARE, BASIC AND DILUTED	$(1.65)					$(1.75)

Weighted average common shares outstanding, basic and diluted	101,934,630					101,934,630

(a)	Revenues and operating expenses have been adjusted to reflect Charter’s classification.
(b)	Depreciation and amortization expense decreased by $10 million for the year ended December 31, 2013 as a result of adjusting the values and lives of property, plant and equipment and customer relationships based on the pro forma purchase price allocation.
(c)	Interest expense decreased $7 million for the year ended December 31, 2013 representing (i) the elimination of interest on Bresnan’s senior notes and credit facility debt; (ii) additional interest on Term Loan E; (iii) additional interest on borrowings under the Charter Operating revolving credit facility; (iv) related amortization of deferred financing fees; and (v) elimination of commitment fees incurred on Term Loan E prior to closing of the acquisition.
(d)	Represents the elimination of transaction costs incurred in connection with the acquisition of Bresnan.
(e)	Represents the elimination of Bresnan’s income tax benefit and the reflection of $44 million for the year ended December 31, 2013 of income tax expense related to indefinite-lived intangibles that are amortized for tax purposes but not for book purposes and a reduction of partnership related basis step-ups as a result of additional borrowings to fund the acquisition of Bresnan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND EXECUTIVE OFFICERS OF CHARTER

The following table sets forth information as of December 31, 2014, regarding the beneficial ownership of Charter Class A common stock by:

•	each holder of more than 5% of outstanding shares of Charter’s common stock;

•	each of Charter’s directors and named executive officers; and

•	all of Charter’s directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2014 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 111,999,687 shares of Class A common stock outstanding as of December 31, 2014. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Atlantic Street, Stamford, CT 06901.

	Shares Beneficially Owned(1)
Name	Number of Shares	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2)	28,838,718	25.75%
SPO Advisory Corp.(3)	6,318,008	5.64%

Directors and Executive Officers:
W. Lance Conn	8,456	*
Michael P. Huseby	2,223	*
Craig Jacobson	16,333	*
Gregory B. Maffei(4)	—	*
John C. Malone(4)	—	*
John D. Markley, Jr.	36,106	*
David C. Merritt	8,456	*
Balan Nair	2,223	*
Eric L. Zinterhofer	11,323	*
Thomas M. Rutledge(5)	954,319	*
Christopher L. Winfrey(6)	430,460	*
John Bickham(7)	221,000	*
Catherine C. Bohigian(8)	11,592	*
Richard R. Dykhouse(9)	47,729	*

All executive officers and directors as a group (22 persons)(10)	2,006,913	1.77%

*	less than 1%
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A common stock.

(2)

Based upon the Schedule 13D filed by Liberty Broadband Corporation (“Liberty Broadband”) on November 13, 2014. Such reported amount included warrants to purchase 1,083,296 shares of Class A common stock that were fully exercisable as of such date. Such warrants were subsequently exercised on November 17, 2014 based upon the Form 4 Report filed by Liberty Broadband on November 19, 2014. The address of Liberty Broadband is 12300 Liberty Boulevard, Englewood, Colorado 80112. On May 1, 2013, Liberty Media Corporation (“Liberty Media”) acquired beneficial ownership of 27,941,873 shares of Class A common stock in a private transaction involving three stockholders of Charter pursuant to a stock purchase agreement dated March 19, 2013. In connection with such stock purchase, on March 19, 2013, Liberty Media entered into a stockholders agreement with Charter (as amended, the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, at the closing of the stock purchase transaction on May 1, 2013, the Charter board of directors appointed four designees of Liberty Media to the Charter board: John C. Malone, Chairman of the Board of Liberty Media, Gregory B. Maffei, President and Chief Executive Officer of Liberty Media, Balan Nair, Executive Vice President and Chief Technology Officer of Liberty Global, Plc. and Michael P. Huseby, then the Chief Financial Officer, and currently the Chief Executive Officer, of Barnes & Noble, Inc. In connection with the distribution of all of the capital stock of Liberty Broadband to stockholders of Liberty Media in a spin off transaction that was completed on November 4, 2014, on September 29, 2014 Liberty Media, Liberty Broadband and Charter entered into an amendment to the Stockholders Agreement in which Liberty Media assigned all of its rights and obligations under the Stockholders Agreement to Liberty Broadband, Liberty Broadband assumed such rights and agreed to perform all such obligations and Charter consented to such assignment and assumption. As a result, Liberty Broadband was substituted for Liberty Media for all purposes under the Stockholders Agreement. Liberty Broadband also acknowledged and agreed that the four designees of Liberty Media serving on Charter’s board of directors would continue in such capacity as designees of Liberty Broadband. Subject to Liberty Broadband’s continued ownership of 20% or more of the outstanding shares of Class A common stock of Charter, the Stockholder Agreement provides that Liberty Broadband will be entitled to designate up to four persons as nominees for election to Charter’s board at least until January 2016 and that one such designee director (as specified by Liberty Broadband) will serve on each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation and Benefits Committee of Charter’s board of directors. Consistent with these provisions, Mr. Malone serves on the Nominating and Corporate Governance Committee, Mr. Maffei serves on the Finance Committee and the Compensation and Benefits Committee and Mr. Huseby serves on the Audit Committee. Liberty Broadband has agreed that, so long as its designees are included in the group recommended by the Nominating and Corporate Governance Committee, it will vote its shares of Class A common stock in accordance with the recommendation of the Nominating and Corporate Governance Committee of the Board with respect to the election or removal of directors. Charter can elect, by notice to Liberty Broadband in early January 2016, to terminate the obligation to nominate Liberty Broadband’s designees to the board and, in such event, the standstill provisions noted below will also terminate. Beginning in 2017, Liberty Broadband and Charter will each have an annual right to terminate the board nomination and standstill obligations by delivering notice to the other party of such termination in early January of such year. Subject to certain limited exceptions, Liberty Broadband agreed that it will not, directly or indirectly, acquire voting securities of Charter in excess of 35% prior to the fifth business day of January 2016 and thereafter in excess of 39.99% of the outstanding voting securities of Charter. Liberty Broadband is also subject to certain customary standstill provisions that prohibit it from, among other things, engaging in any solicitation of proxies or consents relating to the election of directors, proposing a matter for submission to a vote of shareholders of Charter or calling a meeting of shareholders of Charter or taking any action or making any public statement not approved by the Board to seek to control or influence the management, the Board or the policies of Charter. The standstill limitations described above will cease to apply to Liberty Broadband beginning in January 2016 if Charter elects to terminate its obligation to nominate Liberty Broadband’s designees for election at the 2016 annual meeting of stockholders, as described above. In addition, the standstill limitations will cease to apply once Liberty Broadband owns less than 5% of the outstanding Class A common stock and upon termination by either party in 2017 and thereafter as described above. On April 25, 2014, concurrently with the execution of the Transactions Agreement, Liberty Media entered into a voting agreement with Comcast; such voting agreement was assumed by Liberty Broadband in connection with the spinoff pursuant to an Assignment and Assumption Agreement dated October 2, 2014 (such voting agreement, as assumed by Liberty Broadband, the “Voting Agreement”). Pursuant to the Voting Agreement, Liberty Broadband agreed, among other things, to vote all of its shares of Class A common stock in favor of the stock issuance pursuant to the Transactions Agreement and any other matters for which the approval of Charter’s stockholders is reasonably necessary to consummate the transactions contemplated by the Transactions Agreement, and against any actions that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by the Transactions Agreement. Liberty Broadband agreed, subject to certain exceptions, not to transfer its shares of Class A common stock during the term of the Voting Agreement. Liberty Broadband further agreed that, subject to certain exceptions, neither it nor certain related entities will knowingly acquire ownership of any GreatLand Connections stock until the second anniversary of the GreatLand Connections merger. The Voting Agreement will terminate upon the earliest of (i) immediately prior to the consummation of the transactions contemplated by the Transactions Agreement; (ii) the termination of the Transactions Agreement in accordance with its terms; (iii) the date on which the Transactions Agreement is modified, amended or supplemented, or any waiver is granted thereunder, which (A) is reasonably likely to have an adverse effect (other than a de minimis adverse effect) upon Liberty Broadband’s rights and benefits under the Voting Agreement or the Stockholder’s Agreement; (B) is reasonably likely to create any new or additional obligations upon Liberty Broadband , or (C) changes or modifies the formulas to be used in connection with the calculation of the New Charter shares to be issued to the shareholders of Comcast, if such changes or modifications are reasonably likely to result in a material increase in the number of New Charter shares to be issued to the shareholders of Comcast as compared to the number calculated to be issuable pursuant to the formulas included in the Transactions Agreement as of April 25, 2014; (iv) the valid termination of the TWC Merger Agreement in accordance with its terms; (v) at any meeting of stockholders of Charter at which a vote of Charter stockholders is taken on the Stock Issuance and the Stock Issuance is not approved by the requisite voting percentage; and (vi) the earlier of (A) 150 days after completion of the Comcast-Time Warner Cable transaction and (B) August 12, 2015. In connection with the execution of the Voting Agreement, on May 5, 2014, Comcast filed a Schedule 13D regarding the shares of Charter Class A common stock held by Liberty Broadband that are subject to the Voting Agreement. Pursuant to the Voting Agreement, Comcast may be deemed to have shared power to vote Liberty Broadband’s shares.
(3)

The equity ownership reported in this table is based on the reporting persons’ most recently available Schedule 13G/A dated December 31, 2013 and filed on February 14, 2014. Reported total includes shares beneficially owned by the following reporting persons as follows. Sole voting and dispositive power of SPO Partners II, L.P. (“SPO”) as to 5,939,608 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Partners, L.P. (“SPO Advisory Partners”). Sole voting and dispositive power of SPO Advisory Partners as to 5,939,608 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Corp. (“SPO Advisory Corp.”). Sole voting and dispositive power of San Francisco Partners, L.P. (“SFP”) as to 297,000 of the shares reported as beneficially owned is exercised through its sole general partner, SF Advisory Partners, L.P. (“SF Advisory Partners”). Sole voting and dispositive power of SF Advisory Partners as to 297,000 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Corp. Sole voting and dispositive power of SPO Advisory Corp. as to 6,236,608 of the shares reported as beneficially owned is exercised through its three controlling persons, John H. Scully (“JHS”), Edward H. McDermott (“EHM”) and Eli J. Weinberg (“EJW”). Of the shares reported as beneficially owned, 12,300 shares are held in JHS’ individual retirement account which is self-directed and 68,500 shares may be deemed to be beneficially owned by JHS solely in his capacity as a controlling person, sole director and executive officer of the Phoebe Snow Foundation, Inc. (“PSF”). Shared voting and dispositive power as to 6,236,608 of the shares reported as beneficially owned may be deemed to be beneficially owned by JHS solely in his capacity as one of three controlling persons of SPO Advisory Corp. Sole voting and dispositive power of PSF as to 68,500 of the shares reported as beneficially owned is exercised through its controlling person, sole director and executive officer, JHS. Of the shares reported as beneficially owned, 600 shares are held by EHM in his individual retirement account which is self-directed. Shared voting and dispositive power as to 6,236,608 of the shares reported as beneficially owned may be deemed to be beneficially owned by EHM solely in his capacity as one of three controlling persons of SPO Advisory Corp. Shared voting and dispositive power as to 6,236,608 of the shares reported as beneficially owned may be deemed to be beneficially owned by EJW solely in his capacity as one of three controlling persons of SPO Advisory Corp. The principal business address of all reporting persons is: 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. SPO, SPO Advisory Partners and SF Advisory Partners are Delaware limited partnerships. SFP is a California limited partnership. SPO Advisory Corp. and PSF are Delaware corporations. JHS, EHM and EJW are all citizens of the United States of America.
(4)	Mr. Maffei is the President and Chief Executive Officer and Mr. Malone is the Chairman of the Board of Liberty Broadband which beneficially owns 25.75% of our Class A common stock and they each expressly disclaim beneficial ownership of any shares or warrants owned by Liberty Broadband.
(5)	Includes: 305,852 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but eligible to be voted; 100,000 time-vesting options vested and exercisable; 50,000 time-vesting options exercisable within 60 days of December 31, 2014; 37,500 performance-vesting options vested and exercisable at the $60 price per share threshold; 18,750 performance-vesting options exercisable within 60 days of December 31, 2014 at the $60 price per share threshold; 37,500 performance-vesting options vested and exercisable at the $80 price per share threshold; 18,750 performance-vesting options exercisable within 60 days of December 31, 2014 at the $80 price per share threshold; 37,500 performance-vesting options vested and exercisable at the $100 price per share threshold; 18,750 performance-vesting options exercisable within 60 days of December 31, 2014 at the $100 price per share threshold; 55,450 performance-vesting options vested and exercisable at the $125 price per share threshold; 27,725 performance-vesting options exercisable within 60 days of December 31, 2014 at the $125 price per share threshold; 55,450 performance-vesting options vested and exercisable at the $150 price per share threshold; and 27,725 performance-vesting options exercisable within 60 days of December 31, 2014 at the $150 price per share threshold.
(6)	Includes 90,000 options vested and exercisable; 2,200 restricted stock units vesting within 60 days of December 31, 2014, 38,750 time-vesting options vested and exercisable and 12,916 time-vesting options exercisable within sixty (60) days of November 4, 2014; and the following performance-vesting options: 60,277 options exercisable at the $60 price per share threshold; 60,278 options exercisable at the $80 price per share threshold; and 60,278 options exercisable at the $100 price per share threshold. Also includes 55,000 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC, which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust.
(7)	Includes 116,000 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but eligible to be voted. Also includes 35,000 time-vesting options that are vested and exercisable; and the following performance-vesting options: 22,500 options vested and exercisable at the $80 per share threshold; 22,500 options exercisable at the $100 price per share threshold; 12,500 options exercisable at the $125 price per share threshold; and 12,500 options exercisable at the $150 price per share threshold.
(8)	Includes 3,750 time-vesting options that are vested and exercisable and 6,250 performance-vesting options vested and exercisable at the $130 price per share threshold.
(9)	Includes 7,000 options vested and exercisable; 12,500 time-vesting options vested and exercisable and 4,166 time-vesting options exercisable within sixty (60) days of November 4, 2014; 1,917 restricted stock units vesting within sixty (60) days of November 4, 2014; 4,500 performance-vesting options vested and exercisable at the $85 price per share threshold; and 4,500 performance-vesting options vested and exercisable at the $105 price per share threshold. 4,500 performance-vesting options vested and exercisable at the $85 price per share threshold; 4,500 performance-vesting options exercisable within 60 days of December 31, 2014 at the $85 price per share threshold; 4,500 performance-vesting options vested and exercisable at the $105 price per share threshold; and 4,500 performance-vesting options exercisable within 60 days of December 31, 2014 at the $105 price per share threshold.
(10)	Includes options and restricted stock units that are exercisable or eligible to become vested within sixty days of November 4, 2014, and the shares of our Class A common stock beneficially owned described in footnotes (5), (6), (7), (8) and (9).

DESCRIPTION OF CCH I, INC. CAPITAL STOCK

The following is a summary of the material terms of New Charter’s capital stock as of the effective times of the Mergers and is not complete. You should also refer to (1) New Charter’s amended and restated certificate of incorporation, which will be in effect as of the effective times of the Mergers and a form of which, will be, upon completion, included as Annex B to this proxy statement/prospectus and is incorporated herein by reference, (2) New Charter’s amended and restated bylaws, which will be in effect as of the effective times of the Mergers and a form of which will be, upon completion, included as Annex E to this proxy statement/prospectus and is incorporated herein by reference and (3) the applicable provisions of the DGCL. The following summary should be read in conjunction with the section entitled “Comparison of Rights of Stockholders Before and After the Transactions”.

Authorized Capital Stock

Under New Charter’s amended and restated certificate of incorporation, the total authorized capital stock of New Charter will consist of:

•	900,000,000 shares of Class A common stock, par value $0.001 per share;

•	25,000,000 shares of Class B common stock, par value $0.001 per share; and

•	250,000,000 shares of preferred stock, $0.001 per share.

Common Stock

Holders of shares of New Charter’s capital stock will be entitled to vote on all matters submitted to a vote of New Charter’s stockholders, including the election of directors, as follows:

•	shares of New Charter Class A common stock will be entitled to one vote per share; and

•	shares of the New Charter Class B common stock will be entitled to a number of votes per share, which at all times when shares of Class B common stock are outstanding represent 35% of the combined voting power of New Charter’s capital stock, on a fully diluted basis.

The holders of New Charter common stock and their respective affiliates do not have cumulative voting rights.

Subject to limitations under the DGCL, preferences that may apply to any outstanding shares of New Charter preferred stock, and contractual restrictions, holders of each class of New Charter common stock will be entitled to receive ratably dividends or other distributions when and if declared by the New Charter board of directors. In addition to such restrictions, whether any future dividends are paid to New Charter’s stockholders will depend on decisions that will be made by the New Charter board of directors and will depend on then-existing conditions, including New Charter’s financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of New Charter’s preferred stock and the availability of sufficient funds under the DGCL to pay dividends.

In the event of any liquidation, dissolution or winding up of New Charter, the holders of New Charter Class A common stock and New Charter Class B common stock will be entitled to share pari passu in the net assets of Charter available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of New Charter’s preferred stock.

Pursuant to New Charter’s amended and restated certificate of incorporation, the holders of New Charter Class A common stock and New Charter Class B common stock have no preemptive rights.

After the Mergers, shares of New Charter Class A common stock will trade on the NASDAQ. Charter stockholders should contact the transfer agent, at the phone number or address listed below, if they have questions concerning transfer of ownership or other matters pertaining to their stock accounts.

Computershare

P.O. Box 30170

College Station, Texas 77842-3170

Telephone: (866)-245-6077 (Toll Free); (201) 680-6578 (Toll)

Preferred Stock

Under the terms of New Charter’s amended and restated certificate of incorporation, the New Charter board of directors is authorized to issue from time to time up to an aggregate of 250 million shares of series of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If the New Charter board of directors decides to issue shares of preferred stock to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares of preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of New Charter.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS BEFORE AND

AFTER THE TRANSACTIONS

The rights of Charter stockholders are currently governed by the DGCL and Charter’s amended and restated certificate of incorporation and amended and restated bylaws. Upon completion of the Charter Merger, the rights of Charter stockholders who become stockholders of New Charter in the Charter Merger will be governed by the DGCL and New Charter’s amended and restated certificate of incorporation and amended and restated bylaws. As further described below, the amended and restated certificate incorporation and amended and restated bylaws of Charter before the Transactions and New Charter following the Transactions are expected to be substantially the same.

This section of the proxy statement/prospectus describes the material differences between the rights of Charter stockholders and New Charter stockholders. In addition, this section contains a summary of certain relevant provisions of Delaware corporate law. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. Furthermore, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that may be equally important do not exist.

All Charter stockholders are urged to read carefully the relevant provisions of the DGCL, as well as the certificates of incorporation and amended and restated bylaws of Charter and New Charter. The certificate of incorporation and amended and restated bylaws of New Charter which will be in effect upon completion of the Mergers will be substantially in the form attached, upon completion, as Annex B and Annex C to this proxy statement/prospectus. Copies of Charter’s amended and restated certificate of incorporation and amended and restated bylaws are available to Charter stockholders upon request. See “Where You Can Find Additional Information”.

Capitalization

Charter. The authorized capital stock of Charter consists of:

•	900,000,000 shares of Charter Class A common stock, par value $0.001 per share;

•	25,000,000 shares of Charter Class B common stock, par value $0.001 per share; and

•	250,000,000 shares of Charter preferred stock, par value $0.001 per share.

There is no Charter Class B common stock or Charter preferred stock outstanding. Shares of Charter Class B common stock may at all times be held only by certain authorized holders, including (1) Paul G. Allen, (2) his estate, spouse, immediate family members and heirs and (3) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons or entities referred to in clause (2) above or a combination thereof, who we refer to collectively as the “Authorized Class B Holders.” Each share of Charter Class B common stock transferred to one or more persons or entities other than Authorized Class B Holders shall automatically convert into one fully paid and non-assessable share of Charter Class A common stock upon such transfer. Pursuant to the terms of Charter’s Amended and Restated Certificate of Incorporation, on January 18, 2011 the independent directors caused a conversion of the shares of Charter Class B common stock into shares of Class A common stock on a one-for-one basis.

New Charter. The authorized capital stock of New Charter will at the effective time of the Mergers consist of:

•	900,000,000 shares of New Charter Class A common stock, par value $0.001 per share;

•	25,000,000 shares of New Charter Class B common stock, par value $0.001 per share; and

•	250,000,000 shares of New Charter Preferred Stock, par value $0.001 per share.

Shares of New Charter Class B common stock will be permitted to be held at all times only by the Authorized Class B Holders. Each share of New Charter Class B common stock transferred to one or more persons or entities other than Authorized Class B Holders shall be automatically converted into one fully paid and non-assessable share of New Charter Class  A common stock upon such transfer.

Voting Rights

Charter. Holders of shares of Charter’s capital stock are entitled to vote on all matters submitted to a vote of Charter’s stockholders, including the election of directors, as follows:

•	shares of Charter Class A common stock are entitled to one vote per share; and

•	shares of Charter Class B common stock are entitled to a number of votes per share, which at all times when shares of Charter Class B common stock are outstanding represent 35% of the combined voting power of the Charter’s capital stock, on a fully diluted basis.

New Charter. Holders of shares of New Charter’s capital stock are entitled to vote on all matters submitted to a vote of New Charter’s stockholders, including the election of directors, as follows:

•	shares of New Charter Class A common stock are entitled to one vote per share; and

•	shares of New Charter Class B common stock are entitled to a number of votes per share, which at all times when shares of New Charter Class B common stock are outstanding represent 35% of the combined voting power of the New Charter’s capital stock, on a fully diluted basis.

Number and Election of Directors

Delaware. The DGCL permits the certificate of incorporation or the bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, that number may not be changed without amending the certificate of incorporation. The DGCL also permits the certificate of incorporation of a corporation or a bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes, with staggered terms of office usually of three years each. The DGCL also permits the certificate of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for the terms and have the voting powers as are stated in the certificate of incorporation. The terms of office and voting powers of directors so elected may be greater or less than those of any other director or class of directors.

Charter. Charter’s amended and restated bylaws fix the size of the board of directors at 11 members, and the Charter board of directors currently has 11 members. If there are any shares of Charter Class B common stock outstanding, the holders of Charter Class B common stock have the right to elect 35% of the members of the board of directors (rounded up to the next whole number), and the remaining directors will be elected by majority vote of the holders of Charter Class A common stock (and any series of preferred stock then entitled to vote at an election of the directors).

Charter’s amended and restated certificate of incorporation and amended and restated bylaws do not provide for a staggered board of directors. The holders of Charter common stock do not have cumulative voting rights with respect to the election of directors.

New Charter. New Charter’s amended and restated bylaws will fix the size of the board of directors at      members, and the New Charter board of directors will have      members. If there are any shares of New Charter Class B common stock outstanding, the holders of New Charter Class B common stock have the right to elect 35% of the members of the board of directors (rounded up to the next whole number), and all other members of the board of directors will be elected by majority vote of the holders of New Charter Class A common stock (and any series of preferred stock then entitled to vote at an election of the directors).

New Charter’s amended and restated certificate of incorporation and amended and restated bylaws do not provide for a staggered board of directors. The holders of New Charter common stock do not have cumulative voting rights with respect of the election of directors.

Vacancies on the Board of Directors and Removal of Directors

Delaware. Under the DGCL, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director; however, in the case of a classified board of directors, as provided by the DGCL, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class or by the sole remaining director so elected. In the case of a classified board of directors, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which those directors have been chosen or until their successors have been duly elected and qualified. In addition, under the DGCL, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

The DGCL also provides that a director or directors may be removed, with or without cause, by the holders of a majority in voting power of the shares then entitled to vote at an election of directors, except that:

•	members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

•	in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against the director’s removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.

Charter. Any vacancies on the Charter board of directors resulting from death, resignation, disqualification, removal or other cause of a member of the Charter board of directors elected by the holders of Charter Class A common stock voting separately as a class (or if any holders of preferred stock are entitled to vote thereon together with the holders of Charter Class A common stock, as one class with such holders of preferred stock), shall be filled by majority vote of the remaining director or directors so elected or so appointed by the holders of Charter Class A common stock, even if less than a quorum, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the vote of the holders of Charter Class A common stock, voting separately as a class (or if any holders of preferred stock are entitled to vote thereon together with the holders of Charter Class A common stock, as one class with such holders of preferred stock).

Any director may be removed from office for cause by the affirmative vote of a majority of the voting power of the outstanding shares of Charter common stock (and any series of preferred stock then entitled to vote at an election of directors). Any director elected by the vote of the holders of Charter Class A common stock voting separately as a class may be removed from office at any time, without cause, solely by the affirmative vote of a majority of the voting power of the outstanding shares of Charter Class A common stock, voting separately as a class.

New Charter. Same as Charter.

Amendment of the Amended and Restated Certificate of Incorporation

Delaware. Under the DGCL, after a corporation has received payment for its capital stock, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires a declaration by the board of directors of the amendment’s advisability and, except with respect to a certificate of designations or a short form merger to change the corporation’s name, an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon.

Charter. The provisions of the DGCL regarding amendments to the certificate of incorporation govern amendments to the Charter’s amended and restated certificate of incorporation, except that any proposal to alter, amend or repeal, or to adopt any provision inconsistent with, Article EIGHTH (certain business combination) will require the affirmative vote of the holders of not less than a majority of the votes entitled to be cast by the holders of all of the then outstanding shares of voting stock, voting together as a single class, excluding voting stock beneficially owned by any “interested stockholder” (each as defined in Charter’s amended and restated certificate of incorporation).

New Charter. Same as Charter.

Amendment of the Amended and Restated Bylaws

Delaware. Under the DGCL, the power to adopt, alter and repeal bylaws is vested in the stockholders, except to the extent that a corporation’s certificate of incorporation vests concurrent power in the board of directors.

Charter. The Charter bylaws may be adopted, made, amended, supplemented or repealed (i) by the Charter board of directors by vote of a majority of the board or (ii) by the stockholders by a majority of the shares of capital stock present or represented by proxy and entitled to vote thereon at a meeting of the stockholders. Notwithstanding the foregoing, any amendment, supplement or repeal of Section 3.2 (number, term and vacancies of directors), Section 4.6 (proportionate committee representation) or Article XI (amendments) will require a majority vote of the holders of Charter Class A common stock and a majority vote of the holders of Charter Class B common stock, each voting as a separate class.

New Charter. Same as Charter.

Action by Written Consent of Stockholders

Delaware. Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

Charter. Charter’s amended and restated certificate of incorporation and amended and restated bylaws do not change these provisions of the DGCL.

New Charter. Same as Charter.

Notice of Stockholders’ Meeting

Delaware. The DGCL requires notice of stockholders meetings to be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting, except with regard to a meeting where the stockholders are asked to vote upon a business combination or a sale of all or substantially all the corporation’s assets, in which case notice shall be delivered not less than 20 nor more than 60 days before the date of the meeting.

Charter. Charter’s amended and restated bylaws provide that notice of the purpose or purposes, place, date and hour of a meeting of stockholders must be given not less than 10 or more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting.

New Charter. Same as Charter.

Ability to Call Special Meetings of Stockholders

Delaware. The DGCL law provides that a special meeting of stockholders may be called by the board of directors or by any person or persons authorized by the certificate of incorporation or the by-laws. The DGCL also provides that if there is a failure to hold an annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting of stockholders, or, if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, a Delaware court may summarily order a meeting to be held upon the application of any stockholder or director.

Charter. Charter’s amended and restated bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of Charter stockholders may be called only by the Chairman of the Charter board of directors, the Chief Executive Officer or a majority of the Charter board of directors. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by Charter.

New Charter. Same as Charter.

Notice of Stockholder Action

Charter. Charter’s amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely prior written notice of their proposals. To be timely, a stockholder’s notice must be received at Charter’s principal executive offices not less than 45 days nor more than 70 days prior to the first anniversary of the date on which Charter first mailed the proxy statement for the prior year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the stockholder must be received not less than 90 days prior to the annual meeting or by the 10th day following the public announcement of the date of the meeting, whichever occurs later, and not more than 120 days prior to the annual meeting. Charter’s amended and restated bylaws specify requirements as to the form and content of a stockholder’s notice. These provisions may limit a stockholder in bringing matters before an annual meeting of stockholders or in making nominations for directors at an annual meeting of stockholders.

New Charter. Same as Charter.

Limitation of Personal Liability of Directors and Officers

Delaware. The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for:

•	breach of the duty of loyalty;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends, certain stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Charter. Charter’s amended and restated certificate of incorporation provides that directors are exempt from personal liability to Charter or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

New Charter. Same as Charter.

Indemnification of Directors and Officers

Delaware. The DGCL provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of the directors who were not parties to the suit or proceeding, if the person:

•	acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•	in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that the person is not entitled to be so indemnified.

Charter. Charter’s amended and restated bylaws provide for the mandatory indemnification of any director, officer, employee or agent who is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered in connection with such action, suit or proceeding to the fullest extent authorized by the DGCL.

Charter’s amended and restated bylaws also provide for the advancement of expenses, subject to receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified pursuant to the terms of the bylaws or otherwise.

New Charter. Same as Charter.

Preemptive Rights of Stockholders

Delaware. The DGCL provides that no stockholder has any preemptive rights to purchase additional securities of a corporation unless the corporation’s certificate of incorporation expressly grants those rights.

Charter. Charter’s amended and restated certificate of incorporation does not grant preemptive rights to stockholders.

New Charter. Same as Charter.

Dividends

Delaware. The DGCL provides that corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Charter. Charter’s amended and restated certificate of incorporation and amended and restated bylaws do not change these provisions of the DGCL.

New Charter. Same as Charter.

Inspection of Stockholder Lists

Delaware. The DGCL allows any stockholder to inspect the stock ledger and the other books and records of a corporation for a purpose reasonably related to that person’s interest as a stockholder.

Charter. Charter’s amended and restated certificate of incorporation and amended and restated bylaws do not change these provisions of the DGCL.

New Charter. Same as Charter.

Delaware Anti-Takeover Statute

Delaware. Delaware corporate law contains a business combination statute that protects domestic corporations from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Delaware corporate law generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

•	after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under some circumstances, including if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by the Delaware statute regulating business combinations, or if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by these provisions of Delaware corporate law (and such amendment is duly approved by the stockholders entitled to vote thereon).

Charter. Charter has not opted out of Section 203 of the DGCL, which contains these restrictions on interested stockholders, in its certificate of incorporation. In addition, provisions of Charter’s amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect.

New Charter. Same as Charter.

Rights of Dissenting Stockholders

Delaware. The DGCL provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. As a general matter, appraisal rights are not available with respect to shares:

•	listed on a national securities exchange;

•	designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

•	held of record by more than 2,000 stockholders;

•	unless holders of shares are required to accept in the merger anything other than any combination of:

•	shares of stock of the surviving corporation in the merger or depository receipts in respect thereof;

•	shares of stock (or depository receipts in respect thereof) of another corporation that, at the effective date of the merger, will be:

•	listed on a national securities exchange;

•	designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

•	held of record by more than 2,000 holders; and

•	cash instead of fractional shares of stock or depository receipts received.

Charter. Charter’s amended and restated certificate of incorporation and amended and restated bylaws do not change these provisions of the DGCL.

New Charter. Same as Charter.

Transactions Involving Officers or Directors

Delaware. The DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either:

•	the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or

•	the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

Charter. Charter’s amended and restated certificate of incorporation and amended and restated bylaws do not change these provisions of the DGCL.

New Charter. Same as Charter.

Mergers, Acquisitions, Share Purchases and Certain Other Transactions

Delaware. Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if:

•	the Merger Agreement does not amend the certificate of incorporation of the surviving corporation;

•	each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

•	either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately before the merger by more than 20%.

Additional supermajority voting requirements may be applicable in certain circumstances.

Charter. Charter’s amended and restated certificate of incorporation provides that the Charter board of directors may impose restrictions on the trading of Charter’s stock if (i) Charter has experienced an “owner shift” of at least 25 percentage points with respect to Charter’s equity during the relevant “testing period” for purposes of Section 382 of the Code, as amended, as reasonably determined by Charter in consultation with outside counsel; and (ii) the equity value of Charter has decreased to below $3.2 billion since Charter’s emergence from bankruptcy on November 30, 2009. These restrictions, which are intended to preserve Charter’s ability to use its net operating losses, may prohibit any person from acquiring stock of Charter if such person is a “5% shareholder” or would become a “5% shareholder” as a result of such acquisition. The restrictions will not operate to prevent any stockholder from disposing of shares and are subject to certain other exceptions relating to shares of common stock issued or issuable under the Plan. The board of director’s ability to impose these restrictions will terminate on November 30, 2014.

In addition, Charter’s amended and restated certificate of incorporation, in addition to any affirmative vote required by law or our amended and restated bylaws, a “business combination” (as defined in Charter’s amended and restated certificate of incorporation) involving as a party, or proposed by or on behalf of, an “interested stockholder,” an “affiliate,” or an “associate” of the “interested stockholder” (each as defined in Charter’s amended and restated certificate of incorporation) or a person who upon consummation of the “business combination” would become an “affiliate” or “associate” of an “interested stockholder” requires, unless prohibited by law, that (i) a majority of the members of Charter board of directors who are not an “affiliate” or “associate” or representative of an “interested stockholder” must determine that the “business combination,” including the consideration, is fair to Charter and its stockholders (other than any “interested stockholder” or its “affiliates and associates) and (ii) holders of a majority of the votes entitled to be cast by holders of all of the then outstanding shares of “voting stock” (as defined in our amended and restated certificate of incorporation), voting together as a single class (excluding voting stock beneficially owned by any “interested stockholder” or its “affiliate” or “associate”) must approve the transaction.

New Charter. Same as Charter.

Authorized but Unissued Shares

Charter. Charter’s authorized but unissued shares of common stock and preferred stock are available for future issuance without the approval of Charter stockholders. Charter may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Charter by means of a proxy contest, tender offer, merger or otherwise.

New Charter. Same as Charter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The disclosure set forth under “Certain Relationships and Related Transactions” in the definitive proxy statement on Form DEF 14A filed with the SEC on March 27, 2014 is incorporated herein by reference.

For a description of the Charter Services Agreements entered into in connection with the Transactions, see “Additional Agreements Related to the Contribution and Spin Off, the Mergers, the Exchange and the Purchase—Charter Services Agreement—GreatLand Services Agreement”, “—Transition Services Agreement”.

LEGAL MATTERS

The validity of the issuance of common stock by New Charter pursuant to the Merger Agreement will be passed upon for New Charter by Wachtell, Lipton, Rosen & Katz. Wachtell, Lipton, Rosen & Katz will provide to New Charter a legal opinion regarding certain U.S. federal income tax matters relating to the Mergers.

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states that the Company acquired Bresnan Broadband Holdings, LLC and subsidiaries (Bresnan) in July 2013 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, Bresnan’s internal control over financial reporting associated with 10% and 3% of the Company’s total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2013. KPMG LLP’s audit of internal control over financial reporting of the Company as of December 31, 2013 also excluded an evaluation of the internal control over financial reporting of Bresnan.

The consolidated financial statements of Bresnan Broadband Holdings, LLC and subsidiaries as of December 31, 2012 and 2011, and December 31, 2010, and for each of the years in the two-year period ending December 31, 2012, and for the period of December 14, 2010 through December 31, 2010 (Successor) and for the period of January 1, 2010 through December 13, 2010 (Predecessor) have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, appearing in our Current Report on Form 8-K filed on April 19, 2013, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the Bresnan Broadband Holdings, LLC and subsidiaries December 31, 2010 consolidated financial statements contains an explanatory paragraph that states that effective December 14, 2010 as a result of the acquisition of all of the outstanding stock of Bresnan Broadband Holdings, LLC by Cablevision Systems Corporation in a business combination accounted for as a purchase, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

The combined financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and the related combined financial statement schedule included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (which report on the combined financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the basis of presentation of the combined financial statements). Such combined financial statements and combined financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statement of Midwest Cable, Inc. as of September 22, 2014, included in this proxy statement/prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-Out of Time Warner Cable Inc.) as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in this proxy statement/prospectus and registration statement have been audited by Ernst & Young LLP, an independent auditor, as set forth in their report thereon and appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Charter will hold an annual meeting in the year 2015 only if the Transactions have not been consummated prior to the expected date of the meeting, which although not yet scheduled, Charter expects to be within 30 days of May 6, 2015, the anniversary of the date of its 2014 annual meeting. If Charter does not hold an annual meeting in 2015, New Charter would plan to hold an annual meeting on that date. Any proposal that a Charter or New Charter stockholder, as applicable, intends to present at the 2015 annual meeting must have been delivered to the Corporate Secretary at Charter’s executive offices no later than November 21, 2014. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement. If a Charter or New Charter stockholder, as applicable, desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the board, the stockholder must follow procedures outlined in the Charter bylaws. One of the procedural requirements in the Charter bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2015 annual meeting, such a notice must be delivered to Charter’s Corporate Secretary at Charter’s executive offices no earlier than January 12, 2015 and no later than February 6, 2015. However, in the event that Charter elects to hold its next annual meeting more than 30 days before or after May 6, 2015, the anniversary of Charter’s 2014 annual meeting, such stockholder proposals would have to be received by Charter not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in Charter’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Charter bylaws will be furnished one without charge upon written request to Charter’s Corporate Secretary. A copy of the amended and restated bylaws was filed as an exhibit to Charter’s Current Report on Form 8-K filed on December 4, 2009, and is available at the SEC Internet site (http://www.sec.gov).

PROPOSAL 1

Proposal to Approve the Issuance of New Charter Common Stock in Connection with the GreatLand Connections Merger

New Charter is asking Charter stockholders to approve the issuance of shares of New Charter Class A common stock to GreatLand Connections stockholders in connection with the Merger Agreement.

Approval of the proposal to approve the issuance of shares of New Charter Class A common stock to GreatLand Connections stockholders pursuant to the Merger Agreement requires a majority of votes cast by Charter stockholders present or represented by proxy at the special meeting at which a quorum is present.

Under NASDAQ rules, a company listed on the NASDAQ is required to obtain stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of twenty percent (20%) of the number of shares of common stock outstanding before the issuance of the common stock. If the GreatLand Connections Merger is completed pursuant to the Merger Agreement, we estimate that New Charter will issue or reserve for issuance approximately      million shares of New Charter Class A common stock in connection with the GreatLand Connections Merger. While this is less than 20% of the shares of New Charter Class A common stock outstanding immediately before such issuance, we are seeking this approval as it is possible that, as a result of provisions of the Merger Agreement providing for increases in the merger consideration under certain circumstances, the number of shares to be issued will exceed this threshold.

The approval of this proposal by Charter stockholders is a condition to the consummation of the Mergers, unless it is not required under applicable law. In the event this proposal is approved by Charter stockholders, but the Merger Agreement is terminated (without the merger being completed) prior to the issuance of shares of New Charter Class A common stock to GreatLand Connections stockholders pursuant to the Merger Agreement, New Charter will not issue the shares of New Charter Class A common stock.

In the event this proposal is not approved by Charter stockholders, either Charter, Comcast or GreatLand Connections may terminate the Transactions, unless the Charter stockholder approval is not required under applicable law to complete the Transactions.

THE CHARTER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT CHARTER STOCKHOLDERS VOTE FOR PROPOSAL 1.

PROPOSAL 2

Proposal to Adjourn or Postpone the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies if There are Not Sufficient Votes at the Time of the Special Meeting to Approve Proposal 1

At the annual meeting, we may ask stockholders to vote to adjourn or postpone the special meeting to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposal 1. The approval of Proposal 1 is required for completion of the Transactions, unless not required under applicable law. Because the Charter board of directors believes that it is in our and our stockholders’ best interest to engage in the Transactions, the Charter board of directors believes it is in our and our stockholders’ best interest to adjourn the special meeting if there are not sufficient votes at the time of the special meeting to approve Proposal 1. The approval of the meeting adjournment proposal requires a majority of votes cast by holders of the shares of Charter Class A common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present.

THE CHARTER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHARTER STOCKHOLDERS VOTE FOR PROPOSAL 2.

INDEX TO COMBINED FINANCIAL STATEMENTS

Index	Page
Combined Financial Statements of Comcast Cable Systems to be Contributed to Midwest Cable, Inc.
Audited Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheet	F-3
Combined Statement of Income	F-4
Combined Statement of Cash Flows	F-5
Combined Statement of Changes in Parent Company Net Investment	F-6
Notes to Combined Financial Statements	F-7
Report of Independent Registered Public Accounting Firm	F-18
Schedule II—Valuation and Qualifying Accounts	F-19
Unaudited Condensed Combined Financial Statements
Condensed Combined Balance Sheet	F-20
Condensed Combined Statement of Income	F-21
Condensed Combined Statement of Cash Flows	F-22
Condensed Combined Statement of Changes in Parent Company Net Investment	F-23
Notes to Condensed Combined Financial Statements	F-24
Combined Financial Statements of TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-out of Time Warner Cable Inc.)
Audited Combined Financial Statements
Report of Independent Auditors	F-28
Combined Balance Sheet	F-29
Combined Statement of Operations	F-30
Combined Statement of Cash Flows	F-31
Combined Statement of Equity	F-32
Notes to Combined Financial Statements	F-33
Unaudited Combined Financial Statements
Combined Balance Sheet	F-51
Combined Statement of Operations	F-52
Combined Statement of Cash Flows	F-53
Combined Statement of Equity	F-54
Notes to Combined Financial Statements	F-55
Financial Statement of Midwest Cable, Inc.
Report of Independent Registered Public Accounting Firm	F-61
Balance Sheet	F-62
Notes to Financial Statement	F-63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Midwest Cable, Inc.

Philadelphia, Pennsylvania

We have audited the accompanying combined balance sheets of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. (the “Company”) as of December 31, 2013 and 2012 and the related combined statements of income, cash flows, and changes in parent company net investment for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1, the Company is an integrated business of Comcast Corporation and is not a stand-alone entity. The accompanying combined financial statements reflect the assets, liabilities, revenue, and expenses directly attributable to the Company, as well as allocations deemed reasonable by Comcast Corporation management, and do not necessarily reflect the combined financial position, results of operations, and cash flows that would have resulted had the Company been operated as a stand-alone entity during the periods presented.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

October 24, 2014

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Balance Sheet

As of December 31 (in millions)	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$—	$—
Receivables (net of allowance for doubtful accounts of $18 and $14, respectively)	150	134
Programming receivables	14	12
Other current assets	9	6

Total current assets	173	152
Property and equipment, net	1,944	1,945
Franchise rights	5,561	5,561
Goodwill	1,241	1,241
Other intangible assets, net	78	91
Other noncurrent assets	2	2

Total assets	$8,999	$8,992

Liabilities and Parent Company net investment
Current Liabilities:
Accounts payable and accrued expenses related to trade creditors	$283	$260
Accrued payroll and employee benefits	41	42
Subscriber advance payments	18	21
Accrued expenses and other current liabilities	37	25

Total current liabilities	379	348
Deferred income taxes	2,842	2,835
Other noncurrent liabilities	54	56
Commitments and contingencies (See Note 8)
Parent Company net investment	5,724	5,753

Total liabilities and Parent Company net investment	$8,999	$8,992

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Statement of Income

Year ended December 31 (in millions)	2013	2012	2011
Revenue	$4,470	$4,275	$4,018
Costs and Expenses:
Programming	972	888	824
Other operating and administrative	1,452	1,392	1,339
Advertising, marketing and promotion	338	319	281
Shared asset usage charge	124	111	97
Depreciation	512	529	569
Amortization	30	42	48

	3,428	3,281	3,158

Operating income	1,042	994	860
Interest expense	(1)	(2)	(1)

Income before income taxes	1,041	992	859
Income tax expense	(409)	(390)	(313)

Net income	$632	$602	$546

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Statement of Cash Flows

Year ended December 31 (in millions)	2013	2012	2011
Operating Activities
Net income	$632	$602	$546
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	542	571	617
Shared asset usage charge	124	111	97
Share-based compensation	6	5	5
Deferred income taxes	7	(53)	(28)
Changes in operating assets and liabilities:
Change in receivables, net	(16)	(16)	(10)
Change in accounts payable and accrued expenses related to trade creditors	8	—	—
Change in other operating assets and liabilities	(1)	(2)	(3)

Net cash provided by operating activities	1,302	1,218	1,224

Investing Activities
Capital expenditures	(466)	(411)	(479)
Cash paid for intangible assets	(14)	(11)	(17)

Net cash used in investing activities	(480)	(422)	(496)

Financing Activities
Change in Parent Company net investment	(822)	(796)	(728)

Net cash used in financing activities	(822)	(796)	(728)

Increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Statement of Changes in Parent Company Net Investment

(in millions)	Parent Company Net Investment
Balance, January 1, 2011	$5,952
Transactions with Parent Company, net	(665)
Net income	546

Balance, December 31, 2011	5,833
Transactions with Parent Company, net	(682)
Net income	602

Balance, December 31, 2012	5,753
Transactions with Parent Company, net	(661)
Net income	632

Balance, December 31, 2013	$5,724

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Notes to Combined Financial Statements

Note 1: Basis of Presentation

Background

On April 25, 2014, Comcast Corporation (“Comcast”) entered into a transactions agreement with Charter Communications, Inc. (“Charter”) to satisfy its undertaking in the merger agreement with Time Warner Cable, Inc. (“TWC”) with respect to the divestiture of subscribers. Among other things, the transactions agreement contemplates a spin-off of cable systems serving approximately 2.5 million existing Comcast video subscribers into Midwest Cable, Inc., a newly formed entity and currently a wholly-owned subsidiary of Comcast (“Midwest Cable,” “SpinCo,” “we,” “us,” “our”). Midwest Cable, LLC was formed in the state of Delaware as a limited liability company in May 2014 and converted to Midwest Cable, Inc., a Delaware corporation, in September 2014.

Following the closing date of the Comcast/TWC merger, Comcast will distribute all of the shares of our common stock on a pro rata basis to holders of Comcast Class A common stock, Class A Special common stock and Class B common stock (“Comcast common stock”) as of the record date (the “spin-off”). Immediately prior to the spin-off, Comcast will contribute to us systems currently owned by Comcast serving approximately 2.5 million video subscribers in the Midwestern and Southeastern United States (the “SpinCo systems”), together with the related subscribers, the assets and liabilities primarily related to the SpinCo systems and certain other assets and liabilities, including certain bank debt and/or term loans, a portion of the proceeds of which will have been distributed to Comcast prior to such contribution. In connection with such contribution and prior to the spin-off, we will issue notes and stock to Comcast. The consummation of the spin-off is subject to a number of closing conditions, including, among others, completion of the Comcast/TWC merger, the receipt of certain regulatory approvals, approval by Charter’s stockholders in connection with the SpinCo merger (as described below) and certain conditions relating to the financing for the spin-off.

Following the spin-off, Charter will reorganize such that a new publicly-traded entity, New Charter, will become the parent of Charter. Another newly formed, wholly-owned subsidiary of New Charter will merge with and into us, with us being the surviving entity (the “SpinCo merger”). Upon consummation of the SpinCo merger, we expect to change our legal name to GreatLand Connections Inc. It is intended that the spin-off, together with the related transactions described in the preceding paragraph, will qualify as a tax-free reorganization and a tax-free distribution and that the SpinCo merger will qualify as a tax-free transaction. Following consummation of the SpinCo merger, holders of Comcast common stock (as of the record date) will own approximately 67% of our common stock, New Charter will own the remaining approximately 33% and Comcast will have no remaining interest in us.

We offer a variety of video, high-speed Internet and voice services (“cable services”) over our geographically-aligned cable distribution system to residential and commercial customers located in the Midwestern and Southeastern United States. As of December 31, 2013, we served 2.5 million video customers, 2.3 million high-speed Internet customers and 1.2 million voice customers.

Basis of Presentation

We are currently part of Comcast’s Cable Communications (“Comcast Cable”) reportable segment, and our assets and liabilities consist of those that Comcast considers to be primarily related to the cable systems that comprise our operations. Comcast may also transfer certain other assets or liabilities in connection with the closing of the transactions that are not primarily related to our operations, which are not reflected in our combined balance sheet. Our operations are conducted by various indirect subsidiaries of Comcast. The accompanying combined financial statements have been derived from Comcast’s historical accounting records.

The combined statement of income includes all revenue and expenses directly attributable to our business. Expenses include costs for facilities, functions and services that we use at shared sites and costs for certain functions and services performed by centralized Comcast operations and directly charged to us based on usage. The combined statement of income also includes allocations of costs for administrative functions and services performed on our behalf by other centralized functions within Comcast. These costs were primarily allocated based on the relative proportion of our video customer relationships to total Comcast Cable video customer relationships. All of the allocations and estimates reflected in the combined financial statements are based on assumptions that management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if we had been operated as a separate entity. Following the spin-off, we will incur costs to replace Comcast support and to allow us to function as an independent, publicly-traded company. In particular, we will be required to obtain new programming arrangements, primarily through Charter, as well as through some direct relationships with programmers. See Note 3 for additional information on our allocations.

We present our operations in one reportable business segment, as management has historically evaluated our performance and allocated resources on a combined basis as a part of Comcast Cable.

Note 2: Accounting Policies

The combined financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), which requires us to select accounting policies, including, in certain cases, industry-specific policies, and make estimates that affect the reported amount of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and contingent liabilities. Actual results could differ from these estimates. All transactions, accounts and profits between individual cable systems that comprise us have been eliminated.

We believe the judgments and related estimates for the following item are critical in the preparation of the combined financial statements:

•	valuation and impairment testing of cable franchise rights (see Note 5)

In addition, the following accounting policies are specific to the industry in which we operate:

•	customer installation revenue (see Revenue Recognition below)

•	customer installation costs (see Note 4)

Information on other accounting policies or methods related to the combined financial statements is included, where applicable, in their respective footnotes that follow. Below is a discussion of accounting policies and methods used in the combined financial statements that are not presented within other footnotes.

Revenue Recognition

We generate revenue primarily from subscriptions to cable services and from the sale of advertising. We recognize revenue from cable services as each service is provided. Customers are typically billed in advance on a monthly basis. We manage credit risk by screening applicants through the use of internal customer information, identification verification tools and credit bureau data. If a customer’s account is delinquent, various measures are used to collect outstanding amounts, including termination of the customer’s cable services. Since installation revenue obtained from the connection of customers to the cable systems is less than related direct selling costs, we recognize revenue as connections are completed.

As part of Comcast’s distribution agreements with cable networks, we generally receive an allocation of scheduled advertising time that is sold to local, regional and national advertisers. We recognize advertising revenue when the advertising is aired. In most cases, the available advertising time is sold by Comcast’s sales force. In some cases, Comcast works with representation firms as an extension of its sales force to sell a portion of our allocated advertising time. Comcast also represents the advertising sales efforts of other multichannel video providers in some markets. Since Comcast is acting as the principal in these arrangements, we report the advertising that is sold as revenue and the fees paid to representation firms and multichannel video providers as other operating and administrative expenses.

Revenue earned from other sources is recognized when services are provided or events occur. Under the terms of our cable franchise agreements, we are generally required to pay to the franchising authority an amount based on gross video revenue. The fees are normally passed through to the cable customers, and we classify the fees as a component of revenue with the corresponding costs included in other operating and administrative expenses. The fees recognized in revenue for 2013, 2012 and 2011 were $139 million, $134 million and $125 million, respectively.

Programming Expenses

Programming expenses are the fees paid to license the programming that is distributed to video customers. Programming is acquired for distribution to our video customers, generally under multiyear agreements that Comcast has with distributors, with rates typically based on the number of customers that receive the programming, adjusted for channel positioning and the extent of distribution. From time to time, these contracts expire and programming continues to be provided under interim arrangements while the parties negotiate new contractual terms, sometimes with effective dates that affect prior periods. While payments are typically made under the prior contract’s terms, the amount of programming expenses recorded during these interim arrangements is based on estimates of the ultimate contractual terms expected to be negotiated. Differences between actual amounts determined upon resolution of negotiations and amounts recorded during these interim arrangements are recorded in the period of resolution.

Advertising Expenses

Advertising costs are expensed as incurred.

Cash and Cash Equivalents

Comcast uses a centralized approach to cash management and financing of its operations. Our cash is collected by Comcast daily, and Comcast funds our operating and investing activities as needed. Cash transfers to and from Comcast’s cash management process are reflected as a component of Parent Company net investment in the combined balance sheet. Accordingly, no cash and cash equivalents are reflected in the combined balance sheet for any of the periods presented.

Goodwill

We assess the recoverability of our goodwill annually, or more frequently whenever events or substantive changes in circumstances indicate that the carrying amount of a reporting unit may exceed its fair value. We test goodwill for impairment at the reporting unit level. The assessment of recoverability may first consider qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. A quantitative assessment is performed if the qualitative assessment results in a more-likely-than-not determination or if a qualitative assessment is not performed. The quantitative assessment considers if the carrying amount of a reporting unit exceeds its fair value, in which case an impairment charge is recorded to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value. Unless presented separately, the impairment charge is included as a component of amortization expense.

Asset Retirement Obligations

Certain of our cable franchise agreements and lease agreements contain provisions requiring us to restore facilities or remove property in the event that the franchise or lease agreement is not renewed. We expect to continually renew our cable franchise agreements and therefore cannot reasonably estimate any liabilities associated with such agreements. A remote possibility exists that franchise agreements could be terminated unexpectedly, which could result in us incurring significant expense in complying with restoration or removal provisions. The disposal obligations related to our properties are not material to the combined financial statements. We do not have any significant liabilities related to asset retirements recorded in the combined financial statements.

Parent Company Net Investment

Parent Company net investment in the combined balance sheet represents Comcast’s historical investment in our business, our accumulated net earnings after taxes, and the net effect of transactions with and allocations from Comcast. See Note 3 for additional information on our allocations.

Fair Value of Financial Instruments

Our financial instruments consist primarily of accounts receivable and accounts payable. The carrying values of accounts receivable and accounts payable approximate their respective fair values.

Recent Accounting Pronouncements

Revenue Recognition

In May 2014, the Financing Accounting Standards Board and the International Accounting Standards Board updated the accounting guidance related to revenue recognition. The updated accounting guidance provides a single, contract-based revenue recognition model to help improve financial reporting by providing clearer guidance on when an entity should recognize revenue, and by reducing the number of standards to which entities have to refer. The updated accounting guidance will be effective for us on January 1, 2017, and early adoption is not permitted. The updated accounting guidance allows for either a full retrospective adoption or modified retrospective adoption. We are currently in the process of determining the impact that the updated accounting guidance will have on the combined financial statements and our method of adoption.

Note 3: Related Party Transactions

Shared Asset Usage Charge

We share certain operating and administrative sites with Comcast, such as its national backbone. These shared assets are not included in the combined balance sheet; however, the shared asset usage charge represents the depreciation of these sites that has been allocated to us based on our relative usage of the respective facilities.

Shared Services and Other Allocated Costs

The combined financial statements include transactions involving shared services (including expenses primarily related to personnel, logistics, advertising and marketing, other overhead functions, IT support, and network communications support) and certain corporate administrative services (including charges for services such as accounting matters, investor relations, tax, treasury and cash management, insurance, legal, and risk management) that were provided to us by Comcast. These allocated costs are included in other operating and administrative expenses and advertising, marketing and promotion costs in the combined statement of income, and are presented in the combined balance sheet as a reduction in Parent Company net investment. These costs were primarily allocated based on the relative proportion of our video customer relationships to those of Comcast

Cable and represent management’s reasonable estimate of the costs incurred. However, these amounts are not necessarily representative of the costs required for us to operate as an independent, publicly-traded company.

Amounts recorded in other operating and administrative expenses for these services in 2013, 2012, and 2011 were $176 million, $168 million and $157 million, respectively. Amounts recorded in advertising, marketing and promotion costs for these services in 2013, 2012, and 2011 were $99 million, $92 million and $73 million, respectively.

Transactions with NBCUniversal and Other Affiliates

We enter into transactions in the ordinary course of our operations, including purchases of programming and purchases and sales of advertising, with NBCUniversal Media, LLC (“NBCUniversal”), a consolidated subsidiary of Comcast, and other affiliates of Comcast. The following tables present transactions with NBCUniversal and its consolidated subsidiaries and other affiliates of Comcast that are included in the combined financial statements.

Combined Balance Sheet

December 31 (in millions)	2013	2012
Receivables, net	$26	$21
Accounts payable and accrued expenses related to trade creditors	25	24

Combined Statement of Income

Year Ended December 31 (in millions)	2013	2012	2011
Revenue	$61	$86	$63
Costs and Expenses:
Programming	137	146	144
Other operating and administrative	8	9	6
Advertising, marketing and promotion	4	4	2

Note 4: Property and Equipment

December 31 (in millions)	Weighted-Average Original Useful Life as of December 31, 2013	2013	2012
Cable distribution system	12 years	$3,164	$3,078
Customer premise equipment	6 years	2,738	2,614
Other equipment	5 years	203	202
Buildings and leasehold improvements	18 years	154	151
Land	N/A	16	16

Property and equipment, at cost		6,275	6,061
Less: Accumulated depreciation		(4,331)	(4,116)

Property and equipment, net		$1,944	$1,945

Property and equipment are stated at cost. We capitalize improvements that extend asset lives and expense repairs and maintenance costs as incurred. We record depreciation using the straight-line method over the asset’s estimated useful life. For assets that are sold or retired, we remove the applicable cost and accumulated depreciation and, unless the gain or loss on disposition is presented separately, we recognize it as a component of depreciation expense.

We capitalize the costs associated with the construction of and improvements to our cable transmission and distribution facilities, costs associated with acquiring and deploying new customer premise equipment, and costs associated with installation of our services in accordance with accounting guidance related to cable television companies. Costs capitalized include all direct labor and materials, as well as various indirect costs. All costs incurred in connection with subsequent disconnects and reconnects are expensed as they are incurred. As a result of Comcast’s centralized operations, certain property and equipment, such as cable distribution system infrastructure, has been included in the combined financial statements based on allocations from Comcast using certain proportionate estimates, including plant miles.

We evaluate the recoverability of our property and equipment whenever events or substantive changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is based on the cash flows generated by the underlying asset groups, including estimated future operating results, trends or other determinants of fair value. If the total of the expected future undiscounted cash flows were less than the carrying amount of the asset group, we would recognize an impairment charge to the extent the carrying amount of the asset group exceeded its estimated fair value. Unless presented separately, the impairment charge is included as a component of depreciation expense. We have not recognized any impairment charges for 2013, 2012 and 2011.

Note 5: Intangible Assets

		2013		2012
December 31 (in millions)	Weighted-Average Original Useful Life as of December 31, 2013	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-Lived Intangible Assets:
Franchise rights	N/A	$5,561		$5,561
Finite-Lived Intangible Assets:
Cable franchise renewal costs and contractual operating rights	10 years	197	$(124)	201	$(129)
Software	5 years	21	(18)	31	(25)
Customer relationships	7 years	4	(3)	154	(142)
Other agreements and rights	10 years	4	(3)	5	(4)

Total		$5,787	$(148)	$5,952	$(300)

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets consist of our cable franchise rights. Our cable franchise rights represent the values we attributed to agreements with state and local authorities that allow access to homes and businesses in cable service areas acquired in business combinations. We do not amortize our cable franchise rights because we have determined that they meet the definition of indefinite-lived intangible assets since there are no legal, regulatory, contractual, competitive, economic or other factors that limit the period over which these rights will contribute to our cash flows. We reassess this determination periodically or whenever events or substantive changes in circumstances occur. Costs we incur in negotiating and renewing cable franchise agreements are included in other intangible assets and are generally amortized on a straight-line basis over the term of the franchise agreement.

We assess the recoverability of our cable franchise rights annually, or more frequently whenever events or substantive changes in circumstances indicate that the assets might be impaired. The assessment of recoverability may first consider qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. A quantitative assessment is performed if the qualitative assessment results in a more-likely-than-not determination or if a qualitative assessment is not performed. When performing a quantitative assessment, we estimate the fair value of our cable franchise rights primarily based on a discounted cash flow analysis that involves significant judgment. When analyzing the fair values indicated under the discounted cash flow models, we also consider multiples of operating income before depreciation and amortization generated by the underlying assets, current market transactions, and profitability information. If the fair value of our cable franchise rights were less than the carrying amount, we would recognize an impairment charge for the difference between the estimated fair value and the carrying value of the assets. Unless presented separately, the impairment charge is included as a component of amortization expense. We have not recognized any impairment charges for 2013, 2012 and 2011.

Finite-Lived Intangible Assets

Estimated Amortization Expense of Finite-Lived Intangibles
(in millions)
2014	$17
2015	$14
2016	$12
2017	$9
2018	$8

Finite-lived intangible assets are subject to amortization and consist primarily of cable franchise renewal costs and software. Our finite-lived intangible assets are amortized primarily on a straight-line basis over their estimated useful life or the term of the respective agreement.

We capitalize direct development costs associated with internal-use software, including external direct costs of material and services and payroll costs for employees devoting time to these software projects. We also capitalize costs associated with the purchase of software licenses. We include these costs in other intangible assets and amortize them on a straight-line basis over a period not to exceed five years. We expense maintenance and training costs, as well as costs incurred during the preliminary stage of a project, as they are incurred. We capitalize initial operating system software costs and amortize them over the life of the associated hardware.

We evaluate the recoverability of our intangible assets subject to amortization whenever events or substantive changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is based on the cash flows generated by the underlying asset groups, including estimated future operating results, trends or other determinants of fair value. If the total of the expected future undiscounted cash flows were less than the carrying amount of the asset group, we would recognize an impairment charge to the extent the carrying amount of the asset group exceeded its estimated fair value. Unless presented separately, the impairment charge is included as a component of amortization expense. We have not recognized any impairment charges for 2013, 2012 and 2011.

Note 6: Employee Compensation and Benefit Plans

Postretirement Benefit Plans

Certain of our employees have historically participated in the Comcast Postretirement Healthcare Stipend Program (the “stipend plan”). The stipend plan is an unfunded postretirement plan that provides an annual stipend for reimbursement of healthcare costs to each eligible employee based on years of service. Under the stipend plan, we are not exposed to the increasing costs of healthcare because the benefits are fixed at a predetermined amount.

The expense reflected in the combined statement of income related to our employees’ participation in the stipend plan is actuarially determined using certain Comcast-directed assumptions, including the discount rate. For 2013, 2012 and 2011, we recorded expenses of $3 million each year.

As of December 31, 2013 and 2012, our share of Comcast’s unfunded liability associated with the stipend plan was $27 million and $30 million, respectively.

Deferred Compensation Plans

Comcast maintains unfunded, nonqualified deferred compensation plans for certain members of management (each, a “participant”). The amount of compensation deferred by each participant is based on participant elections. Participant accounts are credited with income primarily based on a fixed annual rate. The related expense was not material to the combined statement of income for all periods presented. Participants are eligible to receive distributions of the amounts credited to their account based on elected deferral periods that are consistent with the plans and applicable tax law.

Certain of our employees have historically participated in the deferred compensation plans sponsored by Comcast. As of December 31, 2013 and 2012, our benefit obligation related to these plans was $2 million for both periods.

Retirement Investment Plans

Comcast sponsors several 401(k) defined contribution retirement plans that allow eligible employees to contribute a portion of their compensation through payroll deductions in accordance with specified plan guidelines. Comcast makes contributions to the plans that include matching a percentage of the employees’ contributions up to certain limits. Certain of our employees have historically participated in the plans. In 2013, 2012 and 2011, the combined statement of income included amounts charged for the defined contribution retirement plans totaling $15 million, $14 million and $14 million, respectively.

Share-Based Compensation

Comcast maintains various programs that allow for the grant of share-based compensation to Comcast’s officers, directors, and certain employees, including some of our employees. Comcast Class A common stock underlies all awards granted under these programs. Accordingly, the amounts presented are not necessarily indicative of our future performance and do not necessarily reflect the results that we would have experienced as an independent, publicly-traded company for the periods presented.

The expense reflected in the combined statement of income related to share-based compensation is based on the estimated fair value of our employees’ awards at the date of grant and is recognized over the period in which any related services are provided. Amounts recognized for share-based compensation for 2013, 2012 and 2011 totaled $6 million, $5 million and $5 million, respectively.

Note 7: Income Taxes

Our operations have historically been included in Comcast’s U.S. federal and certain state tax returns. Income taxes as presented are calculated as if we were a separate corporation that filed separate income tax returns. We believe the assumptions underlying the calculation of income taxes on a separate return basis are reasonable. However, income tax expense and liabilities as presented in these combined financial statements do not necessarily reflect the results that we would have reported as an independent, publicly-traded company for the periods presented.

Current income tax expense is offset by a corresponding change in Parent Company net investment on the combined balance sheet.

Components of Income Tax Expense

Year ended December 31 (in millions)	2013	2012	2011
Current expense (benefit):
Federal	$333	$367	$268
State	69	76	73

	402	443	341

Deferred expense (benefit):
Federal	2	(48)	22
State	5	(5)	(50)

	7	(53)	(28)

Income tax expense	$409	$390	$313

Our effective income tax rates in 2013, 2012 and 2011 were 39.3%, 39.3% and 36.4%, respectively. In 2011, we recorded income tax benefits related to certain changes in state tax laws that impacted our effective tax rate by approximately 3%. Our effective tax rate differs from the federal statutory amount primarily due to the impact of state income taxes, net of federal benefits received.

We base our provision for income taxes on our current period income, changes in our deferred income tax assets and liabilities, income tax rates, and tax planning opportunities that would be available to us on a separate company basis in the jurisdictions in which we operate. We recognize deferred tax assets and liabilities when there are temporary differences between the financial reporting basis and tax basis of our assets and liabilities. When a change in the tax rate or tax law has an impact on deferred taxes, we apply the change based on the years in which the temporary differences are expected to reverse. We record the change in the combined financial statements in the period of enactment. As of December 31, 2013 and 2012, we had not recognized any loss carryforward or valuation allowances. The determination of the realization of future loss carryforwards would be dependent on our taxable income or loss, apportionment percentages, and state laws that can change from year to year and impact the amount of such carryforwards. We would recognize a valuation allowance if we were to determine it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Our deferred tax assets were not material. We have assessed the nature of the deferred tax assets and have determined that no valuation allowance is necessary. Our net deferred tax liability is primarily attributable to differences between our book and tax basis of property and equipment and intangible assets. As of December 31, 2013 and 2012, our net deferred tax liability for both periods included $2.2 billion related to cable franchise rights that will remain unchanged unless we recognize an impairment or dispose of a cable franchise, and approximately $600 million related to property and equipment.

Uncertain Tax Positions

We have not recorded any liabilities for uncertain tax positions. We determined that, after completion of the spin-off, Comcast would be considered the primary obligor of substantially all income tax deficiencies attributable to us for periods prior to the spin-off. In the event that, subsequent to the spin-off, an income tax deficiency is asserted against us attributable to a period prior to the spin-off, we would be indemnified under a tax sharing agreement between us and Comcast.

Note 8: Commitments and Contingencies

Commitments

The table below summarizes our minimum annual rental commitments for office space and equipment under operating leases.

As of December 31, 2013 (in millions)	Operating Leases
2014	$9
2015	$7
2016	$6
2017	$5
2018	$3
Thereafter	$9

The table below presents our rent expense charged to operations.

Year ended December 31 (in millions)	2013	2012	2011
Rent expense	$26	$27	$27

Contingencies

In June 2010, the City of Detroit (the “City”) initiated an action against us in the U.S. District Court for the Eastern District of Michigan in which the City sought a ruling that certain aspects of the Michigan Uniform Video Services Local Franchise Act were unlawful under the Federal Cable Communications Policy Act of 1984 and the Constitution of the State of Michigan. The City also sought declaratory relief as to our applicable cable franchise obligations and monetary relief for our alleged non-compliance. We appealed the U.S. District Court’s ruling on summary judgment in favor of the City to the U.S. Court of Appeals for the Sixth Circuit in July 2013, and in October 2014 we resolved this action through mediation with the City. The effect of the resolution of this action was not material to our combined financial position, results of operations or cash flows.

We are subject to other legal proceedings and claims that arise in the ordinary course of our business. While the amount of ultimate liability with respect to such actions is not expected to materially affect our results of operations, cash flows or financial position, any litigation resulting from any such legal proceedings or claims could be time consuming and injure our reputation.

Note 9: Supplemental Financial Information

For 2013, 2012 and 2011, our revenue was derived from the following sources:

(in millions)	2013	2012	2011
Residential:
Video	$2,203	$2,137	$2,081
High-speed Internet	1,125	1,052	960
Voice	380	387	385
Commercial services	320	253	195
Advertising	237	257	226
Other	205	189	171

Total	$4,470	$4,275	$4,018

Subsequent Events

We have evaluated all subsequent event activity through October 24, 2014, which is the issue date of these combined financial statements, and concluded that no additional subsequent events have occurred that would require recognition in the combined financial statements or disclosure in the notes to the combined financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Midwest Cable, Inc.

Philadelphia, Pennsylvania

We have audited the combined financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. (the “Company”) as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31 2013, and have issued our report thereon dated October 24, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the combined financial statements); such financial statements and report are included elsewhere in this Form S-4. Our audits also included the combined financial statement schedule of the Company listed in the Index to Combined Financial Statements. This combined financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

October 24, 2014

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Schedule II—Valuation and Qualifying Accounts

Year ended December 31, 2013, 2012 and 2011

Year Ended December 31 (in millions)	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions from Reserves	Balance at End of Year
2013
Allowance for doubtful accounts	$14	$39	$35	$18
2012
Allowance for doubtful accounts	$17	$32	$35	$14
2011
Allowance for doubtful accounts	$16	$31	$30	$17

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Condensed Combined Balance Sheet

(Unaudited)

(in millions)	September 30, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$—	$—
Receivables, net	129	150
Programming receivables	11	14
Other current assets	14	9

Total current assets	154	173
Property and equipment, net	1,927	1,944
Franchise rights	5,561	5,561
Goodwill	1,241	1,241
Other intangible assets, net	72	78
Other noncurrent assets	2	2

Total assets	$8,957	$8,999

Liabilities and Parent Company net investment
Current Liabilities:
Accounts payable and accrued expenses related to trade creditors	$295	$283
Accrued payroll and employee benefits	62	41
Subscriber advance payments	19	18
Accrued expenses and other current liabilities	65	37

Total current liabilities	441	379
Deferred income taxes	2,838	2,842
Other noncurrent liabilities	52	54
Commitments and contingencies (See Note 4)
Parent Company net investment	5,626	5,724

Total liabilities and Parent Company net investment	$8,957	$8,999

See accompanying notes to condensed combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Condensed Combined Statement of Income

(Unaudited)

Nine months ended September 30 (in millions)	2014	2013
Revenue	$3,459	$3,344
Costs and Expenses:
Programming	774	728
Other operating and administrative	1,132	1,073
Advertising, marketing and promotion	261	253
Share asset usage charge	92	92
Depreciation	384	383
Amortization	14	25

	2,657	2,554

Operating income	802	790
Interest expense	(6)	—

Income before income taxes	796	790
Income tax expense	(312)	(310)

Net income	$484	$480

See accompanying notes to condensed combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Condensed Combined Statement of Cash Flows

(Unaudited)

Nine months ended September 30 (in millions)	2014	2013
Operating Activities
Net income	$484	$480
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	398	408
Shared asset usage charge	92	92
Share-based compensation	4	4
Deferred income taxes	(4)	5
Changes in operating assets and liabilities:
Change in receivables, net	21	(9)
Change in accounts payable and accrued expenses related to trade creditors	(2)	5
Change in other operating assets and liabilities	47	2

Net cash provided by operating activities	1,040	987

Investing Activities
Capital expenditures	(338)	(330)
Cash paid for intangible assets	(10)	(10)

Net cash used in investing activities	(348)	(340)

Financing Activities
Change in Parent Company net investment	(692)	(647)

Net cash used in financing activities	(692)	(647)

Increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	$—

See accompanying notes to condensed combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Condensed Combined Statement of Changes in Parent Company Net Investment

(Unaudited)

(in millions)	Parent Company Net Investment
Balance, January 1, 2013	$5,753
Transactions with Parent Company, net	(530)
Net income	480

Balance, September 30, 2013	$5,703

Balance, January 1, 2014	$5,724
Transactions with Parent Company, net	(582)
Net income	484

Balance, September 30, 2014	$5,626

See accompanying notes to condensed combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 1: Basis of Presentation

Background

On April 25, 2014, Comcast Corporation (“Comcast”) entered into a transactions agreement with Charter Communications, Inc. (“Charter”) to satisfy its undertaking in the merger agreement with Time Warner Cable Inc. (“TWC”) with respect to the divestiture of subscribers. Among other things, the transactions agreement contemplates a spin-off of cable systems serving approximately 2.5 million existing Comcast video subscribers into Midwest Cable, Inc., a newly formed entity and currently a wholly-owned subsidiary of Comcast (“Midwest Cable,” “SpinCo,” “we,” “us,” “our”). Midwest Cable, LLC was formed in the state of Delaware as a limited liability company in May 2014 and converted to Midwest Cable, Inc., a Delaware corporation, in September 2014.

Following the closing date of the Comcast/TWC merger, Comcast will distribute all of the shares of our common stock on a pro rata basis to holders of Comcast Class A common stock, Class A Special common stock and Class B common stock (“Comcast common stock”) as of the record date (the “spin-off”). Immediately prior to the spin-off, Comcast will contribute to us systems currently owned by Comcast serving approximately 2.5 million video subscribers in the Midwestern and Southeastern United States (the “SpinCo systems”), together with the related subscribers, the assets and liabilities primarily related to the SpinCo systems and certain other assets and liabilities, including certain bank debt and/or term loans, a portion of the proceeds of which will have been distributed to Comcast prior to such contribution. In connection with such contribution and prior to the spin-off, we will issue notes and stock to Comcast. The consummation of the spin-off is subject to a number of closing conditions, including, among others, completion of the Comcast/TWC merger, the receipt of certain regulatory approvals, approval by Charter’s stockholders in connection with the SpinCo merger (as described below) and certain conditions relating to the financing for the spin-off.

Following the spin-off, Charter will reorganize such that a new publicly-traded entity, New Charter, will become the parent of Charter. Another newly formed, wholly-owned subsidiary of New Charter will merge with and into us, with us being the surviving entity (the “SpinCo merger”). Upon consummation of the SpinCo merger, we expect to change our legal name to GreatLand Connections Inc. It is intended that the spin-off, together with the related transactions described in the preceding paragraph, will qualify as a tax-free reorganization and a tax-free distribution and that the SpinCo merger will qualify as a tax-free transaction. Following consummation of the SpinCo merger, holders of Comcast common stock (as of the record date) will own approximately 67% of our common stock, New Charter will own the remaining approximately 33% and Comcast will have no remaining interest in us.

We offer a variety of video, high-speed Internet and voice services (“cable services”) over our geographically-aligned cable distribution system to residential and commercial customers located in the Midwestern and Southeastern United States. As of September 30, 2014, we served 2.5 million video customers, 2.3 million high-speed Internet customers and 1.1 million voice customers.

Basis of Presentation

We are currently part of Comcast’s Cable Communications (“Comcast Cable”) reportable segment, and our assets and liabilities consist of those that Comcast considers to be primarily related to the cable systems that comprise our operations. Comcast may also transfer certain other assets or liabilities in connection with the closing of the transactions that are not primarily related to our operations, which are not reflected in our condensed combined balance sheet. Our operations are conducted by various indirect subsidiaries of Comcast.

The accompanying condensed combined financial statements have been derived from Comcast’s historical accounting records.

The condensed combined statement of income includes all revenue and expenses directly attributable to our business. Expenses include costs for facilities, functions and services that we use at shared sites and costs for certain functions and services performed by centralized Comcast operations and directly charged to us based on usage. The condensed combined statement of income also includes allocations of costs for administrative functions and services performed on our behalf by other centralized functions within Comcast. These costs were primarily allocated based on the relative proportion of our video customer relationships to total Comcast Cable video customer relationships. All of the allocations and estimates reflected in the condensed combined financial statements are based on assumptions that management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if we had been operated as a separate entity. Following the spin-off, we will incur costs to replace Comcast support and to allow us to function as an independent, publicly-traded company. In particular, we will be required to obtain new programming arrangements, primarily through Charter, as well as through some direct relationships with programmers. See Note 3 for additional information on our allocations. For the nine months ended September 30, 2014 and 2013, 2.9% and 3.2% of our revenue was derived from franchise and other regulatory fees, respectively.

We present our operations in one reportable business segment as management has historically evaluated our performance and allocated resources on a combined basis as a part of Comcast Cable.

We have prepared the condensed combined financial statements based on Securities and Exchange Commission rules that permit reduced disclosure for interim periods. These financial statements include all adjustments that are necessary for a fair presentation of the combined results of operations, financial condition and cash flows for the periods shown, including normal, recurring accruals and other items. The combined results of operations for the interim periods presented are not necessarily indicative of results for the full year.

The year-end condensed combined balance sheet was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles in the United States of America.

Note 2: Recent Accounting Pronouncements

Revenue Recognition

In May 2014, the Financial Accounting Standards Board and the International Accounting Standards Board updated the accounting guidance related to revenue recognition. The updated accounting guidance provides a single, contract-based revenue recognition model to help improve financial reporting by providing clearer guidance on when an entity should recognize revenue, and by reducing the number of standards to which entities have to refer. The updated accounting guidance will be effective for us on January 1, 2017, and early adoption is not permitted. The updated accounting guidance allows for either a full retrospective adoption or modified retrospective adoption. We are currently in the process of determining the impact that the updated accounting guidance will have on the combined financial statements and our method of adoption.

Note 3: Related Party Transactions

Shared Asset Usage Charge

We share certain operating and administrative sites with Comcast, such as its national backbone. These shared assets are not included in the condensed combined balance sheet; however, the shared asset usage charge represents the depreciation of these sites that has been allocated to us based on our relative usage of the respective facilities.

Shared Services and Other Allocated Costs

The condensed combined financial statements include transactions involving shared services (including expenses primarily related to personnel, logistics, advertising and marketing, other overhead functions, IT support, and network communications support) and certain corporate administrative services (including charges for services such as accounting matters, investor relations, tax, treasury and cash management, insurance, legal, and risk management) that were provided to us by Comcast. These allocated costs are included in other operating and administrative expenses and advertising, marketing and promotion costs in the condensed combined statement of income, and are presented in the condensed combined balance sheet as a reduction in Parent Company net investment. These costs were primarily allocated based on the relative proportion of our video customer relationships to total Comcast Cable video customer relationships and represent management’s reasonable estimate of the costs incurred. However, these amounts are not necessarily representative of the costs required for us to operate as an independent, publicly-traded company.

Amounts recorded in other operating and administrative expenses for these services during the nine months ended September 30, 2014 and 2013 were $165 million and $128 million, respectively. This includes $25 million of transaction-related costs for the nine months ended September 30, 2014. Amounts recorded in advertising, marketing and promotion costs for these services during the nine months ended September 30, 2014 and 2013 were $83 million and $73 million, respectively.

Transactions with NBCUniversal and Other Affiliates

We enter into transactions in the ordinary course of our operations, including purchases of programming and purchases and sales of advertising, with NBCUniversal Media, LLC (“NBCUniversal”), a consolidated subsidiary of Comcast, and other affiliates of Comcast. The following tables present transactions with NBCUniversal and its consolidated subsidiaries and other affiliates of Comcast that are included in the condensed combined financial statements.

Condensed Combined Balance Sheet

(in millions)	September 30, 2014	December 31, 2013
Receivables, net	$29	26
Accounts payable and accrued expenses related to trade creditors	23	25

Condensed Combined Statement of Income

Nine months ended September 30 (in millions)	2014	2013
Revenue	$57	$44
Costs and Expenses:
Programming	94	101
Other operating and administrative	6	6
Advertising, marketing and promotion	5	3

Note 4: Commitments and Contingencies

Contingencies

In June 2010, the City of Detroit (the “City”) initiated an action against us in the U.S. District Court for the Eastern District of Michigan in which the City sought a ruling that certain aspects of the Michigan Uniform Video Services Local Franchise Act were unlawful under the Federal Cable Communications Policy Act of 1984 and the Constitution of the State of Michigan. The City also sought declaratory relief as to our applicable cable franchise obligations and monetary relief for our alleged non-compliance. We appealed the U.S. District Court’s ruling on summary judgment in favor of the City to the U.S. Court of Appeals for the Sixth Circuit in July 2013, and in October 2014 we resolved this action through mediation with the City. As a result of the resolution of this action, we recorded $16 million in other operating and administrative expenses and $6 million in interest expense for the nine months ended September 30, 2014.

We are subject to other legal proceedings and claims that arise in the ordinary course of our business. While the amount of ultimate liability with respect to such actions is not expected to materially affect our results of operations, cash flows or financial position, any litigation resulting from any such legal proceedings or claims could be time consuming and injure our reputation.

Note 5: Subsequent Events

We have evaluated all subsequent event activity through December 8, 2014, which is the issue date of these condensed combined financial statements, and concluded that no additional subsequent events have occurred that would require recognition in the condensed combined financial statements or disclosure in the notes to the condensed combined financial statements.

Report of Independent Auditors

To the Board of Directors

of Time Warner Cable Inc.:

We have audited the accompanying combined financial statements of the TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-Out of Time Warner Cable Inc.), which comprise the combined balance sheet as of December 31, 2013 and 2012, and the related combined statements of operations, cash flows and equity for each of the three years in the period ended December 31, 2013, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-Out of Time Warner Cable Inc.) at December 31, 2013 and 2012, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina

October 29, 2014

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED BALANCE SHEET

	December 31,
	2013	2012
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$36	$49
Receivables, less allowances of $18 million as of December 31, 2013 and 2012	239	229
Deferred income tax assets	141	159
Other current assets	20	24

Total current assets	436	461
Property, plant and equipment, net	2,941	3,099
Intangible assets subject to amortization, net	351	432
Intangible assets not subject to amortization	7,271	7,271
Goodwill	1,178	1,178
Other assets	13	4

Total assets	$12,190	$12,445

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$48	$92
Deferred revenue and subscriber-related liabilities	19	22
Accrued programming and content expense	210	220
Other current liabilities	218	231

Total current liabilities	495	565
Deferred income tax liabilities, net	3,047	2,904
Other liabilities	44	35
Commitments and contingencies (Note 9)
TWC investment in the Sale/Exchange Cable Systems	8,604	8,941

Total liabilities and equity	$12,190	$12,445

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Revenue	$5,503	$5,286	$4,110
Costs and expenses:
Programming and content	1,214	1,155	924
Sales and marketing	504	439	336
Technical operations	364	359	289
Customer care	193	183	146
Other operating	711	698	544
Depreciation	704	717	529
Amortization	85	72	3
Merger-related and restructuring costs	21	60	10
Corporate charges from TWC and affiliates	417	407	347
Shared asset usage charges from TWC and affiliates	105	86	72

Total costs and expenses	4,318	4,176	3,200

Operating income	1,185	1,110	910
Other expense, net	—	(2)	—

Income before income taxes	1,185	1,108	910
Income tax provision	(449)	(435)	(339)

Net income	736	673	571
Less: Net income attributable to noncontrolling interest	—	(3)	(3)

Net income attributable to the Sale/Exchange Cable Systems	$736	$670	$568

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net income	$736	$673	$571
Adjustments for noncash and nonoperating items:
Depreciation	704	717	529
Amortization	85	72	3
Deferred income taxes	161	151	118
Equity-based compensation expense	2	2	2
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(8)	(16)	(3)
Accounts payable and other liabilities	(34)	20	(2)
Other changes	(10)	4	(10)

Cash provided by operating activities	1,636	1,623	1,208

INVESTING ACTIVITIES
Capital expenditures	(577)	(518)	(438)
Business acquisitions, net of cash acquired	—	(1,339)	(242)
Other investing activities	3	7	—

Cash used by investing activities	(574)	(1,850)	(680)

FINANCING ACTIVITIES
Net contributions from (distributions to) TWC	(1,075)	2,039	(532)
Repayment of long-term debt assumed in Insight acquisition	—	(1,730)	—
Acquisition of noncontrolling interest	—	(32)	—
Other financing activities	—	(29)	(2)

Cash provided (used) by financing activities	(1,075)	248	(534)

Increase (decrease) in cash and equivalents	(13)	21	(6)
Cash and equivalents at beginning of year	49	28	34

Cash and equivalents at end of year	$36	$49	$28

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED STATEMENT OF EQUITY

	TWC Investment	Non- Controlling Interest	Total Equity
	(in millions)
Balance as of December 31, 2010	$6,219	$4	$6,223
Net distributions to TWC	(530)	—	(530)
Net income	568	3	571
Other changes	—	(3)	(3)

Balance as of December 31, 2011	6,257	4	6,261
Net contributions from TWC	2,041	—	2,041
Net income	670	3	673
Acquisition of noncontrolling interest	(27)	(5)	(32)
Other changes	—	(2)	(2)

Balance as of December 31, 2012	8,941	—	8,941
Net distributions to TWC	(1,073)	—	(1,073)
Net income	736	—	736

Balance as of December 31, 2013	$8,604	$—	$8,604

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Time Warner Cable Inc. (together with its subsidiaries, “TWC”) is among the largest providers of video, high-speed data and voice services in the U.S., with technologically advanced, well-clustered cable systems located mainly in five geographic areas—New York State, the Carolinas, the Midwest, Southern California and Texas.

On February 12, 2014, TWC entered into an Agreement and Plan of Merger with Comcast Corporation (“Comcast”) whereby TWC agreed to merge with and into a 100% owned subsidiary of Comcast (the “Comcast merger”). Upon completion of the Comcast merger, all of the outstanding shares of TWC will be cancelled and each issued and outstanding share will be converted into the right to receive 2.875 shares of Class A common stock of Comcast. TWC and Comcast expect to complete the merger in early 2015, subject to receipt of regulatory approvals, as well as satisfaction of certain other closing conditions.

On April 25, 2014, Comcast entered into a binding agreement with Charter Communications, Inc. (“Charter”), which contemplates three transactions (the “divestiture transactions”): (1) a contribution, spin-off and merger transaction, (2) an asset exchange and (3) a sale of assets. The completion of the divestiture transactions will result in Comcast divesting a net total of approximately 3.9 million video subscribers, a portion of which are currently TWC subscribers (primarily in the Midwest). The divestiture transactions are expected to occur contemporaneously with one another and are conditioned upon and will occur following the closing of the Comcast merger. They are also subject to a number of other conditions. The Comcast merger is not conditioned upon the closing of the divestiture transactions and, accordingly, the Comcast merger can be completed regardless of whether the divestiture transactions are ultimately completed.

In connection with the divestiture transactions, cable systems (primarily in the Midwest) owned and operated by TWC prior to the Comcast merger are expected to be divested by Comcast (collectively, the “Sale/Exchange Cable Systems”). As of December 31, 2013, the Sale/Exchange Cable Systems served approximately 3.0 million video subscribers primarily in Ohio, Kentucky, Wisconsin and Indiana. These financial statements represent the combined financial position, results of operations and cash flows of the Sale/Exchange Cable Systems.

Basis of Presentation

The combined financial statements of the Sale/Exchange Cable Systems are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Sale/Exchange Cable Systems are an integrated business of TWC and are not a stand-alone entity. The financial information included herein was derived from the consolidated financial statements and accounting records of TWC and may not necessarily reflect the combined financial position, results of operations and cash flows of the Sale/Exchange Cable Systems in the future or what they would have been had the Sale/Exchange Cable Systems operated as a separate, stand-alone entity during the periods presented. The combined financial statements of the Sale/Exchange Cable Systems include all of the assets, liabilities, revenue, expenses and cash flows of the Sale/Exchange Cable Systems, as well as expense allocations deemed reasonable by management, to present the combined financial position, results of operations and cash flows of the Sale/Exchange Cable Systems on a stand-alone basis. The combined financial statements only include assets and liabilities that are specifically attributable to the Sale/Exchange Cable Systems. Management believes expense allocations are reasonable; however, they may not be indicative of

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

the actual level of expense that would have been incurred by the Sale/Exchange Cable Systems if such systems had operated as a separate, stand-alone entity or of the costs expected to be incurred in the future. Refer to Note 7 for further information related to expense allocation methodologies.

All intercompany accounts and transactions within the Sale/Exchange Cable Systems have been eliminated. All intercompany transactions between the Sale/Exchange Cable Systems and TWC have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The net effect of the settlement of these intercompany transactions is reflected in “TWC investment in the Sale/Exchange Cable Systems” in the combined balance sheet and in “net contributions from (distributions to) TWC” in the financing activities section of the combined statement of cash flows.

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the combined financial statements include accounting for allowances for doubtful accounts, depreciation and amortization, business combinations, income taxes, loss contingencies, certain programming arrangements and allocation of charges for corporate shared support functions and shared asset usage. Certain allocation methodologies used to prepare the combined financial statements are based on estimates and have been described in the notes, where appropriate.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Equivalents

Cash and equivalents primarily represent cash held locally by the Sale/Exchange Cable Systems. See Note 7 for additional information related to cash management.

Accounts Receivable

Accounts receivable are recorded at net realizable value. An allowance for doubtful accounts is maintained, which is determined after considering past collection experience, aging of accounts receivable, general economic factors and other considerations.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, and depreciation on these assets is provided using the straight-line method over their estimated useful lives. Costs associated with the construction of transmission and distribution facilities are capitalized. With respect to customer premise equipment, which includes set-top boxes and high-speed data and telephone modems, installation costs are capitalized only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects of previously installed customer premise equipment are expensed as incurred. Standard capitalization rates are used to capitalize installation activities. Significant judgment is involved in the development of these capitalization standards, including the average time required to perform an installation and the determination of the nature and amount of indirect costs to be capitalized. The capitalization standards are reviewed at least annually and adjusted, if necessary, based on comparisons to actual costs incurred. Generally, expenditures for tangible fixed assets having a useful life of

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

greater than one year are capitalized. Capitalized costs include direct material, labor and overhead. The costs associated with the repair and maintenance of existing tangible fixed assets are expensed as incurred.

Property, plant and equipment and related accumulated depreciation as of December 31, 2013 and 2012 consisted of the following:

			Estimated Useful Lives
	December 31,
	2013	2012
	(in millions)		(in years)
Land, buildings and improvements(a)	$247	$243	3-20
Distribution systems	4,984	4,627	2-25
Converters and modems	1,377	1,386	3-5
Vehicles and other equipment	385	374	3-10
Capitalized software costs(b)	77	73	3-5
Construction in progress	35	50

Property, plant and equipment, gross	7,105	6,753
Accumulated depreciation	(4,164)	(3,654)

Property, plant and equipment, net	$2,941	$3,099

(a)	Land, buildings and improvements includes $27 million and $28 million related to land as of December 31, 2013 and 2012, respectively, which is not depreciated.
(b)	Capitalized software costs reflect certain costs incurred for the development of internal use software, including costs associated with coding, software configuration, upgrades and enhancements. These costs, net of accumulated depreciation, totaled $21 million and $26 million as of December 31, 2013 and 2012, respectively. Depreciation of capitalized software costs was $9 million in 2013, $7 million in 2012 and $7 million in 2011.

Intangible Assets and Goodwill

Finite-lived intangible assets consist primarily of customer relationships, cable franchise renewals and access rights. Acquired customer relationships are capitalized and amortized over their estimated useful lives and costs to negotiate and renew cable franchise rights are capitalized and amortized over the term of the new franchise agreement.

Indefinite-lived intangible assets consist of cable franchise rights that are acquired in an acquisition of a business. Goodwill is recorded for the excess of the acquisition cost of an acquired entity over the estimated fair value of the identifiable net assets acquired. Cable franchise rights and goodwill are not amortized.

Fair Value Estimates

Business Combinations

Upon the acquisition of a business, the fair value of the assets acquired and liabilities assumed must be estimated. This requires judgments regarding the identification of acquired assets and liabilities assumed, some of which may not have been previously recorded by the acquired business, as well as judgments regarding the valuation of all identified acquired assets and assumed liabilities. The assets acquired and liabilities assumed are determined by reviewing the operations, interviewing management and reviewing the financial, contractual and

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

regulatory information of the acquired business. Once the acquired assets and assumed liabilities are identified, the fair values of the assets and liabilities are estimated using a variety of approaches that require significant judgments. For example, intangible assets are typically valued using a discounted cash flow (“DCF”) model which requires estimates of the future cash flows that are attributable to the intangible asset. A DCF analysis also requires significant judgments regarding the selection of discount rates that are intended to reflect the risks that are inherent in the projected cash flows, the determination of terminal growth rates, and judgments about the useful life and pattern of use of the underlying intangible asset. As another example, the valuation of acquired property, plant and equipment requires judgments about current market values, replacement costs, the physical and functional obsolescence of the assets and their remaining useful lives. A failure to appropriately assign fair values to acquired assets and assumed liabilities could significantly impact the amount and timing of future depreciation and amortization expense, as well as significantly overstate or understate assets or liabilities. Refer to Note 3 for further details.

Indefinite-lived Intangible Assets and Goodwill

At least annually, separate tests are performed to determine if the Sale/Exchange Cable Systems’ indefinite-lived intangible assets (primarily cable franchise rights) and goodwill are impaired. In September 2011, the FASB issued authoritative guidance that allows a company the option to use a qualitative approach to test goodwill for impairment and, in July 2012, issued similar guidance related to indefinite-lived intangible assets. Under this updated guidance, a qualitative assessment may be performed to determine if an impairment is more likely than not to have occurred. If an impairment is more likely than not to have occurred, then a quantitative assessment is required, which may or may not result in an impairment charge. The determination of whether an impairment is more likely than not to have occurred requires significant judgment regarding potential changes in valuation inputs. For the Sale/Exchange Cable Systems’ annual tests performed as of July 1, 2013 and 2012, a qualitative assessment was performed to determine if an impairment is more likely than not to have occurred and, for the annual test performed as of July 1, 2011, a quantitative assessment was performed. Refer to Note 5 for further details.

Long-lived Assets

Long-lived assets (e.g., property, plant and equipment and finite-lived intangible assets) do not require an annual impairment test; instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the more likely than not disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of estimated undiscounted future cash flows generated by the asset group against the carrying value of the asset group. If the carrying value of the asset group exceeds the estimated undiscounted future cash flows, the asset would be deemed to be impaired. The impairment charge would then be measured as the difference between the estimated fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer), the impairment test involves comparing the asset’s carrying value to its estimated fair value. To the extent the carrying value is greater than the asset’s estimated fair value, an impairment charge is recognized for the difference. Significant judgments in this area involve determining

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

whether a triggering event has occurred, determining the future cash flows for the assets involved and selecting the appropriate discount rate to be applied in determining estimated fair value.

Equity-based Compensation

Certain of the Sale/Exchange Cable Systems’ employees participate in TWC’s stock incentive plans (the “Stock Incentive Plans”). The underlying equity-based awards relate to shares of TWC’s common stock, not to the equity of the Sale/Exchange Cable Systems. TWC is authorized, under the Stock Incentive Plans, to grant restricted stock units and options to purchase shares of TWC’s common stock to its employees. The Sale/Exchange Cable Systems recognizes an amount for equity-based compensation equal to the cost recognized by TWC for awards granted directly to the Sale/Exchange Cable Systems’ employees. Such costs were insignificant to the combined statement of operations of the Sale/Exchange Cable Systems for all periods presented. In addition, as discussed further in Note 7, allocations of equity-based compensation related to certain members of TWC’s executive team and others who provide corporate-related services to the Sale/Exchange Cable Systems are recognized in “corporate charges from TWC and affiliates” in the combined statement of operations.

The cost of employee services received in exchange for an award of equity instruments is measured based on the grant date fair value of the award and is recognized on a straight-line basis over the requisite service period. The Black-Scholes model is used to estimate the grant date fair value of a stock option. Because the option-pricing model requires the use of subjective assumptions, changes in these assumptions can materially affect the fair value of stock options granted. The various inputs used to determine fair value are specific to TWC and are not necessarily representative of what the inputs for the Sale/Exchange Cable Systems would be if such systems had been a stand-alone entity.

Revenue

Revenue generated by the Sale/Exchange Cable Systems consists of residential services, business services, advertising and other revenue.

Residential services revenue consists of (i) video revenue, including subscriber fees received from residential customers for various tiers or packages of video programming services, related equipment rental charges, installation charges and fees collected on behalf of local franchising authorities and the Federal Communications Commission, as well as revenue from the sale of premium networks, transactional video-on-demand (e.g., events and movies) and digital video recorder service; (ii) high-speed data revenue, including subscriber fees received from residential customers for high-speed data services and related equipment rental and installation charges; (iii) voice revenue, including subscriber fees received from residential customers for voice services, along with related installation charges, as well as fees collected on behalf of governmental authorities and (iv) other revenue, including revenue from security and home management services and other residential subscriber-related fees.

Business services revenue consists of (i) video revenue, including the same fee categories received from business video subscribers as described above under residential video revenue; (ii) high-speed data revenue, including subscriber fees received from business customers for high-speed data services and related installation charges, as well as amounts generated by the sale of commercial networking and point-to-point transport services, such as Metro Ethernet services; (iii) voice revenue, including subscriber fees received from business customers for voice services, along with related installation charges, as well as fees collected on behalf of

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

governmental authorities; (iv) wholesale transport revenue, including amounts generated by the sale of point-to-point transport services offered to wireless telephone providers (i.e., cell tower backhaul) and other carriers and (v) other revenue, including revenue from enterprise-class, cloud-enabled hosting, managed applications and services and other business subscriber-related fees.

Advertising revenue is generated through the sale of video and online advertising inventory to local, regional and national advertising customers.

Other revenue primarily includes home shopping network-related revenue (including commissions earned on the sale of merchandise and carriage fees).

Revenue Recognition

Residential and business services subscriber fees are recorded as revenue in the period during which the service is provided. Residential and business services revenue received from subscribers who purchase bundled services at a discounted rate is allocated to each product in a pro-rata manner based on the individual product’s selling price (generally, the price at which the product is regularly sold on a standalone basis). Revenue recognition for bundled services is discussed further in “Multiple-element Transactions-Sales of Multiple Products or Services” below. Installation revenue obtained from traditional cable service connections is recognized as a component of residential and business services revenue when the connections are completed, as installation revenue recognized is less than the related direct selling costs. Advertising revenue is recognized in the period during which the advertisements are exhibited. Home shopping network-related revenue is recognized as revenue in the period during which the merchandise is sold or the carriage fees are earned.

In the normal course of business, the Sale/Exchange Cable Systems acts as or uses an intermediary or agent in executing transactions with third parties. The accounting issue presented by these arrangements is whether revenue should be reported based on the gross amount billed to the ultimate customer or on the net amount received from the customer after commissions and other payments to third parties. To the extent revenue is recorded on a gross basis, any commissions or other payments to third parties are recorded as expense so that the net amount (gross revenue less expense) is reflected in operating income. Accordingly, the impact on operating income is the same whether the revenue was recorded on a gross or net basis.

As an example, the Sale/Exchange Cable Systems are assessed franchise fees by franchising authorities, which are passed on to the customer. The accounting issue presented by these arrangements is whether the revenue should be reported based on the gross amount billed to the ultimate customer or on the net amount received from the customer after payments to franchising authorities. In instances where the fees are being assessed directly to the Sale/Exchange Cable Systems, amounts paid to the governmental authorities and amounts received from the customers are recorded on a gross basis. That is, amounts paid to the governmental authorities are recorded as operating costs and expenses and amounts received from the customer are recorded as revenue. The amount of such fees recorded on a gross basis related to video and voice services was $165 million in 2013, $161 million in 2012 and $119 million in 2011.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Operating Costs and Expenses

TWC secures programming on behalf of the Sale/Exchange Cable Systems. Video programming, high-speed data connectivity and voice network costs are recorded as the services are provided. Video programming costs are recorded based on the contractual agreements with programming vendors, which are generally multi-year agreements that provide for payments to be made to programming vendors at agreed upon rates based on the number of subscribers to which the programming service is provided. If a programming contract expires prior to the parties’ entry into a new agreement and the service continues to be distributed, programming costs are estimated during contract negotiations considering the previous contractual rates, inflation and the status of the negotiations. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. Estimates are also made in the recognition of programming expense related to other items, such as the accounting for free periods and credits from service interruptions, as well as the allocation of consideration exchanged between the parties in multiple-element transactions. Additionally, judgments are also required when multiple services are purchased from the same programming vendor. In these scenarios, the total consideration provided to the programming vendor is allocated to the various services received based upon their respective estimated fair values. Because multiple services from the same programming vendor may be received over different contractual periods and may have different contractual rates, the allocation of consideration to the individual services may have an impact on the timing of expense recognition. Accounting for consideration exchanged between the parties in multiple-element transactions is discussed further in “Multiple-element Transactions-Contemporaneous Purchases and Sales” below.

Launch fees received from programming vendors are recognized as a reduction of expense on a straight-line basis over the term of the related programming arrangement. Amounts received from programming vendors representing the reimbursement of marketing costs are recognized as a reduction of marketing expense as the marketing services are provided.

Advertising costs are expensed upon the first exhibition of the related advertisements. Marketing expense (including advertising), net of certain reimbursements from programmers, was $166 million in 2013, $161 million in 2012 and $135 million in 2011.

Multiple-element Transactions

Multiple-element transactions involve situations where judgment must be exercised in determining the fair value of the different elements in a bundled transaction. As the term is used here, multiple-element transactions can involve (i) contemporaneous purchases and sales (e.g., advertising services are sold to a customer and, at the same time, programming services are purchased) and/or (ii) sales of multiple products and/or services (e.g., video, high-speed data and voice services are sold to a customer).

Contemporaneous Purchases and Sales

In the normal course of business, TWC, on behalf of the Sale/Exchange Cable Systems, enters into multiple-element transactions where TWC is simultaneously both a customer and a vendor with the same counterparty. For example, when negotiating the terms of programming purchase contracts with cable networks, the sale of advertising to the same cable network may be negotiated at the same time. Arrangements, although negotiated contemporaneously, may be documented in one or more contracts.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The accounting policy for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the products or services purchased and the products or services sold. The judgments made in determining fair value in such transactions impact the amount of revenue, expenses and net income recognized over the respective terms of the transactions, as well as the respective periods in which they are recognized.

In determining the fair value of the respective elements, quoted market prices (where available), historical transactions or comparable cash transactions are considered. The most frequent transactions of this type involve funds received from vendors. Cash consideration received from a vendor is recorded as a reduction in the price of the vendor’s product unless (i) the consideration is for the reimbursement of a specific, incremental, identifiable cost incurred, in which case the cash consideration received would be recorded as a reduction in such cost, or (ii) an identifiable benefit in exchange for the consideration is provided, in which case revenue would be recognized for this element.

With respect to vendor advertising arrangements being negotiated simultaneously with the same cable network, an assessment is performed to assess whether each piece of the arrangement is at fair value. The factors that are considered in determining the individual fair value of the programming vary from arrangement to arrangement and include (i) the existence of a “most-favored-nation” clause or comparable assurances as to fair market value with respect to programming, (ii) a comparison to fees paid under a prior contract and (iii) a comparison to fees paid for similar networks. In determining the fair value of the advertising arrangement, advertising rates paid by other advertisers on the systems of the Sale/Exchange Cable Systems with similar terms are considered.

Sales of Multiple Products or Services

If sales contracts are entered into for the sale of multiple products or services, then the standalone selling price for each deliverable in the transaction is evaluated. For example, video, high-speed data and voice services are sold to subscribers in a bundled package at a rate lower than if the subscriber purchases each product on an individual basis. Revenue received from such subscribers is allocated to each product in a pro-rata manner based on the standalone selling price of each of the respective services on an individual basis. As another example, if a subscriber moves from a bundled package containing two services to a bundled package containing three services, the increase in the total revenue received is not attributed to the additional service. Rather, the total revenue received from such subscribers are allocated to each of the three products in a pro-rata manner based on the relative selling price of each of the respective services on an individual basis.

Income Taxes

The Sale/Exchange Cable Systems’ results of operations have historically been included in the consolidated U.S. federal income tax returns of TWC and applicable state income tax returns. The income tax amounts reflected in the combined financial statements have been determined as if the Sale/Exchange Cable Systems filed a separate income tax return for both U.S. federal and applicable states (the “separate return method”). The Sale/Exchange Cable Systems’ current income tax liabilities related to these separate income tax returns, including any applicable penalties and interest, are treated as being settled with TWC without payment as of the end of each year, which is included in “net contributions from (distributions to) TWC” in the combined statement of equity.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Income taxes are provided using the asset and liability method. Under this method, income taxes (i.e., deferred income tax assets, deferred income tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating losses and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, based upon enacted tax laws and expected tax rates that will be in effect when the temporary differences reverse. Valuation allowances are established when management determines that it is more likely than not that some portion or the entire deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

From time to time, transactions occur in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. Income tax returns are prepared and filed based on interpretation of tax laws and regulations. In the normal course of business, income tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax, interest and penalty assessments by these taxing authorities. In determining the Sale/Exchange Cable Systems’ income tax provision for financial reporting purposes, a reserve for uncertain income tax positions is established unless it is determined that such positions are more likely than not to be sustained upon examination, based on their technical merits. There is considerable judgment involved in determining whether positions taken on the tax return are more likely than not to be sustained.

Income tax reserve estimates are adjusted periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. The combined income tax provision of any given year includes adjustments to prior year income tax accruals that are considered appropriate and any related estimated interest. When applicable, interest and penalties are recognized on uncertain income tax positions as part of the income tax provision.

Legal Contingencies

The Sale/Exchange Cable Systems are subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of business. An estimated liability is recorded for those proceedings and claims arising in the ordinary course of business when the loss from such proceedings and claims becomes probable and reasonably estimable. Outstanding claims are reviewed with internal and external counsel to assess the probability and the estimates of loss, including the possible range of an estimated loss. The risk of loss is reassessed as new information becomes available and liabilities are adjusted as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the combined financial position but could possibly be material to the combined results of operations or cash flows for any one period.

Subsequent Events

Subsequent events have been considered through October 29, 2014, the date the combined financial statements were available for issuance, in preparing the combined financial statements and footnotes thereto.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

3. BUSINESS ACQUISITIONS

Insight Acquisition

On February 29, 2012, TWC completed its acquisition of Insight Communications Company, Inc. and its subsidiaries (“Insight”) for $1.339 billion in cash, net of cash acquired. At closing, TWC repaid $1.164 billion outstanding under Insight’s senior secured credit facility (including accrued interest), and terminated the facility. Additionally, during 2012, Insight’s $495 million in aggregate principal amount of senior notes due 2018 were redeemed for $579 million in cash (including premiums and accrued interest). All of the Insight cable systems are included in the Sale/Exchange Cable Systems and the financial results for Insight have been included in the Sale/Exchange Cable Systems’ combined financial statements from the date of acquisition. The purchase price allocation is as follows (in millions):

Property, plant and equipment (primarily distribution systems)	$857
Intangible assets subject to amortization (primarily customer relationships)(a)	477
Intangible assets not subject to amortization (cable franchise rights)	1,747
Goodwill	624
Other current and noncurrent assets	170
Long-term debt	(1,734)
Deferred income tax liabilities, net	(639)
Other current and noncurrent liabilities	(163)

Total purchase price	$1,339

(a)	The weighted-average amortization period for customer relationships acquired in the Insight acquisition is 6 years.

NewWave Cable Systems Acquisition

On November 1, 2011, TWC completed its acquisition of certain NewWave Communications (“NewWave”) cable systems in Kentucky and western Tennessee for $259 million in cash. A portion of the NewWave cable systems are included in the Sale/Exchange Cable Systems and the financial results for such systems have been included in the Sale/Exchange Cable Systems’ combined financial statements from the date of acquisition. The purchase price allocation for the NewWave cable systems included in the Sale/Exchange Cable Systems is as follows (in millions):

Current assets	$1
Property, plant and equipment (primarily distribution systems)	69
Intangible assets subject to amortization (primarily customer relationships)(a)	20
Intangible assets not subject to amortization (cable franchise rights)	131
Goodwill	9
Current liabilities	(1)

Total purchase price	$229

(a)	The weighted-average amortization period for customer relationships acquired in the acquisition of NewWave cable systems is 6 years.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Other Acquisitions

Additionally, during 2011, TWC completed its acquisition of certain cable systems in Ohio for $13 million in cash, all of which are included in the Sale/Exchange Cable Systems. The financial results for this acquisition have been included in the Sale/Exchange Cable Systems’ combined financial statements from the date of acquisition.

4. ACQUISITION OF REMAINING INTEREST IN ERIE

During the fourth quarter of 2012, TWC acquired the remaining 45.81% noncontrolling interest in Erie Telecommunications, Inc. (“Erie”) for $32 million and, as a result, the Sale/Exchange Cable Systems owns 100% of Erie. This acquisition was recorded as an equity transaction and is reflected as a financing activity in the combined statement of cash flows. As a result, the carrying balance of this noncontrolling interest of $5 million was eliminated, and the remaining $27 million, representing the difference between the purchase price and carrying balance, was recorded as a reduction to “TWC investment” in the combined statement of equity.

5. INTANGIBLE ASSETS AND GOODWILL

Intangible assets and related accumulated amortization as of December 31, 2013 and 2012 consisted of the following (in millions):

	December 31, 2013			December 31, 2012
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Intangible assets subject to amortization:
Customer relationships	$497	$(154)	$343	$497	$(71)	$426
Cable franchise renewals and access rights	14	(6)	8	17	(11)	6
Other	—	—	—	1	(1)	—

Total	$511	$(160)	$351	$515	$(83)	$432

Intangible assets not subject to amortization:
Cable franchise rights	$7,271	$—	$7,271	$7,271	$—	$7,271

The Sale/Exchange Cable Systems recorded amortization expense of $85 million in 2013, $72 million in 2012 and $3 million in 2011. Based on the remaining carrying value of intangible assets subject to amortization as of December 31, 2013, amortization expense is expected to be $85 million in 2014, $84 million in 2015, $84 million in 2016, $83 million in 2017 and $14 million in 2018. These amounts may vary as acquisitions and dispositions occur in the future.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Changes in the carrying value of goodwill from January 1 through December 31 are presented below (in millions):

	2013	2012
Balance at beginning of year	$1,178	$554
Acquisition of Insight	—	624

Balance at end of year(a)	$1,178	$1,178

(a)	There were no accumulated goodwill impairment charges as of December 31, 2013 and 2012.

Annual Impairment Analysis

As of the July 1, 2013 and 2012 annual testing dates and based on qualitative assessments, it was determined that it was not more likely than not that the Sale/Exchange Cable Systems’ cable franchise rights and goodwill were impaired and, therefore, a quantitative assessment was not performed as part of the annual impairment testing. In making that determination, management identified and analyzed qualitative factors, including factors that would most significantly impact a DCF valuation of the fair values of the cable franchise rights and the fair value of the Sale/Exchange Cable Systems’ reporting unit.

As of the July 1, 2011 annual testing date and based on a quantitative assessment, it was determined that the Sale/Exchange Cable Systems’ cable franchise rights and goodwill were not impaired. In making that determination for cable franchise rights, management performed a DCF analysis to estimate the fair value of cable franchise rights. In making that determination for goodwill, management performed a two-step process. In performing the first step of the goodwill impairment test and as allowed by authoritative guidance in effect as of the testing date, management carried forward the fair value ascribed to the Sale/Exchange Cable Systems’ reporting unit during its previous annual impairment test performed as of July 1, 2010, which was determined using a DCF analysis. The election to carry forward the fair value was based upon management’s determination, after reviewing events that had occurred and circumstances that had changed since its previous test, that the likelihood that the carrying amount of the Sale/Exchange Cable Systems’ reporting unit exceeded the fair value was remote. Additionally, under the previous test, the fair value of the Sale/Exchange Cable Systems’ reporting unit significantly exceeded the carrying value.

6. EMPLOYEE BENEFIT PLANS

Pension Plans

Certain of the Sale/Exchange Cable Systems’ employees participate in two qualified defined benefit pension plans (collectively, the “Shared Plans”), which include the Time Warner Cable Pension Plan and the Time Warner Cable Union Pension Plan. The Shared Plans are sponsored by TWC and also include participants of other TWC subsidiaries. In addition, TWC provides a nonqualified defined benefit pension plan for certain Sale/Exchange Cable Systems’ employees. The Sale/Exchange Cable Systems account for the Shared Plans as multiemployer benefit plans. Accordingly, the Sale/Exchange Cable Systems do not record an asset or liability to recognize the funded status of the Shared Plans. The combined statement of operations includes pension expense related to the Shared Plans for costs directly attributable to the Sale/Exchange Cable Systems’ employees. Such costs totaled $23 million, $22 million and $24 million for the years ended December 31, 2013, 2012 and 2011, respectively. In addition, as discussed further in Note 7, allocations of pension expense related to certain

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

members of TWC’s executive team and others who provide corporate-related services to the Sale/Exchange Cable Systems are recognized in “corporate charges from TWC and affiliates” in the combined statement of operations. As of December 31, 2013, the fair value of plan assets, accumulated benefit obligation and funded status of the Shared Plans were $3.124 billion, $2.166 billion and $574 million, respectively, as included in TWC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 24, 2014.

Defined Contribution Plan

The Sale/Exchange Cable Systems employees also participate in a defined contribution plan sponsored by TWC (the “TWC Savings Plan”). Employer contributions to the TWC Savings Plan are primarily based on a percentage of the employees’ elected contributions and are subject to plan provisions. The Sale/Exchange Cable Systems’ costs related to the TWC Savings Plan totaled $9 million, $9 million and $7 million for the years ended December 31, 2013, 2012 and 2011, respectively.

7. RELATED PARTY TRANSACTIONS

TWC provides certain management and administrative services to the Sale/Exchange Cable Systems (referred to as “shared support functions”) including, but not limited to, accounting and finance, information technology, executive management, legal, human resources, network operations and procurement. The operating costs and expenses associated with these services have been allocated to the Sale/Exchange Cable Systems on the basis of direct usage when identifiable, with the remainder allocated pro rata based on combined revenue, number of subscribers, headcount or other measures of the Sale/Exchange Cable Systems or TWC. The Sale/Exchange Cable Systems recognized allocations for shared support functions of $417 million, $407 million and $347 million for the years ended December 31, 2013, 2012 and 2011, respectively, which are reflected in “corporate charges from TWC and affiliates” in the combined statement of operations.

TWC shares certain network assets that are operated over a national backbone and shared infrastructure, as well as other administrative sites, with the Sale/Exchange Cable Systems. The Sale/Exchange Cable Systems recognized charges for the use of such assets of $105 million, $86 million and $72 million for the years ended December 31, 2013, 2012 and 2011, respectively, which are reflected in “shared asset usage charges from TWC and affiliates” in the combined statement of operations.

Additionally, TWC primarily uses a centralized approach to cash management and financing of its operations with all related activity between the Sale/Exchange Cable Systems and TWC reflected in “TWC investment in the Sale/Exchange Cable Systems” in the combined balance sheet. Such transactions include (a) cash deposits from customer payments and other cash receipts that are transferred to TWC on a regular basis, (b) cash infusions from TWC to fund the Sale/Exchange Cable Systems’ operations, capital expenditures or acquisitions and (c) allocation of TWC’s shared support functions.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The Sale/Exchange Cable Systems’ transactions with certain of TWC’s equity-method investees for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Revenue	$—	$—	$10

Costs and expenses:
Programming and content	$30	$27	$18
Other operating	4	5	3

Total	$34	$32	$21

8. INCOME TAXES

Taxable income generated by the Sale/Exchange Cable Systems has been included in the consolidated federal income tax returns of TWC and certain of its state income tax returns. Income taxes have been allocated to the Sale/Exchange Cable Systems as if such cable systems’ operations were held in a separate corporation that filed separate income tax returns. Management believes the assumptions underlying the allocation of income taxes on a separate return basis are reasonable. However, the amounts allocated for income taxes in the combined financial statements are not necessarily indicative of the actual amount of income taxes that would have been recorded had the Sale/Exchange Cable Systems been held within a separate, stand-alone entity.

The current and deferred income tax provision for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Federal:
Current	$254	$253	$198
Deferred	143	113	111
State:
Current	34	31	23
Deferred	18	38	7

Total	$449	$435	$339

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The differences between income tax provision expected at the U.S. federal statutory income tax rate of 35% and income tax provision provided for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Income tax provision at U.S. federal statutory rate	$415	$388	$318
State and local taxes, net of federal tax effects	34	45	20
Other	—	2	1

Total	$449	$435	$339

Significant components of deferred income tax liabilities, net, as of December 31, 2013 and 2012 consisted of the following (in millions):

	December 31,
	2013	2012
Cable franchise rights and customer relationships, net	$(2,273)	$(2,204)
Property, plant and equipment	(850)	(867)
Other	(1)	(2)

Deferred income tax liabilities	(3,124)	(3,073)
Net operating loss carryforwards(a)	155	269
Other	63	59

Deferred income tax assets	218	328

Deferred income tax liabilities, net(b)	$(2,906)	$(2,745)

(a)	Net operating loss carryforwards expire in varying amounts through December 2033.
(b)	Deferred income tax liabilities, net, includes current deferred income tax assets of $141 million and $159 million as of December 31, 2013 and 2012, respectively.

The Sale/Exchange Cable Systems recognize income tax benefits for those income tax positions determined more likely than not to be sustained upon examination, based on the technical merits of the positions. The reserve for uncertain income tax positions is included in “other liabilities” in the combined balance sheet. The impact of temporary differences and tax attributes are considered when calculating accruals for interest and penalties associated with the reserve for uncertain income tax positions. Accrued interest and penalties were insignificant to the combined balance sheet for all periods presented. In addition, interest and penalties recognized in the income tax provision were insignificant to the combined statement of operations for all periods presented.

In the third quarter of 2014, the Internal Revenue Service (the “IRS”) substantially completed the examination of the 2005 to 2007 income tax returns of TWC, which are periods prior to TWC’s separation from Time Warner Inc. (“Time Warner”), during which TWC was a consolidated subsidiary of Time Warner for tax purposes. In the third quarter of 2014, the IRS also completed the examination of TWC’s 2009 and 2010 income tax returns for periods after TWC’s separation from Time Warner. These examinations will not have a material impact on the combined financial position or results of operations of the Sale/Exchange Cable Systems. In addition, TWC is also subject to ongoing examinations of TWC’s tax returns by state and local tax authorities for

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

various periods. Activity related to these state and local examinations did not have a material impact on the combined financial position or results of operations of the Sale/Exchange Cable Systems in 2013, nor is a material impact anticipated in the future.

9. COMMITMENTS AND CONTINGENCIES

Contractual Obligations

The Sale/Exchange Cable Systems have obligations to make future payments for goods and services under certain contractual arrangements. These contractual obligations secure the future rights to various assets and services to be used in the normal course of the Sale/Exchange Cable Systems’ operations. For example, the Sale/Exchange Cable Systems are contractually committed to make certain minimum lease payments for the use of property under operating lease agreements. In accordance with applicable accounting rules, the future rights and obligations pertaining to firm commitments, such as operating lease obligations and certain purchase obligations under contracts, are not reflected as assets or liabilities in the combined balance sheet.

The Sale/Exchange Cable Systems’ rent expense, which primarily includes facility rental expense and pole attachment rental fees, totaled $31 million in 2013, $32 million in 2012 and $21 million in 2011. The Sale/Exchange Cable Systems have lease obligations under various operating leases including minimum lease obligations for real estate and operating equipment.

The minimum rental commitments under long-term operating leases during the next five years are $19 million in 2014, $17 million in 2015, $16 million in 2016, $11 million in 2017, $5 million in 2018 and $6 million thereafter.

TWC enters into contracts with cable television networks and broadcast stations to provide programming services to the Sale/Exchange Cable Systems’ subscribers. The estimated future programming costs for these contract requirements and commitments, as included in the table below, are based on subscriber numbers and tier placement as of December 31, 2013 applied to the per-subscriber rates contained in such contracts. Actual amounts due under such contracts may differ from the amounts included in the table below based on the actual subscriber numbers and tier placements. These amounts also include programming rights negotiated directly with content owners for distribution on TWC-owned channels or networks.

The following table summarizes aggregate contractual obligations outstanding as of December 31, 2013 under certain programming and content purchase agreements, as discussed above, and various other data processing and fiber-related contractual obligations, as well as the estimated timing and effect that such obligations are expected to have on the Sale/Exchange Cable Systems’ liquidity and cash flows in future periods (in millions):

2014	$1,207
2015—2016	2,113
2017—2018	1,434
Thereafter	784

Total	$5,538

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Legal Proceedings

On August 9, 2010, the plaintiffs in Michelle Downs and Laurie Jarrett, et al. v. Insight Communications Company, L.P. filed a second amended complaint in a purported class action in the U.S. District Court for the Western District of Kentucky alleging that Insight Communications Company, L.P. violated Section 1 of the Sherman Antitrust Act by tying the sales of premium cable television services to the leasing of set-top converter boxes. The plaintiffs are seeking, among other things, unspecified treble monetary damages and an injunction to cease such alleged practices. On July 19, 2013, TWC filed a motion for summary judgment, which argued that Insight Communications Company, L.P. did not coerce the plaintiffs to lease a set-top converter box, a necessary element of the plaintiffs’ claim. On July 29, 2014, the court granted TWC’s summary judgment motion and entered judgment in TWC’s favor and, on August 26, 2014, the plaintiffs filed a motion for reconsideration. TWC intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this lawsuit or reasonably estimate a range of possible loss.

TWC and the Sale/Exchange Cable Systems are subject to other legal proceedings and claims that arise in the ordinary course of business. The final disposition of these claims is not expected to have a material adverse effect on the combined financial condition of the Sale/Exchange Cable Systems, but could possibly be material to its combined results of operations. Further, no assurance can be given that any adverse outcome would not be material to the combined financial position of the Sale/Exchange Cable Systems.

10. ADDITIONAL FINANCIAL INFORMATION

Other Current Liabilities

Other current liabilities as of December 31, 2013 and 2012 consisted of the following (in millions):

	December 31,
	2013	2012
Accrued sales and other taxes	$45	$55
Accrued compensation and benefits	45	45
Accrued franchise fees	29	30
Accrued insurance	22	20
Other accrued expenses	77	81

Total other current liabilities	$218	$231

Revenue

Revenue for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Residential services	$4,757	$4,607	$3,634
Business services	525	433	309
Advertising	199	225	147
Other	22	21	20

Total revenue	$5,503	$5,286	$4,110

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Merger-related and Restructuring Costs

Merger-related and restructuring costs for the years ended December 31, 2013, 2012 and 2011 consisted of (in millions):

	Year Ended December 31,
	2013	2012	2011
Merger-related costs(a)	$10	$53	$5
Restructuring costs(b)	11	7	5

Total merger-related and restructuring costs	$21	$60	$10

(a)	Merger-related costs in 2013 were incurred in connection with the Insight acquisition. Merger-related costs in 2012 and 2011 were incurred in connection with the acquisitions of Insight and the NewWave cable systems. As of December 31, 2013, accruals for merger-related costs were $5 million, of which $4 million is classified as a current liability in the combined balance sheet. Amounts are expected to be paid through January 2015.
(b)	Restructuring costs primarily related to employee terminations ($10 million in 2013, $7 million in 2012 and $5 million in 2011). As of December 31, 2013, accruals for restructuring costs were $9 million, which is classified as a current liability in the combined balance sheet.

Supplemental Cash Flow Information

Additional financial information with respect to cash payments for the years ended December 31, 2013, 2012 and 2011 is as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
Cash paid for interest(a)	$—	$13	$—

Cash paid for income taxes(b)	$288	$283	$222

(a)	Cash paid for interest in 2012 primarily relates to interest accrued on debt assumed in the Insight acquisition.
(b)	Cash paid for income taxes represents amounts settled with TWC for income taxes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED BALANCE SHEET

(Unaudited)

	September 30, 2014	December 31, 2013
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$29	$36
Receivables, less allowances of $37 million and $18 million as of September 30, 2014 and December 31, 2013, respectively	246	239
Deferred income tax assets	109	141
Other current assets	23	20

Total current assets	407	436
Property, plant and equipment, net	2,898	2,941
Intangible assets subject to amortization, net	291	351
Intangible assets not subject to amortization	7,271	7,271
Goodwill	1,178	1,178
Other assets	13	13

Total assets	$12,058	$12,190

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$45	$48
Deferred revenue and subscriber-related liabilities	20	19
Accrued programming and content expense	223	210
Other current liabilities	209	218

Total current liabilities	497	495
Deferred income tax liabilities, net	3,098	3,047
Other liabilities	43	44
Commitments and contingencies (Note 5)
TWC investment in the Sale/Exchange Cable Systems	8,420	8,604

Total liabilities and equity	$12,058	$12,190

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED STATEMENT OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(in millions)
Revenue	$4,119	$4,131
Costs and expenses:
Programming and content	947	920
Sales and marketing	403	374
Technical operations	268	275
Customer care	155	147
Other operating	493	531
Depreciation	473	547
Amortization	63	64
Merger-related and restructuring costs	1	14
Corporate charges from TWC and affiliates	321	317
Shared asset usage charges from TWC and affiliates	90	78

Total costs and expenses	3,214	3,267

Operating income	905	864
Income tax provision	(339)	(329)

Net income	566	535
Less: Net income attributable to noncontrolling interest	—	—

Net income attributable to the Sale/Exchange Cable Systems	$566	$535

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(in millions)
OPERATING ACTIVITIES
Net income	$566	$535
Adjustments for noncash and nonoperating items:
Depreciation	473	547
Amortization	63	64
Deferred income taxes	83	122
Equity-based compensation expense	1	1
Changes in operating assets and liabilities:
Receivables	1	(1)
Accounts payable and other liabilities	(10)	(44)
Other changes	(9)	(7)

Cash provided by operating activities	1,168	1,217

INVESTING ACTIVITIES
Capital expenditures	(427)	(428)
Other investing activities	3	3

Cash used by investing activities	(424)	(425)

FINANCING ACTIVITIES
Net distributions to TWC	(751)	(802)

Cash used by financing activities	(751)	(802)

Decrease in cash and equivalents	(7)	(10)
Cash and equivalents at beginning of period	36	49

Cash and equivalents at end of period	$29	$39

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED STATEMENT OF EQUITY

(Unaudited)

TWC Investment
(in millions)
Balance as of December 31, 2012	$8,941
Net distributions to TWC	(801)
Net income	535

Balance as of September 30, 2013	$8,675

Balance as of December 31, 2013	$8,604
Net distributions to TWC	(750)
Net income	566

Balance as of September 30, 2014	$8,420

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Time Warner Cable Inc. (together with its subsidiaries, “TWC”) is among the largest providers of video, high-speed data and voice services in the U.S., with technologically advanced, well-clustered cable systems located mainly in five geographic areas – New York State, the Carolinas, the Midwest, Southern California and Texas.

On February 12, 2014, TWC entered into an Agreement and Plan of Merger with Comcast Corporation (“Comcast”) whereby TWC agreed to merge with and into a 100% owned subsidiary of Comcast (the “Comcast merger”). Upon completion of the Comcast merger, all of the outstanding shares of TWC will be cancelled and each issued and outstanding share will be converted into the right to receive 2.875 shares of Class A common stock of Comcast. TWC and Comcast expect to complete the merger in early 2015, subject to receipt of regulatory approvals, as well as satisfaction of certain other closing conditions.

On April 25, 2014, Comcast entered into a binding agreement with Charter Communications, Inc. (“Charter”), which contemplates three transactions (the “divestiture transactions”): (1) a contribution, spin-off and merger transaction, (2) an asset exchange and (3) a sale of assets. The completion of the divestiture transactions will result in Comcast divesting a net total of approximately 3.9 million video subscribers, a portion of which are currently TWC subscribers (primarily in the Midwest). The divestiture transactions are expected to occur contemporaneously with one another and are conditioned upon and will occur following the closing of the Comcast merger. They are also subject to a number of other conditions. The Comcast merger is not conditioned upon the closing of the divestiture transactions and, accordingly, the Comcast merger can be completed regardless of whether the divestiture transactions are ultimately completed.

In connection with the divestiture transactions, cable systems (primarily in the Midwest) owned and operated by TWC prior to the Comcast merger are expected to be divested by Comcast (collectively, the “Sale/Exchange Cable Systems”). As of September 30, 2014, the Sale/Exchange Cable Systems served approximately 2.9 million video subscribers primarily in Ohio, Kentucky, Wisconsin and Indiana. These financial statements represent the combined financial position, results of operations and cash flows of the Sale/Exchange Cable Systems.

Basis of Presentation

The combined financial statements of the Sale/Exchange Cable Systems are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Sale/Exchange Cable Systems are an integrated business of TWC and are not a stand-alone entity. The financial information included herein was derived from the consolidated financial statements and accounting records of TWC and may not necessarily reflect the combined financial position, results of operations and cash flows of the Sale/Exchange Cable Systems in the future or what they would have been had the Sale/Exchange Cable Systems operated as a separate, stand-alone entity during the periods presented. The combined financial statements of the Sale/Exchange Cable Systems include all of the assets, liabilities, revenue, expenses and cash flows of the Sale/Exchange Cable Systems, as well as expense allocations deemed reasonable by management, to present the combined financial position, results of operations and cash flows of the Sale/Exchange Cable Systems on a stand-alone basis. The combined financial statements only include assets and liabilities that are specifically attributable to the Sale/Exchange

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Cable Systems. Management believes expense allocations are reasonable; however, they may not be indicative of the actual level of expense that would have been incurred by the Sale/Exchange Cable Systems if such systems had operated as a separate, stand-alone entity or of the costs expected to be incurred in the future. Refer to Note 4 for further information related to expense allocation methodologies.

All intercompany accounts and transactions within the Sale/Exchange Cable Systems have been eliminated. All intercompany transactions between the Sale/Exchange Cable Systems and TWC have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The net effect of the settlement of these intercompany transactions is reflected in “TWC investment in the Sale/Exchange Cable Systems” in the combined balance sheet and in “net distributions to TWC” in the financing activities section of the combined statement of cash flows.

Use of Estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the combined financial statements include accounting for allowances for doubtful accounts, depreciation and amortization, business combinations, income taxes, loss contingencies, certain programming arrangements and allocation of charges for corporate shared support functions and shared asset usage. Certain allocation methodologies used to prepare the combined financial statements are based on estimates and have been described in the notes, where appropriate.

Interim Financial Statements

The combined financial statements are unaudited; however, in the opinion of management, they contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the financial position, results of operations and cash flows for the periods presented in conformity with GAAP applicable to interim periods. The combined financial statements should be read in conjunction with the audited combined financial statements of the Sale/Exchange Cable Systems for the year ended December 31, 2013.

2. GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSETS

As of the July 1, 2014 annual testing date and based on a qualitative assessment, it was determined that it was not more likely than not that the Sale/Exchange Systems’ cable franchise rights and goodwill were impaired and, therefore, a quantitative assessment was not performed as part of the annual impairment testing. In making that determination, management identified and analyzed qualitative factors, including factors that would most significantly impact a discounted cash flow analysis of the fair values of the cable franchise rights and the fair value of the Sale/Exchange Cable Systems’ reporting unit.

3. PENSION COSTS

Certain of the Sale/Exchange Cable Systems’ employees participate in two qualified defined benefit pension plans (collectively, the “Shared Plans”), which include the Time Warner Cable Pension Plan and the Time

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Warner Cable Union Pension Plan. The Shared Plans are sponsored by TWC and also include participants of other TWC subsidiaries. In addition, TWC provides a nonqualified defined benefit pension plan for certain Sale/Exchange Cable Systems’ employees. The Sale/Exchange Cable Systems account for the Shared Plans as multiemployer benefit plans. Accordingly, the Sale/Exchange Cable Systems do not record an asset or liability to recognize the funded status of the Shared Plans. The combined statement of operations includes pension expense related to the Shared Plans for costs directly attributable to the Sale/Exchange Cable Systems’ employees. Such costs totaled $8 million and $18 million for the nine months ended September 30, 2014 and 2013, respectively. In addition, as discussed further in Note 4, allocations of pension expense related to certain members of TWC’s executive team and others who provide corporate-related services to the Sale/Exchange Cable Systems are recognized in “corporate charges from TWC and affiliates” in the combined statement of operations.

4. RELATED PARTY TRANSACTIONS

TWC provides certain management and administrative services to the Sale/Exchange Cable Systems (referred to as “shared support functions”) including, but not limited to, accounting and finance, information technology, executive management, legal, human resources, network operations and procurement. The operating costs and expenses associated with these services have been allocated to the Sale/Exchange Cable Systems on the basis of direct usage when identifiable, with the remainder allocated pro rata based on combined revenue, number of subscribers, headcount or other measures of the Sale/Exchange Cable Systems or TWC. The Sale/Exchange Cable Systems recognized allocations for shared support functions of $321 million and $317 million for the nine months ended September 30, 2014 and 2013, respectively, which are reflected in “corporate charges from TWC and affiliates” in the combined statement of operations.

TWC shares certain network assets that are operated over a national backbone and shared infrastructure, as well as other administrative sites, with the Sale/Exchange Cable Systems. The Sale/Exchange Cable Systems recognized charges for the use of such assets of $90 million and $78 million for the nine months ended September 30, 2014 and 2013, respectively, which are reflected in “shared asset usage charges from TWC and affiliates” in the combined statement of operations.

Additionally, TWC primarily uses a centralized approach to cash management and financing of its operations with all related activity between the Sale/Exchange Cable Systems and TWC reflected in “TWC investment in the Sale/Exchange Cable Systems” in the combined balance sheet. Such transactions include (a) cash deposits from customer payments and other cash receipts that are transferred to TWC on a regular basis, (b) cash infusions from TWC to fund the Sale/Exchange Cable Systems’ operations, capital expenditures or acquisitions and (c) allocation of TWC’s shared support functions.

The Sale/Exchange Cable Systems’ transactions with certain of TWC’s equity-method investees for the nine months ended September 30, 2014 and 2013 consisted of the following (in millions):

	Nine Months Ended September 30,
	2014	2013
Costs and expenses:
Programming and content	$20	$22
Other operating	3	3

Total	$23	$25

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

5. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

On August 9, 2010, the plaintiffs in Michelle Downs and Laurie Jarrett, et al. v. Insight Communications Company, L.P. filed a second amended complaint in a purported class action in the U.S. District Court for the Western District of Kentucky alleging that Insight Communications Company, L.P. violated Section 1 of the Sherman Antitrust Act by tying the sales of premium cable television services to the leasing of set-top converter boxes. The plaintiffs are seeking, among other things, unspecified treble monetary damages and an injunction to cease such alleged practices. On July 19, 2013, TWC filed a motion for summary judgment, which argued that Insight Communications Company, L.P. did not coerce the plaintiffs to lease a set-top converter box, a necessary element of the plaintiffs’ claim. On July 29, 2014, the court granted TWC’s summary judgment motion and entered judgment in TWC’s favor. On August 26, 2014, the plaintiffs filed a motion for reconsideration, which was denied on December 1, 2014. The time to appeal the grant of summary judgment has not yet expired. TWC intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this lawsuit or reasonably estimate a range of possible loss.

TWC and the Sale/Exchange Cable Systems are subject to other legal proceedings and claims that arise in the ordinary course of business. The final disposition of these claims is not expected to have a material adverse effect on the combined financial condition of the Sale/Exchange Cable Systems, but could possibly be material to its combined results of operations. Further, no assurance can be given that any adverse outcome would not be material to the combined financial position of the Sale/Exchange Cable Systems.

6. ADDITIONAL FINANCIAL INFORMATION

Other Current Liabilities

Other current liabilities as of September 30, 2014 and December 31, 2013 consisted of the following (in millions):

	September 30, 2014	December 31, 2013
Accrued compensation and benefits	$48	$45
Accrued sales and other taxes	41	45
Accrued franchise fees	28	29
Accrued insurance	22	22
Other accrued expenses	70	77

Total other current liabilities	$209	$218

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Revenue

Revenue for the nine months ended September 30, 2014 and 2013 consisted of the following (in millions):

	Nine Months Ended September 30,
	2014	2013
Residential services	$3,508	$3,586
Business services	447	386
Advertising	149	143
Other	15	16

Total revenue	$4,119	$4,131

Merger-related and Restructuring Costs

Merger-related and restructuring costs for the nine months ended September 30, 2014 and 2013 consisted of (in millions):

	Nine Months Ended September 30,
	2014	2013
Merger-related costs(a)	$—	$9
Restructuring costs(b)	1	5

Total merger-related and restructuring costs	$1	$14

(a)	Merger-related costs for the nine months ended September 30, 2013 were incurred in connection with the acquisition of Insight Communications Company, Inc., all of which have been paid as of September 30, 2014.
(b)	Restructuring costs primarily related to employee terminations. As of September 30, 2014, accruals for restructuring costs were $1 million, which is classified as a current liability in the combined balance sheet.

Supplemental Cash Flow Information

Additional financial information with respect to cash payments for the nine months ended September 30, 2014 and 2013 is as follows (in millions):

	Nine Months Ended September 30,
	2014	2013
Cash paid for interest	$—	$—

Cash paid for income taxes(a)	$256	$207

(a)	Cash paid for income taxes represents amounts settled with TWC for income taxes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

7. SUBSEQUENT EVENTS

Subsequent events have been considered through December 8, 2014, the date the combined financial statements were available for issuance, in preparing the combined financial statements and footnotes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Midwest Cable, Inc.

Philadelphia, Pennsylvania

We have audited the accompanying balance sheet of Midwest Cable, Inc. (the “Company”) as of September 22, 2014. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Midwest Cable, Inc. as of September 22, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

October 31, 2014

Midwest Cable, Inc.

Balance Sheet

As of September 22, 2014

Stockholder’s Equity

Common Stock; $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	$1
Receivable from Parent	$(1)

Total Stockholder’s Equity	$—

See accompanying notes to financial statement.

Midwest Cable, Inc.

Notes to Financial Statement

Note 1: History and Description of the Company

Midwest Cable, Inc. (the “Company”), a cable service provider to residential and commercial customers located in the Midwestern and Southeastern United States, was formed for the purpose of being the parent company of approximately 2.5 million legacy Comcast Corporation (“Comcast”) video subscribers. The Company has not engaged in any business or other activities and is currently a subsidiary of Comcast. Midwest Cable, LLC was formed in the state of Delaware as a limited liability company in May 2014 and converted to Midwest Cable, Inc., a Delaware corporation, in September 2014.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

The balance sheet and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States. Receivable from Parent is classified as an offset to stockholder’s equity as it represents the consideration to be received in exchange for the Company’s common stock issued to Comcast.

Note 3: Subsequent Events

We have evaluated all subsequent event activity through October 31, 2014, which is the issue date of this financial statement, and concluded that no additional subsequent events have occurred that would require recognition in the financial statement or disclosure in the notes to the financial statement.

Annex A

COMCAST/CHARTER TRANSACTIONS AGREEMENT

DATED AS OF APRIL 25, 2014

Parties	Charter Communications, Inc., a Delaware corporation (“Charter”)
Comcast Corporation, a Pennsylvania corporation (“Comcast”)

Transaction Steps	Subject to the satisfaction of applicable conditions described below, at Closing and in the following sequence, as promptly as practicable following the Comcast-TWC Transaction:

•    Comcast will form a new entity (“SpinCo”) holding the assets and liabilities to be included in the spin-off transaction and described under “SpinCo Assets and Liabilities” below (the “Contribution”);

•    The parties will use reasonable best efforts to arrange, and SpinCo will use reasonable best efforts to incur, new indebtedness (“SpinCo Indebtedness”) in an amount equal to 5.00 times the 2014 EBITDA of the SpinCo Systems (as such term is defined by SpinCo’s financing sources for purposes of the financing), as described in more detail in Schedule 1, of which indebtedness:

•    to the extent there is basis in excess of the estimated amount of expenses to be reimbursed by SpinCo to Comcast as described on Schedule 1, an amount equal to such excess will be placed with third parties and such proceeds distributed (or, at Comcast’s election, an amount of cash in excess of such excess basis) to Comcast (the “Cash Dividend”), provided that the amount of the Cash Dividend shall be determined by Comcast in good faith with a view towards maximizing the Cash Dividend and minimizing any taxes to Comcast as a result of any potential payment relating back to the Spin-Off for federal income tax purposes; and

• the remainder of such indebtedness will be placed with Comcast, which will then effect a bank-intermediated debt-for-debt exchange (the “Debt-for-Debt Exchange”);

•    Comcast will distribute all of SpinCo’s shares to the holders of outstanding shares of Comcast common stock (pro forma for the Comcast acquisition of Time Warner Cable Inc. (“TWC”) (the “Comcast-TWC Transaction”) (the “Spin-Off”);

• At Comcast’s election, the separation will be accomplished through an exchange offer by Comcast to exchange stock of SpinCo for outstanding shares of Comcast common stock, provided that in no event shall such election result in a reduction in the number of SpinCo shares received by
New Charter in the Merger.

•    A newly formed, wholly owned subsidiary of CCH I, LLC, a wholly owned subsidiary of Charter (CCH I, LLC being referred to herein as “New Charter”), will merge with and into Charter with the effect that all shares of Charter shall become shares of New Charter (the “Charter Reorganization”). Immediately prior to the Charter Reorganization, New Charter shall convert into a corporation;

• Another newly formed, wholly owned subsidiary of New Charter (“Merger Sub”) will merge with and into SpinCo, with SpinCo surviving (the “Merger”).

•    In the Merger, New Charter shall receive a number of SpinCo shares in an amount equal to the maximum percentage of SpinCo shares as may be received without causing the shareholders of Comcast immediately prior to consummation of the Comcast-TWC Transaction (the “Historic Comcast Shareholders”) to own less (within the meaning of Section 355(e)) on a direct basis than the Comcast Shareholder Percentage (such percentage, the “SpinCo Percentage”), provided, however, that, at Charter’s election and with Comcast’s consent (such election to be considered by Comcast in good faith with a view towards ensuring the Intended Tax Treatment of the Transactions, and taking into account any IRS Ruling), the SpinCo Percentage shall be calculated by taking into account the 355(e) Look-Through Rule (partially or to the full extent permitted))[1]; and

•    In the Merger, SpinCo holders shall receive New Charter shares (the “Merger Consideration”) in the aggregate equal in value to the product of (x) the sum of (1) the excess of (A) 7.125 times the Carveout 2014 EBITDA of the SpinCo Systems over (B) the amount of SpinCo Indebtedness as of Closing (excluding the amount of SpinCo In-debtedness incurred to pay expenses and reimbursements, in each case in cash or in SpinCo securities), (2) the amount of SpinCo Financing Expenses incurred by Comcast and not reimbursed by SpinCo and (3) the fair market value of the SpinCo Non-System Assets times (y) the percentage of SpinCo’s outstanding shares owned by New Charter immediately after the Merger, such New Charter shares to be valued based on the 60-calendar-day VWAP of Charter shares ending on the last trading day prior to Closing (the “Charter Share Valuation”);

Notwithstanding anything herein to the contrary, the Historic Comcast Shareholders shall, following the Merger, own no less than a 50.75% interest, within the meaning of Section 355(e), in SpinCo (at Charter’s election, and with Comcast’s consent (such election to be considered by Comcast in good faith with a view towards ensuring the Intended Tax Treatment of the Transactions, and taking into account any IRS Ruling), taking into account, partially or to the full extent permitted, the 355(e) Look-Through Rule) (the “Comcast Shareholder Percentage”) (and, for the avoidance of doubt, all shareholders of Comcast immediately prior to the Merger, including shareholders who were shareholders of TWC immediately prior to consummation of the Comcast-TWC Transaction, shall be treated pro rata in the Merger). The parties agree to work in good faith to determine the appropriate methodology for calculating the SpinCo Percentage and Comcast Shareholder Percentage.

[1]	The “355(e) Look-Through Rule” means the rules of Code Section 355(e)(3)(A)(iv) and Code Section 355(e)(4)(C), and “IRS Ruling” means a private letter ruling delivered by the IRS in form and substance reasonably acceptable to Comcast. The 355(e) Look-Through Rule, if applied, shall be applied in the manner agreed by the parties or pursuant to the IRS Ruling, as applicable. For illustrative purposes only, were the Transactions effected as of the date hereof using the outstanding shares of Comcast as of 3/31/14 and TWC as of 2/10/14, it is estimated that the SpinCo Percentage would be approximately 33% (not giving effect to the 355(e) Look-Through Rule).

SpinCo shall not issue any options or other rights to purchase equity, securities or other instruments convertible into equity (to employees of SpinCo or otherwise), until after such time as the Merger Consideration has been calculated and paid;

• Charter shall exchange with Comcast the assets and liabilities described under “Swap Assets and Liabilities” below in a tax-free like-kind exchange (the “Swap”); and

•    Charter shall acquire the assets and liabilities described under “Taxable Purchase Assets and Liabilities” below in a taxable asset purchase (the “Taxable Purchase,” and, with the Contribution, the Cash Dividend, the Debt-for-Debt Exchange, the Spin-Off, the Merger, the Charter Reorganization and the Swap, collectively the “Transactions”).

SpinCo Assets and Liabilities	Comcast shall transfer to SpinCo the following assets (collectively, the “SpinCo Assets”):

•    the systems currently owned by Comcast in the DMAs or sections of DMAs set forth under the ‘Comcast’ heading on Schedule 2 (the “SpinCo Footprint”) and their actual subscribers, and all other assets (including employees) primarily related thereto (the “SpinCo Systems”), and

•    all other investments and businesses of Comcast related primarily to the cable system operations in the SpinCo Footprint (the “SpinCo Non-System Assets”), provided that any local news networks related primarily to the cable systems operations in the SpinCo Footprint shall be deemed part of the SpinCo Systems and not the SpinCo Non-System Assets.

Immediately after Closing, SpinCo will have only the following liabilities (collectively, the “SpinCo Liabilities”):

•    all liabilities (other than any pre-Spin-Off income, income-based franchise or similar income-based tax liabilities) primarily related to the SpinCo Assets or to cable systems operations in the SpinCo Footprint, which for the avoidance of doubt:

(i)     will include without limitation the portion of payroll, pension, and other compensation and benefits liabilities to the extent related to the current and former employees of the businesses included in the SpinCo Assets,

(ii)    will not include any liabilities arising from any litigation against defendants that include any person or entity that is not included in the SpinCo Assets that is pending as of the closing that is related to both the SpinCo Assets and the Retained Assets (e.g., a claim against Comcast involving, in whole or in part, both SpinCo Assets and Retained Assets will be retained by Comcast and will not be a SpinCo Liability),

(iii)  will not include any liabilities of any entities wholly owned, directly or indirectly, by Comcast, TWC or their respective affiliates, in those instances in which those entities are included in the SpinCo Assets, other than to the extent that such liabilities would have been SpinCo Liabilities if held directly by Comcast, and

(iv)   for the avoidance of doubt, shall include the SpinCo Indebtedness, any liabilities of SpinCo whose incurrence is expressly contemplated by this Agreement and ordinary and typical liabilities incurred by SpinCo in connection with the organization and establishment of a publicly listed company (e.g., the obligation to pay franchise taxes, obligations as an Exchange Act filer and a listed company, new employee benefit obligations, etc.).

It is understood and agreed that any assets associated with any SpinCo Liabilities will constitute SpinCo Assets to the extent related to such liabilities (e.g., in the case of pension liabilities included in the SpinCo Liabilities, pre-funded pension accounts will constitute SpinCo Assets to the extent related to such liabilities).

Comcast will retain all other assets and liabilities (the “Retained Assets” and “Retained Liabilities”, respectively).

At all times prior to Closing, Comcast shall cause SpinCo to operate in the ordinary course in all material respects and to maintain a normalized working capital amount (it being understood, for the avoidance of doubt, that SpinCo working capital shall exclude cash and cash equivalents).

In the event Closing occurs before audited SpinCo financial statements for fiscal year 2014 are made available to Charter, there shall be a true up of the Merger Consideration following Closing between Comcast and SpinCo (which true-up shall be based solely on the difference between estimated and actual Carveout 2014 EBITDA (as calculated pursuant to the provisions of “Terms Used in This Agreement”) of the SpinCo Systems and shall otherwise be calculated using the same inputs as described above). The true up shall be subject to the dispute resolution procedures described under “Dispute Resolution Procedures” below. In the event of any true up payment from SpinCo to Comcast or from Comcast to SpinCo, SpinCo or Comcast (as applicable) shall make such payment to the other person as soon as practicable, and in any event not later than six months following final resolution of the amount of such payment, provided that interest shall accrue on any such payment at a rate of 5% per annum starting 10 business days after final resolution of the amount of such payment.

Tax Sharing	SpinCo, Comcast and, solely for the purpose of its covenant and indemnification obligation in respect of the New Charter Tax Standstill pursuant to clause (i) below, New Charter shall enter into a customary tax sharing agreement, which shall provide that Comcast shall indemnify SpinCo for pre-closing income taxes of SpinCo and Comcast (including for the avoidance of doubt, any Spin-Off Taxes of Comcast for which Comcast is not indemnified pursuant to clause (i) or (ii) below), that New Charter and SpinCo shall indemnify Comcast for certain spin-off and other separation taxes and that Comcast shall indemnify SpinCo for certain spin-off (or other separation) related taxes resulting from the breach of customary representations, covenants and agreements, as well as other customary tax allocation and procedural matters.

For the avoidance of doubt, the tax sharing agreement shall provide that:

i.       From and until the second anniversary of Closing (or otherwise pursuant to a “plan” within the meaning of Code Section 355(e)), New Charter shall not take any action that would result in (i) New Charter holding (or being treated as holding) SpinCo shares in excess of the SpinCo Percentage or (ii) to the extent the 355(e) Look-Through Rule is taken into account in determining the SpinCo Percentage, the Historic Comcast Shareholders owning less (within the meaning of Code Section 355(e) and taking into account the 355(e) Look-

ThroughRule) than the Comcast Shareholder Percentage (in the case of clause (ii), other than any action permitted by an IRS Ruling) (the “New Charter Tax Standstill”). In the event that Comcast is subject to any Spin-Off Taxes due to a violation of the New Charter Tax Standstill by New Charter, New Charter shall indemnify Comcast (on an after-tax basis) with respect to such Spin-Off Taxes, provided that such indemnification shall be structured in the most tax-efficient manner possible and shall be without duplication of any amounts for which Comcast has received indemnification from any other party.

ii.      From and until the second anniversary of Closing (or otherwise pursuant to a “plan” within the meaning of Code Section 355(e)), SpinCo shall not take any action that would result in (i) New Charter holding (or being treated as holding) SpinCo shares in excess of the SpinCo Percentage or (ii) to the extent the 355(e) Look-Through Rule is taken into account in determining the SpinCo Percentage, the Historic Comcast Shareholders owning less (within the meaning of Code Section 355(e) and taking into account the 355(e) Look-Through Rule) than the Comcast Shareholder Percentage (in the case of clause (ii), other than any action permitted by an IRS Ruling) (the “SpinCo Tax Standstill”). In the event that Comcast is subject to any Spin-Off Taxes due to any action of any person (other than (i) any action of Comcast or its affiliates (including the Chairman and Chief Executive Officer of Comcast for this purpose), and (ii) any action of any person with respect to Comcast) following the Spin-Off that is not described in the foregoing clause (i), including the Merger, the actions contemplated under “SpinCo Governance” or a violation of the SpinCo Tax Standstill by SpinCo, SpinCo shall indemnify Comcast (on an after-tax basis) with respect to such Spin-Off Taxes without duplication of any amounts for which Comcast has received indemnification from any other party, provided, however, that (A) if Comcast has a claim in respect of such Spin-Off Taxes against Liberty Media Corporation (“Liberty”) under the Voting Agreement between Comcast and Liberty entered into as of the date hereof and no SpinCo action shall have contributed to such Spin-Off Taxes, Comcast shall first have taken reasonable best efforts to pursue and exhaust any and all recourse available to Comcast against Liberty and (B) if both a SpinCo action and the action of another person gives rise to such Spin-Off Taxes, then Comcast shall pursue its available recourses against SpinCo and such other person.[2]

iii.    In the event that the Spin-Off fails to qualify as tax-free to Comcast under Code Section 355 and/or the Debt-for-Debt Exchange fails to qualify as tax-free to Comcast under Code Section 361 and Comcast has not been indemnified for the Spin-Off Taxes arising from such failure, SpinCo shall pay Comcast for the value of the Tax Benefit (as applied to the Basis Step Up in respect of the Spin-Off) as a result of the step-up in basis as a consequence of such failure, (x) upon filing its tax return for each of the first eight taxable years (or portions of) ending following the closing, pursuant to the principles of clause (A) of Annex B and (y) upon filing its tax return for the Final Year,

[2]	For the avoidance of doubt, any Spin-Off and other separation related taxes arising as a result of the application of Code Section 355(e) due to the fact that any information provided by Comcast ( e.g., related to the number of SpinCo shares issued to historic Comcast shareholders and historic TWC shareholders) is incorrect shall not be allocated to SpinCo but instead shall be allocated to Comcast.

pursuant to the principles of clause (B) of Annex B, but using the Projection Assumption instead of the Valuation Assumption, provided, that SpinCo shall not intentionally take any action to delay the recognition of any Tax Benefit, and provided further, that, only depreciation and amortization that is allowable at such time shall be taken into account. Comcast shall make a timely protective election under Section 336(e) with respect to the Spin-Off.

For purposes of the tax sharing agreement: (i) “Spin-Off Taxes” means any taxes resulting directly from the Contribution, Spin-Off and Debt-for-Debt Exchange failing to qualify as tax-free under Code Sections 355, 361 and/or 368, in whole or in part, (ii) “Projection Assumption” means the assumption that, in each taxable year following the Final Year, SpinCo will generate an amount of taxable income as determined pursuant to the good faith best estimates of SpinCo management and as certified to Comcast by the Chief Financial Officer of SpinCo, and (iii) actions of any subsidiary of New Charter, including Charter (but for the avoidance of doubt, excluding SpinCo), shall be considered actions of New Charter.

SpinCo Governance	Immediately prior to the Merger, the board of SpinCo shall consist of a classified board of 6 directors, separated into 3 classes, selected as follows:

• 3 independent directors selected by Comcast, each to be reasonably acceptable to Charter, each of which shall be in a separate class of directors;

•    3 independent directors selected by Comcast from a list of potential nominees provided by Charter, each of which shall be in a separate class of directors, provided that if there are not 3 candidates on such list that are reasonably acceptable to Comcast, Charter shall submit lists of additional candidates to Comcast until 3 candidates that are reasonably acceptable to Comcast have been identified to serve.

Immediately prior to the Merger, the board of Merger Sub shall consist of 3 directors selected by Charter, who are currently expected to be officers and/or directors of Charter.

Pursuant to the Merger, the board of SpinCo shall be increased by 3 persons (to be 9 directors total), and the 3 directors of Merger Sub shall be added to the board of SpinCo, in order to fill such vacancies. Immediately following the Merger, each separate class of directors shall initially be comprised of one Merger Sub director, one director selected pursuant to the first bullet point above and one director selected pursuant to the second bullet point above.

Furthermore, pursuant to the Merger, the officers of Merger Sub (selected by Charter after consultation with Comcast), each of whom shall be appropriately qualified for the applicable position and shall reasonably meet any applicable requirements set forth on the Governance, Management and Services Framework set forth on Annex A, shall become the officers of SpinCo immediately following the Merger and shall have customary indemnification agreements from SpinCo, provided that, as of immediately following the Merger, such officers shall be employees at will and, for the avoidance of doubt, may be terminated by the board of SpinCo at any time, with or without cause.

Following the Merger, each committee of the board of SpinCo (other than any committee of independent directors required by applicable law or stock exchange rules) shall be comprised of 3 directors, who shall all be from the same class of directors, unless a majority of the independent directors on the SpinCo board determine (based on the advice of counsel) that a committee comprised of 3 directors from the same class of directors would be inappropriate as a result of a conflict of interest. Except for customary matters to be acted on by any committee that is otherwise comprised as required by applicable law or stock exchange rules, any committee that is not comprised of 3 directors of the same class may operate only in an advisory capacity to the Board; provided that any committee that is not so comprised as a result of a conflict of interest will be permitted to retain advisors.

In addition, immediately following the Merger, SpinCo and Charter shall enter into a services agreement (the “Services Agreement”) pursuant to which Charter shall provide those services to SpinCo set forth in Appendix A to the Governance, Management and Services Framework set forth on Annex A, such services to be provided at actual, economic cost (with such economic cost reflecting (x) in the case of operational services such as a call center or network operation center (“Operational Services”) (excluding services provided via the inclusion of SpinCo under a third party contract), allocation of overheads directly related to providing such services, but not including overheads relating to employees at the Senior Vice President level or above and (y) in the case of Operational Services provided from a common location to both Charter and SpinCo, an appropriate proportional allocation basis (e.g., number of subscribers or work orders)), and in all cases without any markup (the “Shared Services Cost”). In addition, Charter shall receive a quarterly payment equal to 4.25% of SpinCo quarterly gross revenues to be paid to Charter in arrears (the “Services Fee”). The Services Agreement shall have an initial term of three years. The Services Agreement shall automatically renew for additional one-year terms, unless either party gives notice of non-renewal at least one year prior to the end of the three-year initial term (or one year prior to the end of any renewal term). The Services Agreement shall also be terminable by either party for customary cause events.

Following Closing, SpinCo shall keep employees and operations intact as necessary to qualify for the Intended Tax Treatment of the Transactions. In those markets in which SpinCo has a larger field operations presence than Charter, if agreed by SpinCo and Charter, SpinCo may also provide services to Charter at the Shared Services Cost (as calculated for SpinCo). Subject to the requirements regarding approval of affiliate transactions set forth under “Future SpinCo Transactions,” SpinCo may modify such cost methodology mutually and reciprocally with Charter.

All shares of SpinCo shall be of a single class carrying one vote per share.

SpinCo Organizational Documents	The organizational and other governance documents of SpinCo that will be in effect immediately following the Merger shall be in a form reasonably acceptable to Charter, and such documents shall (x) provide that SpinCo’s certificate of incorporation may not be amended without the affirmative vote of 60% of SpinCo’s shareholders (or, with respect to the Tax Standstill Governance Provisions, as set forth below), (y) as applicable, contain terms consistent with the provisions hereof ( e.g. , classification and size of SpinCo board and composition of committees), and (z) provide that SpinCo shall not take any action during the duration of the Tax Standstill that would cause the Historic Comcast Shareholders to own less (within the meaning of Code Section 355(e)) than the Comcast Shareholder Percentage (clause (z) being referred to herein as the “Tax Standstill Governance Provisions”).

To the fullest extent permitted by law, Comcast shall be a third-party beneficiary of the Tax Standstill Governance Provisions. In addition, amendment of the Tax Standstill Governance Provisions shall require the affirmative vote of 80% of SpinCo’s shareholders and the affirmative vote of 80% of the members of the SpinCo board.
Future SpinCo Transactions	Charter Purchase Restriction : From and after the second anniversary of Closing until the fourth anniversary of Closing, New Charter and its controlled affiliates shall not acquire beneficial ownership (as such term is defined pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”)) of any additional SpinCo shares if such acquisition would result in New Charter and its controlled affiliates beneficially owning in excess of 49% of the then-outstanding shares of SpinCo at such time (the “New Charter Ownership Cap”), other than any purchase in a transaction that is approved by: (i) a majority of the independent members of the SpinCo board; or (ii) a majority of SpinCo shareholders (other than New Charter). From and after the second anniversary of Closing until the fourth anniversary of Closing, SpinCo shall not take any action that would result in an increase in the percentage of outstanding shares of SpinCo owned by New Charter above the New Charter Ownership Cap (e.g., a repurchase of shares by SpinCo), other than any action that is approved by a majority of the independent members of the SpinCo board. For the avoidance of doubt, no increase in the percentage of outstanding shares of SpinCo owned by New Charter without the acquisition of beneficial ownership of SpinCo shares by New Charter (e.g., because of a repurchase of shares by SpinCo) shall be deemed to be a breach of the first sentence of this paragraph.

New Charter and its controlled affiliates shall not be subject to any restriction on holding, acquiring or transferring SpinCo shares or other equity other than as set forth in the prior sentence, and SpinCo shall not adopt any shareholder rights plan or similar plan or agreement (or amend or modify any such plan or agreement) or adopt or approve any charter or by-law provision, in each case, the purpose or effect of which is to restrict or limit New Charter’s or its controlled affiliates’ ability to take any actions not inconsistent with the restrictions set forth in the prior sentence (provided that, for the avoidance of doubt, this section shall not be interpreted to prohibit SpinCo’s ability to restrict the acquisition of shares by persons other than New Charter and its controlled affiliates in a manner that does not specifically prohibit persons from acquiring shares from New Charter or its controlled affiliates).

The purchase restrictions on New Charter and its controlled affiliates set forth in this section shall terminate and be of no further force and effect in the event: (x) a party other than New Charter or its affiliates (which term includes, for the avoidance of doubt, Liberty and its affiliates, including Liberty Interactive Corporation and any “Related Entity” (as defined in the voting agreement entered into by Liberty and Comcast in connection with entry into this Agreement)) enters into a definitive agreement providing for such party’s acquisition of at least 25% of the assets or equity of SpinCo or commences a bona fide tender or exchange offer for at least 25% of SpinCo’s then-outstanding shares, (y) any person or group

(within the meaning of the Exchange Act) other than New Charter or its affiliates (which term includes, for the avoidance of doubt, Liberty or its affiliates, including Liberty Interactive Corporation and any Related Entity) acquires beneficial ownership of 15% or more of the then-outstanding shares of SpinCo at such time or (z) New Charter and its controlled affiliates cease to beneficially own in excess of 15% of the then-outstanding shares of SpinCo or at any time beneficially own at least 90% of the then-outstanding shares of SpinCo as a result of acquisitions in compliance with the purchase restrictions of this section; provided that, in the case of clause (x), in the event the transaction related to such matter has not occurred and has been terminated within 12 months of the date on which the purchase restrictions terminated (or is terminated at any time after such 12 month period), then the purchase restrictions shall thereafter resume and continue to apply in accordance with the terms of this section, provided , however , that if, at such time, the beneficial ownership of New Charter and its controlled affiliates as a percentage of the then-outstanding shares of SpinCo shall be in excess of the New Charter Ownership Cap, the term “New Charter Ownership Cap” shall be deemed to be such greater percentage beneficial ownership.

If SpinCo becomes insolvent or becomes the subject of bankruptcy proceedings, the foregoing shall not restrict New Charter or its controlled affiliates from seeking to enforce its rights and otherwise obtain recourse as a creditor of SpinCo.

Comcast Purchase Restriction : From and after Closing until the eighth anniversary of Closing, none of Comcast or its controlled affiliates shall acquire beneficial ownership of any SpinCo shares if such acquisition would result in Comcast and its controlled affiliates beneficially owning in excess of 1% of the then-outstanding shares of SpinCo at such time, provided that in the event such ownership in excess of 1% is in a purely de minimis amount or on a purely transitory basis, Comcast (or its applicable affiliate) shall be able to cure such violation by disposing of SpinCo shares to cause its compliance. If SpinCo becomes insolvent or becomes the subject of bankruptcy proceedings, the foregoing shall not restrict Comcast or its controlled affiliates from seeking to enforce its rights and otherwise obtain recourse as a creditor of SpinCo.

Affiliate Transactions : New Charter and its affiliates shall not enter into any transaction with SpinCo other than: (x) any transaction pursuant to any agreement in place at the Closing; (y) any transaction that has been approved by a majority of the independent directors of SpinCo; or (z) any transaction on arms-length terms with a value of $10 million or less.

Swap Assets and Liabilities	The systems currently owned by TWC or Charter in the DMAs or sections of DMAs set forth under the ‘Total TWC’ and ‘Charter’ headings, respectively, on Schedule 2 shall be conveyed in the Swap or, solely in the case of systems owned by TWC, the Taxable Purchase. The division of such assets between the Swap and the Taxable Purchase shall be determined by the parties on the basis of achieving the most tax efficient result in the aggregate (the “Schedule 2 Division”), which determination shall be completed as promptly as practicable after the date of this agreement, but no later than the date the Long-Form Agreements are executed.

To the extent determined to be part of the Swap by the parties as part of the Schedule 2 Division, Comcast shall convey the systems currently owned by TWC in the DMAs or sections of DMAs set out on Schedule 2 (the “Comcast Swap

Footprint”) and their actual subscribers, and all other assets (including employees) primarily related thereto (the “Comcast Swap Systems”), in exchange for the systems currently owned by Charter in the DMAs or sections of DMAs set out on Schedule 2 (the “Charter Swap Footprint”) and their actual subscribers, and all other assets (including employees) primarily related thereto (the “Charter Swap Systems”), as provided below.

The assets and liabilities transferred by Comcast in the Swap will include assets and liabilities related to the Comcast Swap Footprint to the same extent as such assets or liabilities would be included in the SpinCo Assets or SpinCo Liabilities if the Comcast Swap Footprint were in the SpinCo Footprint (such assets and liabilities to be referred to as the “Comcast Swapped Assets” and the “Comcast Swapped Liabilities”). Likewise, the assets and liabilities transferred by Charter in the Swap will include assets and liabilities related to the Charter Swap Footprint to the same extent as such assets or liabilities would be included in the SpinCo Assets or SpinCo Liabilities if the Charter Swap Footprint were in the SpinCo Footprint (such assets and liabilities to be referred to as the “Charter Swapped Assets” and the “Charter Swapped Liabilities”).

The Swap shall be completed as an exchange of property to which Section 1031 of the Code applies. For the avoidance of doubt, the like-kind exchange shall be done on a debt-free basis, with all systems delivered with normalized working capital at Closing, and a cash equalization payment shall be made to the extent of any difference in the Carveout 2014 EBITDA of the systems on each side of the Swap multiplied by 7.125. Following the Closing, there shall be true ups between Comcast and Charter with respect to the Comcast Swap Systems and the Charter Swap Systems, based on the product of (a) Carveout 2014 EBITDA of the Comcast Swap Systems or the Charter Swap Systems, as applicable, multiplied by (b) 7.125, as well as true ups based on any net working capital variance in respect of either the Comcast Swap Systems or the Charter Swap Systems (based on an agreed amount of normalized target working capital in each case). The true ups shall be subject to the dispute resolution procedures described under “Dispute Resolution Procedures” below.

The Swap shall be effected through a “qualified intermediary” engaged by the parties to effectuate a like-kind exchange under Code Section 1031.

Taxable Purchase Assets and Liabilities	To the extent determined by the parties as part of the Schedule 2 Division, Comcast shall convey the systems currently owned by TWC in the DMAs or sections of DMAs set out on Schedule 2 (the “Taxable Purchase Footprint”) and their actual subscribers, and all other assets (including employees) primarily related thereto (the “Taxable Purchase Systems”), for the consideration described under “Taxable Purchase Consideration” below.

The assets and liabilities transferred by Comcast in the Taxable Purchase will include assets and liabilities related to the Taxable Purchase Footprint to the same extent as such assets or liabilities would be included in the SpinCo Assets or SpinCo Liabilities if the Taxable Purchase Footprint were in the SpinCo Footprint (such assets and liabilities to be referred to as the “Taxable Purchase Assets” and the “Taxable Purchase Liabilities”). Taxable Purchase Assets that would constitute SpinCo Non-Systems Assets if they were included in the SpinCo Assets are referred to as “Taxable Purchase Non-System Assets.”

The allocation of the consideration payable in the Taxable Purchase shall be determined pursuant to a third party valuation performed by an independent appraisal firm selected by Charter and which appraisal firm is reasonably acceptable to Comcast (the “Final Allocation”), provided that Comcast shall not be required to take any position on a tax return consistent with such allocation if Comcast in good faith believes such position would be inconsistent with any other position taken by Comcast on a tax return.

Taxable Purchase Consideration	The consideration payable in the Taxable Purchase shall be the sum of (1) the product of (x) Carveout 2014 EBITDA of the Taxable Purchase Systems multiplied by (y) 7.125 and (2) the fair market value of the Taxable Purchase Non-System Assets; and such consideration shall be payable by Charter in cash.

Following the Closing there shall be a true up between Comcast and Charter based on the product of (a) Carveout 2014 EBITDA of the Taxable Purchase Systems multiplied by (b) 7.125, as well as a true up based on any net working capital variance (based on an agreed amount of normalized target working capital). The true ups shall be subject to the Dispute Resolution Procedures.

In addition, Charter shall pay Comcast for the value of the step-up as provided in Annex B.

Dispute Resolution Procedures	The true ups shall be subject to customary dispute resolution procedures (the “Dispute Resolution Procedures”), including the following:

•    Comcast, Charter and/or SpinCo, as applicable, shall deliver final reports with respect to Carveout 2014 EBITDA of the relevant systems and the relevant net working capital (if applicable) by the later of (a) April 15, 2015 and (b) the 30th day following Closing,

• The other party shall have a 30-calendar-day period following delivery of the report to review, have accountants verify, and give notice of any objections with respect to the report,

• If notice of an objection is delivered within the 30-calendar-day review period, the parties shall have a 20-calendar-day period to negotiate with respect to such dispute, and

•    If the parties are not able to resolve such dispute within the 20-calendar-day negotiation period, the amounts in dispute shall be subject to customary review and resolution by an independent accountant selected from a list of accounting firms of recognized national standing to be agreed by the parties; provided that if, at such time, the parties have not been able to agree a list of accounting firms for this purpose, then each of the parties shall select one independent accountant of recognized national standing, and those two accountants shall select a third, independent accountant of recognized national standing to review and resolve the amounts in dispute. Any amounts in dispute resolved by the independent accountant shall not be resolved in a manner more favorable to a party than the terms proposed by such party.

Conditions	Completion of each Transaction shall be subject to

• completion of the Comcast-TWC Transaction,

• receipt of FCC and DOJ approvals for each of the Transactions without the imposition of a “Charter/Comcast Burdensome Condition” (as defined below),

•    receipt of franchise approvals for each of the Transactions (subject to thresholds for approvals or absence of approval requirements covering (x) 80% of video subscribers, with such threshold determined with respect to the Comcast Swap Systems and the Taxable Purchase Systems in the aggregate, and (y) 85% of video subscribers, with such threshold determined separately with respect to each of (1) the SpinCo Systems and (2) the Charter Swap Systems),

• receipt of all required PUC approvals for each of the Transactions, without the imposition of a “Charter/Comcast Burdensome Condition”,

• requisite vote of Charter stockholders (Comcast shall provide stockholder consent as SpinCo’s sole shareholder),

• absence of injunction or legal impediment on any of the Transactions,

• accuracy of representations and warranties with respect to each of the Transactions,

•    opinions of counsel as to the tax-free nature of (i) the Contribution and Spin-Off, (ii) the Debt-for-Debt Exchange and (iii) the Merger and the Charter Reorganization, taken together, in each case based on customary representations of the parties (the “Tax Opinions”),

• performance of covenants with respect to each of the Transactions (including TWC covenants with respect to the applicable Comcast Swapped Assets through the closing of the Comcast-TWC Transaction)

•    with respect to Charter’s obligations, absence of a material adverse change with respect to the SpinCo Assets, SpinCo Liabilities, Comcast Swapped Assets, Comcast Swapped Liabilities, Taxable Purchase Assets and Taxable Purchase Liabilities, taken as a whole,

• with respect to Comcast’s obligations, absence of a material adverse change with respect to the Charter Swapped Assets and Charter Swapped Liabilities, taken as a whole

•    with respect to Comcast’s obligations, absence of a Material Adverse Effect with respect to Charter (with the term “Material Adverse Effect” to be defined to mirror the term “Company Material Adverse Effect” in the Comcast-TWC merger agreement, as appropriately supplemented and/or adjusted to reflect the Transactions),

•    with respect to Charter’s obligations, absence of the assertion by Charter’s financing sources for the Taxable Purchase of a Material Adverse Effect with respect to Charter (with the term “Material Adverse Effect” to be defined to mirror the term “Company Material Adverse Effect” in the Comcast-TWC merger agreement, as appropriately supplemented and/or adjusted to reflect the Transactions),

• listing of the SpinCo shares, and

• effectiveness of registration statement for New Charter shares to be issued in the Merger and approval of listing on the NASDAQ.

Completion of the Swap (but, for the avoidance of doubt, no other Transactions) shall be further subject to the absence of a change in law that would cause the Swap to not be treated as a tax-free exchange of property under Code Section 1031. In the event of such a change in law, the parties shall reasonably cooperate to restructure the Transactions in order to achieve the intended benefits of the Transactions (including the Swap).

Where the above closing conditions have corresponding closing conditions in the Comcast-TWC Transaction, such closing conditions will mirror such corresponding closing conditions (including with respect to any materiality and “Material Adverse Effect” qualifiers, and including that “Material Adverse Effect” shall be defined to mirror the term “Company Material Adverse Effect” in the Comcast-TWC merger agreement), in each case as may be appropriately supplemented and/or adjusted to reflect the Transactions and the express terms of the above closing conditions; provided that the foregoing shall be without prejudice to any of the above closing conditions that are in addition to or otherwise do not have corresponding closing conditions in the Comcast-TWC Transaction.

Closing	The parties intend that the Transactions shall be consummated (the “Closing”) substantially contemporaneously with each other, assuming satisfaction of the conditions described above.

Representations and Warranties	Comcast to make customary representations and warranties as of signing and as of the Closing as to the SpinCo Assets, SpinCo Liabilities, Comcast Swapped Assets, Comcast Swapped Liabilities, Taxable Purchase Assets and Taxable Purchase Liabilities.

Charter to make customary representations and warranties as of signing and as of the Closing as to the Charter Swapped Assets and Charter Swapped Liabilities.

Where the Transactions and the Comcast-TWC Transaction have corresponding representations and warranties, the representations and warranties in the Transactions shall mirror the corresponding representations and warranties in the Comcast-TWC Transactions, in each case as may be appropriately supplemented and/or adjusted to reflect the Transactions; provided that the foregoing shall be without prejudice to the inclusion of customary representations and warranties in the Transaction that are in addition to or otherwise do not have corresponding representations and warranties in the Comcast-TWC Transaction.

Comcast has obtained the irrevocable consent of TWC to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Such consent constitutes a valid and binding agreement of TWC, enforceable against TWC in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Such consent is effective, non-withdrawable and not subject to any condition or the performance of any obligation

Interim Operating Covenants	SpinCo Assets, Comcast Swapped Assets and Taxable Purchase Assets (to the extent currently owned by Comcast) to be operated by Comcast in the ordinary course of business and pursuant to customary limitations/commitments.

Charter shall have the benefit of the covenants in the Comcast-TWC merger agreement with respect to Comcast Swapped Assets and Taxable Purchase Assets (to the extent currently owned by TWC), and Comcast shall provide the same covenants to Charter for SpinCo Assets , Comcast Swapped Assets and Taxable Purchase Assets (to the extent currently owned by Comcast).

Charter Swapped Assets to be operated by Charter in the ordinary course of business and pursuant to customary operational limitations/commitments, which, as may be appropriately supplemented and/or adjusted to reflect the specific assets, shall mirror the operational limitations/commitments applicable to the SpinCo Assets, Comcast Swapped Assets and Taxable Purchase Assets.

The parties (in conjunction with TWC) shall cooperate to produce forthwith and as promptly as practicable audited pro-forma financial statements reflecting the respective separate pools of assets/liabilities (“Pro-Forma Financial Statements”) to be transferred under this agreement; it being understood that the goal is to permit the parties to access credit markets at the earliest possible date after signing of this agreement. Each of Comcast, SpinCo and Charter shall utilize the Pro-Forma Financial Statements in order to complete its financing and shall have overall supervision for the financial statements to be used in its financing documents. In connection with the foregoing, the parties and TWC shall provide each other with access and information as may be customary or necessary in connection with the access of the credit markets.

Each party shall have customary access to information, personnel and diligence of the other party, including with respect to existing affiliate relationships relating to the SpinCo Assets, Comcast Swap Systems, Charter Swap Systems and Taxable Purchase Systems.

Prior to consummation of the Transactions, each of the parties shall use its reasonable best efforts consistent with this agreement to cause the Transactions to qualify for the Intended Tax Treatment. Each of the parties shall use its good faith efforts to obtain the Tax Opinions, including giving customary representation letters. Each of the parties shall use its reasonable best efforts not to take or cause to be taken any action (or fail to take or cause to be taken any action) that would cause to be untrue any of the representations set forth in such party’s respective representation letter.

Charter shall not, at any time that would reasonably be expected to fall within the 100-calendar-day period ending on Closing, split, combine or otherwise reclassify the shares of its common stock, or declare, set aside or make any dividend or other distribution to its shareholders (whether cash or stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, or redeem, repurchase or otherwise acquire any shares of its common stock or publicly announce any intention to do any of the foregoing (other than redemptions pursuant to the exercise of, or the withholding of taxes in connection with, any compensatory equity awards or the net-issuance exercise of any currently-

outstanding warrants). If, due to uncertainty as to when the Closing will occur or for any other reason, Charter takes any of the actions contemplated by the preceding sentence within the 100-calendar-day period ending on Closing, then such Charter action shall not be deemed to be a breach of a covenant, but instead the Merger Consideration shall be equitably adjusted to reflect the impact of such event.

Indemnities	Comcast to indemnify Charter post-closing for (a) liabilities not included in the Comcast Swapped Liabilities or Taxable Purchase Liabilities, (b) the Charter Swapped Liabilities, (c) inaccuracies in Comcast’s representations and warranties (subject to disclosure schedules and customary caps and baskets), and (d) covenant breaches by Comcast or TWC.

Charter to indemnify Comcast post-closing for (a) liabilities not included in the Charter Swapped Liabilities, (b) the Comcast Swapped Liabilities, (c) inaccuracies in Charter’s representations and warranties (subject to disclosure schedules and customary caps and baskets), (d) the Taxable Purchase Liabilities and (e) covenant breaches by Charter.

Comcast to indemnify SpinCo post-closing for (a) liabilities not included in the SpinCo Liabilities, (b) inaccuracies in Comcast’s representations and warranties and (c) covenant breaches by Comcast.

SpinCo to indemnify Comcast post-closing for (a) the SpinCo Liabilities and (b) covenant breaches by SpinCo.

Termination	The agreements for each of the Transactions shall be terminable:

• upon termination of the Comcast-TWC Transaction,

• by either party on material breach of the other party, subject to cure provisions,

• upon any final and non-appealable injunction or legal impediment,

• as contemplated on Schedule 1,

• in the event the Charter Shareholder Vote is not obtained at the Charter Shareholder Meeting (including any adjournment or postponement thereof),

• solely by Comcast, in the event the Charter board of directors makes an adverse change to its recommendation that Charter shareholders approve the requisite vote, and

• if the Transactions have not been consummated by:

•    if each of (i) the waiting periods under the HSR Act applicable to the Transactions shall have been terminated or expired (and no court of competent jurisdiction shall have entered an order enjoining the Transactions), (ii) the FCC issues its decision (or decisions) (which shall be defined in a manner that mirrors the term “FCC Order” in the Comcast-TWC merger agreement) consenting to the Transactions and (iii) the closing conditions relating to franchise approvals and PUC approvals have been satisfied or waived by the party or parties entitled to the benefit thereof (the “Required Transaction Approvals”) at or before the completion of the Comcast-TWC Transaction, then 60 calendar days after the completion of the Comcast-TWC Transaction; provided that if, on or prior to such 60th calendar day, the tender offer for Comcast’s outstanding debt has been launched as contemplated by Schedule 1, then the 60 calendar day period noted above shall be extended for an additional 30 calendar days; or

•    if any of the Required Transaction Approvals are not received at or before the completion of the Comcast-TWC Transaction, then 150 calendar days after the completion of the Comcast-TWC Transaction, provided that, if at the 75th calendar day after the completion of the Comcast-TWC Transaction, all closing conditions are satisfied or waived (other than conditions that are only capable of being satisfied at closing) other than the closing conditions relating to franchise approvals or PUC approvals, such 150 day period shall be extended by 90 days to provide additional time to obtain such approvals.

Regulatory Matters	The parties agree to use their reasonable best efforts to obtain all approvals required to be obtained from any governmental authority or third party in order to consummate the Transactions (the “Approvals”), subject to (with respect to all parties) the limitations of “Burdensome Condition” provided for in the Comcast-TWC merger agreement, provided that there shall be no requirement to make any divestitures; provided, further, that no condition or action shall constitute a “Burdensome Condition” to the extent related to franchises or RSNs (a “Charter/Comcast Burdensome Condition”). The parties acknowledge and agree that nothing in this paragraph shall restrict any party’s practice of making efforts, taking positions and requesting approvals and/or consents for a variety of matters from a variety of regulators (which efforts, positions or requested approvals and/or consents may be inconsistent with or contrast with those made, taken or requested by the other party). The parties shall seek to obtain the Approvals at the same time Comcast and TWC receive approvals required from any governmental authority or third party in order to consummate the Comcast-TWC Transaction, it being understood that nothing in this sentence will prevent Comcast from complying with its obligations under the Comcast-TWC merger agreement or waiving any conditions to completion of the Comcast-TWC Transaction. For the avoidance of doubt, if the Comcast-TWC Transaction is completed, any condition that is imposed on and accepted by Comcast to facilitate providing or obtaining required regulatory approvals for the Comcast-TWC Transaction, other than any condition that re- lates solely to Transaction Assets for which there is no substantially similar condition that relates to assets other than Transaction Assets, may not be invoked by Comcast as a Burdensome Condition to allow Comcast not to proceed with the Transactions.

Within 30 days after the date of this agreement, Comcast and Charter shall use reasonable best efforts to file, and shall use reasonable best efforts to cause TWC to file, (i) appropriate filings of Notification and Report Forms pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) with respect to the Transactions, (ii) all necessary filings to obtain consents from the FCC (including FCC applications and public interest statements) that are required in connection with the Transactions and (iii) all necessary filings to obtain consents from the state regulators and the franchise authorities that are required in connection with the Transactions. The Hart-Scott-Rodino notifications and the

FCC applications and public interest statements with respect to the Transactions shall request, and Comcast and Charter shall reasonably advocate, that the DOJ and FCC evaluate and terminate any investigation of the Transactions and the Comcast-TWC Transaction simultaneously. In addition, Comcast shall promptly after the date of this agreement notify the FCC of the anticipated timing of the filing of the FCC applications and public interest statements in connection with the Transactions, and shall request that the FCC defer issuing a public notice regarding the FCC filings in connection with the Comcast-TWC Transaction (“Comcast-TWC Public Notice”) until the FCC applications and public interest statements in connection with the Transactions have been filed. If the FCC has issued the Comcast-TWC Public Notice before this agreement is executed, Comcast agrees upon execution to immediately request that the FCC establish common comment cycles for both transactions with similar due dates. Comcast shall also promptly provide to Charter copies of all LFA filings that have been made with respect to the Comcast-TWC Transaction and relate to cable systems subject to the Transactions.

Further Assurances	Other than with respect to regulatory matters (which are addressed under “Regulatory Matters” above), the parties agree to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the Transactions and not to take any actions or do any things that have a primary purpose of materially delaying, impeding or otherwise interfering with consummation of the Transactions.

Intended Tax Treatment	The Contribution and the Spin-Off are intended to be treated as a tax free reorganization within the meaning of Code Section 368(a)(1)(D) and a tax-free distribution within the meaning of Code Section 355.

The Debt-for-Debt Exchange is intended to be treated as a tax free exchange within the meaning of Code Section 355 and Code Section 361.

The Merger and the Charter Reorganization, taken together, are intended to be treated as a tax-free transaction described in Code Section 351.

The Swap is intended to be treated as an exchange of property to which Code Section 1031 applies.

The foregoing being referred to as the “Intended Tax Treatment.”

Employees	Charter will comply with Comcast’s obligations with respect to the treatment of, and compensation and benefits provided to, former TWC employees who become Charter employees pursuant to the Swap or the Taxable Purchase to the extent contemplated by Section 7.09 of the Comcast-TWC merger agreement and applicable law (generally for one year following the Comcast-TWC Transaction). Comcast will also treat (and Charter and Comcast will use reasonable best efforts to cause SpinCo to agree to treat), and will provide compensation and benefits to (and Charter and Comcast will use reasonable best efforts to cause SpinCo to agree to provide compensation and benefits to), former employees of Charter and Comcast who become employees of another party (including SpinCo) in the Spin-Off or Swap, as applicable, to the same extent of the foregoing (generally for one year following the closing of the Spin-Off and Swap, as applicable). For the avoidance of doubt, the foregoing obligations shall exclude and take no account of equity and equity-based compensation.

Transition and Support and Commercial Ar-rangements	The parties shall agree reasonably and in good faith on any transition services, ongoing back-office support or other arrangements necessary to facilitate the continued operation of the business of the applicable assets being acquired by SpinCo, Comcast and New Charter (the “Transition Services”). Accordingly, the parties shall work together in good faith (a) to identify assets that are not SpinCo Assets, Retained Assets, Comcast Swapped Assets, Charter Swapped Assets or Taxable Purchase Assets (together, the “Transaction Assets”), but that are used in the conduct of the business involving such Transaction Assets and (b) to mutually identify and structure the Transition Services. From and after the closing, each party shall provide any Transition Services to the other party or SpinCo, or SpinCo shall provide any Transition Services to Comcast, as applicable, at actual, incremental cost without overhead allocations, in a manner consistent with the manner provided prior to the Closing.

The parties agree that in the event there are contractual or legal restrictions on the provision of services, the parties shall work in good faith to structure alternative arrangements on substantially similar terms. The parties also agree that, notwithstanding anything to the contrary herein, no party shall be required to transfer any Transaction Assets if such attempted transfer would be restricted by contractual or legal limitations, in which case the parties shall use their commercially reasonable efforts to obtain third party consents, waivers or amendments necessary or advisable to complete any transfer of Transaction Assets or, failing that, to structure alternative arrangements reasonably acceptable to the parties.

For the avoidance of doubt, the parties shall cooperate to design and implement a plan with respect to the employees of the transferred systems, which may include a leasing or transfer arrangement, so as to avoid disruption, collective-bargaining issues, severance costs or the incurrence of liabilities relating to such employees, consistent with achieving the overall commercial objectives of the Transactions.

The parties shall cooperate to evaluate all potential synergies and to work in good faith to maximize realization of identified potential synergies available in the Transactions.

Neither Charter nor Comcast will, nor will they permit any of their controlled subsidiaries (after giving effect to the Transactions) to, exercise any right of termination that may result from the consummation of the Transactions under any RSN Carriage Agreement. If any RSN Carriage Agreement that, prior to the Closing, was an intercompany agreement between Comcast entities, TWC entities or Charter entities, provides for termination or non-renewal without cause at any time during the one year following the Closing, then such right shall instead be deemed to be exercisable no earlier than on the first anniversary of the Closing and the agreement shall otherwise be construed accordingly.

“RSN Carriage Agreement” means any carriage agreement with respect to an RSN, between (after giving effect to the Transactions) (i) Comcast or any of its controlled subsidiaries (including any business included in the Retained Assets or the Charter Swapped Assets) and (ii) Charter or any of its controlled subsidiaries (including any business included in the SpinCo Assets, the Comcast Swapped Assets or the Taxable Purchase Assets).

For the avoidance of doubt, the treatment of the Charter/NBCU affiliate agreement shall be governed by the terms of “NBCU Affiliate Agreement” below and not by this section.

Other than as expressly contemplated by this Agreement, all Intercompany Agreements shall be terminated as of the Closing. “Intercompany Agreements” means all agreements or arrangements between (i) Comcast (other than any Transaction Assets) and the Retained Assets, on the one hand, and the SpinCo Assets, the Comcast Swapped Assets or the Taxable Purchase Assets, on the other hand, and (ii) Charter (other than any Transaction Assets), on the one hand, and the Charter Swapped Assets, on the other hand.

Expenses	Except as set forth on Schedule 1, each party will be responsible for its own expenses incurred in connection with the negotiation, execution and performance of this agreement. For the avoidance of doubt, except as set forth on Schedule 1, Charter shall be responsible for all its financing and advisory costs and Comcast shall be responsible for all costs relating to the Comcast-TWC Transaction and all Comcast deal expenses. All SpinCo expenses (including financing costs) will be borne in the manner provided on Schedule 1. Any SpinCo deal expenses that are liabilities of SpinCo as of the Closing shall be excluded from the calculation of working capital for SpinCo.

Transfer Taxes	Transfer taxes incurred in connection with the Transactions shall be allocated among the parties as follows:

• with respect to the Contribution and Spin-Off, SpinCo shall be liable for 100% of any transfer taxes;

• with respect to the Taxable Purchase, Comcast and Charter shall each be liable for 50% of any transfer taxes; and

•    with respect to the Swap, Comcast shall be liable for any transfer taxes incurred on the transfer of the Comcast Swapped Assets and Charter shall be liable for any transfer taxes incurred on the transfer of the Charter Swapped Assets.

Antidilution Right	After the second anniversary of Closing, as an antidilution protection New Charter shall have proportional preemptive rights on any future issuance of SpinCo stock or other equity (or options or other rights to purchase equity, or securities or other instruments convertible into equity) in order to receive shares in addition to those issued to other parties sufficient to maintain New Charter’s proportionate ownership at such time, other than issuances in respect of bona fide employment/ compensation plans approved by the SpinCo board. The preemptive rights set forth in this section shall terminate and be of no further force and effect in the event New Charter and its controlled affiliates cease to beneficially own in excess of 5% of the then-outstanding shares of SpinCo at any time.

Terms Used in This Agreement

When used in this agreement, the term “Carveout 2014 EBITDA” (or any defined term incorporating “Carveout 2014 EBITDA”) shall reflect the following:

Carveout 2014 EBITDA shall be calculated to include all of the revenue and direct and fully allocated indirect costs of Comcast, TWC or Charter currently associated with the respective transferred systems (but shall not include costs related to share-based compensation). Indirect costs shall include all shared service costs, regional management and corporate overhead such that all expenses included in each company’s “EBITDA” for external reporting purposes shall be fully allocated across the respective company’s footprint. With respect to any shared service center, regional and corporate overheads (and similar categories), the overheads of each company will be allocated pro-rata based on video customer relationships at the last quarter end prior to closing. Notwithstanding the foregoing, the parties agree that, with respect to Comcast Corporation overhead (outside of Comcast Cable costs, which for the avoidance of doubt should be fully allocated as previously described), $22 million of overhead shall be allocated to the SpinCo Assets. In addition, solely for purposes of calculating the consideration payable in the Taxable Purchase, Carveout 2014 EBITDA of the Taxable Purchase Systems shall be reduced by $22 million. For the avoidance of doubt, Carveout 2014 EBITDA shall be calculated on an as-is basis and not reflecting any planned changes to cost structure, including the payment of the Services Fee.

All calculations of Carveout 2014 EBITDA will be made:

(i)     in the case of a Closing in 2014, based on a mutually agreed determination of LTM EBITDA,

(ii)    in the case of a Closing in 2015, based on a mutually agreed determination of 2014 EBITDA, and

(iii)  in any case (other than a Closing on the basis of audited SpinCo financial statements for fiscal year 2014), subject to post closing audit (in the case of a Closing in 2015) or special report by SpinCo’s auditors (in the case of a Closing in 2014) and adjustment, on the basis of consistency with GAAP and prior periods with consistent application (except to the extent this agreement requires any other method of calculation (e.g., allocation of Comcast Corporation overhead)).

Governing Law; Jurisdiction

Delaware law, without regard to the conflicts of law rules of such state.

The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this agreement or the Transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided pursuant to “Notices” below shall be deemed effective service of process on such party.

Definitive Agreement	Charter and Comcast agree and acknowledge that this agreement contains all the material terms necessary to the Transactions and that this agreement constitutes a legally binding agreement of Charter and Comcast to enter into, and consummate, the Transactions contemplated by this agreement on the terms and subject to the conditions set forth herein.

Each of Charter and Comcast shall use its reasonable best efforts to negotiate and enter into (and cause SpinCo to enter into) more detailed agreements with respect to the Transactions on the terms and conditions set forth in this agreement (collectively, the “Long-Form Agreements”) as promptly as reasonably practicable; provided , that unless and until the Long-Form Agreements are executed, Charter and Comcast shall continue to be bound to complete the Transactions in accordance with the terms and conditions herein provided. If Charter and Comcast have not entered into the Long-Form Agreements by the date that is 120 days after the date of this agreement, then Charter and Comcast shall submit (and, if either Charter or Comcast fails to join such submission, the other may independently submit) any remaining unresolved or otherwise undecided terms of the proposed Long-Form Agreements for decision and final resolution to binding arbitration to the exclusion of any courts of law, with such arbitration conducted by the American Arbitration Association in accordance with the then most current version of its commercial arbitration rules and otherwise in accordance with Annex C. The foregoing shall not prejudice any right of a party to seek an order compelling arbitration.

Meeting of Charter Shareholders; Charter Board Recommendation	Charter shall cause a meeting of Charter shareholders (the “Charter Shareholder Meeting”) to be held for purposes of obtaining the requisite vote of Charter shareholders (the “Charter Shareholder Vote”) as promptly as reasonably practicable after the Pro-Forma Financial Statements are available. The Charter board shall recommend that Charter shareholders approve the requisite vote, provided that, in their sole determination, the Charter board may change their recommendation with respect to the requisite vote if the board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided, however, that no change in recommendation by the Charter board shall affect Charter’s obligations to hold the meeting of Charter shareholders for the purpose of obtaining the requisite vote.

SEC Filings

Each party shall afford the other party a reasonable opportunity to review and comment upon any registration statement, proxy statement or other document filed with the U.S. Securities and Exchange Commission (the “SEC” in connection with the Transactions (but, for the avoidance of doubt, not the Comcast-TWC Transaction) (collectively, the “SEC Filings”), and shall consider any comments of the other party thereon. Neither party shall include any information in any such filing with respect to the other party without the prior written consent of the other party (not to be unreasonably withheld or delayed). Each party shall promptly provide the other party with any comments, whether written or oral, that such party receives from the SEC or its staff with respect to any SEC Filings.

Each party agrees that the information contained in such party’s SEC Filings (other than information provided by the other party for use in such SEC Filings) and the information provided by such party for use in the other party’s SEC Filings shall be true and correct in all material respects and shall comply in all material respects with the provisions of applicable federal securities laws. Each party agrees to indemnify the other for any damage, loss, liability and expense (including reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) resulting from such information being inaccurate, incomplete or misleading.

Each party agrees promptly (x) to correct any information contained in its SEC Filings (other than any information provided by the other party for use in such SEC Filings) or provided by it for use in the other party’s SEC Filings if and to the extent that such information shall have become false and misleading in any material respect and (y) to supplement any such information to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Press Releases; Public Communications	The execution of this agreement shall be announced pursuant to a joint press release to be in the form agreed by the parties. Each party shall consult with the other party before issuing or making any press release or other public statement (whether written or oral), including any soliciting material, with respect to the Transactions that contains information regarding the Transactions or the other party that is in addition to, or inconsistent with, information contained in public statements previously made, or consented to, by such other party and shall give good faith con-sideration to any comments proposed by the other party, and will not issue any such press release or make any such public statement without such consultation, except as may be required by applicable law, court process or the rules or regulations of any national securities exchange.

Litigation	Each party will (a) give the other party prompt notice of the assertion of any claim or the commencement of any suit, action or proceeding involving the notifying party and arising as a result of, or in connection with, the negotiation, execution or performance of this agreement, the Long-Form Agreements or the consummation of the Transactions (“Action”), (b) keep the other party reasonably informed of all significant developments relating to any Action and (c) consult and cooperate with the other party in good faith with regard to the management, prosecution, defense, compromise and settlement of the Action. No party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with any Action, to the extent such settlement, undertaking, approval or waiver modifies this agreement or the Long-Form Agreements, impedes or materially delays the consummation of the Transactions, or adversely affects the SpinCo Assets, the Comcast Swap Systems, the Charter Swap Systems or the Taxable Purchase Systems, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

WAIVER OF JURY TRIAL	EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Binding Effect; Benefit	The provisions of this agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. No provision of this agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties and their respective successors and permitted assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this agreement without the consent of the other party.

Entire Agreement	This agreement (including the annexes and schedules) constitutes the entire agreement between Charter and Comcast with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between Charter and Comcast with respect to the subject matter hereof.

Notices	All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and will be given:

If to Charter:

Charter Communications, Inc.

400 Atlantic Street, 10th Floor

Stamford, Connecticut 06901

Attention: Rick Dykhouse (General Counsel)

Telephone: (203) 905-7908

Facsimile: (203) 564-1377

E-mail: Rick.Dykhouse@charter.com

With copies to:

Charter Communications, Inc.

12405 Powerscourt Drive

St. Louis, Missouri 63131

Attention: Thomas E. Proost (Deputy General Counsel)

Telephone: (314) 543-5663

Facsimile: (314) 965-6640

E-mail: tom.proost@charter.com

and

Wachtell, Lipton, Rosen & Katz 51 West 52nd St New York, New York 10019 Attention: Steven A. Cohen DongJu Song Facsimile No.: (212) 403-2000 E-mail: SACohen@wlrk.com DSong@wlrk.com

If to Comcast:

Comcast Corporation One Comcast Center 1701 John F. Kennedy Boulevard Philadelphia, PA 19103 Attention: Arthur A. Block Facsimile No.: (215) 981-7794 E-mail: art_block@comcast.com

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: David L. Caplan

 William J. Chudd

Facsimile No.: (212) 701-5800

E-mail:     david.caplan@davispolk.com

 william.chudd@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party. All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., local time, on a business day in the place of receipt. Otherwise, any such notice, request or communication will be deemed to have been received on the next succeeding business day in the place of receipt.

Amendments and Waivers	Any provision of this agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom the waiver is to be effective.

No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by applicable law.

Counterparts; Effectiveness	This agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This agreement will become effective when each party will have received a counterpart hereof signed by the other party. Until and unless each party has received a counterpart hereof signed by the other party, this agreement will have no effect and neither party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Electronic or facsimile signatures shall be deemed to be original signatures.

Severability	If any term, provision, covenant or restriction of this letter is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties will negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[ SIGNATURE PAGE FOLLOWS ]

In consideration of the above terms and conditions and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby as of the date first set forth above, have set their hands below. Each of the parties hereby represents, warranties, agrees and acknowledges that the execution, delivery and performance by such party of this agreement is within such party’s corporate (or other entity) powers and has been duly authorized by all necessary corporate (or other entity) action on the part of such party, and that this agreement constitutes a valid and binding agreement of such party enforceable against such party in accordance with its terms.

Each party also hereby represents, warranties, agrees and acknowledges that irreparable damage would occur if any provision of this agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor, and accordingly the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referenced under the caption “Governing Law; Jurisdiction” above without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

CHARTER COMMUNICATIONS, INC.
/s/ Richard R. Dykhouse
By: Richard R. Dykhouse
Title: Executive Vice President, General
Counsel and Corporate Secretary

COMCAST CORPORATION
/s/ Arthur R. Block
By: Arthur R. Block
Title: Senior Vice President

ANNEX A: GOVERNANCE, MANAGEMENT AND SERVICES FRAMEWORK

Board of Directors :

1.	The Board of Directors of SpinCo following the Merger shall consist of nine members and shall have the authority and responsibilities established by Delaware law for the board of a Delaware corporation.

2.	The initial board members shall be selected in the manner set forth in the term sheet.

3.	The role of non-executive Chairman of the Board and President shall be separated, with the initial Chairman of the Board following the Merger being one of the former directors of Merger Sub. The President shall report to the Board and, subject to the ultimate authority of the Board, shall report to the Chairman of the Board. The Board shall also have one or more Vice Chairmen, one of whom shall be one of the former directors of Merger Sub.

4.	Management will report to the Board as contemplated by Delaware law. For the avoidance of doubt, the Board shall have ultimate authority as to the hiring, compensation and termination of the Executive Management team.

Executive Management :

1.	SpinCo shall have an independent Executive Management team. For this purpose, an individual is “independent” if he or she is not an officer, director or employee of Charter or any of its affiliates (excluding, for the avoidance of doubt, SpinCo). The Executive Management will initially be the executive management of Merger Sub.

2.	The Executive Management team shall include, among others, a President, Chief Financial and Accounting Officer, Human Resources Executive, General Counsel and other senior executives performing functions typically performed by senior executives of public companies in a business similar to the business of SpinCo (including executives in charge of: engineering/technology, tax, treasury, investor relations, business development, public relations and government/regulatory affairs). For the avoidance of doubt, the President shall serve as the Chief Executive Officer of SpinCo, and the SpinCo Board may determine that certain of the other senior executive functions described in the prior sentence may be combined with the responsibilities of another officer, such determination to be reasonable and consistent with customary practices of public companies in a business similar to the business of SpinCo.

3.	Subject to the authority of the board, the Executive Management team shall have the authority and responsibility that is typically associated with the positions of individuals performing similar roles at public companies in a business similar to the business of SpinCo.

4.	Immediately following the Merger, SpinCo shall retain Charter to provide the services set forth on Annex 1, under the overall authority and supervision of the SpinCo Board and the SpinCo Executive Management team.

Annex 1

Services 3

1.	CORPORATE SERVICES

•	Procurement

•	Programming management services

•	Product development and strategy

2.	NETWORK OPERATIONS

•	NOC management

•	Support internet connectivity

•	Fiber connectivity, collocation, and other business services

3.	ENGINEERING & IT

•	Operational support for voice and data products

•	Operational support for video products, including authentication, hosted services and cable guide

•	Operational support for home security

•	Operational support for internal infrastructure and backoffice transition

•	Software development

•	Data center resources

4.	VOICE OPERATIONS

•	Order fulfillment and provisioning

•	Local number management and portability

•	Support regulatory compliance

5.	FIELD OPERATIONS

•	Dispatch

•	Fleet management

•	Activity and productivity reporting

•	Provisioning

6.	CUSTOMER SERVICE

•	Order entry and provisioning

•	Call answering and training

•	Knowledge management system

•	Support chat service

•	Work order processing

•	Personnel dispatching

[3]	The parties agree that any products and services provided by Charter under the services agreement with SpinCo shall be co-branded under the Charter and SpinCo brand names.

7.	BILLING & COLLECTIONS

•	Customer billing and billing system management

•	Collection of customer receivables and cash management

•	Customer disconnect support

8.	PRODUCT

•	Website hosting and content management

•	Web portal ordering and e-commerce

•	Webmail hosting and transition

•	Mobile and advanced application hosting and content management

•	Home security monitoring

•	Cellular phone service

9.	MARKETING

•	Marketing services and database support (e.g. Epsilon)

10.	SALES

•	Residential sales

•	Commercial sales

•	Contact management and sales reporting

•	Advertising sales

11.	BUSINESS INTELLIGENCE

•	Customer-level data, including customer counts, work orders and revenue

•	Audience measurement

•	Data management

12.	IP LICENSING

•	Licensing of trademarks and IP

ANNEX B: STEP-UP ANNEX

* Payments under this annex to be calculated on an iterative basis *

Charter shall pay to Comcast:

(A) Annually, upon filing its tax return for each of the first eight taxable years (or portions thereof) ending following the closing, the amount of the Tax Benefit in such taxable year; and

(B) Upon filing its tax return for the eighth taxable year following the closing (the “Final Year”), the present value, using the Discount Rate, of the Tax Benefit for each subsequent taxable year of Charter (until the year in which the Tax Benefit equals zero) using the Valuation Assumption.

“Tax Benefit” shall mean, for a taxable year, the reduction in the liability for federal and state income taxes of Charter resulting from the amortization and depreciation deductions, or , during the period described in clause (A) above, reduction of taxable gain, attributable to the Basis Step Up, calculated on a with and without basis.

“Basis Step Up” shall mean the amount of gain recognized by Comcast in the Taxable Purchase (other than in respect of any interest in an entity treated as a corporation for U.S. federal income tax purposes), increased by the amounts paid pursuant to (A) and the amount to be paid pursuant to (B) above, provided that the Basis Step Up shall be determined in a manner consistent with the Final Allocation.

“Discount Rate” shall mean 10.00%.

“Valuation Assumption” shall mean the assumption that (i) in the Final Year, Charter has generated an amount of taxable income that is sufficient to use any net operating losses resulting in the first eight taxable years from amortization and depreciation deductions attributable to the Basis Step Up but not giving rise to a payment for a Tax Benefit and (ii) in each taxable year following the Final Year, Charter will generate an amount of taxable income that is sufficient to use any amortization and depreciation deductions attributable to any remaining Basis Step Up.

ANNEX C: ARBITRATION ANNEX

The arbitration tribunal will be composed of three disinterested arbitrators, appointed pursuant to the following procedure: within 5 days of submission of the unresolved controversy to arbitration, each party will notify the other party of its arbitrator. If either party fails to notify the other party of its arbitrator within such 5-day period, appointment of such party’s arbitrator will be made by the American Arbitration Association upon request of such other party. The arbitrators so appointed will choose a third arbitrator, who will serve as president of the tribunal thus composed. If the arbitrators fail to agree upon the choice of a third arbitrator within 5 days from the appointment of the second arbitrator, the third arbitrator will be appointed by the American Arbitration Association upon the request of the arbitrators or either of the parties. Each arbitrator will be selected from the American Arbitration Association’s National Roster, will possess relevant expertise and will be independent of, and have no material relationship with, either party.

In connection with any arbitration proceeding, each party will submit in writing to the arbitrators (with a copy simultaneously delivered to the other party) no later than 10 days after appointment of the third arbitrator, or such later date to which the parties agree in writing, its proposed resolution of the unresolved controversy, together with an explanation supporting its proposal. If the arbitrators determine that additional information is necessary, they will, by written notice to both parties, request such information from one or both parties and establish a reasonable time period (not to exceed 10 days) for the submission of such information (and each party requested to provide information will deliver such information and any associated response to the arbitrators and the other party at the same time). The arbitrators will also have the right to request that the parties make oral presentations regarding the unresolved controversy, in which case each party will be afforded a full and equal opportunity to be heard.

The arbitrators will, based on the Term Sheet, the written submissions and oral presentations described in the preceding paragraph and their own independent expertise, make their determination as to the unresolved controversy by majority decision. The decision will be made with a view toward effecting the original intent of Charter and Comcast as closely as possible and will take into account, to the extent necessary, customary market practice for a transaction of the nature of the Transactions.

The arbitrators will make their determination as to the unresolved controversy as promptly as possible, but in no event later than 30 days after the submission of the parties’ resolutions to the arbitrators, and Charter and Comcast will cooperate and take all actions necessary to facilitate the arbitrators’ resolution of the unresolved controversy within this timeframe, it being understood that, even if Charter or Comcast does not so cooperate, the arbitrators will nonetheless be required to render their decision within the 30 days’ timeframe contemplated by this sentence. The arbitration decision will be final and binding upon both parties, will not be subject to judicial or other review. and will be reflected in the terms of the Long-Form Agreements, which will then be executed and delivered by Charter and Comcast. The arbitrators will not have the power to award money damages or exemplary or punitive damages, however denominated.

Each party will bear its own expenses in connection with any arbitration proceeding. The remaining costs of the arbitration proceeding, including fees of the arbitrators and administrative fees, will be borne equally by the parties.

The seat of arbitration will be New York City.

SCHEDULE 1: FINANCING

FINANCING OUTLINE

Event		Financing Expenses
1.	• Following entry into the binding term sheet, Charter will use reasonable best efforts to obtain committed financing for Charter to complete the Taxable Purchase (the “Charter Financing”).	• Charter is responsible for financing expenses for the Charter Financing.

2.

•    If, within the 30 day period following receipt of carveout financial statements for the Taxable Purchase Assets and Comcast Swap Assets, Charter believes in good faith that it will be unable to obtain the Charter Financing, then Charter will have the right to terminate the Transactions at any time on or prior to the fifth day following the end of such 30 day period.

3.

•    If, within the 30 day period following receipt of carveout financial statements for the Taxable Purchase Assets and Comcast Swap Assets, Charter has not delivered financing commitments for the Charter Financing, then each of Charter and Comcast will have the right to terminate the Transactions at any time on or prior to the fifth day following the end of such 30 day period.

4.

•    Promptly following satisfaction of all closing conditions to the Transactions (other than (x) conditions set forth in this Schedule 1 and (y) conditions that by their nature are to be satisfied at Closing), the banks will launch the Debt Tender and Comcast will cooperate therewith.

5.

•    A reasonable period of time (but in no event more than 10 days) prior to the anticipated launch of the Debt Tender, Comcast and Charter will, after consultation with their respective financial advisors, mutually estimate the Clearing Tender Price, the Maximum Tender Price, and the Leverage-Limited Tender Price, as well as the Achievable SpinCo Leverage. If Comcast and Charter are unable to agree, they will mutually select an independent third investment bank to make the above determinations. The parties may also, by mutual agreement, obtain a financing commitment for a principal amount of SpinCo Securities that would result in the Achievable SpinCo Leverage.

•    “Achievable SpinCo Leverage” means the Resulting SpinCo Leverage based on an aggregate tender price equal to the lowest of the Clearing Tender Price, Maximum Tender Price and Leverage-Limited Tender Price.

•    If the parties (or third investment bank) conclude that the Achievable SpinCo Leverage is less than 5.0x, each of Comcast and Charter shall have the right to fund additional tender premium at its own expense to increase the Achievable SpinCo Leverage (up to the lesser of 5.0x and the maximum Resulting SpinCo Leverage based on the SpinCo Securities that can be sold in the market, with Comcast and Charter prorated on the basis of the Comcast Percentage and the SpinCo Percentage, respectively, if both exercise this right and proration is necessary). In the event of such increase, the Maximum Tender Price will be deemed to have been increased by the amount of such additional tender premium.

Event	Financing Expenses

•    “Resulting SpinCo Leverage” means the ratio of (i) the sum of (x) the principal amount of new SpinCo debt that would be exchanged in a Debt-for-Debt Exchange for the Comcast notes[1] to be acquired in the Debt Tender and (y) an estimate by the parties of the principal amount of Term Loans set forth below to (ii) SpinCo EBITDA.[2]

•    “Tender Expenses Cap” means a cap on the Tender Expenses to be agreed by the parties.

•    “Leverage-Limited Tender Price” means the lowest aggregate tender price that would result in an amount of bonds acquired in the Debt-for-Debt Exchange with a value (taking into account certain of the SpinCo Financing Expenses) equal to the aggregate principal amount of not less than 8-year unsecured (5-year non-call) securities and not less than 10-year secured (5-year non-call) securities of SpinCo (“SpinCo Securities”) that can be sold in the market.

•    “Maximum Tender Price” means the aggregate tender price that would result in Tender Expenses being equal to the Tender Expenses Cap.

•    “Clearing Tender Price” means the lowest aggregate tender price that, taking into account other SpinCo Leverage of 5.0x.

•    “SpinCo Issuance Expenses” include:

•    SpinCo note issuance costs (gross spread);

•    revolver underwriting fee;

•    any commitment or bridge fees arising from any financing commitment obtained for SpinCo debt; and

•    financing, legal and accounting expenses specific to debt financing (excluding any costs of preparation and review of carveout financial statements).

•    “Tender Expenses” (together with the SpinCo Issuance Expenses, the “SpinCo Financing Expenses”) include:

•    tender offer Premium to Market (as defined below) of Comcast debt tender as contemplated hereby (the “Debt Tender”);

•    additional tender offer and debt-for-debt exchange structuring costs;

•    financing, legal and accounting expenses specific to the Debt Tender and the Debt-for-Debt Exchange (excluding any costs of preparation and review of carveout financial statements); and

•    expenses of any third investment bank.

•    All expenses will be calculated on a tax-effected basis.

[1]	References to “Comcast notes” or “Comcast debt” include notes/debt of any Comcast affiliates included in the debt tender.
[2]	References to “SpinCo EBITDA” are to 2014 EBITDA of SpinCo Systems (as such term is defined by SpinCo’s financing sources for purposes of the financing).

Event		Financing Expenses
6.

•    Prior to launching the tender offer, Comcast and Charter will, to the extent required by the financial institutions conducting the Debt Tender, certify to the financial institutions conducting the Debt Tender that they do not know of any reason why any closing conditions to the Transactions will not be satisfied. Failure to provide the certification would not in itself give rise to a termination right or any liability hereunder. For the avoidance of doubt, neither Comcast nor Charter will be required to waive any closing conditions to the Transactions.

7.

•    The launch date of the Debt Tender will be agreed by the parties, taking into account market conditions and customary holidays and blackout periods. At launch, except as otherwise agreed by the parties in good faith, the tender price will be equal to the lesser of the estimated Clearing Tender Price and the estimated Maximum Tender Price. Except as otherwise agreed by the parties in good faith, The amount of Comcast notes sought in the Debt Tender will equal the amount of notes required to reach the Achievable SpinCo Leverage. Comcast and Charter will jointly determine which Comcast notes will be sought in the Debt Tender, subject to reasonable liability management decisions by Comcast.

8.	• The tender offer will have an early bird tender deadline of 10 business days.

9.	• If the Debt Tender is fully subscribed or oversubscribed at such time, except as otherwise agreed by the parties in good faith, the Debt Tender will be closed without any extension or repricing.

10.

•    If the Debt Tender is undersubscribed at the early bird tender deadline, then if the tender price was less than the lesser of the estimated Maximum Tender Price and estimated Leverage-Limited Tender Price, the parties (or third investment bank) will produce new estimates of the Clearing Tender Price, Maximum Tender Price and Leverage-Limited Tender Price and the Debt Tender will be amended to extend the Debt Tender for another 10 business days and to increase the tender price to the lesser of the new estimate of the Clearing Tender Price, the Maximum Tender Price and the Leverage-Limited Tender Price. The Debt Tender may not be extended more

•    If the tender price was equal to the Maximum Tender Price, or the new estimate of the Clearing Tender Price exceeds the Maximum Tender Price, each of Comcast and Charter shall have the right to fund additional tender premium at its own expense to increase the expected Achievable SpinCo Leverage (up to the lesser of 5.0x and the maximum Resulting SpinCo Leverage based on the SpinCo Securities that can be sold in the market, with Comcast and Charter prorated on the basis of the Comcast Percentage and the SpinCo Percentage, respectively, if

Event		Financing Expenses
	than twice in this manner, i.e., the Debt Tender shall not be extended if such extension would cause the Debt Tender to be open for more than 30 business days in the aggregate.	both exercise this right and proration is necessary). In the event of such increase, the Maximum Tender Price will be deemed to have been increased by the amount of such additional tender premium.

11.

•    Prior to extending or settling the Debt Tender, Comcast and Charter will again, to the extent required by the financial institutions conducting the Debt Tender, certify to the financial institutions conducting the Debt Tender that they do not know of any reason why any closing condition to the Transactions will not be satisfied. Failure to provide the certification would not in itself give rise to a termination right or to any liability hereunder. For the avoidance of doubt, neither Comcast nor Charter will be required to waive any closing conditions to the Transactions.

12.

•    Following the expiry of any extension period pursuant to the second preceding bullet, the Debt Tender will be closed, provided the Resulting SpinCo Leverage would be at least 2.5x, without any further extension or repricing.

13.	• If the amount of notes tendered is less than the amount required to reach a Resulting SpinCo Leverage of 2.5x, the Transactions will be terminated and the tender will not settle.

•    If the transactions are terminated in these circumstances, then SpinCo Financing Expenses are shared by Comcast and Charter in proportion to the Comcast Percentage and the SpinCo Percentage, respectively.

•    The “Comcast Percentage” equals 100% less the SpinCo Percentage.

14.	• Following settlement of the Debt Tender, the banks will hold the tendered Comcast notes for 14 calendar days.

15.

•    Comcast and Charter, after consultation with their financial advisors, will determine (or, if they are unable to agree, the independent third investment bank) the Premium to Market based on the tender price.

•    “Premium to Market” means (i) total price to be paid in the Debt Tender less (ii) Adjusted Market Value of the debt tendered.

•    To determine “Adjusted Market Value”, Comcast and Charter, after consultation with their financial advisors (or the third bank), will determine the Initial Comcast Credit Spreads, the Initial Reference Credit Spreads and the Launch Reference Bond Credit Spreads. Comcast and

Event	Financing Expenses

Charter (or the third bank) will then calculate, for each Maturity Range, the percentage change from the weighted average of the Initial Reference Credit Spreads in such Maturity Range to the weighted average of the Initial Reference Credit Spreads in such Maturity Range to the weighted average of the Launch Reference Credit Spreads in such Maturity Range. These percentage changes will then be applied to the Initial Comcast Credit Spread for each series of Comcast notes in the applicable Maturity Range to determine (based on the adjusted credit spread and the yield to maturity of the applicable U.S. Treasury obligation as of the day before the launch of the Debt Tender) the Adjusted Market Value for such series of Comcast notes.

•    The “Reference Index” means an index agreed by the parties, for each Maturity Range.

•    The “Initial Comcast Credit Spreads” means the trailing 30-calendar day average credit spread (calculated as the difference between the yield to maturity of the applicable bond and the yield to maturity of the appropriate U.S. Treasury obligation, and based on the last institutional size trade, defined as $1,000,000 or more, as seen on the TRACE system at the end of each trading day on which such a trade exists, but excluding accrued and unpaid interest) as of April 17, 2014 for each series of Comcast bonds.

•    The “Initial Reference Credit Spreads” means the trailing 30-calendar day average credit spread for the Reference Index as of April 17, 2014 for each of the Maturity Ranges.

•    The “Launch Reference Credit Spreads” means the trailing 30-calendar day average credit spread for the Reference Index as of the day before the launch of the Debt Tender for each of the Maturity Ranges.

•    The “Maturity Ranges” mean maturity of (i) up to and including 2019, (ii) 2020 through 2024, and (iii) after 2024. From the date hereof through the launch date of the Debt Tender, Comcast shall not permit any repurchases, repayments, amendments or modifications of any Comcast notes other than, in each case in the ordinary course and in good faith.

16.

•    On the fifth day following the settlement of the tender, SpinCo notes will be priced in the market on a best-efforts basis (unless the parties otherwise agree), in a principal amount (less original issue discount, if any) equal to the value of Comcast notes tendered in the Debt Tender (equal to the price at which Comcast notes will

•    If the Transactions are consummated, the SpinCo Financing Expenses will be borne by SpinCo, and the Comcast Percentage of any SpinCo Financing Expenses previously incurred by Comcast will be reimbursed to Comcast by SpinCo.

Event	Financing Expenses

be purchased from the banks pursuant to the exchange agreement plus certain SpinCo Financing Expenses), and Comcast will enter into the exchange agreement (and the terms and price of the exchange will be fixed), with completion of the exchange conditioned upon the completion of the Transactions and completion of the Transactions conditioned upon completion of the exchange. On the 14th day, the priced SpinCo notes will be issued and the debt-for-debt exchange will be settled.

•    With respect to any SpinCo Financing Expenses for which SpinCo reimburses

Comcast, SpinCo will distribute to Comcast up to an amount less than the estimated SpinCo basis (in each case, as determined by Comcast), and thereafter Charter will increase the Merger Consideration in the manner contemplated in the agreement under “Transaction Steps”.

•    To the extent cancellation of indebtedness income (i) is known only after the Spin-Off or (ii) is known at the time of the Spin-Off and Comcast so elects, Charter will pay to Comcast in cash the SpinCo Percentage of any tax costs to Comcast for cancellation of indebtedness income arising from the Debt-for-Debt Exchange. To the extent cancellation of indebtedness income is known at the time of the Spin-Off and Comcast does not elect to have such tax costs paid in cash, such tax costs will be treated as SpinCo Financing Expenses.

17.

•    SpinCo will also enter into term loans (“Term Loans”) for an amount approximately equal to excess SpinCo basis and a revolving credit facility in an amount equal to $750,000,000 (unless otherwise agreed by the parties).

18.

•    If the Resulting SpinCo Leverage is less than 5.0x, then if Comcast and Charter agree, they shall cause SpinCo to do one or more of the following:

•    borrow funds and distribute cash up to excess SpinCo basis (if any) to Comcast;

•    borrow funds and distribute cash up to E&P to SpinCo shareholders;

•    distribute SpinCo Securities to Comcast shareholders up to Comcast E&P; or

•    distribute excess cash to Comcast.

in each case, in a manner that would not cause aggregate SpinCo Indebtedness to exceed 5.0x SpinCo EBITDA.

•    Expenses incurred in connection with the above options will constitute SpinCo Financing Expenses.

•    If the Transactions are terminated as a result of (1) a party’s breach, (2) a “Material Adverse Effect” on a party or (3) a party’s refusal to accept a Charter/Comcast Burdensome Condition, then that party is responsible for SpinCo Financing Expenses incurred prior to termination.

•    If the Transactions are terminated because Charter shareholders do not approve the transactions, then Charter is responsible for SpinCo Financing Expenses incurred prior to termination;

•    If the Transactions are terminated because the Comcast-TWC transaction is not completed, then Comcast is responsible for SpinCo Financing Expenses incurred prior to termination.

Event		Financing Expenses

•    If Comcast and Charter do not elect one or more of the above options in an amount that would cause Resulting SpinCo Leverage to equal 5.0x SpinCo EBITDA, Charter will increase the Merger Consideration as contemplated by the Agreement.

If the Transactions are terminated for any other reason, then, except as otherwise provided in this Schedule 1, SpinCo Financing Expenses are shared by Comcast and Charter in proportion to the Comcast Percentage and the SpinCo Percentage, respectively.

19.	• After settlement of the Debt-for-Debt Exchange, the Spin-Off will occur.
20.	• After the Spin-Off occurs, the Merger will occur.

SCHEDULE 2: SYSTEMS

Schedule 2: Subscriber Divestiture

Project Safari

DMAs	Comcast	TWC	Charter DMAs
Detroit, MI	x		New York, NY
Lansing, MI	x		Albany-Schenectady-Troy, NY
Grand Rapids	x		Burlington, VT-Plattsburgh, NY
Flint-Saginaw-Bay City, MI	x		Boston, MA (Manchester, NH)
Minneapolis-St. Paul, MN	x		Providence, RI-New Bedford, MA
NE Ohio (Cleveland-Akron, OH - Erie, PA)	x		Springfield-Holyoke, MA
Columbus - Toledo, OH	x	x	Hartford & New Haven, CT
Cincinnati - Dayton, OH	x	x	Los Angeles, CA
Ironton OH		x	San Francisco, CA
Wisconsin (Milwaukee, Green Bay)	x	x	Sacramento, CA
Indianapolis, IN	x		Fresno-Visalia, CA
Evansville, IN	x	x	Santa Barbara, CA
Ft. Wayne, IN	x		Monterey-Salinas, CA
Terre Haute, IN	x	x	Chico-Redding, CA
Lafayette, IN	x		Eureka, CA
Chattanooga, TN	x		Atlanta, GA
Tri-Cities, TN-VA	x		Macon, GA
Birmingham, AL	x		Raleigh-Durham, NC
Mobile, AL	x		Charlotte, NC
Huntsville, AL	x		Greensboro, NC
Dothan, AL	x	x	Greenville, NC
Bowling Green, KY	x	x	Wilmington, NC
Other KY		x	Seattle, WA
Louisville, KY	x	x	Spokane, WA
Lexington, KY		x	Yakima, WA
Paducah, KY	x		Portland OR
Eugene, OR
Medford, OR
Dallas, TX
Houston, TX
Richmond, VA
Norfolk VA
Salisbury, MD
Nashville, TN
Knoxville, TN
Jackson, TN
Memphis, TN

Annex D

LionTree Advisors LLC 660 Madison Avenue, 15th Floor New York, NY 10065

CONFIDENTIAL

December 5, 2014

The Board of Directors

Charter Communications, Inc.

400 Atlantic Street, 10th Floor

Stamford, CT 06901

Dear Members of the Board:

We understand that Charter Communications, Inc. (the “Company”) has entered into that certain Comcast/Charter Transactions Agreement, dated as of April 25, 2014 (the “Agreement”), between Comcast Corporation, a Pennsylvania corporation (“Comcast”) and the Company, pursuant to which, among other things:

(a)	Comcast will form a new entity (“SpinCo”) holding the assets and liabilities to be included in the spin-off transaction and described in the Agreement under “SpinCo Assets and Liabilities” (the “Contribution”), SpinCo will incur certain indebtedness, a specified portion of the proceeds of such indebtedness will be distributed to Comcast (the “Cash Dividend”), and a specified portion of such indebtedness will be placed with Comcast, which will then effect a bank-intermediated debt-for-debt exchange (the “Debt-for-Debt Exchange”);

(b)	Comcast will distribute all of SpinCo’s shares to the holders of outstanding shares of Comcast common stock (pro forma for the Comcast acquisition of Time Warner Cable Inc. (“TWC”) (the “Spin-Off”);

(c)	A wholly owned subsidiary of CCH I, LLC (“New Charter”) will merge with and into the Company with the effect that all shares of the Company shall become shares of New Charter (the “Reorganization”), and immediately prior to the Reorganization, New Charter shall convert into a corporation;

(d)	A new subsidiary of New Charter (“Merger Sub”) will merge with and into SpinCo, with SpinCo surviving (the “Merger”), as a result of which New Charter will receive the SpinCo Percentage (as defined in the Agreement) of SpinCo’s shares (the “Acquired Shares”) and SpinCo stockholders will receive New Charter shares (the “Merger Consideration”) in the aggregate equal in value to the product of (x) the sum of (1) the excess of (A) 7.125 times the Carveout 2014 EBITDA of the SpinCo Systems over (B) the amount of SpinCo Indebtedness as of Closing (excluding the amount of SpinCo Indebtedness incurred to pay SpinCo Financing Expenses (as defined on Schedule 1 of the Agreement) or to reimburse Comcast for SpinCo Financing Expenses incurred by Comcast, in each case in cash or in SpinCo securities), (2) the amount of SpinCo Financing Expenses incurred by Comcast and not reimbursed by SpinCo and (3) the fair market value of the SpinCo Non-System Assets times (y) the percentage of SpinCo’s outstanding shares owned by New Charter immediately after the Merger, such New Charter shares to be valued based on the 60-calendar-day VWAP of Charter shares ending on the last trading day prior to Closing;

(e)	The Company shall exchange with Comcast the assets and liabilities described in the Agreement under “Swap Assets and Liabilities” in a tax-free like-kind exchange (the “Swap”), which includes a cash equalization payment to the extent of any difference in the Carveout 2014 EBITDA of the systems on each side of the Swap as well as true ups based on any net working capital variance in respect of the Comcast Swap Systems or the Charter Swap Systems (the foregoing payments, collectively, the “Swap Payments”);

The Board of Directors

Charter Communications, Inc.

December 5, 2014

(f)	The Company shall acquire the assets and liabilities described in the Agreement under “Taxable Purchase Assets and Liabilities” in a taxable asset purchase (the “Taxable Purchase,” and, with the Contribution, the Cash Dividend, the Debt-for-Debt Exchange, the Spin-Off, the Merger, the Reorganization, the Swap, and the entry into the Services Agreement, collectively the “Transactions”) in exchange for payments in cash equal to (1) the product of (x) Carveout 2014 EBITDA of the Taxable Purchase Systems multiplied by (y) 7.125 and (2) the fair market value of the Taxable Purchase Non-System Assets, subject to a true-up based on the Carveout 2014 EBITDA of the Taxable Purchase Systems, a true-up of any net working capital variance, and a cash payment from the Company to Comcast for the value of certain tax benefits (collectively, the “Taxable Purchase Consideration” and, together with the Merger Consideration, the Charter Swapped Assets (as defined in the Agreement), the Swap Payments, and the assumption of the Comcast Swapped Liabilities (as defined in the Agreement), the “Consideration”); and

(g)	The Company and SpinCo will enter into a services agreement (the “Services Agreement”) pursuant to which the Company will provide certain services to SpinCo in exchange for the Services Fee and reimbursement of expenses, all on the terms provided in the Agreement.

The assets to be acquired by the Company in the Taxable Purchase and the Swap, along with the Acquired Shares, are referred to collectively as the “Acquired Assets.” The Comcast Swap Systems and the Taxable Purchase Systems are referred to collectively as the “Acquired Systems.” The liabilities to be assumed by the Company in the Taxable Purchase and the Swap are referred to collectively as the “Assumed Liabilities.” Capitalized terms used but not defined in this letter have the meanings ascribed thereto in the Agreement. The terms and conditions of the Transactions are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in connection with the Transactions.

In arriving at our opinion, we have, among other things:

(i)	the Agreement;

(ii)	reviewed certain publicly available business and financial information relating to Comcast, TWC, and the Company;

(iii)	reviewed certain internal financial estimates and other data relating to the business and financial prospects of the Company after giving pro forma effect to the Transactions (“Pro Forma Charter”), the SpinCo Systems, the Acquired Systems, and the Charter Swap Systems that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates for the fiscal years ending 2014 and 2015;

(iv)	reviewed certain internal financial estimates and other data relating to the business and financial prospects of the SpinCo Systems and Pro Forma Charter that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates for the fiscal years ending 2016 through 2019 (as well as certain estimates for utilization of tax assets beyond 2019 through the full utilization of such tax assets), prepared by the management of the Company;

(v)	reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates for the fiscal years ending 2014 through 2019 (as well as certain estimates for utilization of tax assets beyond 2019 through the full utilization of such tax assets), prepared by the management of the Company;

The Board of Directors

Charter Communications, Inc.

December 5, 2014

(vi)	reviewed certain estimates of dis-synergies, synergies, overhead, public company costs, and fees payable to the Company pursuant to the Services Agreement, in each case, for the fiscal year ending 2014 (collectively, “Transaction Effects”) prepared by the management of the Company;

(ii)	conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the SpinCo Systems, the Acquired Systems, and the Company, as well as the Transaction Effects;

(viii)	reviewed current and historical market prices of Company common stock;

(ix)	reviewed certain publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant;

(x)	compared certain financial terms of the Transactions with the publicly available financial terms of certain other transactions we believe to be generally relevant;

(xi)	reviewed certain pro forma effects relating to the Transactions, including the effects of anticipated financings, prepared by the management of the Company; and

(xii)	conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. With your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, SpinCo, the Acquired Assets, or the Assumed Liabilities, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, Transaction Effects and pro forma effects referred to above, we have assumed, based on advice of management of the Company, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, the SpinCo Systems, and Pro Forma Charter including the Transaction Effects and pro forma effects. We express no opinion with respect to such forecasts or estimates, including any Transaction Effects or pro forma effects. In addition, we have assumed with your approval that the financial forecasts and estimates, including Transaction Effects, referred to above will be achieved at the times and in the amounts projected. We also have assumed, with your consent, that for U.S. federal income tax purposes (A) the Contribution and the Spin-Off will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and a tax-free distribution within the meaning of Section 355 of the Code, (B) the Debt-for-Debt Exchange will qualify as a tax-free exchange within the meaning of Sections 355 and 361 of the Code, (C) the Merger and the Reorganization, taken together, will qualify as a tax-free transaction described in Section 351 of the Code, and (D) the Swap will qualify as an exchange of property to which Section 1031 of the Code applies. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Our opinion does not address the relative merits of the Transactions or any related transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Transactions or any related transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transactions or any related transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transactions or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to

The Board of Directors

Charter Communications, Inc.

December 5, 2014

the Transactions, or any class of such persons, relative to the Consideration. This letter should not be construed as creating any fiduciary duty on the part of LionTree to any party. We express no opinion as to what the value of Company common stock will be when issued pursuant to the Transactions or the prices at which Company common stock or SpinCo shares will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the representations and warranties of the parties to the Agreement are true and correct in all material respects, (ii) the parties to the Agreement will comply with and perform all material covenants and agreements required to be complied with or performed by such parties under the Agreement, and (iii) the Transactions will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on the Company, SpinCo, the Acquired Assets, the Assumed Liabilities, or the Transactions.

This opinion is provided solely for the benefit of the Board of Directors of the Company (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Transactions.

We have acted as financial advisor to the Company in connection with the Transactions and will receive a fee for our services, which is contingent upon the successful completion of the Transactions. In the past, we and our affiliates have provided investment banking services to the Company and its affiliates unrelated to the proposed Transactions, for which we and our affiliates received compensation, including having acted as (i) financial advisor to the Company and its affiliates in connection with certain merger and acquisition transactions or matters and (ii) co-manager in connection with certain debt offerings of the Company and its affiliates. We and our affiliates may also seek to provide such services to the Company and its affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of our employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of the Company, Comcast, and TWC and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of LionTree, which includes senior executives of LionTree who also advised the Company in connection with the Transactions.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid in connection with the Transactions is fair, from a financial point of view, to the Company.

Very truly yours,

LionTree Advisors LLC

By:	/s/ Ehren Stenzler
Name: Ehren Stenzler Title: Managing Partner

Annex E

PERSONAL AND CONFIDENTIAL

December 5, 2014

Board of Directors

Charter Communications, Inc.

400 Atlantic Street

Stamford, Connecticut 06901

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Charter Communications, Inc. (the “Company”) of the Aggregate Consideration (as defined below) to be paid by the Company and New Charter (as defined below) for the Acquired Assets (as defined below) to be acquired by the Company and New Charter pursuant to the Transactions Agreement, dated as of April 25, 2014 (the “Transactions Agreement”), by and between the Company and Comcast Corporation (“Comcast”). Pursuant to the Transactions Agreement, the Company and Comcast and their respective subsidiaries will implement the following transactions (collectively, the “Transaction”) in the following sequence as more fully described in the Transactions Agreement (all capitalized terms used but not defined herein shall have the respective meanings set forth in the Transactions Agreement):

(i)	Comcast will transfer to a newly formed wholly owned subsidiary of Comcast (“SpinCo”) the SpinCo Assets, including the SpinCo Systems, and SpinCo will assume the SpinCo Liabilities; SpinCo will incur SpinCo Indebtedness in an amount (the “Expected SpinCo Debt Amount”) equal to 5.0 times the 2014 earnings before interest, taxes, depreciation and amortization of the SpinCo Systems, distribute the proceeds of a portion of the SpinCo Indebtedness to Comcast and place the remaining SpinCo Indebtedness with Comcast; Comcast will distribute all of the outstanding shares of common stock of SpinCo (“SpinCo Shares”) to the holders of outstanding shares of common stock of Comcast; Charter will effect a holding company merger pursuant to which an indirect, wholly owned subsidiary of Charter will merge with and into Charter, Charter will become a wholly owned subsidiary of CCH I, LLC (which will convert into a corporation) (“New Charter”), currently a wholly owned subsidiary of Charter, and each of the outstanding shares of Class A common stock, par value $0.001 per share, of Charter (“Charter Common Stock”) will be converted into one share of Class A common stock, par value $0.001 per share, of New Charter (“New Charter Common Stock”); and a wholly owned subsidiary of New Charter will merge with and into SpinCo, and pursuant to such merger, New Charter will acquire SpinCo Shares representing approximately 33.2% (the “Charter Percentage”) of all outstanding SpinCo Shares after giving effect to such merger (the “SpinCo Equity Interest”), and New Charter will issue to the holders of SpinCo Shares a number of shares of New Charter Common Stock equal (a) to the sum of (x) 7.125 times the Carveout 2014 EBITDA of the SpinCo Systems, over the amount of the SpinCo Indebtedness (other than the portion of the SpinCo Indebtedness incurred by SpinCo to pay certain expenses and reimbursements), and (y) certain financing expenses incurred by Comcast and not reimbursed by SpinCo, and (z) the fair market value of the SpinCo Non-System Assets, multiplied by (a) the Charter Percentage, divided by (b) the volume weighted average trading price for the Charter Common Stock over a period prior to the closing of the Transaction (such shares, the “SpinCo Consideration”);

(ii)	the Company will acquire from Comcast the Comcast Swapped Assets, including the Comcast Swap Systems, and cash in an amount equal to 7.125 times the amount by which the Carveout 2014 EBITDA of the Company Swap Systems exceeds the Carveout 2014 EBITDA of the Comcast Swap Systems (the “Swap Cash Consideration”) and assume the Comcast Swapped Liabilities; and Company will transfer to Comcast the Company Swapped Assets, including the Company Swap Systems, and Comcast will assume the Company Swapped Liabilities; and

(iii)	the Company will acquire from Comcast the Taxable Purchase Assets, including the Taxable Purchase Systems, and assume the Taxable Purchase Liabilities and pay to Comcast an amount of cash equal to

Board of Directors

Charter Communications, Inc.

December 5, 2014

7.125 times the Carveout 2014 EBITDA of the Taxable Purchase Systems plus the fair market value of the Taxable Purchase Non-System Assets (the “Purchase Consideration”).

The SpinCo Equity Interest, the Comcast Swapped Assets (subject to the Comcast Swapped Liabilities), the Swap Cash Consideration and the Taxable Purchase Assets (subject to the Taxable Purchase Liabilities) are collectively referred to herein as the “Acquired Assets”; and the SpinCo Consideration, the Company Swapped Assets (subject to the Company Swapped Liabilities) and the Purchase Consideration are collectively referred to herein as the “Aggregate Consideration”. The Swap Cash Consideration and the Purchase Consideration are subject to working capital adjustments; the SpinCo Consideration is subject to adjustment to the extent the amount of the SpinCo Indebtedness actually incurred by SpinCo differs from the Expected SpinCo Debt Amount; and each of the SpinCo Consideration and the Charter Percentage is subject to adjustment under certain circumstances, in each case in accordance with the Transactions Agreement and as to which adjustments we express no opinion.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Comcast and any of their respective affiliates and third parties, including Liberty Broadband Corporation (“Liberty Broadband”), a significant stockholder of the Company and affiliates of a significant shareholder of Liberty Broadband (the “Liberty Related Entities”), or any currency or commodity that may be involved in the Transaction. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Charter in connection with its acquisition of Bresnan Broadband Holdings, LLC in February 2013 and, in connection with the financing of the Transaction, as (i) joint bookrunner in connection with the offering of 5.50% Senior Unsecured Notes due 2022 (aggregate principal amount of $1.5 billion) by CCOH Safari, LLC, a subsidiary of Charter (“CCOH”), (ii) joint bookrunner in connection with the offering of 5.75% Senior Unsecured Notes due 2024 (aggregate principal amount $2.0 billion) by CCOH and (iii) joint bookrunner in connection with a term loan due 2021 (aggregate principal amount $3.5 billion) provided to CCO Safari, LLC, a subsidiary of Charter. We also have provided certain financial advisory and/or underwriting services to Comcast and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-manager in connection with the public offering of 3.60% Notes due 2024 (aggregate principal amount $1,200,000,000) and 4.75% Notes due 2044 (aggregate principal amount $1,000,000,000) in February 2014. We also have provided certain financial advisory and/or underwriting services to the Liberty Related Entities and their respective affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the public offering of 5.500% Senior Secured Notes due 2023 (aggregate principal amount $1,000,000,000) and 5.750% Senior Secured Notes due 2023 (aggregate principal amount €500,000,000) by Unitymedia Hessen GmbH & Co. KG and Unitymedia NRW GmbH (together, “Unitymedia”) in December 2012; as joint bookrunner with respect to the public offering of 5.125% Senior Secured Notes due 2023 (aggregate principal amount €500,000,000) by Unitymedia in January 2013; as joint bookrunner with respect to the refinancing of indebtedness of VTR GlobalCom Spa (“VTR GlobalCom”) and certain of its affiliates and the related public offering of 6.875% Senior Secured Notes due 2024 (aggregate

Board of Directors

Charter Communications, Inc.

December 5, 2014

principal amount $1,400,000,000) by VTR Finance B.V. in January 2014; as joint bookrunner with respect to the public offering of 5.500% Senior Secured Notes due 2025 (aggregate principal amount of $425,000,000), 5.500% Senior Secured Notes due 2025 (aggregate principal amount £430,000,000) and 6.250% Senior Secured Notes due 2029 (aggregate principal amount £225,000,000) by Virgin Media Secured Finance PLC (“Virgin Media Secured Finance”) in March 2014; as financial advisor to Liberty Global plc (“Liberty Global”) in its acquisition of certain outstanding shares of VTR GlobalCom and VTR Wireless SpA in March 2014; as sole bookrunner with respect to the public offering of 6.250% Senior Secured Notes due 2029 (aggregate principal amount £175,000,000) by Virgin Media Secured Finance in April 2014; as financial advisor to Liberty Global in its acquisition of a 6.400% stake in ITV plc in July 2014; and as financial advisor to Liberty Global with respect to a redemption of certain Senior Secured Notes due 2019 and the public offering of 6.375% Senior Secured Notes due 2024 (aggregate principal amount £300,000,000) and 6.000% Senior Secured Notes due 2024 (aggregate principal amount $500,000,000) in October 2014. We may also in the future provide financial advisory and/or underwriting services to the Company, Comcast, Liberty Related Entities and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Transactions Agreement; a draft, dated December 5, 2014, of the Registration Statement of New Charter on Form S-4, including the form of proxy statement/prospectus contained therein, relating to the Transaction; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2013; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; the Registration Statement of SpinCo on Form S-1 (333-199741), including the prospectus contained therein; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company and the Company Swap Systems, and certain financial analyses and forecasts for SpinCo, the Comcast Swap Systems and the Taxable Purchase Systems, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain cost savings and operating synergies and dis-synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Net Synergies”). We have held discussions with members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, New Charter, the SpinCo Systems, the Comcast Swap Systems, the Company Swap Systems and the Taxable Purchase Systems (such systems, collectively, the “Systems”) and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock, compared certain financial and stock market information for the Company and certain financial information for the SpinCo Systems, the Comcast Swap Systems, the Company Swap Systems and the Taxable Purchase Systems with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the cable industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Net Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, SpinCo or any of their respective subsidiaries, any of the Comcast Swapped Assets, the Comcast Swapped Liabilities, the Company Swapped Assets, the Company Swapped Liabilities, the Taxable Purchase Assets or the Taxable Purchase Liabilities and we have not been furnished with any such evaluation or appraisal. We have assumed that

Board of Directors

Charter Communications, Inc.

December 5, 2014

all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on New Charter, Company, SpinCo, any of the Comcast Swapped Assets, the Comcast Swapped Liabilities, the Company Swapped Assets, the Company Swapped Assets, the Taxable Purchase Assets or the Taxable Purchase Liabilities or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Transactions Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We have also assumed that any Long-Form Agreements will be executed on the basis of the terms and conditions set forth in the Transactions Agreement, without any amendments or modifications the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company and New Charter for the Acquired Assets pursuant to the Transactions Agreement. We do not express any view on, and our opinion does not address, any ongoing obligations of the Company, New Charter or SpinCo, any allocation of the Aggregate Consideration, the fair market values of the SpinCo Non-System Assets and the Taxable Purchase Non-System Assets (together, the “Non-System Assets”), any other term or aspect of the Transactions Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Transactions Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company and New Charter for the Acquired Assets pursuant to the Transactions Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock or New Charter Common Stock or the SpinCo Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, New Charter, SpinCo, Comcast, any of the Systems or any of the businesses conducted with the Non-System Assets or the ability of the Company, New Charter, SpinCo, Comcast, any of the Systems or any of the businesses conducted with the Non-System Assets to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of its recommendation to stockholders of the Company with respect to the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company and New Charter for the Acquired Assets pursuant to the Transactions Agreement is fair from a financial point of view to the Company.

Very truly yours, /s/ (GOLDMAN, SACHS & CO.)
(GOLDMAN, SACHS & CO.)

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